 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1997

                                                REGISTRATION NO. 333-38843
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-11
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                              G & L REALTY CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               MARYLAND                               95-449388
    (STATE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER IDENTIFICATION
    INCORPORATION OR ORGANIZATION)                     NUMBER)

                             439 N. BEDFORD DRIVE
                        BEVERLY HILLS, CALIFORNIA 90210
                                (310) 273-9930
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                              DANIEL M. GOTTLIEB
                              G & L REALTY CORP.
                             439 N. BEDFORD DRIVE
                        BEVERLY HILLS, CALIFORNIA 90210
                                (310) 273-9930
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

                                  COPIES TO:
         DHIYA EL-SADEN, ESQ.                 MICHAEL J. CONNELL, ESQ.
      GIBSON, DUNN & CRUTCHER LLP              MORRISON & FOERSTER LLP
        333 SOUTH GRAND AVENUE                  555 WEST FIFTH STREET
  LOS ANGELES, CALIFORNIA 90071-3197     LOS ANGELES, CALIFORNIA 90013-1024
            (213) 229-7000                         (213) 892-5200

                               ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION
                                  STATEMENT.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS     SUBJECT TO COMPLETION, DATED NOVEMBER 6, 1997

                                1,200,000 SHARES

                               G & L REALTY CORP.

                      % SERIES B CUMULATIVE PREFERRED STOCK
                     (LIQUIDATION PREFERENCE $25 PER SHARE)
                         [LOGO OF G & L REALTY CORP.]

  Dividends on the   % Series B Cumulative Preferred Stock, par value $.01 per
share (the "Series B Preferred Stock"), of G & L Realty Corp. (the "Company") are cumulative from the date of original issue and are payable monthly, commencing on January 15, 1998, to shareholders of record on the first day of
each month at the rate of   % per annum of the $25 liquidation preference (the
"Liquidation Preference") per share (equivalent to a fixed annual amount of $ per share). See "Description of Series B Preferred Stock--Dividends."

  Except in certain circumstances relating to preservation of the Company's qualification as a real estate investment trust (a "REIT"), the Series B Preferred Stock is not redeemable prior to January 1, 2002. On and after that date, the Company may redeem Series B Preferred Stock for cash in whole, or in part, at a redemption price of $25 per share, plus accrued and unpaid dividends thereon, if any, up to the redemption date. The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other security of the Company. See "Description of Series B Preferred Stock--Maturity" and "--Redemption."

  In order to ensure that the Company satisfies certain requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), shares of Series B Preferred Stock shall be subject to restrictions on transferability to ensure that no holder owns or is deemed to own more than 9.8% in number of shares or value, whichever is more restrictive (the "Ownership Limit"), of the Company's outstanding capital stock. Any transfer or other event that would result in ownership of the Company's capital stock in excess of the Ownership Limit is void ab initio, and in certain events the shares subject to the transfer or other event will be converted into "Excess Stock" pursuant to the Company's Articles of Amendment and Restatement of the Charter ("Articles of Incorporation"). Excess Stock will be subject to a right of repurchase by the Company and to other terms that may result in the person who attempted to acquire capital stock in excess of the Ownership Limit receiving less than the fair market value for such capital stock. See "Description of Series B Preferred Stock--Restrictions on Ownership and Transfer."

  All of the shares of Series B Preferred Stock to be sold in this Offering (the "Offering") are being offered by the Company. The Company has applied to list the Series B Preferred Stock on the New York Stock Exchange ("NYSE") under the symbol "GLR PrB." If approved, trading of the Series B Preferred Stock is expected to commence within a thirty-day period after the initial delivery of the Series B Preferred Stock. See "Underwriting."

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 HEREIN FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SERIES B PREFERRED STOCK OFFERED HEREBY.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
    SECURITIES AND  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION
      PASSED  UPON THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                             PRICE TO   UNDERWRITING PROCEEDS TO
                                              PUBLIC    DISCOUNT(1)  COMPANY(2)
--------------------------------------------------------------------------------
Per Share.................................      $25          $1          $24
--------------------------------------------------------------------------------
Total(3)..................................  $30,000,000  $1,200,000  $28,800,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $450,000.
(3) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 180,000 shares of Series B Preferred Stock to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be $34,500,000, $1,380,000 and $33,120,000, respectively. See "Underwriting."

                                  ----------

  The shares of Series B Preferred Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of certificates for the shares of Series B Preferred Stock will be
made on or about     , 1997 against payment therefor in immediately available
funds.

                                  ----------
SUTRO & CO. INCORPORATED
                               MCDONALD & COMPANY
                                SECURITIES, INC.
                                                             TUCKER ANTHONY

                                                  INCORPORATED

                   THE DATE OF THIS PROSPECTUS IS     , 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    8
Recent Developments.......................................................   16
Use of Proceeds...........................................................   20
Capitalization............................................................   20
Selected Consolidated Financial and Operating Data........................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   23
The Company...............................................................   31
Organizational Structure..................................................   35
Business and Properties...................................................   36
Policies with Respect to Certain Activities...............................   54
Price Range of Common Stock and Distributions.............................   55
Management................................................................   56
Principal Stockholders of the Company.....................................   61
The Partnership Agreement.................................................   63
Certain Transactions......................................................   64
Description of Series B Preferred Stock...................................   66
Federal Income Tax Considerations.........................................   75
Employee Plans and Individual Retirement Accounts.........................   87
Underwriting..............................................................   90
Experts...................................................................   91
Legal matters.............................................................   91
Available Information.....................................................   91
Glossary..................................................................   92
Index to Financial Statements.............................................  F-1



CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE SERIES B PREFERRED STOCK INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. The information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. All references to the "Company" include the business and properties of G&L Realty Partnership, L.P. (the "Operating Partnership") and other related entities directly or indirectly controlled by the Company. Information in this Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended (the "Reform Act"). These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other comparable terminology. Certain other factors noted under the heading "Risk Factors" and throughout this Prospectus constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties, that could cause the Company's actual results to differ materially from those contained in any such forward-looking statements. Certain capitalized terms used throughout this Prospectus are defined in the "Glossary."

                                  THE COMPANY

  The Company is a self-administered and self-managed REIT that finances, acquires, develops, manages and leases health care properties. The Company's business currently consists of investments, made either directly or through joint ventures, in health care properties and in debt obligations secured by health care properties. The Company's operations currently focus primarily on opportunities to acquire or finance Medical Office Buildings (each an "MOB") through its MOB operations, or senior care facilities through its Senior Care operations.

  The MOB business strategy is to acquire, develop, manage and lease a portfolio of medical office buildings and related health care facilities. The Company currently seeks growth opportunities nationwide in major population centers through acquisition or development of additional medical office properties directly or through strategic joint ventures. The MOB portfolio currently consists of approximately 703,000 rentable square feet. The Company directly owns 20 MOB properties, exclusive of vacant land (the "Properties"), including 19 high quality medical office buildings and an adjacent parking facility. Fourteen of the Properties are located in California and six of the Properties are located in New Jersey. Several of the Properties include retail space on the ground level. As of September 30, 1997, the Properties were approximately 94.0% leased to over 300 tenants.

  The Senior Care business strategy is to capitalize on consolidation opportunities in the senior care industry by providing short-term secured loans to facilitate third-party acquisitions and by making selected equity investments. The Company, directly and through an unconsolidated operating venture with Nomura Asset Capital Corporation ("Nomura"), GLN Capital Co., LLC (the "GLN Venture"), provides short-term financing and participating loans secured by senior care facilities throughout the United States. The Company also seeks to acquire direct ownership interests in senior care facilities. The Company believes the extensive operating requirements and budgetary constraints of Federal, state and local governments have created competitive pressures that have caused a consolidation of the senior care industry. The Company's Senior Care portfolio currently consists of (i) five loans secured by first deeds of trust on senior care facilities located in California, Oregon, Idaho and Maryland and (ii) direct ownership interests in a senior care facility located in Arizona and a hospital located in California, consisting of an aggregate of 281 beds. The GLN Venture's Senior Care portfolio currently consists of two secured loans with an aggregate outstanding balance of approximately $8.0 million including principal (at face value) and accrued, unpaid interest.

  The Company intends to continue to grow by enhancing the operating performance of its existing properties, by selectively acquiring MOB properties and senior care facilities and by originating loans secured by senior care facilities that meet the Company's underwriting criteria. Among the key elements of the Company's growth strategy are improving rental income by aggressively marketing available space and applying its rigorous investment analysis to proposed acquisitions and short-term loans.

GENERAL

  Daniel M. Gottlieb and Steven D. Lebowitz, the two senior officers and founders of the Company, have over 40 years of combined experience in acquiring, developing, managing and leasing medical office properties. Messrs. Gottlieb and Lebowitz own, in the aggregate, approximately 21.8% of the equity of the Company, inclusive of their interests ("Units") in the Operating Partnership, of which the Company is sole general partner and in which it has an 89% partnership interest. See "Principal Stockholders of the Company." Substantially all of the Company's assets are held by, and operations are conducted through, the Operating Partnership or other entities created for financing purposes.

  The Company's executive offices are located at 439 North Bedford Drive, Beverly Hills, California 90210, and its telephone number is (310) 273-9930. The Company is a Maryland corporation that was incorporated on September 15, 1993.

                              RECENT DEVELOPMENTS

  The Company has recently (i) acquired or entered into agreements to acquire 13 properties located in four states, representing an aggregate potential investment of approximately $58.1 million including estimated acquisition costs of approximately $750,000; (ii) loaned or entered into agreements to loan money for third party acquisitions of six senior care facilities located in three states; (iii) leased a previously closed community hospital which the Company acquired in June 1996; and (iv) received authorization from the Department of Housing and Urban Development ("HUD") to originate and service HUD-insured loans.

ACQUISITIONS

  The Company, through consolidated affiliates, has recently acquired or entered into negotiations to acquire several MOBs and senior care facilities. In October 1997, the Company acquired three senior care facilities located in Massachusetts (the "Hampden Properties") for a total consideration of approximately $20.1 million. The GLN Venture previously held bonds which were secured by these properties (the "Hampden Bonds"). See "Business and Properties--Senior Care Lending--GLN Venture." The Company also has formed a limited liability company, in which it has a 50% membership interest, in anticipation of acquiring and renovating a 123-bed senior care facility located in El Centro, California (the "El Centro Facility"). In addition, the Company has (i) acquired the remaining 19.5% ownership interest in GL/PHP, LLC, a Delaware limited liability company ("GL/PHP"), from its former joint venture partner, PHP Healthcare Corporation, a NYSE listed company ("PHP"), for $919,000, making GL/PHP a consolidated subsidiary on the Company's consolidated financial statements; (ii) taken title to a 98-bed senior care facility located in Phoenix, Arizona (the "Maryland Gardens Facility") through a deed in lieu of foreclosure; (iii) acquired, through a newly formed limited liability company, AV Medical Associates, LLC ("AV Medical"), a vacant parcel of land in Aliso Viejo, California for approximately $2.2 million, on which AV Medical will develop an MOB that has been preleased to an investment grade tenant; and
(iv) in conjunction with that property acquisition, directly acquired another parcel of land in Aliso Viejo, California on which a retail building is to be constructed and has been preleased to a nationally recognized retail operator. See "Recent Developments--Acquisitions."

FINANCING

  The Company has recently loaned or entered into agreements to loan money for third-party acquisitions of several senior care facilities. The Company has funded three loans totaling an aggregate of approximately $2.9 million, each of which is secured by a senior care facility. One of these facilities is in Oregon and the other two are located in Idaho. In addition, the Company has entered into negotiations to fund a short-term loan for approximately $4.2 million secured by three senior care facilities in California. Concurrent with the acquisition of the Hampden Properties, the Company assigned its participation interest in promissory notes which were secured by third and fifth trust deeds on a senior care facility in Kansas to the operator of that facility. In return, the Company received an unsecured 7-year 10.0% note for $800,000 (the "$800,000 Note") from the operator and title to the accounts receivable of the former owner of the facility, which had served as additional collateral for the promissory notes and which the Company estimated to have a net realizable value of approximately $400,000. The outstanding balance of the promissory notes was approximately $1.3 million at September 30, 1997. See "Recent Developments-- Financing."

  The Company has also received authorization to originate and service loans financed by HUD, which the Company expects will improve its ability to provide long-term financing for third party acquisitions of health care facilities. See "Recent Developments--Financing."

OTHER ACTIVITIES

  In addition to these acquisitions and financing activities, the Company has also recently signed an agreement to lease the 183-bed hospital (the "Tustin Hospital") to Pacific Health Corporation ("Pacific Health") pursuant to a 62-month net lease, which provides for three five-year renewal options. The Tustin Hospital along with two adjacent MOBs and a parcel of vacant land forms the Tustin Hospital Medical Center (the "Tustin Properties"). See "Recent Developments--Other Activities."

                                  THE OFFERING

Securities Offered..........  1,200,000 shares of  % Series B Cumulative
                              Preferred Stock (1,380,000 shares if the Underwriters' over-allotment option is exercised in full). The Company has applied to list the Series B Preferred Stock on the NYSE under the symbol "GLR PrB."

Maturity....................  The Series B Preferred Stock has no stated
                              maturity and will not be subject to any sinking fund or mandatory redemption.


Use of Proceeds.............  The net proceeds from the sale of the Series B
                              Preferred Stock, approximately $28,350,000, will be used to repay indebtedness of the Company, fund new property acquisitions and provide capital for short-term financing ventures.

Ranking.....................  With respect to the payment of dividends and amounts upon liquidation, the Series B Preferred Stock will rank senior to the Common Stock of the Company, par value $.01 per share (the "Common Stock"), on a parity with the 10.25% Series A Cumulative Preferred Stock of the Company, par value $.01 per share (the "Series A Preferred Stock") and on a parity with all future issuances of capital stock the terms of which specifically provide that such stock ranks on a parity with the Series B Preferred Stock and junior to all existing and future indebtedness of the Company.


Dividends...................  Dividends on the Series B Preferred Stock are
                              cumulative from the date of original issuance and are payable monthly on or before the 15th day of each month commencing on January 15, 1998, to stockholders of record on the first day of such month, at the rate of % per annum of the original stated Liquidation Preference of $25 per share.

Liquidation Preference......  The original stated Liquidation Preference is equal to $25 per share. Upon a liquidation of the Company, holders of Series B Preferred Stock are also entitled to receive accrued and unpaid dividends (whether or not declared).

Redemption..................  Except in certain circumstances relating to preservation of the Company's status as a REIT, the Series B Preferred Stock is not redeemable prior to January 1, 2002. On and after such date, the Series B Preferred Stock will be redeemable for cash at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus dividends accrued and unpaid to the redemption date (whether or not declared) without interest.

Voting Rights...............  Holders of Series B Preferred Stock generally will have no voting rights. However, whenever dividends on any shares of Series B Preferred Stock are in arrears for 18 or more months, the holders of such shares (voting separately as a class with all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two directors of the Company until all dividends accumulated on such shares of Series B Preferred Stock have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, certain changes to the terms of the Series B Preferred Stock that would be materially adverse to the rights of holders of the Series B Preferred Stock cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding shares of Series B Preferred Stock.

Conversion..................  The Series B Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

                                  RISK FACTORS

  An investment in the Series B Preferred Stock involves various risks, and investors should carefully consider the matters discussed under "Risk Factors." Some of the significant risks include:

  . a decline in the economy in Southern California, where 15 out of 22 of the properties directly owned by the Company are located, and a corresponding reduction in the value of the properties and the ability of tenants to make lease payments;

  . risks associated with loans secured by deeds of trust, including the risk that a borrower will be unable to obtain permanent financing or that a borrower's tenants will be unable to pay the rent or residents will be unable to pay for services;

  . the Company's dependence on the ability of certain tenants to make their lease payments, which account for a significant portion of the Company's revenues;

  . risks associated with the burdens of compliance with health care regulations and restrictions on the Company's tenants and borrowers and the effect of these burdens on the tenants' and borrowers' ability to make lease and loan payments;

  . risks associated with leasing senior care facilities to operators, including the risk that an operator might experience delays in obtaining reimbursement from Medicare or Medicaid, and the effect of such delays on the ability to make lease payments;

  . general real estate investment risks such as the effect of economic and other conditions on real estate values, the ability of tenants and senior care facility operators to make lease payments and the need to renovate, maintain and relet space and pay the cost thereof;

  . the need to secure continued access to capital in order to finance the Company's investments and the increasing competition among lenders and potential purchasers regarding attractive health care property investments;

  . taxation of the Company as a regular corporation if it fails to qualify as a REIT, and the resulting decrease in the funds available to pay dividends;

  . potential conflicts of interest between the Company and its principal executive officers, Messrs. Gottlieb and Lebowitz;

  . the potential liability of the Company for unknown or future environmental liabilities; and

  . potential losses that are not insured, not insurable or not economically insurable, such as losses from seismic activity.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The following table sets forth summary consolidated financial information for the Company and its predecessor. Data presented as of September 30, 1997 and 1996 and as of December 31, 1996, 1995, 1994 and 1993 and for each of the nine months ended September 30, 1997 and 1996 and each of the years ended
December 31, 1996, 1995 and 1994 is for the Company. Data presented for the year ended December 31, 1993 includes data for the six Properties located in Beverly Hills (the "G&L Development Properties") for January 1, 1993 through December 16, 1993 and for the Company for December 16, 1993 through December 31, 1993. Data presented as of December 31, 1992 and for the year ended December 31, 1992 is for the G&L Development Properties. For comparison purposes only, the G&L Development Properties are considered the predecessor entity to the Company. The following information should be read in conjunction with all of the financial statements and notes thereto included in this Prospectus. This data also should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The summary consolidated financial information as of and for each of the years ended December 31, 1996, 1995, 1994, 1993 and 1992 has been derived from audited financial statements.

                          NINE MONTHS ENDED
                            SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                          ------------------  -------------------------------------------
                            1997      1996     1996     1995     1994     1993     1992
                          --------  --------  -------  -------  -------  -------  -------
                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
---------------
Revenue:
 Rental.................  $ 14,614  $ 11,396  $15,796  $16,801  $14,740  $10,170  $ 9,620
 Tenant reimbursements..       584       381      728      732      587      465      426
 Parking................     1,048       922    1,251    1,388    1,196    1,029    1,026
 Interest, loan fees and
  other.................     3,444     5,342    6,712    1,835      113       58      --
 Other..................       221       317      549      652      650       77       93
                          --------  --------  -------  -------  -------  -------  -------
 Total revenues.........    19,911    18,358   25,036   21,408   17,286   11,799   11,165
Expenses:
 Property operations....     4,657     3,833    5,696    5,199    4,317    3,084    3,488
 Earthquake costs
  (reimbursements)......       --        --       --      (133)     635      --       --
 Depreciation and
  amortization..........     2,947     2,434    3,276    4,047    3,697    2,503    2,464
 Interest...............     6,749     6,573    8,819    6,372    3,625    5,050    6,263
 General and
  administrative........     1,509     1,422    1,787    1,640    1,298       43      --
 Loss on disposition of
  real estate...........       --      4,874    4,874      --       --       --       --
                          --------  --------  -------  -------  -------  -------  -------
 Total expenses.........    15,862    19,136   24,452   17,125   13,572   10,680   12,215
                          --------  --------  -------  -------  -------  -------  -------
 Income (loss) from
  operations before
  equity in earnings of
  unconsolidated
  affiliate, minority
  interests and
  extraordinary gains
  (losses)..............     4,049      (778)     584    4,283    3,714    1,119   (1,050)
 Equity in earnings of
  unconsolidated
  affiliate.............       866       --       --       --       --       --       --
 Minority interest in
  consolidated
  affiliates............      (135)     (104)    (129)    (131)    (167)    (211)    (247)
 Minority interest in
  Operating Partnership.      (400)       77      (65)    (418)    (353)     (18)     --
                          --------  --------  -------  -------  -------  -------  -------
 Income (loss) before
  extraordinary gains
  (losses)..............     4,380      (805)     390    3,734    3,194      890   (1,297)
 Extraordinary gains
  (losses) (net of
  minority interest)....       --      9,311    9,311     (393)     --      (352)     --
                          --------  --------  -------  -------  -------  -------  -------
 Net income (loss)......  $  4,380  $  8,506  $ 9,701  $ 3,341  $ 3,194  $   538  $(1,297)
                          ========  ========  =======  =======  =======  =======  =======
Per share data:
 Net income (loss)
  before extraordinary
  gains (losses)........  $   0.78  $  (0.20) $  0.10  $  0.91  $  0.77  $   --   $   --
 Extraordinary gains
  (losses)..............       --       2.29     2.23    (0.09)     --       --       --
                          --------  --------  -------  -------  -------  -------  -------
 Net income.............  $   0.78  $   2.09  $  2.33  $  0.82  $  0.77  $   --   $   --
                          ========  ========  =======  =======  =======  =======  =======

                          NINE MONTHS ENDED
                            SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                          ------------------  ------------------------------------------------
                            1997      1996      1996      1995      1994      1993      1992
                          --------  --------  --------  --------  --------  --------  --------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FUNDS FROM OPERATIONS:
Operating Partnership
 funds from operations..  $  6,030  $  5,977  $  8,028  $  7,397  $  7,042  $    --   $    --
Minority interest in
 Operating Partnership..     (665)     (622)      (847)     (747)     (700)      --        --
                          --------  --------  --------  --------  --------  --------  --------
Funds from
 operations(1)..........  $  5,365  $  5,355  $  7,181  $  6,650  $  6,342  $    --   $    --
                          ========  ========  ========  ========  ========  ========  ========
Distributions paid......  $  4,347  $  4,063  $  5,525  $  5,067  $  6,821  $    291  $    --
                          ========  ========  ========  ========  ========  ========  ========
Payout ratio............      81.0%     75.9%     76.9%     76.2%    107.6%      N/A       N/A
Weighted Average Units:
 Owned by Company(2)....     4,024     4,063     4,063     4,091     4,159     4,159       --
 Owned by others........       499       472       479       459       459       459       --
                          --------  --------  --------  --------  --------  --------  --------
 Total Units............     4,523     4,535     4,542     4,550     4,618     4,618       --
Distributions declared
 per share..............  $   1.08  $   1.00  $   1.36  $   1.24  $   1.64  $   0.07       --
CASH FLOW DATA:
Net cash provided by
 operating activities...  $  4,490  $  5,318  $  5,726  $  7,862  $  7,632  $  2,094  $  1,054
Net cash (used) in
 investing activities...   (40,555)  (24,699)  (23,413)  (37,037)  (31,552)  (17,724)   (1,100)
Net cash provided by
 financing activities...    36,370    18,700    18,639    29,286    21,849    18,871        46
BALANCE SHEET DATA:
Land, buildings and
 improvements, net......  $118,638  $ 91,105  $ 93,231  $ 92,147  $ 92,715  $ 51,908  $ 44,885
Mortgage loans and bonds
 receivable, net........    30,224    15,217    34,549    33,634       --     12,200       --
Total investments.......   148,862   106,322   127,780   125,781    92,715    64,108    44,885
Total assets............   164,346   136,403   135,996   133,347    98,384    71,840    48,578
Total debt..............   103,939   108,936   109,025   111,627    74,018    45,500    89,472
Total stockholders'
 equity (deficit).......    55,824    22,715    22,448    18,267    21,311    25,038   (40,297)
OTHER DATA:
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends(3)...........      1.45x     1.59x     1.59x     1.61x     1.83x      --        --
Ratio of funds from
 operations to combined
 fixed charges and
 preferred stock
 dividends(4)...........      1.75x     1.88x     1.88x     2.09x     2.66x      --        --
Ratio of total debt to
 total market
 capitalization(5)......      49.4%     66.0%     63.8%     79.0%     62.4%     36.9%      --
Number of properties....        22        15        15        12        12         7         6

--------
(1) Funds from operations ("FFO") represents net income (computed in accordance with generally accepted accounting principles, consistently applied ("GAAP")), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation of real property, less preferred stock dividends and after adjustments for consolidated and unconsolidated entities in which the Company holds a partial interest. FFO is computed in accordance with the definition adopted by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO should not be considered as an alternative to net income or any other indicator developed in compliance with GAAP, including measures of liquidity such as cash flows from operating, investing and financing activities. Management believes that FFO is helpful in evaluating the performance of a real estate portfolio considering the fact that historical cost accounting assumes that the value of real estate diminishes predictably over time. FFO is only one of a range of indicators which should be considered in determining a company's operating performance. The methods of calculating FFO among different companies are subject to variation; therefore, FFO may be an invalid measure for purposes of comparing companies. Also, the elimination of depreciation and gains and losses on sales of property may not be a true indication of an entity's ability to recover its investment in properties. The Company implemented the new method of calculating FFO effective as of the NAREIT-suggested adoption date of January 1, 1996. FFO has been restated for all prior periods under the new method.
(2) Also represents number of shares of the Company's Common Stock outstanding.

(3) For purposes of these computations, earnings consist of net income plus fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing costs.
(4) For purposes of these computations, the ratio of FFO to fixed charges consists of FFO as defined in Note 1 plus fixed charges and preferred stock dividends. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing costs.

(5) Total market capitalization as of the dates presented is long-term debt plus the liquidation value of preferred stock plus the aggregate market value of the Company's Common Stock and Units not owned by the Company, assuming one Unit is equivalent in value to one share of Common Stock.

                                 RISK FACTORS

  An investment in the Series B Preferred Stock involves various risks, including those described below. Investors should carefully consider these risk factors together with all of the information set forth in this Prospectus in determining whether to purchase shares of Series B Preferred Stock. Information in this Prospectus contains forward-looking statements within the meaning of the Reform Act. These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other comparable terminology. The following matters and other factors noted throughout this Prospectus constitute cautionary statements identifying important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause the Company's actual results to differ materially from those contained in any forward-looking statements.

LACK OF DIVERSIFICATION IN PROPERTY TYPE AND LOCATION

  The earnings generated by the Company's operations are derived from a relatively small number of properties. In addition, 15 of the 22 properties directly owned by the Company are located in Southern California, six are located in New Jersey and one is located in Arizona. The operating results of the Company's operations, therefore, may be significantly impacted by the performance of one of its properties and by factors that affect the health care industry or the economies of those states.

SPECIFIC RISKS RELATING TO INVESTMENTS IN SECURED LOANS

  The earnings generated by the Company's operations are derived in part from loans secured by deeds of trust originated by the Company or its affiliates. The operating results of the Company, therefore, will be impacted by the yield of its loans, which may be adversely impacted by factors that affect a borrower's ability to repay loans made by the Company or its affiliates, including but not limited to the following:

  Inability of Borrowers to Obtain Permanent Financing. Many of the properties on which the Company has originated purchase money loans have a relatively high ratio of debt to appraised value and therefore there is a risk that alternative financing may not provide sufficient funds to repay the Company's loan. The inability of the Company's borrowers to obtain replacement financing, permanent financing or, in some cases, to obtain the tax-exempt status required to complete certain financing transactions, could adversely affect the timing of repayment of the Company's loans or the borrowers' ability to repay in general, and could adversely affect the Company's results of operations and its ability to make distributions to stockholders.

  Dependence on Attracting Tenants or Seniors With Sufficient Resources to Pay. The borrowers derive most of their revenues from payments received from their tenants or residents. Inflation or other circumstances that adversely affect the ability of such tenants to pay rent or such residents to pay for services could adversely affect the borrower's ability to meet its obligations under the indebtedness held by the Company and could adversely affect the Company's results of operations and its ability to make distributions to stockholders.

DEPENDENCE ON CERTAIN TENANTS

  Dependence on PHP. The Company leases the six MOB properties located in New Jersey (the "New Jersey Properties") to PHP under a 17-year net lease. The annualized rent paid to the Company by PHP is approximately $2.7 million or 13.0% of the Company's total annualized rental income, excluding the rental income to be derived from the recently acquired Hampden Properties. Taking into account rents anticipated to be received from the recently acquired Hampden Properties, the rental income derived from the New Jersey Properties will represent approximately 11.5% of the Company's total annualized rental income. The Company believes that the current management of PHP is experienced and that PHP will be able to continue to pay its obligations as they become due. Notwithstanding management's belief, however, the financial position of the Company and its ability to make expected distributions to stockholders may be adversely affected by financial difficulties experienced by PHP, including bankruptcy, insolvency or a general downturn in PHP's business.

  Dependence on Iatros. Iatros Health Networks, Inc. ("Iatros") is expected to become the operator of the Hampden Properties following its receipt of regulatory licenses, currently expected by January 31, 1998. The total annualized rent on the Hampden Properties is approximately $2.7 million, or approximately 11.5% of the Company's total annualized rental income based on current rental rates. Iatros has recently experienced problems in operating certain senior care facilities and has reported financial difficulties, as described below.

 . Operating History. Certain senior care facilities operated by Iatros or its affiliates, in which the Company has financial interests, have recently experienced operating problems. In August 1997, the Company took title to a 98-bed facility located in Phoenix, Arizona (the "Maryland Gardens Facility") through a deed in lieu of foreclosure on a first trust deed the Company had previously funded on this property. At the time the Company acquired title to the facility, the note had an outstanding balance of approximately $4.7 million, which was approximately the same as the appraised value on this facility at that time.

    In April 1996, the Company entered into a loan participation agreement with Iatros to fund two loans secured by third and fifth trust deeds for the acquisition of a 235-bed facility located in Olathe, Kansas (the "Crystal Park Facility"). Following its acquisition of the Crystal Park Facility, the borrower engaged an affiliate of Iatros, New Health Management Systems, Inc., to manage the facility. In May 1997, the borrower filed for bankruptcy and engaged a new manager for the Crystal Park Facility, which has since been closed. The Company assigned its interest in the third and fifth trust deeds to Iatros in exchange for an unsecured seven-year 10% note for $800,000 from Iatros (the "$800,000 Note") and title to the receivables of the former operator.

    In addition, the owner of a 225-bed facility located in Hyattsville, Maryland (the "Carroll Manor Facility") is currently in default on its payments under a loan made by the Company for the acquisition of that facility. Greenbrier Healthcare Services, Inc., an affiliate of Iatros, managed the Carroll Manor Facility from June 1996 (the acquisition date of the property by the non-profit owner) until April 1997 at which time the borrower transferred management to Future Care, Inc., a Maryland based operator of nursing home facilities.

    In light of such events, Iatros has recently hired a new management team with the intent of improving its senior care facility operating capabilities. Although the Company believes that this new management team will be able to operate senior care facilities profitably, there can be no assurance that Iatros' facility operations will improve under this new management team. See "Business and Properties--Description of Properties and Tenants" and "--Senior Care Operations."

 . Financial History. For the year ended December 31, 1996 and for the six months ended June 30, 1997, Iatros reported net losses of approximately $10.3 million and $8.7 million, respectively. Iatros has also reported in public filings that it is operating with limited cash reserves. For additional information regarding the financial position of Iatros, see certain Iatros financial statements contained in this Prospectus. Iatros presently owes the Company approximately $1.1 million, comprised of the $800,000 Note and $300,000 in certain unpaid fees. As a result of the financial obligations of Iatros to the Company and the significant portion of total annualized rental income that will be attributable to the lease with Iatros for the Hampden Properties, continued financial and/or operating problems experienced by Iatros could materially and adversely affect the Company's results of operations and its ability to make expected distributions to stockholders.

  Dependence on Hampden Nursing Homes. Until Iatros receives the necessary licenses to operate the Hampden Properties, Hampden Nursing Homes, Inc., a Massachusetts nonprofit corporation ("Hampden Nursing Homes"), will be the lessee thereof under a lease with the Company on the same initial payment terms as those in the Company's lease with Iatros. Iatros will operate the facilities for Hampden Nursing Homes. Hampden Nursing Homes was the owner of the Hampden Properties prior to their acquisition by the Company. While owner of the Hampden Properties, Hampden Nursing Homes experienced serious financial difficulties and was unable to generate sufficient cash flow from the properties to meet the debt service requirements relating to approximately $25.3 million (face value), excluding accrued interest, of outstanding indebtedness encumbering the properties.

  Risks Associated with Carroll Manor. On June 17, 1996, the Company funded a loan secured by a first deed of trust of approximately $6.1 million (the "$6.1 Million Loan") to Heritage Care, Inc. ("Heritage Care") for the acquisition of the Carroll Manor Facility. The former owner of that facility, Carroll Manor, Inc. ("Carroll Manor"), holds a second deed of trust on this property which secures a $500,000 loan made by Carroll Manor to Heritage Care (the "Carroll Manor Loan"). Heritage Care is currently in default on the $6.1 Million Loan, and the Company has recently made additional cash advances totalling approximately $2.3 million (the "Additional Advances") to enable Heritage Care to meet its payroll and other current expenses necessary to remain in operation and thereby protect the value of the Company's security interest in the Carroll Manor Facility. The Additional Advances are secured by the Company's first deed of trust pursuant to the language thereof and are therefore secured loans, although they are subordinate in priority to the Carroll Manor Loan. Despite the fact that the Additional Advances are secured by the Company's first deed of trust, there can be no assurance that the value of the Carroll Manor Facility will be sufficient to satisfy Heritage Care's obligations to the Company (including principal and interest outstanding under the $6.1 Million Loan and all Additional Advances) and the Carroll Manor Loan.

GOVERNMENT REGULATION

  The health care industry is highly regulated by Federal, state and local law and is directly affected by state and local licensure, fines, and loss of certification required to participate in the Medicare and Medicaid programs, as well as potential criminal penalties. Failure of the Company's borrowers or tenants to comply with governing laws, requirements and regulations could adversely affect the operation of the health care facility or medical practice and could also diminish a borrower's or tenant's capacity to make debt or lease payments to the Company.

  Fraud Prevention. In the past several years, due to rising health care costs, there has been an increased emphasis on detecting and eliminating fraud and abuse in the Medicare and Medicaid programs. Payment of any consideration in exchange for referral of Medicare and Medicaid patients is generally prohibited by Federal law, which subjects violators to severe penalties, including exclusion from the Medicare and Medicaid programs, fines, and even prison sentences. In recent years, both Federal and state governments have significantly increased investigation and enforcement activity to detect and punish wrongdoers. In addition, legislation has been adopted at both state and Federal levels that severely restricts the ability of physicians to refer patients to entities in which they have a financial interest.

  It is anticipated that the trend toward increased investigation and informant activity in the area of fraud and abuse, as well as self-referral, will continue in future years. If any borrower or tenant were to be found in violation of laws regarding fraud, abuse or self-referral, that borrower's or tenant's ability to operate a health care facility could be jeopardized, which could adversely affect the borrower's or tenant's capacity to make debt or lease payments to the Company and, thereby, adversely affect the Company's financial condition and results of operations.

  Failure to Obtain or Delay in Obtaining Operating Licenses. Operators of senior care facilities are required to obtain governmental licenses in order to legally operate and manage senior care facilities. When the Company acts as a lender, it receives debt service payments from property owners who derive income from the operation of senior care facilities. If an operator failed to obtain, or lost, its operating license, the operations of its senior care facility may be delayed or shut down, adversely affecting the operator's ability to make debt service payments to the Company. When the Company owns the senior care facility, failure of a new operator to obtain an operating license, or the loss of an operating license by an existing operator, could adversely affect the operator's ability to make lease payments to the Company, which in turn may adversely affect the Company's results of operations and its ability to make distributions to stockholders. See "Business and Properties-- Senior Care Operations."

  Health Care Reform. The health care industry is facing various challenges, including increased government and private payor pressure on health care providers to control costs, the migration of patients from acute care facilities into extended care and home care settings, and the vertical and horizontal consolidation of health care providers. The pressure to control health care costs intensified during 1993 and 1994 as a result of the national health care reform debate and has continued into 1997 as Congress attempts to slow the rate of growth of Federal health care expenditures as part of its effort to balance the Federal budget.

  The Company believes that government and private efforts to contain and reduce health care costs will continue. These trends are likely to lead to reduced or slower growth in reimbursement for certain services provided by some of the Company's borrowers and tenants. The Company cannot predict whether governmental reforms will be adopted; if adopted such reforms may have a material adverse effect on the Company's financial condition or results of operations.

  Cost of Compliance with Americans with Disabilities Act. All of the properties are required to comply with the Americans with Disabilities Act (the "ADA"). The ADA generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and noncompliance could result in the imposition of fines by the U.S. government or an award of damages to private litigants. The Company believes it is in substantial compliance with the ADA and that it will not be required to make substantial capital expenditures to address the requirements of the ADA. If required changes involve a greater expenditure than the Company currently anticipates, the Company's ability to make expected distributions could be adversely affected.

  Reimbursement by Government Agencies. A significant portion of the revenues of the operators of senior care facilities is derived from government-funded reimbursement programs, such as Medicare and Medicaid. Government delays in reimbursement of the Company's tenants or borrowers, or any change in reimbursement policies that results in reductions in the levels of reimbursement under such programs to the industry, to an individual operator or to a specific facility, could adversely affect the ability of such operators to timely pay their lease or loan payments to the Company. Failure of operators to timely pay their lease or loan payments could adversely impact the Company's results of operations and its ability to make expected distributions to stockholders. See "Business and Properties--Senior Care Operations."

GENERAL REAL ESTATE INVESTMENT CONSIDERATIONS

  General Risks. Investments in the Company are subject to the risks generally incident to the ownership and operation of real estate, including risks associated with changes in general economic or local market conditions, competition for tenants, changes in market rental rates, inability to collect rents and other payments from tenants due to bankruptcy, insolvency or other financial difficulties of tenants or otherwise and the need to periodically renovate, repair and relet space and to pay the costs thereof. In addition, real estate investments are relatively illiquid which may tend to limit the ability of the Company to react promptly in response to changes in economic or other conditions.

  Leverage; Adverse Impact of Rising Interest Rates. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on the properties cannot be refinanced or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness and the risk that necessary capital expenditures for such purposes as renovations and reletting space cannot be financed on favorable terms, if at all. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet the mortgage payments, the property could be lost through foreclosure or transfer to the mortgagee with a consequent loss of income and asset value to the Company. Approximately $7.7 million of the Company's indebtedness that will be outstanding after completion of this Offering has variable interest rates, and the Company is subject to the significant risk that interest rates may increase, which could adversely affect its results of operations and ability to make distributions to stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Debt Structure."

  Lease Terminations. The Company is subject to the normal risks associated with leasing property, including, with regard to the Company's MOB operations, the risk that upon the expiration of leases for space located in the Properties, the leases may not be renewed, the space may not be relet or the terms of renewal or leasing (including any cost of required renovations or concessions to tenants) may be less favorable than current lease terms. If the Company is unable promptly to relet or renew leases for a significant portion of its space or if the rental rates upon renewal or reletting are significantly lower than expected rates, then the Company's earnings and ability to make expected distributions to stockholders may be adversely affected. Excluding leases that are month-to-month, representing 5.3% of the annual base rent of the Company, leases constituting approximately 24.0% of the Properties' annual rent will expire by their terms before the end of 1998. See "Business and Properties--Leases."

  Proximity to Hospitals of the Company's Properties. Because the properties are health care facilities, they are in close proximity to one or more hospitals. The relocation or closure of a hospital could make the Company's nearby Properties (particularly those outside of the Beverly Hills area) less desirable to doctors affiliated with the hospital and affect the Company's ability to collect rent due under existing leases, renew leases and attract new tenants.

  Other Operating Risks. Other operating risks include possible changes in tax, real estate, environmental and zoning laws and the enforcement of and compliance with laws pertaining to safety systems and handicapped access. Substantial unanticipated operating expenses or capital expenditures relating to these matters that cannot be passed through to tenants could adversely affect the Company's earnings and its ability to make expected distributions to stockholders. In addition, while the Company anticipates that it will purchase fee interests in MOB properties, it may participate, on a selective basis, in joint venture transactions or acquire partnership interests as the Board of Directors may determine to be in the best interest of the Company. Such investments may be subject to existing mortgage financing and other indebtedness that has priority over the equity interest of the Company and may not afford the Company the operating control it has with respect to the Properties.

COMPETITION

  The Company competes with other REITs, real estate partnerships, health care providers and other investors, including but not limited to banks and insurance companies, many of which have greater financial resources than the Company, in the acquisition, leasing and financing of health care facilities. The successful operation of the Company's MOB and senior care operations requires it to compete with other health care investors. Among other things, the Company must secure continued access to capital to fund new health care property acquisitions and loans for the acquisition by third parties of such properties, identify and successfully pursue opportunities for investment in health care properties and offer loans to potential borrowers with attractive yields and on terms that are favorable to the Company, but which also have interest rates and maturities that are competitive with those available to prospective borrowers from other lenders. Given the competition in the MOB and senior care marketplace, there can be no assurance that suitable investments will be identified or that additional investments can be consummated on terms favorable to the Company.

ADVERSE IMPACT ON DISTRIBUTIONS RESULTING FROM THE FAILURE TO QUALIFY AS A
REIT

  The Company intends to continue to operate as a REIT under the Code. Although management of the Company believes that the Company is organized and is able to operate in such a manner, no assurance can be given that the Company will continue to qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within the Company's control may impact its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the Company's qualification as a REIT or the Federal income tax consequences of such qualification. The Company, however, is not aware of any proposal to amend the tax laws that would significantly and adversely affect the Company's ability to operate as a REIT.

  Ownership by the Company of senior care facilities involves special considerations in applying the various REIT qualification tests. Because the Company would not qualify as a REIT if it provides certain services to its tenants, the Company leases its senior care facilities to operators who provide the required services at these facilities, or to other lessees who engage operators to provide these services. It is material to the Company's qualification as a REIT that these arrangements be respected as leases for federal income tax purposes. See

"Federal Income Tax Considerations--Taxation of the Company--Income Tests." In the event of a default on either a lease of, or a mortgage secured by, a senior care facility, the Company could be required to find a new unrelated lessee to lease the property in order to continue to qualify as a REIT. This requirement could deter the Company from exercising its remedies under the lease or mortgage when such actions otherwise would be in the best interests of the Company.

  If the Company fails to qualify as a REIT, the Company would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the year or years involved. In addition, the Company would no longer be required to make distributions. See "Federal Income Tax Considerations." Even if the Company qualifies as a REIT, it will be subject to certain Federal, state and local taxes on its income and property. See "Federal Income Tax Considerations."

CONFLICTS OF INTEREST

  Messrs. Gottlieb and Lebowitz participate in the Company in a number of capacities and have significant influence over its activities. As the principal executive officers of the Company, Messrs. Gottlieb and Lebowitz receive salaries and are eligible for bonuses. In addition, as the beneficial owners of a combined total of 679,500 shares of Common Stock (representing approximately 16.4% of the shares of Common Stock outstanding) and as participants in the Company's 1993 Stock Incentive Plan, they also participate in any increase in the share value of the Company. As owners of Units, they participate in any increase in the value of the properties directly or indirectly owned by the Operating Partnership and in any increase in the income generated by such properties. It is possible that the interests of Messrs. Gottlieb and Lebowitz, as the owners of an aggregate interest of 9.7% in the Operating Partnership, could diverge from the interest of the Company and from their own interest as officers and directors and as significant holders of shares of Common Stock. Holders of Units may suffer different and more adverse tax consequences than the Company upon the sale of the properties owned directly or indirectly by the Operating Partnership and, therefore, such holders, including Messrs. Gottlieb and Lebowitz and Reese L. Milner II, a director of the Company, may have different objectives than the Company regarding the appropriate pricing and timing of the sale of any of the Company's properties. While the Company, as the sole general partner of the Operating Partnership, has the authority as to whether and on what terms to sell wholly-owned or majority owned properties, these directors may influence the Company not to sell any of the Company's properties, even though a sale might otherwise be financially advantageous to the Company.

  At the Company's 1997 Annual Meeting, the stockholders of the Company approved a proposal to authorize the issuance of additional Units to directors of the Company (or entities in which they have interests) that are convertible into up to 5% of the outstanding shares of Common Stock of the Company. These additional new Units may be issued to the directors (or related entities) only in exchange for real property in transactions approved as fair to the Company by a committee of independent directors. Each new Unit will be purchased at a premium of $0.25 over the market value of a share of Common Stock. An issuance of convertible Units pursuant to this authorized proposal has the effect of providing the Company with real estate investments, instead of cash in exchange for a sale of the Company's equity, which investments are relatively illiquid and may tend to limit the ability of the Company to react promptly in response to changes in economic or other conditions. The Company is not currently discussing any real estate transactions that would be subject to this plan.

  The Company has adopted certain policies designed to eliminate or minimize potential conflicts of interest. These policies include a policy that all transactions in which officers or directors have a conflicting interest must be approved by a majority of the disinterested directors of the Company. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders. See "Policies with Respect to Certain Activities--Conflict of Interest Policies."

POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS

  Under various Federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in its property. These laws impose liability without regard to whether the owner knew of, or was responsible for, the presence of any hazardous or toxic substances. The presence of such substances, or the failure to properly remediate these substances, may adversely affect the owner's ability to borrow using the real estate as collateral and may subject the owner to material remediation costs. All of the Properties as well as the Hampden Properties and the Maryland Gardens Facility, have been subject to Phase I environmental assessments (which involve inspection of the subject property, but no soil sampling or groundwater analysis) by independent environmental consultants. Although restricted in scope, these independent assessments revealed no material evidence of existing environmental liability, and the Company has not been notified by any governmental authority of any non-compliance by, liability for, or other claim against the Company in connection with environmental matters related to the Properties. While the Company is not aware of any environmental liability that it believes would have a material adverse effect on its business, assets or results of operations, no assurance can be given that the environmental assessments revealed all potential environmental liabilities or that no prior owner created any material environmental condition not known to the Company or that future uses or conditions (including changes in applicable environmental laws and regulations) will not result in imposition of environmental liability which could adversely affect the Company's ability to make distributions to stockholders.

  The independent environmental assessments included selective sampling for asbestos where the age of the buildings or the types of materials warranted such sampling. Limited quantities of non-friable asbestos were discovered in the Sherman Oaks Medical Plaza, however, the Company removed this asbestos at a cost of approximately $300,000 in connection with the renovation of this building in 1994. Limited quantities of non-friable asbestos were also discovered in the Maryland Gardens Facility and Riverdale Gardens Nursing Home. Management believes that it has undertaken adequate measures to ensure that the asbestos will remain undisturbed and that it does not pose a current health risk. Management plans to continue to monitor this situation.

  As part of the normal practice of doctors, medical waste is generated. The Company's leases require the individual tenants to make arrangements for the disposal of medical waste and require all tenants to provide proof that they have contracted with a third party service to remove it from the premises each night. The handling and disposal of this waste is the responsibility of the tenants; however, the Company remains responsible as the owner of the property. There can be no assurances that all such medical waste will be properly handled and disposed of or that the Company will not incur costs in connection with improper disposal of medical waste by its tenants.

UNINSURED LOSS

  The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to the Properties. There are certain types of losses which may either be uninsurable or not economically insurable; moreover, there can be no assurance that policies maintained by the Company will be adequate in the event of a loss. The Company carries earthquake and flood insurance for coverage of losses up to $20.0 million on its portfolio of properties located in California and Arizona. This coverage is subject to a 10.0% deductible up to the amount of insured loss. Fifteen of the 22 properties directly owned by the Company are located in Southern California, which has a history of seismic activity, including the 1994 Northridge earthquake that damaged the Holy Cross Medical Plaza property. One of the properties directly owned by the Company is located in Phoenix, Arizona, which is located in an area with a history of flood activity. Should an uninsured loss occur, the Company could lose its investment in, and anticipated earnings and cash flow from, a property. See "Risk Factors--Uninsured Loss."

RISKS ASSOCIATED WITH DEBT FINANCING

  The Company currently uses and intends to continue to use debt financing for new investments. Debt financing may include the Company's credit facility or permanent secured or unsecured long-term debt. The Company's use of debt financing presents the risk to holders of the Series B Preferred Stock that payments of principal and interest on borrowings will leave the Company with insufficient cash resources to pay dividends required by the terms of the Series B Preferred Stock or distributions in respect of capital stock required to be paid in order for the Company to maintain its qualification as a REIT. Upon consummation of this Offering, the Company's debt to total market capitalization ratio will be approximately 37.4% based upon the closing market price of the Company's Common Stock on November 3, 1997 and using the liquidation value for the Series A Preferred Stock and the Series B Preferred Stock offered hereby.

RISKS RELATED TO ISSUANCE OF ADDITIONAL STOCK

  The Company currently has outstanding 1,495,000 shares of Series A Preferred Stock which ranks in parity with the Series B Preferred Stock offered by this Registration Statement with respect to the payment of dividends and amounts due upon liquidation. The Company's Articles of Incorporation do not limit the issuance of additional series of preferred stock ranking in parity with the Series B Preferred Stock without the consent of holders of Series B Preferred Stock. The rights of the holders of the Series A Preferred Stock as well as the issuance of additional preferred stock in parity with the Series B Preferred Stock could adversely affect the ability of holders of the Series B Preferred Stock to receive their respective Liquidation Preferences.

OWNERSHIP LIMIT; PRECLUSION OF ACQUISITION OF CONTROL BY A THIRD PARTY

  In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (which as defined in the Code includes certain entities). Direct or constructive ownership of more than 9.8% of the capital stock (in value or in number) by any single stockholder has been restricted for the purpose of maintaining the Company's qualification as a REIT. See "Description of Series B Preferred Stock--Restrictions on Ownership and Transfer." The constructive ownership rules are complex and may cause Common Stock or Preferred Stock owned, directly or constructively, by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of either of the Common Stock and Preferred Stock (or the acquisition of an interest in an entity which owns Common Stock or Preferred Stock) by an individual or entity could cause that individual or entity (or another individual and/or entity) to own constructively in excess of 9.8% of the capital stock of the Company and thus subject such capital stock to the ownership limitations. This ownership limitation may have the effect of precluding the acquisition of control of the Company by a third party unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

DEPENDENCE ON SENIOR MANAGEMENT

  The Company's future performance will depend to a large extent upon the efforts of Messrs. Gottlieb and Lebowitz. The loss of the services of either Mr. Gottlieb or Mr. Lebowitz could have a material adverse effect upon the Company. The Company maintains key man life insurance with respect to Messrs. Gottlieb and Lebowitz in the amount of $3.0 million each. In December 1993, each of Messrs. Gottlieb and Lebowitz entered into a three-year employment agreement with the Company, renewable automatically for additional one-year terms. The employment agreements of Messrs. Gottlieb and Lebowitz were last renewed on December 16, 1996. See "Management--Employment Agreements and Arrangements."

CHANGES IN POLICIES WITHOUT A VOTE OF STOCKHOLDERS

  The policies of the Company with respect to acquisitions, financing, borrowing and certain other activities, including its growth, debt-to-capital ratio, distributions, REIT status and investment and operating policies, are determined by the Board of Directors. Although it has no present intention to do so, these policies may be amended or revised from time to time at the discretion of the Board of Directors without a vote of the stockholders of the Company. Accordingly, the stockholders have no control over changes in policies of the Company, and changes in the Company's policies may not fully serve the interests of all stockholders.

                              RECENT DEVELOPMENTS

  The Company has recently (i) acquired or entered into agreements to acquire 13 properties located in four states, representing an aggregated potential investment of approximately $58.1 million including estimated acquisition costs of approximately $750,000; (ii) loaned or entered into agreements to loan money for third party acquisitions of six senior care facilities located in three states; (iii) leased a previously closed community hospital which the Company acquired in June 1996; and (iv) received authorization from HUD to originate and service HUD-insured loans.

ACQUISITIONS

  Hampden Properties. The Company and the Operating Partnership have created two new entities for the purpose of acquiring the Hampden Properties. The Company has formed G&L Hampden, Inc., a Delaware corporation and wholly owned subsidiary of the Company. The Operating Partnership and G&L Hampden, Inc. have entered into an operating agreement and have formed G&L Hampden, LLC ("G&L Hampden"), a Delaware limited liability company which is 99% owned by the Operating Partnership and 1% owned by G&L Hampden, Inc., its sole managing member. In October 1997, G&L Hampden acquired the Hampden Properties from Hampden Nursing Homes for total consideration of approximately $20.1 million. Of this amount, G&L Hampden borrowed $6.0 million from Nomura at an interest rate of 8.62% per annum. The Hampden Properties secure repayment of this loan. Under this loan, the Company may, at any time during the next two years, make up to two additional draws of not less than $2.0 million each, up to an aggregate loan amount of $14.0 million (including the initial draw under the loan). In the event the Company makes an additional loan draw, the interest rate on such draw will be 2.5% per annum above the prevailing market rate on U.S. Treasury Securities of equivalent maturity. The loan agreement with Nomura provides for a term of 12 years and requires monthly interest and principal payments based upon a 27-year amortization schedule. At the end of 12 years, any unpaid principal and interest will be due in full. The Company has the option to prepay this loan at any time upon the payment of a premium that, when added to the remaining principal amount of the note, will be sufficient to purchase non-callable obligations of the U.S. Government sufficient to provide for the scheduled payments remaining under the note. As a condition of the loan, Nomura has required G & L Hampden to place $400,000 into a reserve account which may be used to fund unspecified maintenance capital reserves.

  In conjunction with the acquisition of the Hampden Properties, the Company entered into a 15-year net-operating lease with Iatros. Although Iatros is the current operator of the Hampden Properties, the licenses necessary to operate the Hampden Properties are currently held by Hampden Nursing Homes. Iatros has applied for state authorization to operate the Hampden Properties without the participation of Hampden Nursing Homes. Although this transfer will be handled in the normal course of business, the parties anticipate that it will take approximately 90 days to transfer the licenses. Until the licenses are transferred, the Company has leased the facilities to Hampden Nursing Homes, which has engaged Iatros to manage the facilities until the licenses are transferred. The lease between the Company and Hampden Nursing Homes requires monthly lease payments of $225,000 and expires upon transfer of the operating licenses from Hampden Nursing Homes to Iatros. The Company's lease with Iatros for the Hampden Properties provides for monthly lease payments of $225,000 and fixed annual increases of 2.0% per year at the end of each of the first seven years. Thereafter, the annual increase is based upon the greater of 2.0% of the previous year's rent or 2.5% of the increase in gross receipts derived from the operation of the Hampden Properties in excess of $17,750,000. Although management believes that Iatros will receive approval for the transfer of the operating license from Hampden Nursing Homes in a timely manner, there can be no assurance that the license will be transferred or, if it is, that the transfer will occur within the expected 90-day time period.

  The Hampden Properties are Riverdale Gardens Nursing Home, located in West Springfield, Massachusetts, Chestnut Hill Nursing Home, located in East Longmeadow, Massachusetts and Mary Lyon Nursing Home, located in Hampden, Massachusetts. To the Company's knowledge, the Hampden Properties have never been leased.

  Riverside Gardens Nursing Home is a 168-bed nursing facility currently licensed for 84 skilled care and 84 intermediate care beds with 16 private and 76 double occupancy rooms. Constructed in various stages between 1957 and 1975, the property consists of a single story 54,451 square foot building on approximately 3.85 acres as well as a 3,366 square foot single family residence on an adjacent 30,000 square foot lot.

  Chestnut Hill Nursing Home is a 123-bed nursing home consisting of 82 skilled nursing and 41 intermediate care beds with 15 private and 54 double occupancy rooms. The facility is a 49,198 square foot single story building constructed in 1984 on approximately 11.9 acres of land.

  Mary Lyon Nursing Home occupies a 28,940 square foot building situated on
3.7 acres and was originally constructed in 1959 and renovated in 1986. The facility is licensed for 100 beds of which 40 are skilled nursing and 60 are intermediate care beds with ten private rooms, 39 double occupancy rooms and three quadruple occupancy rooms.

  The following table sets forth certain information regarding the Hampden Properties as of September 30, 1997.

                             YEAR
                          CONSTRUCTED                        TOTAL      AVERAGE
                              OR       NUMBER   PURCHASE   ANNUALIZED ANNUAL RENT
     PROPERTY            REHABILITATED OF BEDS    PRICE       RENT      PER BED
     --------            ------------- ------- ----------- ---------- -----------
Riverdale Gardens
 Nursing Home...........   1957-1975     168   $ 5,760,000 $  762,420   $ 4,538
Chestnut Hill Nursing
 Home...................     1984        123    10,825,000  1,432,800    11,649
Mary Lyon Nursing Home..     1986        100     3,815,000    504,780     5,048
                                               ----------- ----------
                                               $20,400,000 $2,700,000

  The following table sets forth occupancy statistics for the Hampden Properties for the past five years.

     PROPERTY                                    1997(1) 1996  1995  1994  1993
     --------                                    ------- ----  ----  ----  ----
Riverdale Gardens Nursing Home..................  92.4%  87.6% 90.3% 96.3% 95.4%
Chestnut Hill Nursing Home......................  92.5   93.2  95.3  96.1  95.9
Mary Lyon Nursing Home..........................  94.3   93.7  97.6  97.6  95.8

--------
(1) 1997 contains information only through June 30, 1997.

  El Centro. The Company has a 50% membership interest in Valley Convalescent, LLC ("Valley Convalescent"), a limited liability company formed by the Company and Continuum Health Incorporated ("Continuum Health"). The Company formed Valley Convalescent in anticipation of purchasing the El Centro Facility. Valley Convalescent has entered into an acquisition agreement to purchase the El Centro Facility for an aggregate acquisition price of approximately $3.6 million, $400,000 of which would be used for facility renovations. The Company and Continuum Health contributed approximately $300,000 and $344,000, respectively, to Valley Convalescent and the Company will fund a loan secured by a first deed of trust on the El Centro Facility for approximately $2.8 million. This loan will bear interest at a rate of 12.0% per annum, mature on September 1, 2002, and provide for monthly payments of interest only. At maturity, assuming no prepayments, $2.8 million will be due on this loan. This loan permits prepayment on any monthly payment date of all or any portion of the outstanding principal amount of the loan, without penalty, upon not less than five days' prior written notice to the Company of the borrower's intent to repay.

  Concurrently with the consummation of this acquisition, it is contemplated that Stefan Health Care, Inc. ("Stefan Health Care"), a newly formed entity controlled by Mitcheal C. Word, an officer and current employee of the Company, will execute a five-year net operating lease for the El Centro Facility. The terms of this lease are currently being negotiated. The funds for the acquisition of the El Centro Facility are presently being held in escrow pending the receipt by Stefan Health Care of authorization from the state licensing agency to operate the facility. There can be no assurance, however, that Stefan Health Care will receive such authorization and the acquisition of the El Centro Facility will be consummated or, if consummated, that the Company will be able to lease the facility on favorable terms. See "Certain Transactions."

  GL/PHP. On August 15, 1997, the Company acquired the remaining 19.5% ownership interest in GL/PHP from PHP for an aggregate purchase price of $919,000. Concurrent with this acquisition, the Company refinanced the New Jersey Properties. As a result of these activities, GL/PHP, previously an unconsolidated affiliate of the Company, is now wholly owned by the Company and as such the assets, liabilities and operations of GL/PHP are reflected on the consolidated financial statements of the Company, which are included as a part of this Prospectus. Charles P. Reilly, a director and Chairman of the Compensation Committee of the Board of Directors of the Company, is Chairman of the Board of Directors of PHP. Mr. Reilly was not present and did not participate in the Board's consideration of this proposal and did not vote with respect thereto. See "Business and Properties--Description of the Properties and Tenants" and "Certain Transactions."

  Maryland Gardens. In August 1997, the Company took title to the Maryland Gardens Facility through a deed in lieu of foreclosure on a loan secured by a first trust deed the Company had previously funded on this property. At the time the Company took title to this facility the outstanding balance on this loan was approximately $4.7 million, which was also the appraised value of this facility at that time. The Maryland Gardens Facility is currently leased to Capital Senior Management I, Inc. ("Capital Senior Management"), a nationally recognized senior care facility operator which has been operating this facility since 1996. Management believes that Capital Senior Management is continuing to operate this facility profitably and effectively under its 14-month operating lease, which provides for triple net rental payments in the amount of $30,000 in September 1997. The monthly rental payment will be increased to $35,000 per month from October 1997 through April 1998 and June through July 1998. No rental payments were due in August 1997 or will be due in May 1998. See "Business and Properties--Description of the Properties and Tenants."

  Aliso Viejo MOB. The Company, through AV Medical, has acquired a vacant parcel of land located in Aliso Viejo, California for approximately $2.2 million. AV Medical intends to build a 33,000 square foot, three-story MOB on this property. Management believes that, upon completion of construction, the total investment in land and buildings will be approximately $6.5 million. Concurrent with the acquisition of the vacant land, AV Medical preleased the entire MOB to an investment grade hospital operator. Under the terms of this 10-year net operating lease with this hospital tenant, rent payments will commence upon issuance of a Certificate of Occupancy at the rate of $750,000 per annum. The tenant has an option to acquire the MOB from AV Medical for approximately $9.5 million after four years of tenancy. There can be no assurance, however, that the Company will be able to develop the Aliso Viejo MOB property or, if developed, that the lease will prove favorable to the Company.

  Retail Property. In conjunction with the Aliso Viejo MOB acquisition, the Company directly acquired a second parcel of land in Aliso Viejo, California for $814,000. Prior to closing escrow on this second parcel, the Company signed a lease with a nationally recognized retailer who has agreed to occupy and lease the 9,100 square foot building to be constructed on this parcel. The Company has an agreement with this future tenant for construction of the building for a cost not to exceed $720,000. The lease, which is anticipated to commence on August 1, 1998, is a ten-year triple net lease with annual net lease payments of $182,000 for the first five years and $200,000 per annum thereafter. While management believes that this land will be successfully developed and leased, there can be no assurance that this transaction will prove favorable to the Company.

FINANCING

  Senior Care Lending. In the normal course of its business, the Company has funded three loans secured by deeds of trust totalling an aggregate of approximately $2.9 million. The first of these loans is secured by a 92-bed senior care facility (the "Coos Bay Facility") located in Coos Bay, Oregon. The second and third of these are secured by a 63-bed senior care facility and a 68-bed senior care facility (the "Idaho Facilities") located in Idaho Falls and Burley, Idaho, respectively. See "Business and Properties--Senior Care Operations."

  In October 1997, the Company assigned its participation interest in promissory notes which were previously secured by third and fifth trust deeds on the Crystal Park Facility to Iatros. In return, the Company received the $800,000 Note from Iatros and title to the accounts receivable of the former owner of the facility, which had served as additional collateral for the promissory notes and which the Company estimated to have a net realizable value of approximately $400,000. The outstanding balance on these promissory notes was approximately $1.3 million at September 30, 1997.

  The Company has also entered into negotiations to fund a short-term first deed of trust loan of approximately $4.2 million secured by three senior care facilities located in California. It is contemplated that this loan will bear interest at a rate of 12.0% per annum and will mature six months after the loan's commencement, with the option of the borrower to extend the loan for up to six months upon the payment of certain interest rate increases. It is currently contemplated that the prospective borrower under this loan would also be the operator of the facilities securing the loan. There can be no assurance that the Company will consummate this transaction or, if it does, that the final terms of this transaction will be as currently contemplated.

  HUD Loan Servicing. The Company has received authorization from HUD to originate and service HUD-insured loans. The HUD program provides loan guarantees for the long-term financing of health care properties, including senior care facilities. The Company believes that this authorization enhances the Company's ability to assist its borrowers in obtaining long-term financing which it does not provide through the GLN Venture. The Company believes that this new source of financing provides an important exit strategy in its existing Senior Care loan program by providing permanent financing vehicles at competitive interest rates.

OTHER ACTIVITIES

  Tustin Hospital. In May 1997, the Company leased Tustin Hospital to Pacific Health pursuant to a 62-month net lease, which provides for three five-year renewal options. Payments under this lease will commence in January 1998 when renovations are scheduled to be completed. The renovations on this facility are fully financed by Pacific Health. In July 1997, the Company granted Pacific Health an option, which expires July 1, 2001, to purchase Tustin Hospital for $5.0 million. Tustin Hospital, along with the two adjacent MOBs, totals approximately 167,000 square feet. The lease for Tustin Hospital is expected to generate approximately $396,000 in annual net income for the Company. See "Business and Properties--Description of the Properties and Tenants."

  In addition to the transactions described in this Prospectus, the Company is investigating other investments in health care properties.

                                USE OF PROCEEDS

  The net cash proceeds to the Company from the sale of Series B Preferred Stock in the Offering, after payment of expenses of the Offering including the underwriting discount, are estimated to be approximately $28.3 million ($32.7 million if the Underwriters' over-allotment option is exercised in full). The Company will contribute the net proceeds of this Offering to the Operating Partnership in exchange for a new series of Units having terms substantially similar to those of the Series B Preferred Stock. The proceeds will be used by the Operating Partnership to repay approximately $18.8 million of indebtedness under a credit line that carries interest at the rate of LIBOR plus 1.75% (or approximately 7.5% as of October 24, 1997). The indebtedness to be repaid is due in August 1998, but can be repaid without prepayment charge or penalty. Pending identification of new acquisitions, the Operating Partnership will invest such excess net proceeds of $9.6 million in interest-bearing accounts and short-term, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1997 and as adjusted to give effect to the sale by the Company of the Series B Preferred Stock offered hereby and the use of the net proceeds therefrom. See "Use of Proceeds." This capitalization table should be read in conjunction with the Company's consolidated financial statements and related notes thereto incorporated by reference in this Prospectus.

                                                   AS OF SEPTEMBER 30, 1997
                                                   ----------------------------
                                                     ACTUAL       AS ADJUSTED
                                                   ------------  --------------
                                                        (IN THOUSANDS)
DEBT:
  Borrowing under lines of credit(1).............. $     14,350   $        --
  Other notes payable.............................       89,589         89,589
                                                   ------------   ------------
    Total debt....................................      103,939         89,589
Minority interest in consolidated partnership.....       (2,645)        (2,645)
Minority interest in Operating Partnership........        2,966          2,966
STOCKHOLDERS' EQUITY:
  Preferred Stock, $.01 par value 10,000,000 stock
   authorized:
    Series A Preferred Stock, $.01 par value:
     1,495,000 shares outstanding.................           15             15
    Series B Preferred Stock, $.01 par value: none
     outstanding; 1,200,000 shares outstanding, as
     adjusted.....................................          --              12
 Common Stock, $.01 par value: 50,000,000 shares
  authorized, 4,062,500 shares outstanding........           40             40
 Additional paid-in capital.......................       58,186         86,524
 Distributions in excess of net income............       (2,417)        (2,417)
                                                   ------------   ------------
    Total stockholders' equity....................       55,824         84,174
                                                   ------------   ------------
 TOTAL CAPITALIZATION............................. $    160,084   $    174,084
                                                   ============   ============

--------

(1) The outstanding balance under the Company's lines of credit as of November 3, 1997 was approximately $18.8 million.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following table sets forth selected consolidated financial information for the Company and its predecessor. Data presented as of September 30, 1997 and 1996 and as of December 31, 1996, 1995, 1994 and 1993 and for each of the nine months ended September 30, 1997 and 1996 and each of the years ended December 31, 1996, 1995 and 1994 is for the Company. Data presented for the year ended December 31, 1993 includes data for the G&L Development Properties for January 1, 1993 through December 16, 1993 and for the Company for December 16, 1993 through December 31, 1993. Data presented as of December 31, 1992 and for the year ended December 31, 1992 is for the G&L Development Properties. For comparison purposes only, the G&L Development Properties are considered the predecessor entity to the Company. The following information should be read in conjunction with all of the financial statements and notes thereto included in this Prospectus. This data also should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The selected consolidated financial information as of and for each of the years ended December 31, 1996, 1995, 1994, 1993 and 1992 has been derived from audited financial statements.

                          NINE MONTHS ENDED
                            SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                          ------------------  -------------------------------------------
                            1997      1996     1996     1995     1994     1993     1992
                          --------  --------  -------  -------  -------  -------  -------
                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
---------------
Revenue:
 Rental.................  $ 14,614  $ 11,396  $15,796  $16,801  $14,740  $10,170  $ 9,620
 Tenant reimbursements..       584       381      728      732      587      465      426
 Parking................     1,048       922    1,251    1,388    1,196    1,029    1,026
 Interest, loan fees and
  other.................     3,444     5,342    6,712    1,835      113       58      --
 Other..................       221       317      549      652      650       77       93
                          --------  --------  -------  -------  -------  -------  -------
 Total revenues.........    19,911    18,358   25,036   21,408   17,286   11,799   11,165
Expenses:
 Property operations....     4,657     3,833    5,696    5,199    4,317    3,084    3,488
 Earthquake costs (reim-
  bursements)...........       --        --       --      (133)     635      --       --
 Depreciation and amor-
  tization..............     2,947     2,434    3,276    4,047    3,697    2,503    2,464
 Interest...............     6,749     6,573    8,819    6,372    3,625    5,050    6,263
 General and administra-
  tive..................     1,509     1,422    1,787    1,640    1,298       43      --
 Loss on disposition of
  real estate...........       --      4,874    4,874      --       --       --       --
                          --------  --------  -------  -------  -------  -------  -------
 Total expenses.........    15,862    19,136   24,452   17,125   13,572   10,680   12,215
                          --------  --------  -------  -------  -------  -------  -------
 Income (loss) from
  operations before
  equity in earnings of
  unconsolidated
  affiliate, minority
  interests and
  extraordinary gains
  (losses)..............     4,049      (778)     584    4,283    3,714    1,119   (1,050)
 Equity in earnings of
  unconsolidated affili-
  ate...................       866       --       --       --       --       --       --
 Minority interest in
  consolidated affili-
  ates..................      (135)     (104)    (129)    (131)    (167)    (211)    (247)
 Minority interest in
  Operating Partnership.      (400)       77      (65)    (418)    (353)     (18)     --
                          --------  --------  -------  -------  -------  -------  -------
 Income (loss) before
  extraordinary gains
  (losses)..............     4,380      (805)     390    3,734    3,194      890   (1,297)
 Extraordinary gain
  (loss) (net of minor-
  ity interest).........       --      9,311    9,311     (393)     --      (352)     --
                          --------  --------  -------  -------  -------  -------  -------
 Net income (loss)......  $  4,380  $  8,506  $ 9,701  $ 3,341  $ 3,194  $   538  $(1,297)
                          ========  ========  =======  =======  =======  =======  =======
Per share data:
 Net income (loss) be-
  fore extraordinary
  gains (losses)........  $   0.78  $  (0.20) $  0.10  $  0.91  $  0.77  $   --   $   --
 Extraordinary gains
  (losses)..............       --       2.29     2.23    (0.09)     --       --       --
                          --------  --------  -------  -------  -------  -------  -------
 Net income.............  $   0.78  $   2.09  $  2.33  $  0.82  $  0.77  $   --   $   --
                          ========  ========  =======  =======  =======  =======  =======

                          NINE MONTHS ENDED
                            SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                          ------------------  ------------------------------------------------
                            1997      1996      1996      1995      1994      1993      1992
                          --------  --------  --------  --------  --------  --------  --------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FUNDS FROM OPERATIONS:
----------------------
Operating Partnership
 funds from operations..  $  6,030  $  5,977  $  8,028  $  7,397  $  7,042  $    --   $    --
Minority interest in
 Operating Partnership..      (665)     (622)     (847)     (747)     (700)      --        --
                          --------  --------  --------  --------  --------  --------  --------
Funds from
 operations(1)..........  $  5,365  $  5,355  $  7,181  $  6,650  $  6,342  $    --   $    --
                          ========  ========  ========  ========  ========  ========  ========
Distributions paid......  $  4,347  $  4,063  $  5,525  $  5,067  $  6,821  $    291  $    --
                          ========  ========  ========  ========  ========  ========  ========
Payout ratio............      81.0%     75.9%     76.9%     76.2%    107.6%      N/A       N/A
Weighted Average Units:
 Owned by Company(2)....     4,024     4,063     4,063     4,091     4,159     4,159       --
 Owned by others........       499       472       479       459       459       459       --
 Total Units............     4,523     4,535     4,542     4,550     4,618     4,618       --
Distributions declared
 per share..............  $   1.08  $   1.00  $   1.36  $   1.24  $   1.64  $   0.07       --
CASH FLOW DATA:
---------------
Net cash provided by
 operating activities...  $  4,490  $  5,318  $  5,726  $  7,862  $  7,632  $  2,094  $  1,054
Net cash (used) in
 investing activities...   (40,555)  (24,699)  (23,413)  (37,037)  (31,552)  (17,724)   (1,100)
Net cash provided by
 financing activities...    36,370    18,700    18,639    29,286    21,849    18,871        46
BALANCE SHEET DATA:
-------------------
Land, buildings and
 improvements, net......  $118,638  $ 91,105  $ 93,231  $ 92,147  $ 92,715  $ 51,908  $ 44,885
Mortgage loans and bonds
 receivable, net........    30,224    15,217    34,549    33,634       --     12,200       --
Total investments.......   148,862   106,322   127,780   125,781    92,715    64,108    44,885
Total assets............   164,346   136,403   135,996   133,347    98,384    71,840    48,578
Total debt..............   103,939   108,936   109,025   111,627    74,018    45,500    89,472
Total stockholders'
 equity (deficit).......    55,824    22,715    22,448    18,267    21,311    25,038   (40,297)
OTHER DATA:
-----------
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends (3)..........     1.45x     1.59x     1.59x     1.61x     1.83x       --        --
Ratio of funds from
 combined operations to
 fixed charges and
 preferred stock
 dividends (4)..........     1.75x     1.88x     1.88x     2.09x     2.66x       --        --
Ratio of total debt to
 total market
 capitalization(5)......      49.4%     66.0%     63.8%     79.0%     62.4%     36.9%      --
Number of properties....        22        15        15        12        12         7         6

--------
(1) FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation of real property, less preferred stock dividends and after adjustments for consolidated and unconsolidated entities in which the Company holds a partial interest. FFO is computed in accordance with the definition adopted by the NAREIT. FFO should not be considered as an alternative to net income or any other indicator developed in compliance with GAAP, including measures of liquidity such as cash flows from operating, investing and financing activities. Management believes that FFO is helpful in evaluating the performance of a real estate portfolio considering the fact that historical cost accounting assumes that the value of real estate diminishes predictably over time. FFO is only one of a range of indicators which should be considered in determining a company's operating performance. The methods of calculating FFO among different companies are subject to variation; therefore, FFO may be an invalid measure for purposes of comparing companies. Also, the elimination of depreciation and gains and losses on sales of property may not be a true indication of an entity's ability to recover its investment in properties. The Company implemented the new method of calculating FFO effective as of the NAREIT-suggested adoption date of January 1, 1996. FFO has been restated for all prior periods under the new method.
(2) Also represents number of shares of the Company's Common Stock outstanding.

(3) For purposes of these computations, earnings consist of net income plus fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing costs.
(4) For purposes of these computations, the ratio of FFO to fixed charges consists of FFO as defined in Note (1) plus fixed charges and preferred stock dividends. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing costs.

(5) Total market capitalization as of the dates presented is long-term debt plus the liquidation value of preferred stock plus the aggregate market value of the Company's Common Stock and Operating Partnership Units not owned by the Company, assuming one Unit is equivalent in value to one share of Common Stock.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion should be read in conjunction with the Selected Consolidated Financial and Operating Data and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

 Comparison of the Nine Month Period Ended September 30, 1997 versus the Nine Month Period Ended September 30, 1996

  Net income declined $4,126,000 from $8,506,000 for the nine months ended September 30, 1996 to $4,380,000 during the same period in 1997 primarily due to non-recurring gains and losses resulting from the disposition of one of the Company's properties. The primary components affecting this decline were the $4,874,000 loss on disposition of rental property and the associated $9,311,000 extraordinary gain on retirement of the debt secured the related rental property.

  Revenues increased approximately 8% or $1,553,000 from $18,358,000 for the nine months ended September 30, 1996 to $19,911,000 during the same period in 1997. This increase in revenues was the result of a $3,547,000 or 28% increase in rents, tenant reimbursements and parking revenues which was partially offset by a $1,898,000 or 36% decline in interest, loan fees and related revenues. The $3,547,000 increase resulted from several events, including the addition, on February 28, 1997, of the six New Jersey properties, the commencement on May 1, 1997, of the Tustin Hospital lease, the leasing, in August 1997, of the Maryland Gardens facility to a nursing home operator and the reacquisition, in August 30, 1996, of the property located at 436 North Bedford Drive.

  During the first nine months of 1997, the Company made new investments in short-term secured loans through GLN Capital, an unconsolidated affiliate. Interest, loan fees and related revenues declined $1,898,000 from $5,342,000 during the nine months ended September 30, 1996 to $3,444,000 during the same period in 1997, reflecting management's decision to make investments in secured trust deeds through GLN Capital for which the Company reports its pro-rata share of net income from GLN Capital but no revenues. The Company accounts for its investments in unconsolidated affiliates, such as GLN Capital, using the equity method; therefore, the Company's pro-rata share of net income from investment in such unconsolidated affiliates is reported after income from operations. The Company's pro-rata share of net income from GLN Capital totaled $866,000 for the nine months ended September 30, 1997.

  Excluding the 1996 loss on disposition of rental property of $4,874,000, operating expense increased $1,600,000 or 11% from $14,262,000 during the nine months ended September 30, 1996 to $15,862,000 in 1997. Property operations increased $824,000 or 21% from $3,833,000 in 1996 to $4,657,000 for the same period of 1997. This increase is the result of the acquisition of the Tustin Hospital and adjacent medical office buildings and the reacquisition of the 436 North Bedford Drive property in August 1996. The Company has also increased earthquake coverage on its properties located in Southern California which has partially contributed to the rise in property operations expense. Depreciation and amortization expense increased 21% or $513,000 from $2,434,000 to $2,947,000 during the nine months ended September 30, 1996 and 1997, respectively. This increase in depreciation and amortization expense is the result of depreciation expense related to the six New Jersey properties, the Tustin Hospital and adjacent medical office buildings, the Maryland Gardens facility and 436 North Bedford Drive. Interest expense increased $176,000 from $6,573,000 in 1996 to $6,749,000 for the nine months ended
September 30, 1997. The increase in interest expense is related to the added interest expense from the additional debt used to acquire the six New Jersey properties. This increase in interest expense was offset, in part, by lower interest costs which resulted from the Company's reduction of its debt with the proceeds from the sale of Series A Preferred Stock in the second quarter of 1997.

 Comparison of the Year Ended December 31, 1996 Versus the Year Ended December 31, 1995

  Net income for the year ended December 31, 1996 increased approximately $6.4 million, or 190%, from the previous year. The major component of this increase was the $9.3 million extraordinary gain which resulted from the surrender of the property located at 436 North Bedford Drive in Beverly Hills, California to the holder of the $28.5 million lien on the property. The book value of the land, buildings and related assets associated with the 436 North Bedford property was approximately $22.9 million at the time of the transaction. In conjunction with the transfer, the Company recorded a $4.9 million loss on disposition of the property which was the difference between the $22.9 million book value and the estimated market value of $18.0 million. At the same time, the Company recorded a $10.5 million extraordinary gain resulting from the elimination of debt, which represented the difference between the $28.5 million loan balance and the estimated $18.0 million market value of the property. The $10.5 million extraordinary gain was partially offset by $134,000 of other extraordinary net losses resulting from the early retirement of three other notes payable. For reporting purposes, the net extraordinary gain was adjusted to approximately $9.3 million to reflect the portion of the gain attributable to the minority interest partners.

  Rents, tenant reimbursements and parking revenues as a group declined approximately $1.2 million from an aggregate of approximately $19.0 million for the year ended December 31, 1995 to $17.8 million for the same period in 1996. This decline was mainly attributable to the 436 North Bedford Drive property which the Company surrendered to the noteholder on May 24, 1996. Subsequent to that date, the noteholder put the property on the market for sale and on August 30, 1996, the Company, through the Medical Partnership, reacquired the property. During the period from May 24, 1996 to August 30, 1996, the property generated $778,000 in rents, tenant reimbursements and parking revenues which were earned by the entity that owned the property during that time. The remaining $368,000 decline is attributable to rents received on leases that expired during 1995 and 1996 and renewed at lower rates.

  Interest, loan fees and related revenues are primarily the result of investments in short-term loans secured by senior care facilities. The senior loan program, started in June 1995, has continued to expand since its inception. Investments made in 1995 combined with new loans in 1996 contributed to the 265% increase in such revenues for the year ended December 31, 1996 as compared to the same period in 1995. In February 1996, the Company completed a transaction whereby the Company provided the initial capital and management expertise to facilitate the purchase of a newly constructed but vacant hospital and medical office facility in Rancho Cucamonga, California by Heritage Rancho Healthcare, Inc., a Nebraska nonprofit corporation ("Heritage"). Heritage converted the hospital into a long-term care facility to benefit the local community. In conjunction with the closing of this transaction, the Company recognized cash revenues of $320,000 and received a $840,000 ten year subordinated note, which the Company sold during the fourth quarter of 1996 for approximately $665,000 plus accrued interest.

  Property operating expense increased $497,000, or approximately 10.0%, from approximately $5.2 million for the year ended December 31, 1995 to approximately $5.7 million for the year ended December 31, 1996. Recurring operating expenses declined as a result of the 436 North Bedford Drive transactions as previously discussed. This decline was more than offset by increases in real property taxes, the increased expense of earthquake insurance and the acquisition of the Tustin Properties. In June 1996, the Los Angeles County Assessor's Office notified the Company that it was increasing its valuation on four of the Bedford Drive properties as a result of a transfer of ownership in conjunction with the Company's initial public offering (the "IPO") on December 16, 1993. The Company retained consultants specializing in property valuation appeals and, as of September 30, 1997, obtained partial reductions in the increased assessments on three of the four properties. Although there can be no assurances, management believes that the Company will be able to obtain further reductions in these increased assessments.

  The addition of earthquake insurance partially contributed to the rise in operating expense. In 1995, earthquake coverage was added on four properties, and in 1996, coverage was added on four additional properties. As of December 31, 1996, the Sherman Oaks, Regents and Cigna HealthCare properties all had coverage for certain losses resulting from seismic activity, as do the five properties located on Bedford Drive.

  The acquisition of the Tustin Properties also contributed to an increase in the Company's operating expense during 1996. At the time of the acquisition, Tustin Hospital was vacant and the two adjacent MOBs were approximately 50% and 85% occupied by doctors who were affiliated with the hospital before its closure. As of May 1, 1997, the Company leased the Tustin Hospital to Pacific Health pursuant to a 62-month net lease, which provides for three five-year renewal options. The lease for this hospital will generate approximately $396,000 of annual income for the Company.

  Depreciation and amortization expenses declined from approximately $4.0 million during 1995 to approximately $3.3 million in 1996. The decline is primarily the result of the 436 North Bedford Drive transactions discussed above. Prior to its transfer in May 1996, the property had a depreciable cost basis of approximately $21.1 million. When the property was reacquired in August 1996, the depreciable cost basis dropped to approximately $15.4 million. Also, no depreciation was recorded for the period during which the Company did not own the property. The decline in depreciation and amortization was partially offset by the depreciation of the Tustin Properties acquired in June 1996.

  Interest expense increased from approximately $6.4 million for the 12 months ended December 31, 1995 to approximately $8.8 million for the same period in 1996, an increase of approximately 38%. Funding of the senior care loan program was the primary reason for the increase. The increase would have been larger had it not been for the decline in interest expense which was realized when a $28.5 million loan was extinguished in May 1996 by the transfer of the 436 North Bedford Drive property to the noteholder.

  General and administrative expenses increased approximately $147,000, from approximately $1.6 million for the year ended December 31, 1995 to approximately $1.8 million for the same period in 1996, as a result of added travel and professional fees resulting from the expansion of the senior loan program.

 Comparison of the Year Ended December 31, 1995 Versus the Year Ended December 31, 1994

  Net income for the year ended December 31, 1995, before an extraordinary item, was $3.7 million, or $0.91 per share, an increase of 16.9% from $3.2 million, or $0.77 per share, reported in the previous year, based on 4,091,000 and 4,159,000 average shares outstanding, respectively. Net income after the effect of an extraordinary item of $393,000, or $0.09 per share, was $3.3 million or $0.82 per share. The extraordinary item related to a one-time charge in the third quarter for repayment of approximately $31 million in variable rate debt with a $30 million 7.89% fixed rate 10-year loan, and the replacement of the Company's credit line.

  Revenues increased $4.1 million, or 24%, in 1995, as a result of the properties acquired during 1994 and added revenues from the newly created Senior Care operations. Rent revenues including tenant reimbursements and parking fees increased $2.4 million from $16.5 million to $18.9 million. This increase was due primarily to the acquisition of the following five properties in 1994: Holy Cross Medical Plaza in January, Regents Medical Center in June, Sherman Oaks Medical Plaza in June, Cigna HealthCare Building in July and 1095 Irvine Boulevard in October. Operations for the year ended December 31, 1994, included only partial year revenues for all of the five properties except for the 1095 Irvine Boulevard building. The 1995 revenues benefited from a full year of operations except for the 1095 Irvine Boulevard building which was placed in service in August of 1995. The MOB Division also benefited from higher occupancy rates: 94% for 1995, up from an average of 92% in 1994.

  In late 1994, the Company changed its collection practices and made a deliberate effort to pursue all delinquent accounts. Some were resolved in direct negotiations with tenants while others were litigated. By the end of 1995, substantially all delinquencies were resolved through judgments, payment plans or dissolutions. The previous backlog of uncollected rents has been reduced through a combination of collections and write-offs.

  Under generally accepted accounting principals, the Company is required to average the billable rent due over the term of its leases and include a portion of future years' billable rent increases in the current year's rent revenues. This accounting practice creates an "unbilled rent receivable" from the Company's tenants. In conjunction with the preparation of its financial statements, the Company reviews all receivable accounts, including its unbilled rent receivable for purposes of determining the collectibility of such receivables.

Management believes that the overall trend toward larger medical provider groups has contributed toward the financial stability of the existing tenant population which, in turn, has led to improved collections of monthly rent billings. This improved collections rate has allowed the Company to decrease its allowance for doubtful accounts including the corresponding allowance for unbilled rent receivable. The Company believes that the current level of allowance is appropriate.

  Beginning late in the second quarter of 1995, the Company began recognizing revenues from its new Senior Care operations. Interest and loan fees totaled $1.8 million in 1995 versus $113,000 in 1994.

  Total 1995 expenses increased approximately $3.5 million, or 26%, from $13.6 million in 1994 to $17.1 million in 1995. The majority of the increase was the result of added interest expense which climbed $2.8 million from $3.6 million in 1994 to $6.4 million in 1995. Two factors fueled the increase: higher debt and increased rates of interest. Outstanding debt increased from $74.0 million to $111.6 million at December 31, 1994 and 1995, respectively. In general, 1995 interest rates were up from 1994 and this was amplified by the fact that rate caps on the Company's interest rate protection agreements also increased from 4% in 1994 to 5% in 1995.

  Property operating expense and depreciation also increased from 1994 to 1995. The overall increase of $1.2 million is primarily the result of showing a full year of expense for the acquired properties. The effect of increased operating expense was partially offset by a $768,000 difference relating to costs and reimbursements from the 1994 Northridge earthquake.

  General and administrative costs increased $342,000, at about the same rate as revenues, largely as a result of investments in consulting services, travel, professional and other fees related to creating the new Senior Care Division.

LIQUIDITY AND CAPITAL RESOURCES

  As of September 30, 1997, the Company's investment in real estate assets totaled approximately $118.6 million, which included $111.1 million related to 13 medical office buildings and an adjacent parking structure in California and six medical office buildings in New Jersey, and $7.3 million related to two senior care facilities in California and Arizona. The Company also had $30.5 million invested in five secured notes (before allowance for doubtful accounts of $350,000) secured by senior care facilities located in Oregon, California, Idaho and Maryland.

  During the first nine months of 1997, the Company completed the $22.4 million acquisition of the New Jersey Properties which are 100% leased to PHP subject to a 17-year net operating lease which includes annual rent adjustments equal to increases in the Consumer Price Index up to a maximum of 5.0%. Effective May 1, 1997, the Company leased the previously closed Tustin Hospital, which was vacant when acquired in June 1996. In September 1997, the Company directly loaned an aggregate of $5.7 million in secured first deeds of trust to facilitate the acquisition of four senior care facilities located in California, Oregon and Idaho.

  As of December 31, 1996, the Company had a reserve for doubtful notes receivable of $375,000. Due to the uncertainties surrounding various notes, the Company increased its reserves for doubtful notes receivable to $630,000 as of June 30, 1997. During the third quarter, management reduced the reserves from $630,000 to $350,000. Based upon the receipt of the $800,000 Note from Iatros, the assignment of $400,000 accounts receivable from the Crystal Park facility and appraisals on the Maryland Gardens and Carroll Manor facilities, management believes that $350,000 is appropriate.

  In May 1997, the Company issued 1,495,000 shares of the Series A Preferred Stock, from which it received net proceeds of $35.4 million. Of these proceeds, approximately $28.7 million was used to repay indebtedness which carried interest at rates ranging from 7.5% to 12%. The Company has a $20.0 million secured and $3.0 million unsecured line of credit. As of September 30, 1997, the Company had $4.5 million available under its secured credit line and $3.0 million available under its unsecured credit line. At various times during the second quarter, which ended on June 30, 1997, the Company repurchased a total of 56,800 shares of the Company's Common Stock at an average price of approximately $16.30 per share.

  The Company obtains its liquidity from multiple internal and external sources. Internally, funds are derived from the operation of medical office buildings and senior care lending activities and primarily consist of Funds from Operations ("FFO") less dividends (see discussion below of FFO). In addition to the recently completed preferred stock offering, the Company's external sources of capital consist of various secured loans and lines of credit. The Company's ability to expand its medical office and senior care lending operations requires continued access to capital to fund new investments.

  The Company declared a quarterly distribution payable to holders of the Company's Common Stock for the third quarter of 1997 in the amount of $0.36 per share which was paid on October 15, 1997 to stockholders of record on September 30, 1997. The Company also paid a monthly dividend to holders of the Company's Series A Preferred Stock on the fifteenth day of each of July, August, September and October to stockholders of record on the first day of each month. Undistributed FFO was used internally to fund maintenance and capital expenditures necessary to maintain the Company's existing properties.

  In general, the Company expects to continue meeting its short-term liquidity requirements through its working capital, cash flow provided by operations and, if necessary, from its lines of credit. The Company considers its ability to generate cash to be good and expects to continue meeting all operating requirements as well as providing sufficient funds to maintain stockholder distributions in accordance with REIT requirements. Long-term liquidity requirements such as refinancing mortgages, financing acquisitions and financing capital improvements will be accomplished through long-term borrowings, the issuance of debt securities and the offering of additional equity securities. Although no assurances can be given, Management anticipates that it will complete an offering of 1,200,000 shares of Series B Preferred Stock during the fourth quarter, the net proceeds of which are expected to be approximately $28.3 million. The proceeds will be used in part to pay indebtedness under the Company's credit lines with the balance to fund new property acquisitions and short-term loans.

 Debt Structure

  As of September 30, 1997, the Company had $103.9 million of debt, of which approximately $22.1 million, or 21.3%, was floating rate, and approximately $81.8 million, or 78.7%, was fixed rate. The six loans comprising the $103.9 million in debt are described below.

  In August 1995, the Company borrowed $30.0 million from Nomura for ten years at a fixed rate of 7.89%. As of September 30, 1997, the outstanding balance under this loan was approximately, $29.2 million, requiring monthly principal and interest payments of approximately $229,000 (25-year amortization), and will have a balance of $2.7 million on August 11, 2005, when the note is due. Pursuant to the loan agreement, the Company has the option to prepay this loan at any time upon the payment of a premium which, when added to the remaining principal amount of the note, will be sufficient to purchase non-callable obligations of the U.S. government sufficient to provide for the scheduled payments remaining under the note. No prepayment premium is required during the 90-day period prior to the note's due date. The properties located at 405 North Bedford, 415 North Bedford, 416 North Bedford and 435 North Bedford have been pledged as security for this note.

  Concurrently with this fixed rate loan from Nomura, the Company obtained a new $20.0 million credit line from Tokai Bank of California ("Tokai Bank"), secured by a blanket first trust deed on Holy Cross, St. Joseph's Professional Building in Burbank, St. Joseph's Medical Center of Orange, and the Tustin Properties. The Company may draw up to $19.2 million under this line of credit without providing additional security to Tokai Bank. The Company has the option to prepay the outstanding balance, or increments thereof, at any time upon not less than 30 days' notice to Tokai Bank. The credit line requires monthly interest payments at 30-day LIBOR plus 1.75% and is due on August 17, 1998. At any time prior to maturity, and upon at least 30 days' notice, the Company may convert the outstanding balance or increments thereof into a five-year term loan. Upon conversion, and at the option of the Company, the new term loan would bear interest at a variable rate of either prime plus

50 basis points or LIBOR plus 175 basis points (at the Company's option). As of September 30, 1997, the Company owed $14.4 million under this line of credit and was paying interest at the rate of 7.5% per annum. This line of credit is currently under review by the lender in light of recent Company transactions. Although there can be no assurance, the Company anticipates that the line of credit will be maintained.

  During 1996, the Company borrowed $35.0 million from Nomura at a fixed rate of 8.515%. This note had an outstanding balance of approximately $34.6 million as of September 30, 1997, requires monthly principal and interest payments of approximately $282,000 (25-year amortization), and will have a balance of $29.4 million on August 11, 2006, when the note is due. Pursuant to this loan agreement, the Company has the option to prepay this loan at any time after August 30, 1999 upon the payment of a premium which, when added to the remaining principal amount of the note, will be sufficient to purchase non-callable obligations of the U.S. government sufficient to provide for the scheduled payments remaining under this note. The Sherman Oaks Medical Plaza, Regents Medical Center, Cigna HealthCare Building and office building at 436 North Bedford Drive have been pledged as security for this note.

  The 435 North Roxbury Drive property is pledged as security for a $8.5 million loan from Citibank, N.A. ("Citibank"), which had an outstanding balance as of September 30, 1997 of $7.8 million. The mortgagor on this loan is 435 North Roxbury Drive, Ltd. (the "Roxbury Partnership"), of which the Operating Partnership is the sole general partner with an ownership interest of approximately 61.8%. This Citibank loan, which bears interest at the rate of 30-day LIBOR plus 1.5%, requires monthly payments of accrued interest plus principal of $35,000. The Citibank loan is due on May 1, 1999, at which time the loan will have an estimated balance of approximately $7.1 million. On June 1, 1996, Citibank and the Roxbury Partnership amended the loan agreement to require the Roxbury Partnership to make additional semiannual principal reductions equal to excess cash flow, as defined in the amended loan agreement, from operation of the 435 North Roxbury Drive property. The Roxbury Partnership has the right to prepay the loan at any time without penalty. At September 30, 1997 the interest rate on the Citibank loan was 7.15%.

  On August 15, 1997, the Company borrowed $16.0 million from Nomura at a fixed rate of 8.98%, the proceeds of which were used to repay a loan made by PHP in connection with the purchase of the New Jersey Properties. On October 11, 1997, the Company began making monthly principal and interest payments on this loan of approximately $155,000 (16 1/2-year amortization). This note, which will have a balance at maturity of $6.9 million, is due March 11, 2014, however the note may be prepaid, at the option of the Company, at any time after the third anniversary of the note upon the payment of a premium which, when added to the remaining principal amount of the note, will be sufficient to purchase non-callable obligations of the U.S. government sufficient to provide for the scheduled payments remaining under the note. The note provides for certain interest rate increases if the Company chooses to prepay it after December 11, 2009. The New Jersey Properties have been pledged as security for this note.

  Concurrently with the $16.0 million loan from Nomura, the Operating Partnership obtained a new $2.0 million loan from PHP. The loan is unsecured and requires interest-only payments quarterly at the end of October, January, April and July at the rate of 8.5%. The full $2.0 million is due on July 31, 2007, but may be prepaid at any time prior to maturity without penalty. The Company's obligation with respect to this note is conditioned upon PHP's performance of its obligations under the lease related to the New Jersey Properties.

 Capital Commitments

  As of September 30, 1997, the Company was in various stages of negotiations to acquire, either directly or through joint ventures, the Hampden Properties, the El Centro Facility, two undeveloped parcels in Aliso Viejo, California, and, through its GLN Venture, to loan money for the acquisition of three nursing homes in California. Although there can be no assurance that any of these transactions which have not yet been consummated will be consummated, the Company is prepared to commit approximately $33.0 million to these transactions if they can be completed on terms favorable to the Company. See "Recent Developments--Acquisitions."

  In November 1996, the Company entered into the GLN Venture with Nomura to expand the Company's Senior Care Operations. The Company and Nomura have agreed to contribute $10.0 million and $30.0 million, respectively, to the GLN Venture. GMAC-CM has agreed to provide the GLN Venture with a credit line of up to $50.0 million secured by loans originated by the GLN Venture. As of September 30, 1997, the Company had contributed approximately $5.0 million to this venture. See "Business and Properties--Senior Care Operations--GLN Venture."

  The Company is responsible for administering the short-term loans originated by the GLN Venture and will receive reimbursement for its general and administrative expenses associated with the GLN Venture. Due to its structure, the assets and liabilities of the GLN Venture do not appear on the Company's balance sheet and there is no recourse to the Company for the GLN Venture. Cash flow generated by each loan made through the GLN Venture is distributed in the following order: (i) to repay GMAC-CM's outstanding principal and interest; (ii) to the return of capital of the loan allocated to Nomura; (iii) to pay Nomura a 9.0% return on its capital; and (iv) to pay the Company a 9.0% return on its capital. After cash generated by loans made through the GLN Venture is distributed as described above, Nomura and the Company share 50.1% and 49.9% respectively in any further distributions.

  The Company expects to continue meeting its short-term liquidity and operating requirements, as well as providing sufficient funds to maintain stockholder distributions in accordance with REIT requirements, in the short and long-term, through its working capital and cash flow provided by operations. The Company expects to continue meeting its long-term liquidity requirements, such as refinancing mortgages, financing acquisitions and funding of major capital improvement projects, through long-term borrowings, the issuance of debt securities and the offering of additional equity securities.

  As of September 30, 1997, the Company had $22.1 million of outstanding debt at variable rates ranging from 7.15% to 7.5%. The interest rates on these loans may be affected by inflationary conditions and economic factors.

 Distributions

  In 1996, the Company announced two distribution increases. During the first quarter of 1996 the Company increased the quarterly dividend from $0.31 per share in the fourth quarter of 1995 to $0.32 per share for the first quarter of 1996. In the third quarter, the Company again increased the dividend to $0.36 per share from its first and second quarter levels of $0.32 per share. The effective dividend for the year ended December 31, 1996 was $1.36 per share as compared to $1.24 per share for the year ended December 31, 1995. The Company declared a quarterly distribution for the third quarter of 1997 in the amount of $0.36 per share to be paid on October 15, 1997 to stockholders of record as of September 30, 1997, which is equal to an annualized distribution of $1.44 per share. In September 1997, the Company declared and paid a monthly distribution of approximately $0.214 per share to holders of the Company's newly issued Series A Preferred Stock. See "Price Range of Common Stock and Distributions."

 Financing Policies

  Upon consummation of the Offering, the Company's debt to total market capitalization ratio will be approximately 37.4% based on the closing price of the Common Stock as of November 3, 1997 and using the liquidation value for the Series A Preferred Stock and the Series B Preferred Stock offered hereby. The debt to total market capitalization ratio is based on the total debt of the Operating Partnership, assuming that the net proceeds from the Series B Preferred Stock offered hereby have been used to reduce the Company's indebtedness on its lines of credit, plus (i) the aggregate market value of the Company's Common Stock and Operating Partnership Units not owned by the Company assuming one Unit is equivalent in value to one share of Common Stock, and (ii) the aggregate liquidation value of the Series A Preferred Stock and the Series B Preferred Stock offered hereby.

  To the extent that the Board of Directors of the Company decides to seek additional funding, the Company may raise such capital using various means, including retention of internally generated funds (subject to the distribution requirements in the Code with respect to REITs), existing working capital and possibly the issuance of additional debt (secured or unsecured) or equity securities or any combination of the above. If, as is the case with this Offering, the Board of Directors determines to raise additional equity capital to fund investments by the Operating Partnership, the Company will contribute such funds to the Operating Partnership as a contribution to capital and purchase of additional interests in the Operating Partnership. It is anticipated that borrowings will continue to be made through the Operating Partnership or other entities, although the Company may also incur indebtedness that may be re-borrowed by the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. The Company has not established any limit on the number or amount of mortgages or unsecured debt that may be placed on any single property or on its portfolio as a whole.

  The Board of Directors also has the authority to cause the Operating Partnership to issue additional Units in any manner (and subject to certain limitations in the Partnership Agreement on such terms and for such consideration) as it deems appropriate.

  The Board of Directors of the Company may also decide to seek financing for the purposes of managing the Company's balance sheet by adjusting the Company's existing capitalization. The refinancing of the Company's balance sheet may entail the issuance and/or retirement of debt, equity or hybrid securities.

                                  THE COMPANY

COMPANY OVERVIEW

  The Company is a self-administered and self-managed REIT that finances, acquires, develops, manages and leases health care properties. The Company's business currently consists of investments, made either directly or through joint ventures, in health care properties and in debt obligations secured by health care properties. The Company's operations currently focus primarily on opportunities to acquire or finance MOBs through its MOB operations, or Senior Care facilities through its senior care operations.

  The MOB business strategy is to acquire, develop, manage and lease a portfolio of medical office buildings and related health care facilities. The Company currently seeks growth opportunities nationwide in major population centers through acquisition or development of additional medical office properties directly or through strategic joint ventures. The MOB portfolio currently consists of approximately 703,000 rentable square feet. The Company directly owns the Properties, including 19 high quality medical office buildings and an adjacent parking facility. Fourteen of the Properties are located in California and six of the Properties are located in New Jersey. Several of the Properties include retail space on the ground level. As of September 30, 1997, the Properties were approximately 94.0% leased to over 300 tenants.

  The Senior Care business strategy is to capitalize on consolidation opportunities in the senior care industry by providing short-term secured loans to facilitate third-party acquisitions and by making selected equity investments. The Company, directly and through an unconsolidated operating venture with Nomura, the GLN Venture, provides short-term financing and participating loans secured by health care properties throughout the United States. The Company also seeks to acquire direct ownership interests in senior care facilities. The Company believes the extensive operating requirements and budgetary constraints of Federal, state and local governments have created competitive pressures that have caused a consolidation of the senior care industry. The Company's Senior Care portfolio currently consists of (i) five loans secured by first deeds of trust on senior care facilities located in California, Oregon, Idaho and Maryland and (ii) direct ownership interests in a senior care facility located in Arizona and a hospital located in California, consisting of an aggregate of 281 beds. The GLN Venture's Senior Care portfolio currently consists of two secured loans with an aggregate outstanding balance of approximately $8.0 million including principal (at face value) and accrued, unpaid interest.

  The Company intends to continue to grow by enhancing the operating performance of its existing properties by selectively acquiring MOBs and senior care facilities and by originating loans secured by senior care facilities that meet the Company's underwriting criteria. Among the key elements of the Company's growth strategy are improving rental income by aggressively marketing available space and applying its rigorous investment analysis to proposed acquisitions and short term loans.

BUSINESS AND OPERATING STRATEGY

  The Company's primary business objective is to maximize the total return to stockholders through increases in dividends and appreciation in the value of the Company's capital stock through long-term investment in medical office properties and senior care facilities, either directly or through affiliates and short-term investments in loans secured by senior care facilities located throughout the United States, either directly or through affiliates. The Company seeks to achieve these objectives by enhancing the operating performance of its existing properties as well as through the selective acquisition of medical office buildings and senior care facilities and by originating loans secured by health care properties in which the Company has an investment interest. Key elements of the Company's MOB operating strategy include: (i) improving rental income and cash flow by aggressively marketing available space; (ii) designing and renovating tenant space to meet the diverse needs of medical practitioners; (iii) actively managing renovation costs and minimizing other operating expenses such as leasing commissions by conducting management, leasing, maintenance and marketing activities internally; (iv) maintaining a diversified tenant base consisting of a cross section of medical specialties; and (v) emphasizing regular maintenance, periodic renovation and capital improvements to maximize long-term returns. Key elements of the Company's Senior Care operating strategy include: (i) making short-term secured loans, typically to nonprofit entities; (ii) monitoring the issuance of tax-exempt bonds by a political subdivision with which a nonprofit entity has contracted; (iii) negotiating the repayment of the Company's loans through a combination of cash payments and permanent loan replacement; and (iv) locating high-quality operators who will effectively and efficiently operate the senior care facilities in which the Company has an investment interest to maximize their value.

ACQUISITIONS AND INVESTMENTS

  Medical Office Building Operations. In its acquisition analysis, management reviews certain factors including: (i) location of the property, particularly its proximity to major hospitals; (ii) construction quality and design of the property; (iii) historical, current and projected cash flow of the property;
(iv) potential for increased cash flow and capital appreciation of the property; (v) tenant mix and terms of the tenant leases, including the potential for rent increases; (vi) occupancy rates and demand for medical office properties in the vicinity; and (vii) prospects for liquidity through sale, financing or refinancing of the property. The Company anticipates that the Operating Partnership will continue to purchase fee interests in properties; however, the Company may participate, on a selective basis, in joint venture transactions, or acquire partnership interests as the Board of Directors may determine from time to time to be in the best interests of the Company. Such investments may be subject to existing mortgage financing and other indebtedness that have priority over the equity interest of the Company and may not afford the Company with the operating control it has with respect to the Properties. See "Policies with Respect to Certain Activities-- Investment Objectives and Acquisition Policies."

  Senior Care Operations. In connection with its acquisition of senior care facilities and funding of short-term mortgage loans, management analyzes and reviews certain factors including: (i) the operating history of the entity and managers who will be responsible for operating the senior care facility; (ii) the value of the target property; (iii) the location of the property, particularly its proximity to shops, markets and other health care facilities; and (iv) the anticipated potential for short-term gain and long-term profits from investment in the target property. In its mortgage loans analysis, management also reviews, among other factors, the investment history of the organization acquiring the senior care facility. The Company anticipates that it will continue to acquire ownership interests in, and provide financing for, senior care facilities.

COMPETITIVE STRENGTHS

  In addition to the Company's investments in existing MOB properties, the Company seeks to make selective acquisitions of medical office properties. From time to time hospital owners sell their medical office buildings to raise capital. These sales create opportunities for the Company to acquire medical office buildings on attractive terms. The Company believes that its successful history of operating medical office properties provides it with a competitive advantage in the acquisition, development and management of medical office buildings, because hospitals will often seek a buyer with the operating skill necessary to meet the needs of the medical practitioners located in the building.

  Through its Senior Care operations, and indirectly through the GLN Venture, the Company initially provided short-term financing (typically 6-24 months) secured by senior care facilities. The Company has expanded its Senior Care operations and currently also seeks to selectively acquire ownership interests in senior care facilities which have characteristics consistent with the Company's growth strategy. The Company believes that the aging population in the United States has increased the demand for efficiently operated senior care facilities. The Company believes that it is in a position to capitalize on this increased demand for senior care facilities by selectively acquiring ownership interests in attractively situated senior care facilities and by funding secured short-term mortgage loans to facilitate the acquisition of senior facilities by third-party investors. In addition, the Company's ability to originate and service HUD-insured loans enhances its ability to secure long-term financing for owners of senior care facilities, providing the Company with an important exit strategy option in its existing Senior Care loan program. The Company also believes that there is potential for the Company to make additional acquisitions of senior care facilities and to fund new secured short-term loans for the acquisition of senior care facilities by third parties. See "Recent Developments," "Risk Factors--Specific Risks Relating to Investments in Trust Deeds Secured by Senior Care Facilities" and "Business and Properties--Senior Care Operations."

  Financing for new acquisitions of medical office building properties and senior care facilities and investments may be provided through existing or new joint ventures with third parties, third-party financing in the form of secured or unsecured debt or equity or from the sale of securities. The Company's access to the public capital markets facilitates its ability to acquire ownership interests in additional medical office buildings and senior care facilities and to invest in loans secured by senior care facilities. However, notwithstanding any business policies or objectives of the Company described in this Prospectus, no assurance can be given that the Company, or its investment affiliates, will be able to make acquisitions on favorable terms, that such properties will be profitably operated or that the Company, or its investment affiliates, will continue to make favorable investments in mortgages secured by senior care facilities. In addition, the Company and its investment affiliates will likely incur additional indebtedness in connection with future acquisitions. See "Risk Factors--General Real Estate Investment Considerations--Leverage; Adverse Impact of Rising Interest Rates."

PROPERTY MANAGEMENT

  The Company provides a full range of management services for the operation of medical office buildings. The ability of the Company to manage medical office properties to meet the unique needs of medical practitioners has been critical to its success to date. The Company has experienced lease renewal rates of approximately 88.5%, 91.1% and 85.7% for the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1997, respectively, with respect to medical office space in the Properties based on the medical office space leases available for renewal in these periods. Developing and managing medical office properties differs from developing and managing general office properties due to the special requirements of the tenants and their patients. Medical office buildings generally have higher maintenance requirements in the public areas due to heavy foot traffic, many short appointments which increase demand on parking facilities, the use of sophisticated medical equipment requiring increased plumbing and electrical capacity and expanded environmental regulations that impose more stringent restrictions on the disposal of medical waste. The management of medical office properties also generally requires experience in specialized tenant improvements and higher levels of responsiveness required by medical practitioners.

  Additional important management functions include the placement of tenants within medical office properties to accommodate increased space needs and managing the tenant mix at properties so that referrals by practitioners with different specialties within the building are facilitated. The Company stresses meeting these and other special demands of medical property tenants.

EMPLOYEES

  As of September 30, 1997, the Company (including the Operating Partnership) employed 28 persons, 7 of whom are on-site building employees who provide maintenance services for the Properties and 6 of whom are professional employees engaged in leasing, asset management and administration.

LEGAL PROCEEDINGS

  Neither the Company nor the Operating Partnership is currently a party to any legal proceedings other than certain legal proceedings arising in the ordinary course of business, which are not expected to have a material adverse effect on the Company.

TAX STATUS

  The Company believes that it has operated in such a manner as to qualify for taxation as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1993, and the Company intends to continue to operate in such a manner. As long as the Company qualifies for taxation as a REIT under the Code, the Company generally will not be taxed at the corporate level. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to Federal income and excise taxes on its undistributed income.

THE OPERATING PARTNERSHIP

  The Company owns an 89% interest in the Operating Partnership of which 1% is held as the sole general partner and 88% of which is held as a limited partner. All of the properties or interests therein are held by, and the Company's operations are conducted through, the Operating Partnership or other entities created for financing purposes.

  The net proceeds of this Offering will be contributed by the Company to the Operating Partnership in exchange for newly issued Units in the Operating Partnership which will have substantially similar terms to the Series B Preferred Stock offered hereby.

  At the 1997 Annual Meeting of the Company's stockholders held on May 28, 1997, the stockholders approved a proposal to authorize the issuance of additional Units to directors of the Company (or entities in which they have interests) that are convertible into up to 5% of the outstanding shares of Common Stock of the Company. These additional Units may be issued to the directors (or related entities) only in exchange for real property in transactions approved as fair to the Company by a committee of independent directors. Each Unit will be purchased at a premium of $0.25 over the market value of a share of Common Stock. This authorization provides the Company with the flexibility to acquire desirable properties through equity financing with reduced cash outlays and without the expense and delay involved in seeking purchase money financing.

  As the general partner of the Operating Partnership, the Company has the power and authority under the Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement") to manage and conduct the business of the Operating Partnership, subject, in certain circumstances, to the consent of a majority of or all the outstanding percentage interest of the limited partners. See "The Partnership Agreement--Limited Partner Approval Rights." In addition, as the general partner, the Company owes fiduciary duties to the limited partners of the Operating Partnership. See "Policies With Respect to Certain Activities--Conflict of Interest Policies." The Board of Directors of the Company manages the affairs of the Company and thereby the affairs of the Operating Partnership. No special compensation is paid to the Company for its services as general partner. All of the operating expenses are incurred at the Operating Partnership level and the limited partners of the Partnership therefore share in the expenses of operation. The Company is entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to the Company's percentage interest therein. See "The Partnership Agreement--Distributions and Allocations."

                            ORGANIZATIONAL STRUCTURE

  The current structure of the Company and the ownership of interests in the Operating Partnership and other related entities directly or indirectly controlled by the Company, through which the Company does business, are shown in the following chart.

                             [CHART APPEARS HERE]

(1) The Company is the sole general partner and 89% owner of the Operating Partnership. Of its 89% interest, 1% is held as general partner and 88% is held as a limited partner. The Operating Partnership's remaining 11% partnership interest is owned by individual limited partners. Upon completion of the offering hereby, the Company will contribute the net proceeds to the Operating Partnership in exchange for additional Units having terms and conditions identical to those of the Series B Preferred Stock offered hereby.

(2) The Company does not have voting control of the GLN Venture and therefore it is an unconsolidated operating affiliate of the Company.

(3) G&L Hampden, Inc., a Delaware Corporation and a wholly owned subsidiary of the Company is the managing member and the owner of a 1% membership interest of Hampden.

(4) G&L Medical, Inc., a Delaware Corporation and a wholly owned subsidiary of the Company, is the sole general partner and 1% owner of the Medical Partnership.

(5) G&L Realty Financing II, Inc., a Delaware Corporation and a wholly owned subsidiary of the Company, is the sole general partner and 1% owner of the Realty Financing Partnership.

(6) G&L Delaware Management Corp., a Delaware Corporation and a wholly owned subsidiary of the Company, is the managing member and the owner of a 1% membership interest of the PHP Venture.

(7) G&L Senior Care, Inc., a Delaware Corporation and a wholly owned subsidiary of the Company, is the managing member and the owner of a 1% membership interest of G&L Gardens.

                            BUSINESS AND PROPERTIES

  The Properties consist of 19 high quality medical office buildings and an adjacent parking facility. As of September 30, 1997, the Properties were approximately 94.0% leased to over 300 tenants. The Company's tenants are primarily established medical practitioners representing a cross section of medical practices.

DESCRIPTION OF THE PROPERTIES AND TENANTS

 Company Properties

  The Company, through its MOB operations, acquires, develops, manages and leases medical office buildings and related health care facilities. Developing and managing medical office properties differs from developing and managing conventional office buildings due to the special requirements of the tenants and their patients. Because doctors now perform a variety of medical procedures in their offices, many medical office buildings have become sophisticated ambulatory centers that allow for out-patient surgery and procedures. In addition, medical office buildings generally have higher maintenance requirements in the public areas due to heavy foot traffic, many short appointments which increase demand on parking facilities, the use of sophisticated medical equipment requiring increased plumbing and electrical capacity and expanded environmental regulations that impose more stringent restrictions on the disposal of medical waste. The management of medical office properties also generally requires experience in specialized tenant improvements and higher levels of responsiveness required by medical practitioners. Additional important management functions include the placement of tenants within medical office properties to accommodate increased space needs and managing the tenant mix at properties to facilitate referrals by practitioners with different specialties within the building. The Company stresses meeting these and other special demands of medical property tenants.

  The health care industry is facing various challenges, including increased government and private payor pressure to reduce medical delivery costs. Substantially all of the Company's tenants are in the medical profession and could be adversely affected by cost containment and other health care reform proposals. Proposals that limit access to medical care or reduce the reimbursement of physicians' services may impact the ability of the Company's tenants to pay rent. The Company believes that the aging population in the United States, combined with other recent trends in the health care industry, such as the performance of non-acute procedures outside of hospitals, could spur increased demand for space in full service medical office buildings which contain surgicenters and out-patient facilities, such as those owned by the Company.

  The following table sets forth certain information regarding each of the Properties as of September 30, 1997.

                           PROPERTIES--SUMMARY DATA

                              YEAR      RENTABLE RENTED                  TOTAL     AVERAGE
                         CONSTRUCTED OR  SQUARE  SQUARE               ANNUALIZED   RENT PER
      PROPERTY(1)        REHABILITATED  FEET(2)  FEET(3) OCCUPANCY(3)   RENT(4)   SQ. FT.(5)
      -----------        -------------- -------- ------- ------------ ----------- ----------
SOUTHERN CALIFORNIA
-------------------
 405 N. Bedford, Beverly   1947/1987     46,463   44,655     96.1%    $ 2,142,550   $47.98
  Hills, CA.............
 415 N. Bedford, Beverly      1955        5,720    5,720    100.0         216,564    37.86
  Hills(6)..............
 416 N. Bedford, Beverly   1946/1986     40,111   36,324     90.6       1,380,630    38.01
  Hills.................
 435 N. Bedford, Beverly   1950/63/84    54,047   50,637     93.7       1,658,200    32.75
  Hills.................
 435 N. Roxbury, Beverly   1956/1983     42,360   39,624     93.5       1,396,522    35.24
  Hills.................
 436 N. Bedford, Beverly      1990       76,348   76,348    100.0       3,102,826    40.64
  Hills.................
 Holy Cross Medical           1985       72,457   66,773     92.1       1,832,869    27.45
  Plaza.................
  11550 Indian Hills
  Road
  Mission Hills, CA
 St. Joseph's Medical         1987       25,684   25,684    100.0         698,446    27.19
  Office Bldg. .........
  2031 West Alameda Ave.
  Burbank, CA(7)
 Sherman Oaks Medical      1969/1993     69,571   64,282     92.4       1,415,506    22.02
  Plaza.................
  4955 Van Nuys Blvd.
  Sherman Oaks, CA
 Regents Medical Center.      1989       65,879   63,085     95.8       1,517,621    24.06
  4150 Regents Park Row
  La Jolla, CA
 Cigna HealthCare             1992       47,604   47,604    100.0       1,096,796    23.04
  Building..............
  12701 Schabarum Ave.
  Irwindale, CA
 Tustin--Medical Office       1969       18,091    8,972     49.6         132,193    14.73
  I.....................
  14591 Newport Avenue
  Tustin, CA
 Tustin--Medical Office       1985       47,954   40,150     83.7         511,398    12.74
  II....................
  14642 Newport Avenue
  Tustin, CA
 1095 Irvine Boulevard..      1995       10,125   10,125    100.0         197,080    19.46
  Tustin, CA
NEW JERSEY
----------
 2103 Mt. Holly Rd......      1994       12,560   12,560    100.0         434,950    34.63
  Burlington, NJ
 150 Century Parkway....      1995       12,560   12,560    100.0         391,310    31.16
  Mt. Laurel, NJ
 274 Highway 35, South..      1995       12,560   12,560    100.0         481,030    38.30
  Eatontown, NJ
 80 Eisenhower Drive....      1994       12,675   12,675    100.0         421,800    33.28
  Paramus, NJ
 16 Commerce Drive......      1963       17,500   17,500    100.0         491,670    28.10
  Cranford, NJ
 4622 Black Horse Pike..      1994       12,560   12,560    100.0         437,490    34.83
  May Landing, NJ
                                        -------  -------              -----------
Total/Weighted average
 of all properties......                702,829  660,398     94.0%    $19,957,451   $30.22
                                        =======  =======              ===========

--------
(1) The Operating Partnership or the Realty Financing Partnership owns a 100% fee simple interest in all of the properties except 435 North Roxbury, which is owned by 435 North Roxbury Drive, Ltd., of which the Operating Partnership owns a 61.75% partnership interest and is the sole general partner.
(2) Rentable square feet includes space used for management purposes but does not include storage space.
(3) Occupancy includes occupied space and space used for management purposes. Rented square feet includes space that is leased but not yet occupied. Occupancy figures have been rounded to the nearest tenth of one percent.
(4) Rent is based on third-party leased space billed in September 1997; no rent is assumed from management space.
(5) Average rent per square foot is calculated based upon third-party leased space, excluding management space.
(6) This property consists of retail space and parking facilities.
(7) The Saint Joseph's Professional Building was acquired from the Sisters of Providence, who have guaranteed up to an annual gross rent of $765,000 per year through October 31, 1998; however, the guarantee is limited to a maximum annual reimbursement of $225,000.

                     SENIOR CARE FACILITIES--SUMMARY DATA

                                                                                           AVERAGE
                              YEAR                       PERCENTAGE               TOTAL     ANNUAL
                         CONSTRUCTED OR  DATE  NUMBER OF  OF BEDS     PURCHASE  ANNUALIZED RENT PER
        PROPERTY         REHABILITATED  LEASED   BEDS     OCCUPIED     PRICE       RENT      BED
        --------         -------------- ------ --------- ----------  ---------- ---------- --------
Southern California
-------------------
 Tustin Hospital(2).....      1969      5/1/97    183       0.0%(3)  $1,900,000  $396,000   $2,164
  14662 Newport Avenue
  Tustin, CA
Arizona
-------
 Maryland Gardens.......   1951-1957    6/1/97     98      98.0%      4,600,000   351,429    3,586
  31 West Maryland
  Avenue
  Phoenix, AZ

--------
(1) Occupancy is on a per-bed basis.
(2) Rent is due to commence January 1998. Rent for the months of October, November and December 1997 is deferred until July 1998, at which time the monthly rent is increased from $33,000 to $35,062.50 for the remaining term of the lease.
(3) Tustin Hospital is currently under renovation at the tenant's expense and is due to open in January 1998.
(4) The lease provides for triple net rental payments in the amount of $30,000 in September 1997. The monthly rental payment will be increased to $35,000 per month from October 1997 through April 1998 and June through July 1998. No rental payments will be due in May 1998.

PROPERTIES

Southern California Properties

  Six of the Properties are located on North Bedford and North Roxbury Drives in the "Golden Triangle" area of Beverly Hills, California, near three major hospitals--Cedars Sinai Medical Center, Century City Hospital and UCLA Medical Center. The buildings feature high quality interior improvements, including rich wood paneling and brass hardware appointments, both in the common areas and in most of the doctors' offices. These six Properties include ten operating rooms, two of which are located in the Saint John's Hospital surgicenter at 405 North Bedford Drive. The 405, 416 and 436 North Bedford Drive buildings each have emergency back-up generators. Parking for these six Properties is provided in the 415 North Bedford garage and in subterranean parking at 436 North Bedford and 435 North Roxbury Drives. Each of these medical office buildings has copper insulated pipe with sufficient capacity for medical use, electrical systems designed for extra load requirements and extensive security systems.

 405 North Bedford Drive, Beverly Hills

  The 405 North Bedford Drive medical office building, built in 1947 and extensively remodeled in 1988, consists of four stories plus a penthouse and a basement. The reinforced brick building, with ground floor retail space, features cherry wood paneled walls and brass hardware in the common areas and decorative concrete trim on the exterior.

  Saint John's Hospital is the only tenant leasing more than 10% of the rentable square footage of 405 North Bedford, occupying 36,787 square feet (approximately 75%) of the rentable square footage in that building. Its lease expires on March 31, 1998 and provides for a monthly rental of $147,144. The lease contains an option to renew for two consecutive five-year terms. Saint John's Hospital subleases much of the space to doctors affiliated with the hospital. Management anticipates that the Company will enter into new leases with the existing sublease tenants at the expiration of Saint John's lease in March 1998.

 415 North Bedford Drive, Beverly Hills

  The 415 North Bedford Drive building is a four-level parking structure with approximately 5,720 square feet of ground floor retail space for seven tenants. The parking structure contains 316 tandem-striped spaces and is valet operated.

 416 North Bedford Drive, Beverly Hills

  The 416 North Bedford Drive property is a four-story reinforced brick medical office building with a basement and ground floor retail space. Built in 1946 and extensively remodeled in 1987, the building features oak paneled walls and molding, brass hardware, tinted concrete borders on the exterior, and fourth floor skylights that provide an open, airy atmosphere in the hallway and some of the suites.

  A plastic surgeon leases more than 10% of the rentable square footage of 416 North Bedford, occupying 4,622 square feet or 11.3% of the rentable square footage of the building. The monthly rental is $16,853. The lease expires on November 30, 2002 and contains a five-year renewal option.

 435 North Bedford Drive, Beverly Hills

  The 435 North Bedford Drive property is a four-story, reinforced brick and masonry medical office building with a penthouse, basement, and ground floor retail space. Built in 1959 and extensively remodeled in 1984, the building features oak molding, wall sconces and paneling in the hallways plus stained runner boards and built-in stained hardwood cabinets in some of the medical office suites.

 435 North Roxbury Drive, Beverly Hills

  The 435 North Roxbury Drive property is a four-story medical office building with a penthouse, subterranean parking and retail space on the ground floor. The building, which was built in 1956 and extensively remodeled in 1983, features a reinforced brick and masonry exterior and raised, oak-stained paneling and molding in the hallways.

  Two tenants in 435 North Roxbury each occupy more than 10% of the rentable square footage. A dermatologist occupies 5,291 square feet (12.5% of the rentable square footage) pursuant to a lease which provides for a monthly rental of $16,667. The lease expires September 30, 2001 and contains a provision for a five-year renewal option. An internist occupies 6,183 square feet (14.6% of the rentable square footage) pursuant to a lease which provides for a monthly rental of $18,549. The lease expires on November 30, 1999.

 436 North Bedford Drive, Beverly Hills

  The 436 North Bedford Drive property is a three-story medical office building with three levels of subterranean parking. Built in 1990, the building features ground floor retail and office space surrounding a central courtyard and balconies at selected locations on the second and third floors. The exterior is clad in rose color sandstone with cast stone and granite trim. The central courtyard features a cascading waterfall sculpture and stone pavers with intricate marble and stone patterns. Cherry wood paneled walls also line the elevator lobbies on all floors and portions of the hallways.

 Holy Cross Medical Plaza, Mission Hills

  The Holy Cross Medical Plaza is situated on approximately 2.6 acres of the 15-acre campus of Holy Cross Medical Plaza, a 316-bed hospital. The campus also includes the Villa de la Santa Cruz skilled nursing facility, another medical office building, a magnetic resonance imaging center, and an outpatient diagnostic center. Built in 1984, the Holy Cross Medical Plaza is a three-story office building occupied primarily by medical and dental practitioners. A two-story parking structure and an open asphalt-paved lot can accommodate a total of 333 vehicles. The surrounding site is landscaped with grass, trees, shrubs, and planter boxes.

  Two tenants occupy more than 10% of the rentable square footage in the Holy Cross Medical Plaza property. Holy Cross Surgical Center occupies 12,456 square feet (17.2% of the rentable square footage) pursuant to a lease that provides for monthly rent of $35,548. The lease expires October 31, 2006 and provides for a ten-year renewal option. Dialysis Center occupies 10,639 square feet (14.7% of the rentable square footage) pursuant to a lease that provides for monthly rent of $19,633.00. The lease expires March 31, 2006 and provides for two, five-year renewal options.

 St. Joseph's Professional Building, Burbank

  The Saint Joseph's Professional Building is a steel frame, brick-facade building, constructed in 1987, that features two floors of office space over three levels of subterranean parking which can accommodate up to 100 vehicles. The building is located one-quarter of a mile from Saint Joseph's Hospital and is directly across the street from the Walt Disney Company's world headquarters campus. Saint Joseph's Hospital includes 658 beds and is owned by the Sisters of Providence, an organization which owns other hospitals throughout North America. The Saint Joseph's Professional Building was acquired from the Sisters of Providence, who have guaranteed up to an annual gross rent of $765,000 per year through October 31, 1998; however, the guarantee is limited to a maximum annual reimbursement of $225,000. Currently, the office building is fully leased. Since the acquisition, the Company has negotiated with the existing tenants to extend their leases beyond the rent guarantee period.

  Two tenants in St. Joseph's Professional Building occupy more than 10% of the rentable square footage. Total Renal Care occupies 9,067 square feet (35.3% of the rentable square footage) pursuant to a lease which provides for a monthly rental of $21,403 plus expense reimbursements for excess utility consumption. Its lease expires October 31, 2000 and provides for one five-year renewal option. A doctors' group occupies five medical suites totaling 8,942 square feet (34.82% of the rentable square footage) pursuant to leases which provide for aggregate monthly rents of $19,145. The leases expire beginning on various dates between October 31, 1998 and October 31, 2001.

 Sherman Oaks Medical Plaza, Sherman Oaks

  The Sherman Oaks Medical Plaza is a seven-story office building, constructed in 1968, that is adjacent to the Sherman Oaks Hospital and Health Center, a 156-bed hospital which includes the major burn center for the San Fernando Valley. A $1 million capital improvement program renovating the building systems and common areas of the Sherman Oaks Medical Plaza was completed in 1994. The Company also owns the adjacent air rights and three-level parking structure behind the property which provides a total of 426 parking spaces. The land beneath the parking structure is owned by Sherman Oaks Hospital which also leases 150 parking spaces in the structure.

 Regents Medical Center, La Jolla

  The Regents Medical Center is a three story building situated on approximately 2.6 acres in the University Town Center area of San Diego, near the University of California, San Diego. The building, which was constructed in 1989, has ground level retail spaces, two upper floors of medical offices, and subterranean and ground level parking that can accommodate a total of 285 vehicles.

  UCSD Orthomed, an affiliate of the University of California, occupies 14,036 square feet (approximately 21%) of the rentable area of the building pursuant to leases which provide for an aggregate monthly rental of $27,167. The leases expire at various dates between January 31, 2000 and January 31, 2002.

 Cigna HealthCare Building, Irwindale

  The Cigna HealthCare Building in Irwindale, California is a two story medical office building, constructed in 1992, on a site that provides two parking areas with a total of 244 spaces. This property was 100% leased to Cigna HealthCare of California, Inc., which subsequently assigned the lease to Caremark International, Inc., effective January 1, 1996. Rent obligations under the lease are guaranteed by Cigna HealthCare, Inc. The lease, which provides for monthly rent of $91,399 triple net, expires November 30, 2004 and provides for two, five-year options.

 Tustin--MOB I

  The 14591 Newport Avenue building in Tustin, California is a two-story medical office building that was constructed in 1969 on a 1.2-acre site. The site is landscaped with grass lawns, shrubs, and trees and includes an asphalt-paved parking lot with approximately 105 parking spaces, representing a parking ratio of 6.4 parking spaces per 1,000 square feet of building area.

 Tustin--MOB II

  The 14642 Newport Avenue building in Tustin, California is a four-story medical office building, developed in 1985, that features a surgery center with three operating rooms, a pharmacy, and an industrial clinic on the first floor. Medical offices are located on all of the other floors.

  One tenant occupies more than 10% of the rentable square footage in the 14642 Newport Avenue Building. Pacific Health Corporation leases the surgery center and occupies 7,444 square feet (14% of the rentable square footage) pursuant to a lease that provides for a monthly rental of $16,749.00 who also leases the Tustin Hospital. The lease expires on November 30, 2001 and provides for one, five-year renewal option.

 1095 Irvine Boulevard, Tustin

  The 1095 Irvine Boulevard building in Tustin, California was redeveloped in 1995 as a primary health care center for physicians who are part of the St. Joseph Hospital of Orange health care network. The property is leased to St. Joseph Hospital, Inc. under a net lease with a 15 year term, which began in August 1995, and provides for annual cost of living rent escalations. The lease provides for a monthly rental of $16,087 and expires on July 31, 2010.

New Jersey Properties


  As of August 15, 1997, PHP leases 100% of the following properties from GL/PHP under the terms of a 17-year net operating lease that provides for rent increases equal to the annual increase in the Consumer Price Index, subject to a 5% maximum annual increase.

 150 Century Parkway, Mount Laurel Township

  The property is located in Burlington County and consists of a one-story medical center containing a net rentable area of approximately 12,560 square feet. The building is situated on approximately 2.50 acres and is currently occupied by an affiliate of PHP. The existing operation consists of medical personnel providing primary care services to members of various HMO organizations.

 80 Eisenhower Drive, Paramus Borough

  The property is located in Bergen County and consists of a one-story medical building containing a net rentable area of approximately 12,675 square feet. The building is situated on approximately 2.27 acres and is currently occupied by an affiliate of PHP. The existing operations consist of medical personnel providing primary care services to members of various HMO organizations.

 16 Commerce Drive, Cranford Township

  The property is located in Union County and consists of a two level medical center containing a net rentable area of approximately 17,500 square feet. The building is situated on approximately 3.059 acres and is currently occupied by an affiliate of PHP. The existing operation consists of medical personnel providing primary care services to members of various HMO organizations.

 4622 Black Horse Pike, Hamilton Township

  The property is located in Atlantic County and consists of a one level medical center containing a net rentable area of approximately 12,560 square feet. The building is situated on approximately 2.73 acres and is currently occupied by an affiliate of PHP. The existing operation consists of medical personnel providing primary care services to members of various HMO organizations.

 2103 Mount Holly Road, Burlington Township

  The property is located in Burlington County and consists of a one level medical center containing a net rentable area of approximately 12,560 square feet. The building is situated on approximately 2.43 acres and is currently occupied by an affiliate of PHP. The existing operation consists of medical personnel providing primary care services to members of various HMO organizations.

 274 Route 35, Eaton Town Borough

  The property is located in Monmouth County and consists of a one level medical center containing a net rentable area of approximately 12,560 square feet. The building is situated on approximately 4.66 acres and is currently occupied by an affiliate of PHP. The existing operation consists of medical personnel providing primary care services to members of various HMO organizations.

SENIOR CARE FACILITIES

Southern California Facility

 Tustin Hospital, Tustin

  The 14662 Newport Avenue building in Tustin, California is a single-story, 183-bed, 101,000 square foot hospital that was developed in two phases beginning in 1969 and ending in 1974. The hospital includes a full service emergency room, five operating rooms, an intensive care ward, administrative offices, conference rooms, kitchen and cafeteria, pharmacy facilities, gift shop, x-ray facilities and a basement service area. The hospital has an emergency back-up generator with a 10,000 gallon underground fuel tank that complies with current environmental requirements. The hospital was vacant when the Company acquired the property on June 14, 1996. As of May 1, 1997, the hospital has been 100% leased to Pacific Health. The lease provides for triple net rental payments which are due to commence January 1998. Rental payments for the months of October through December 1997, are deferred until July 1998, at which time the monthly rent is increased from $33,000 to approximately $35,000. The lease expires June 30, 2002 and provides for three, five-year renewal options. In July 1997, the Company granted Pacific Health an option, which expires on July 1, 2001, to purchase the hospital for $5.0 million.

  Although there can be no assurance, the Company expects that the anticipated January 1998 reopening of the hospital will assist in efforts to lease the vacant space in the Company's adjacent MOB's.

Arizona Facility


 Maryland Gardens

  The property is located in Phoenix and consists of a total of 98 beds. The facility is situated on approximately 1.84 acres and is currently leased to Capital Senior Management. This operating lease expires in July 1998 and provides for triple net rental payments in the amount of $30,000 in September 1997. The monthly rental payment will be increased to $35,000 per month from October 1997 through April 1998 and June through July 1998. No rental payments will be due in August 1997 and May 1998.

LEASES

 Medical Office Building Properties

  As of September 30, 1997, the Properties were approximately 94.0% leased. New leases and extensions are normally granted for a minimum of five years and provide for annual rent increases. Office tenants generally have gross leases whereby rents may be adjusted for a tenant's proportionate share of any increases in the cost of operating the building. Most retail tenants have net leases and pay their share of all operating expenses including property taxes and insurance. The following is a lease expiration table setting forth the number, square feet and associated annual rent for those leases expiring in future years.

                                NUMBER OF   APPROXIMATE                 % OF
                                 LEASES     TOTAL RENTED   ANNUAL   TOTAL ANNUAL
   YEAR OF LEASE EXPIRATION    EXPIRING(1) SQUARE FEET(1)   RENT      RENT(2)
   ------------------------    ----------- -------------- --------- ------------
     1997.....................      10         15,918       482,574     2.4%
     1998.....................      56        117,748(3)  4,317,546    21.6%
     1999.....................      36         57,827     1,676,535     8.4%
     2000.....................      48         71,399     2,022,879    10.1%
     2001.....................      36         57,728     1,830,760     9.2%
     2002.....................      24         52,293     1,568,577     7.9%
     2003.....................       6          9,065       254,007     1.3%
     2004.....................       5         53,348     1,243,616     6.2%
     2005.....................       9         18,344       655,950     3.3%
     2006.....................      14         43,015     1,340,055     6.7%
     2007 or later............      12        107,509     3,482,511    17.5%

--------
(1) Does not include month-to-month leases, management space or vacant space.

(2) Percentage of Total Annual Rent is based upon annualized revenues of $19,957,000. Percent of Total Annual Rent has been rounded to the nearest tenth of one percent.

(3) Includes the 36,787 sq. ft. lease with St. John's Hospital. St. John's Hospital has subleased approximately 75% of this space to third-party doctors. These subleases constitute an aggregate of approximately $101,000 in current monthly rental payments. If St. John's does not extend its option to renew, the Company will assume these existing subleases when the lease with Saint John's Hospital expires in 1998. All of these subleases will expire in 1998.

  The Company has been successful in obtaining lease renewals, achieving a weighted average renewal rate of approximately 85.7% on medical office leases expiring during the nine month period ended September 30, 1997. Although there can be no assurances that such renewal level can be maintained, the Company believes this high renewal rate is due in part to the tendency of medical practitioners to continue to practice in the same space over a number of years. Also, the Company's tenants frequently invest large sums of money in equipment and fixtures for their offices. Furthermore, relocating a doctor's office can be disruptive to the patients who are familiar with the doctor's office location.

  The following table sets forth the scheduled annual rent increases for the leases with respect to the Properties in effect at September 30, 1997.

                                                                         % OF
                                                                        TOTAL
                                                                       RENTABLE
                                                              SQUARE    SQUARE
     SCHEDULED ANNUAL RENT INCREASES                          FEET(1) FEET(1)(2)
     -------------------------------                          ------- ----------
     None.................................................... 148,283   22.5%
     Consumer Price Index related............................ 270,597   41.9%
     2%......................................................  17,759    2.7%
     3%......................................................  37,380    5.7%
     4%......................................................  45,282    6.9%
     5%...................................................... 137,239   20.8%
     8%......................................................   3,830    0.6%

--------
(1) Does not include 5.1% of the total rental square feet which is vacant space or management space.
(2) Percent of Total Rentable Square Feet has been rounded to the nearest tenth of one percent.

  The historical occupancy, rounded to the nearest tenth of one percent, of the MOB Properties is shown in the following table:

                       PROPERTIES--HISTORICAL OCCUPANCY

         PROPERTY                           1997(1) 1996   1995   1994   1993
         --------                           ------- -----  -----  -----  -----
SOUTHERN CALIFORNIA
-------------------
 405 N. Bedford............................   96.1% 100.0% 100.0%  96.2%  97.8%
 415 N. Bedford(2).........................  100.0  100.0  100.0  100.0  100.0
 416 N. Bedford............................   90.6   97.6  100.0  100.0   97.2
 435 N. Bedford............................   93.7   93.1   89.2   85.3   97.7
 435 N. Roxbury............................   93.5   93.6   95.6   91.7   94.5
 436 N. Bedford............................  100.0   98.4   90.0   92.8  100.0
 Holy Cross Medical Plaza(3)...............   92.1   93.1   94.7   87.7    N/A
 St. Joseph's Medical Bldg.(4).............  100.0  100.0  100.0  100.0    N/A
 Sherman Oaks Medical Plaza(3).............   92.4   86.7   90.0   79.8    N/A
 Regents Medical Center(3).................   95.8  100.0   90.9   87.6    N/A
 Cigna HealthCare Building(3)..............  100.0  100.0  100.0  100.0    N/A
 1095 Irvine Boulevard(5)..................  100.0  100.0  100.0    N/A    N/A
 14591 Newport Avenue, Medical Office I(6).   49.6   49.6    N/A    N/A    N/A
 14642 Newport Avenue, Medical Office         83.7   85.1    N/A    N/A    N/A
  II(6)....................................
NEW JERSEY
----------
 2103 Mt. Holly Rd.(7).....................  100.0    N/A    N/A    N/A    N/A
  Burlington, NJ
 150 Century Parkway(7)....................  100.0    N/A    N/A    N/A    N/A
  Mt. Laurel, NJ
 274 Highway 35, South(7)..................
  Eatontown, NJ                              100.0    N/A    N/A    N/A    N/A
 80 Eisenhower Drive(7)....................  100.0    N/A    N/A    N/A    N/A
  Paramus, NJ
 16 Commerce Drive(7)......................  100.0    N/A    N/A    N/A    N/A
  Cranford, NJ
 4622 Black Horse Pike(7)..................  100.0    N/A    N/A    N/A    N/A
  May Landing, NJ
                                             -----  -----  -----  -----  -----
Weighted average...........................   94.0%  93.7%  94.2%  90.9%  97.9%
                                             =====  =====  =====  =====  =====

--------
(1) 1997 contains information only through September 30, 1997.
(2) Retail space.
(3) Acquired in 1994.
(4) Acquired in December 1993.
(5) Placed in service in 1995.
(6) Acquired in June 1996 from a creditors committee. Previous operating statistics were not available.
(7) Acquired in February 1997. Prior to acquisition the facilities were operated as an acute care medical office building by the previous owner.

  The following tables set forth the annualized base rent per square foot for the MOB Properties for the past five years.

                PROPERTIES--ANNUALIZED BASE RENT PER SQUARE FOOT

         PROPERTY                           1997(1)  1996   1995   1994   1993
         --------                           ------- ------ ------ ------ ------
Southern California
-------------------
 405 N. Bedford............................ $47.98  $44.51 $41.64 $42.01 $37.87
 415 N. Bedford(2).........................  37.86   36.28  36.21  36.79  36.41
 416 N. Bedford............................  38.01   36.89  37.04  40.88  39.31
 435 N. Bedford............................  32.75   33.49  34.35  39.25  39.03
 435 N. Roxbury............................  35.24   36.50  37.11  38.39  38.12
 436 N. Bedford............................  40.64   39.84  42.13  44.71  44.17
 Holy Cross Medical Plaza(3)...............  27.45   28.07  25.91  28.77    N/A
 St. Joseph's Medical Bldg.(4).............  27.19   27.03  29.12  29.92    N/A
 Sherman Oaks Medical Plaza(3).............  22.02   22.90  23.32  23.57    N/A
 Regents Medical Center(3).................  24.06   24.93  27.11  28.38    N/A
 Cigna HealthCare Building(3)..............  23.04   23.04  23.04  23.01    N/A
 1095 Irvine Boulevard(5)..................  19.46   19.46  17.14    N/A    N/A
 14591 Newport Avenue, Medical Office I(6).  14.73   14.66    N/A    N/A    N/A
 14642 Newport Avenue, Medical Office
  II(6)....................................  12.74   12.34    N/A    N/A    N/A
New Jersey
----------
 2103 Mt. Holly Rd(7)......................  34.63     N/A    N/A    N/A    N/A
  Burlington, NJ
 150 Century Parkway(7)....................  31.16     N/A    N/A    N/A    N/A
  Mt. Laurel, NJ
 274 Highway 35, South(7)..................  38.30     N/A    N/A    N/A    N/A
  Eatontown, NJ
 80 Eisenhower Drive(7)....................  33.28     N/A    N/A    N/A    N/A
  Paramus, NJ
 16 Commerce Drive(7)......................  28.10     N/A    N/A    N/A    N/A
  Cranford, NJ
 4622 Black Horse Pike(7)..................  34.83     N/A    N/A    N/A    N/A
  May Landing, NJ
                                            ------  ------ ------ ------ ------
   Weighted average........................ $30.22  $29.81 $31.70 $34.01 $40.15
                                            ======  ====== ====== ====== ======

--------
(1) 1997 contains information only through September 30, 1997.
(2) Retail space.
(3) Acquired in 1994.
(4) Acquired in December 1993.
(5) Placed in service in 1995.
(6) Acquired in June 1996.
(7) Acquired in August 1997.

                        PROPERTIES--ANNUALIZED BASE RENT
                             (AMOUNTS IN THOUSANDS)

         PROPERTY                       1997(1)  1996    1995    1994    1993
         --------                       ------- ------- ------- ------- -------
Southern California
-------------------
 405 N. Bedford........................ $ 2,142 $ 2,183 $ 2,033 $ 1,904 $ 1,914
 415 N. Bedford(2).....................     217     217     216     210     205
 416 N. Bedford........................   1,381   1,468   1,511   1,658   1,599
 435 N. Bedford........................   1,658   1,718   1,690   1,660   2,044
 435 N. Roxbury........................   1,397   1,450   1,507   1,495   1,598
 436 N. Bedford........................   3,103   3,090   2,988   3,222   3,434
 Holy Cross Medical Plaza(3)...........   1,833   1,896   1,749   1,785     N/A
 St. Joseph's Medical Bldg.(4).........     698     694     758     764     N/A
 Sherman Oaks Medical Plaza(3).........   1,416   1,378   1,457   1,277     N/A
 Regents Medical Center(3).............   1,517   1,555   1,640   1,531     N/A
 Cigna HealthCare Building(3)..........   1,097   1,097   1,097   1,097     N/A
 1095 Irvine Boulevard(5)..............     197     197     174     N/A     N/A
 14591 Newport Avenue, Medical Office
  I(6).................................     132     120     N/A     N/A     N/A
 14642 Newport Avenue, Medical Office
  II(6)................................     511     504     N/A     N/A     N/A
New Jersey
----------
 2103 Mt. Holly Rd(7)..................     435     N/A     N/A     N/A     N/A
  Burlington, NJ
 150 Century Parkway(7)................     391     N/A     N/A     N/A     N/A
  Mt. Laurel, NJ
 274 Highway 35, South(7)..............     481     N/A     N/A     N/A     N/A
  Eatontown, NJ
 80 Eisenhower Drive(7)................     422     N/A     N/A     N/A     N/A
  Paramus, NJ
 16 Commerce Drive(7)..................     492     N/A     N/A     N/A     N/A
  Cranford, NJ
 4622 Black Horse Pike(7)..............     437     N/A     N/A     N/A     N/A
  May Landing, NJ
                                        ------- ------- ------- ------- -------
   Total............................... $19,957 $17,567 $16,820 $16,603 $10,794
                                        ======= ======= ======= ======= =======

--------
(1) 1997 contains information only through September 30, 1997.
(2) Retail space.
(3) Acquired in 1994.
(4) Acquired in December 1993.
(5) Placed in service in 1995.
(6) Acquired in June 1996 from a creditors committee. Previous operating statistics were not available
(7) Acquired in February 1997 and operated as an acute care medical office building by the previous owner.

  As of September 30, 1997, the Company's medical offices included a broad mix of medical specialties and other uses as shown in the table below:

                                                             % OF TOTAL LEASED
      PRACTICE AREA                        NUMBER OF SUITES MEDICAL OFFICE SPACE
      -------------                        ---------------- --------------------
     Allergy..............................         1                 0.20%
     Chiropractic.........................         2                 0.37%
     Dentistry............................        48                 9.62%
     Dermatology..........................        11                 3.20%
     Dialysis.............................         4                 3.16%
     Ear/Nose/Throat......................         5                 1.38%
     General Practice.....................        17                 5.27%
     Internal Medicine....................        35                10.61%
     Lab..................................         8                 0.89%
     Nephrology...........................         1                 0.10%
     Neurology............................         3                 0.39%
     OB/GYN...............................         5                 1.21%
     Ophthalmology........................         9                 2.51%
     Orthopedic...........................         5                 2.96%
     Other................................        15                 2.13%
     Pediatrics...........................         2                 0.75%
     Pharmacy.............................         4                 0.62%
     Physical Therapy.....................         4                 1.80%
     Plastic Surgery......................        17                 5.50%
     Podiatry.............................         4                 0.48%
     Primary Care.........................         9                21.45%
     Psychiatry...........................        10                 1.30%
     Psychology...........................        21                 2.15%
     Retail...............................        41                 8.97%
     Surgery..............................        18                11.92%
     Urology..............................         4                 1.06%
                                                 ---               ------
       Total..............................       303               100.00%
                                                 ===               ======

--------
* Percent of Total Leased Medical Office Space has been rounded to the nearest tenth of one percent.

 Senior Care Facilities

  The following lease expiration table sets forth the number, square feet, number of beds and associated annual rent for the Company's leased senior care facilities that have leases expiring in future years.

                                                                               % OF
                                 NUMBER OF   APPROXIMATE   NUMBER              TOTAL
                                  LEASES     TOTAL RENTED    OF               ANNUAL
     YEAR OF LEASE EXPIRATION   EXPIRING(1) SQUARE FEET(1)  BEDS  ANNUAL RENT RENT(2)
     ------------------------   ----------- -------------- ------ ----------- -------
     1998....................         1         24,862       98     351,429     53%
     2002....................         1        101,000      183     396,000     47%

--------
(1) Does not include month-to-month leases, management space or vacant space.
(2) Percentage of Total Annual Rent is based upon annualized revenues of $747,429. Percent of Total Annual Rent has been rounded to the nearest tenth of one percent.

  The historical occupancy, rounded to the nearest tenth of one percent, of the senior care facilities is shown in the following table:

                SENIOR CARE FACILITIES--HISTORICAL OCCUPANCY(1)

      PROPERTY                                   1997(2) 1996  1995  1994  1993
      --------                                   ------- ----- ----  ----  ----
SOUTHERN CALIFORNIA
-------------------
 Tustin Hospital(3).............................   0.0%   0.0%  (4)   (4)   (4)
ARIZONA
-------
 31 West Maryland...............................  98.0%  96.0% 97.0% 92.9% 88.8%

--------
(1) Occupancy is on a per-bed basis.
(2) 1997 contains information only through September 30, 1997.
(3) Tustin Hospital (acquired in 1996 and leased in 1997) is currently undergoing renovations and is due to reopen in December, 1997.
(4) Previously a full service community hospital, which was closed in March, 1996 and acquired in June 1996 from a creditors committee. Previous operating statistics are not available.

  The following tables set forth the annualized base rent per bed for the senior care facilities for the past five years.

             SENIOR CARE FACILITIES--ANNUALIZED BASE RENT PER BED

      PROPERTY                                       1997(1) 1996 1995 1994 1993
      --------                                       ------- ---- ---- ---- ----
Southern California
-------------------
 Tustin Hospital(2)................................. $2,164  (4)  (4)  (4)  (4)
Arizona
-------
 31 West Maryland Avenue(3).........................  3,586  (4)  (4)  (4)  (4)
  Phoenix, AZ
                                                     ------  ---  ---  ---  ---
   Weighted average................................. $2,660  --   --   --   --
                                                     ======  ===  ===  ===  ===

--------
(1) 1997 contains information only through September 30, 1997.
(2) Rent is due to commence January 1998. Rent for the months of October, November and December of 1997 is deferred until July 1998, at which time the monthly rent is increased from $33,000 to approximately $35,000 for the remaining term of the lease.
(3) The lease provides for triple net rental payments in the amount of $30,000 in June, July and September 1997. The monthly rental payment will be increased to $35,000 per month from October 1997 through April 1998 and June through July 1998. No rental payments were due in August 1997 or will be due in May 1998.
(4) This facility was previously managed by the owner and was not subject to a lease.

  As of September 30, 1997, the Company's senior care facilities included the uses shown in the following table.

                                                                     % OF TOTAL
      PRACTICE AREA                                  NUMBER OF BEDS  LEASED BEDS
      -------------                                  -------------- ------------
     Hospital.......................................      183           65.1%
     Primary Care...................................       98           34.9%

--------
* Percent of Total Leased Senior Care Space has been rounded to the nearest tenth of one percent.

SENIOR CARE OPERATIONS

 Lending Operations

  The Company, through its Senior Care operations, makes mortgage loans secured by senior care facilities. Many of the loans are intended to serve as bridge or interim financing (generally 6 to 24 months) for the acquisition of such facilities by joint ventures in which the Company participates or by third parties. The maturity of the loan made by the Company is determined primarily by the timing of the sale of tax exempt bonds or the completion of permanent financing by the buyer. The Company has from time to time extended the maturity dates of outstanding loans to give borrowers additional time to obtain permanent financing and taken a participation interest in such loans upon maturity in lieu of full debt repayment in the form of cash. Loans made by the Company generally bear interest at fixed rates, with the per annum interest rate increasing under certain circumstances in which an extension of the original maturity date is required due to the timing and availability of financing. The Company may receive fees and certain other consideration for making the loans. From June 1995 through September 30, 1997, the Company made a total of ten loans in an aggregate principal amount of approximately $26.9 million for the purpose of acquiring senior care facilities and acquired $20.0 million in existing bonds, which are, in most instances, secured by first mortgages on the facilities acquired.

  Of the ten mortgage loans made by the Company as of September 30, 1997, three remain outstanding, one is currently in default and the Company is reviewing its available options, and two have been exchanged for other interests in lieu of full debt repayment in the form of cash.

  The Company funded a short-term loan secured by a deed of trust in the amount of approximately $1.9 million secured by the Coos Bay Facility. This loan bears interest at a rate of LIBOR plus 650 basis points per annum and matures on February 1, 1998, subject to extensions. This loan provides for monthly interest-only payments. At maturity, assuming no prepayments, $1.9 million will be due on this loan. This loan permits prepayment on any monthly payment date of all or any portion of the outstanding principal amount of the loan, without penalty, upon not less than five days' prior written notice to the Company of the borrower's intent to repay. As of September 30, 1997, the Coos Bay Facility was 93.0% occupied and leased to Coos Bay Rehabilitation, Inc. under a 10-year net operating lease that provides for two five-year extension options. The operator of this facility possesses all licenses necessary for its operation.

  The Company has also funded two short-term loans secured by first deeds of trusts for an aggregate amount of approximately $1.0 million secured by the Idaho Facilities. These loans bear interest at a rate of LIBOR plus 650 basis points per annum and mature on April 1, 1998, subject to extensions. These loans provide for monthly interest-only payments. At maturity, assuming no prepayments, approximately $870,000 and $115,000, respectively, will be due on these loans. These loans permit prepayment on any monthly payment date of all or any portion of the outstanding principal amount of the loan without penalty, upon not less than five days' prior written notice to the Company of the borrower's intent to repay. As of September 30, 1997, the Idaho Facilities were 92.0% and 90.0% occupied, respectively, and leased to Kimburida Management Group under five-year net operating leases that provide for two five-year extension options. The operators of these facilities possess all licenses necessary for their operation.

  The Company owns a 50% membership interest in Valley Convalescent, which was formed in anticipation of purchasing the El Centro Facility. Valley Convalescent has entered into an acquisition agreement to purchase the El Centro Facility for an aggregate acquisition price of approximately $3.6 million, $400,000 of which would be used for facility renovation. The Company and Continuum Health contributed approximately $300,000 and $344,000, respectively, to Valley Convalescent. In addition, the Company will fund a loan secured by a first deed of trust on the El Centro Facility for approximately $2.8 million at the close of escrow. Concurrently with the consummation of this acquisition, it is contemplated that Stefan Health Care will execute a five-year net operating lease for the El Centro Facility. The terms of this lease are still being negotiated. The funds for the acquisition of the El Centro Facility are presently being held in escrow pending the receipt by Stefan Health Care of authorization from the state licensing agency to operate the facility. There can be no assurance, however, that Stefan Health Care will receive such authorization and the acquisition of the El Centro Facility will be consummated or, if consummated, that the Company will be able to lease the facility on favorable terms. See "Recent Developments--Acquisitions."

  On April 25, 1996, the Company entered into a loan participation agreement with Iatros to fund two loans secured by third and fifth trust deeds in the amount of approximately $750,000 and $1.1 million, respectively, to facilitate the purchase of the Crystal Park Facility. Following the acquisition of the Crystal Park Facility, the borrower engaged an affiliate of Iatros to operate the facility. On May 16, 1997, the borrower filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code and engaged a new operator for the Crystal Park Facility, which has since closed. As of September 30, 1997, the Company's interest in the third and fifth trust deeds was approximately $1.3 million, including principal (at face value) and accrued, unpaid interest. In October 1997, the Company assigned its remaining interest in the participation agreement and the promissory notes to Iatros in exchange for the $800,000 Note and title to the accounts receivable of the former owner of the facility which had served as additional collateral for the promissory notes and which the Company estimates to have a net realizable value of approximately $400,000.


  On June 17, 1996, the Company funded the $6.1 Million Loan for the acquisition of the Carroll Manor Facility by Heritage Care. The Company holds a first deed of trust in that facility and Carroll Manor holds a second deed of trust which secures its $500,000 loan to Heritage Care. Heritage Care is currently in default under the $6.1 Million Loan, which matured on November 30, 1996 and which currently bears interest at a rate of 15.0% per annum (the default rate). In addition to the $6.1 Million Loan, the Company recently made the Additional Advances, which total $2.3 million, to enable Heritage Care to meet its payroll and other current expenses necessary to remain in operation and thereby protect the value of the Company's security interest in the Carroll Manor Facility. The Additional Advances are secured by the Company's first deed of trust pursuant to the language thereof and are therefore secured loans, although they are subordinate in priority to the Carroll Manor Loan. Despite the fact that the Additional Advances are secured by the Company's first deed of trust, there can be no assurance that the value of the Carroll Manor Facility will be sufficient to satisfy Heritage Care's obligations to the Company (including principal and interest outstanding under the $6.1 Million Loan and the Additional Advances) and the Carroll Manor Loan. The Company is currently reviewing its exit strategies with respect to the loan to Heritage Care, which include the possibility of (i) causing the transfer of the Carroll Manor Facility to another non-profit entity that could obtain long-term financing to replace the existing indebtedness or (ii) taking title to the facility through foreclosure and subsequently leasing it to an operator or selling it to a third party.

 HUD Loan Servicing

  The Company has received authorization from HUD to originate and service HUD-insured loans. The HUD program provides loan guarantees for the long-term financing of health care properties, including senior care facilities. The Company believes that this authorization enhances the Company's ability to fund long-term financing which it is not able to provide through the GLN Venture. The Company believes that this new source of financing provides an important exit-strategy for its own Senior Care loan program by providing long-term financing vehicles at competitive interest rates.

 GLN Venture

  The GLN Venture markets two different loan products: a short-term loan and a participating loan. The short-term loan is a purchase-money mortgage designed for stabilized facilities that enables buyers to close an acquisition quickly without the delays inherent in a bond financing transaction. The typical loan is for approximately 12 months and is generally repaid from the proceeds of a bond offering. The GLN Venture earns points as well as interest on these loans. The participating loans generally have a 24-month horizon and involve facilities in which management believes there is an opportunity to create value in a project, often because the facilities are in a turnaround situation. The participating loans enable the GLN Venture to participate in gains resulting from a turnaround in addition to the standard points and interest.

  The GLN Venture funded its first loan in February 1997, providing $6.4 million for the acquisition of the Institute of Pennsylvania Hospital in Philadelphia, Pennsylvania. The loan is a participating mortgage that carries an 18-month term, has an interest rate of 30-day LIBOR plus 6.5% and is secured by a first deed of trust. The borrower, CoreCare Behavioral Management, expects to operate a 162-bed psychiatric facility on the property and lease the balance of the property, with the exception of a portion of the land which will be sold. Pursuant to the terms of the loan, the borrower will be required to pay an additional participation amount of up to approximately $700,000 when the loan is repaid.

  The GLN Venture funded its second loan in March 1997 in the principal amount of approximately $3.7 million to the Company for purposes of funding the Company's contribution to GL/PHP. The loan carries a term of six months and an interest rate of 12%. This loan was paid-in-full on August 28, 1997.

  In March 1997, the Company sold Series A and B bonds issued by the Massachusetts Industrial Finance Agency, Inc., which were secured by the Hampden Properties, to the GLN Venture for $21.7 million. The Hampden Bonds, which were purchased for $19.9 million in October 1995, had an outstanding balance of $27.7 million at the time of the sale, including principal (at face value) and accrued unpaid interest. In October 1997, the Company acquired the Hampden Properties for approximately $20.1 million. Concurrently with this transaction, the seller of the Hampden Properties paid $22.7 million, a discount of approximately $5.0 million, to the GLN Venture in full satisfaction of the outstanding balance on the Hampden Bonds. See "Recent Developments--Acquisitions."

  In May 1997 the GLN Venture acquired a 50% limited partnership interest in a limited partnership created to acquire a recreational vehicle ("RV") park in Florida. The RV park was acquired by the limited partnership for approximately $1.2 million. In connection with the acquisition of the RV park, the GLN Venture funded a secured loan of approximately $1.5 million to the limited partnership. This loan bears interest at a rate of approximately 9.0% per annum, matures on May 1, 1999, and provides for monthly payments of interest only. At maturity, the full $1.5 million will be due. The RV park is operated by Camper Clubs of America, Inc., ("Camper Clubs") the largest RV park operator in the U.S. and a limited partner in the limited partnership, pursuant to a management agreement under which Camper Clubs receives a fee equal to 5% of gross revenues generated by the RV park. This management agreement is terminable at will by either party, upon thirty days' written notice to the other party.

INSURANCE

  The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to the Properties. There are certain types of losses which may either be uninsurable or not economically insurable; moreover, there can be no assurance that policies maintained by the Company will be adequate in the event of a loss. The Company carries earthquake and flood insurance for coverage of losses up to $20 million on its portfolio of properties located in California and Arizona. This coverage is subject to a 10% deductible up to the amount of insured loss. Fifteen of the 22 properties directly owned by the Company are located in Southern California, which has a history of seismic activity, including the 1994 Northridge earthquake that damaged the Holy Cross Medical Plaza property. One property directly owned by the Company is located in Phoenix, Arizona, which is located in an area with a history of flood activity. Should an uninsured loss occur, the Company could lose its investment in, and anticipated earnings and cash flow from, a Property. See "Risk Factors--Uninsured Loss."

GOVERNMENT REGULATION

  Environmental Matters. Under various Federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in its property. These laws impose liability without regard to whether the owner knew of, or was responsible for, the presence of any hazardous or toxic substances. The presence of such substances, or the failure to properly remediate these substances, may adversely affect the owner's ability to borrow using the real estate as collateral and may subject the owner to material remediation costs. All of the Properties have been subject to Phase I environmental assessments (which involve inspection of the subject property, but no soil sampling or groundwater analysis) by independent environmental consultants. Although restricted in scope, these independent assessments revealed no material evidence of existing environmental liability, and the Company has not been notified by any governmental authority of any noncompliance by, liability for, or other claim against the Company in connection with environmental matters related to the Properties. While the Company is not aware of any environmental liability that it believes would have a material adverse effect on its business, assets or results of operations, no assurance can be given that the environmental assessments revealed all potential environmental liabilities or that no prior owner created any material environmental condition not known to the Company or that future uses or conditions (including changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

  The independent environmental assessments include selective sampling for asbestos where the age of the buildings or the types of materials warranted such sampling. Limited quantities of non-friable asbestos were present in the Sherman Oaks Medical Plaza. The Company removed the asbestos in 1994 in connection with the renovation of this building. Limited quantities of non-friable asbestos were also discovered in the Maryland Gardens Facility and Riverdale Gardens Nursing Home. Management believes that it has undertaken adequate measures to ensure that the asbestos will remain undisturbed and that it does not pose a current health risk. Management plans to continue to monitor this situation.

  As part of the normal practice of doctors, medical waste is generated. The Company's leases require the individual tenants to make arrangements for the disposal of medical waste and requires all tenants to provide proof that they have contracted with a third party service to remove waste from the premises each night. The handling and disposal of this waste is the responsibility of the tenants; however, the Company remains responsible as the owner of the property. There can be no assurances that all such medical waste will be properly handled and disposed of or that the Company will not incur costs in connection with improper disposal of medical waste by its tenants.

  Americans with Disabilities Act. All of the properties are required to comply with the ADA. The ADA generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and noncompliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. The Company believes it is in substantial compliance with the ADA and that it will not be required to make substantial capital expenditures to address the requirements of the ADA. If required changes involve a greater expenditure than the Company currently anticipates, the Company's ability to make expected distributions could be adversely affected. See "Risk Factors-- Government Regulation; Cost of Compliance with Americans with Disabilities Act."

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

CONFLICT OF INTEREST POLICIES

  The executive employment contracts between each of Mr. Gottlieb and Mr. Lebowitz and the Company and the Operating Partnership require these individuals to be full time executives of the Company and to dedicate substantially all of their business time to the management of the Company and the Operating Partnership. See "Management--Employment Agreements."

  The conflict of interest policy also prohibits, without the approval of a majority of the independent members of the Board of Directors, the entering into of any contract or agreement between the Company and/or the Operating Partnership, on the one hand, and any officer, director or principal stockholder (stockholder owning beneficially 5% or more of the outstanding voting securities of the Company) of the Company (or any affiliate of any such person), on the other hand, or the entering into of any other transaction in which any such person has a conflicting interest. To the extent that an actual conflict is created with respect to a matter requiring Board approval, the approval of a majority of the independent members of the Board of Directors will be required under the Company's conflict of interest policy. At the 1997 Annual Meeting of the Company's stockholders the Board of Directors approved certain types of transactions involving directors of the Company that would come within this policy. See "The Company--Operating Partnership."

POLICIES WITH RESPECT TO OTHER ACTIVITIES

  At all times, the Company intends to make investments in such a manner as to be consistent with the requirements of the Code for the Company to qualify as a REIT unless, because of changing circumstances or changes in the Code (or the Treasury Regulations), the Board of Directors of the Company determines that it is no longer in the best interests of the Company to qualify as a REIT.

  The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940. The Company does not intend to underwrite securities of other issuers or to trade actively in loans or other investments.

  The Company may make investments other than as previously described. The Company has authority to repurchase or otherwise reacquire Common Stock or any other securities it may issue and may engage in such activities in the future. Any such action would be taken only in conformity with applicable Federal and state laws and the requirements for qualifying as a REIT under the Code and the Treasury Regulations.

  The Company furnishes its stockholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

                 PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

  The Company's Common Stock is listed on the NYSE under the symbol GLR. It has been the Company's policy to declare quarterly distributions to holders of the Company's Common Stock so as to comply with applicable sections of the Code governing REITs. Units and shares of Common Stock receive equal distributions. Distributions are declared and paid at the discretion of the Company's Board of Directors and generally depend on the Company's cash flow, its financial condition, capital requirements, the distribution requirements under the REIT provisions of the Code and such other factors as the Company's Board of Directors deem relevant. Although the Company intends to continue to make quarterly distributions to its stockholders, no assurance can be given as to the amount to be distributed in the future.

  The table below sets forth the high and low sales prices of the Company's stock for each full quarterly period since January 1, 1995 and for the interim period from October 1, 1997 to November 3, 1997 as reported by the NYSE. The table also includes, on a per share basis, the quarterly cash dividends declared and paid to holders of the Company's common stock for each of the last two fiscal years and each of the first three quarters of 1997.

                                                                 UNIT AND COMMON
                                                                      STOCK
                                                    HIGH   LOW    DISTRIBUTION
                                                   ------ ------ ---------------
1997
  Fourth quarter (through November 3, 1997)....... 18 3/8 17 1/8        (1)
  Third quarter................................... 19     15 3/4      $0.36
  Second quarter.................................. 17 7/8 15 3/8       0.36
  First quarter................................... 19     16           0.36
1996
  Fourth quarter.................................. 17 5/8 15 1/2       0.36
  Third quarter................................... 16 1/4 12 1/2       0.36
  Second quarter.................................. 14     12 3/8       0.32
  First quarter................................... 13 3/4 10 3/8       0.32
1995
  Fourth quarter.................................. 10 7/8  9 5/8       0.31
  Third quarter................................... 10 5/8  9 1/8       0.31
  Second quarter.................................. 10 5/8  8 1/8       0.31
  First quarter................................... 13 1/2  8 1/2       0.31

--------
(1) The Company's Board of Directors has not yet declared a Unit and Common Stock distribution for the fourth quarter of 1997.

  The number of holders of record of the shares of Common Stock was 176 as of September 30, 1997. Such number does not include the total number of beneficial holders of Common Stock.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information with respect to the directors and executive officers of the Company. All directors of the Company will be elected each year at the annual meeting of stockholders. Subject to rights pursuant to any employment agreements, officers of the Company serve at the pleasure of the Board of Directors.

      NAME               AGE                            POSITION
      ----               ---                            --------
Daniel M. Gottlieb......  57 Chief Executive Officer, Co-Chairman of the Board and Director
Steven D. Lebowitz......  57 President, Co-Chairman of the Board and Director
Richard L. Lesher.......  63 Director
Leslie D. Michelson.....  46 Director
Reese L. Milner II......  49 Director
Charles P. Reilly.......  55 Director
S. Craig Tompkins.......  46 Director
Joseph Carroll..........  41 Senior Vice President
Mark H. Hamermesh.......  41 Senior Vice President
John H. Rauch...........  67 Senior Vice President, Operations
Quentin Thompson........  41 Treasurer, Secretary and Chief Accounting Officer
Mitcheal C. Word........  36 Vice President

  The following is a biographical summary of the experience of the directors and executive officers of the Company.

  MR. GOTTLIEB is the Chief Executive Officer and Co-Chairman of the Board of the Company and has been such since the Company commenced operations. Mr. Gottlieb co-founded G&L Development in 1976 and has been a general partner of G&L Development and active in commercial real estate management and development since that time. Mr. Gottlieb received his B.A. with honors from the University of Southern California and earned a J.D. from Boalt Hall School of Law at the University of California at Berkeley. Prior to forming G&L Development, Mr. Gottlieb first served as a Los Angeles County Deputy District Attorney for Beverly Hills and later entered private practice specializing in real estate law and business management. Mr. Gottlieb has also served on the Board of Directors of the United States Chamber of Commerce, Washington, D.C. since February 1996.

  MR. LEBOWITZ is the President and Co-Chairman of the Board of the Company and has been such since the Company commenced operations. Mr. Lebowitz has been active in the development, management and ownership of a wide range of real estate properties since 1968, co-founded G&L Development in 1976 and has been a general partner since that time. Mr. Lebowitz received a B.S. in Accounting from the University of Southern California, where he also received his MBA with highest honors in 1965. From 1962 to 1964, Mr. Lebowitz worked for Deloitte & Touche LLP and was licensed as a Certified Public Accountant in 1964. From 1965 to 1968, Mr. Lebowitz worked with the U.S. Department of Commerce and the Brookings Institution in Washington D.C. Mr. Lebowitz served on the Board of Directors of the United States Chamber of Commerce, Washington, D.C. from 1989 to 1994.

  DR. LESHER has served as a director of the Company since the Company commenced operations. Dr. Lesher has been the President and a member of the Board of Directors of the United States Chamber of Commerce, Washington D.C. since 1975. He serves on numerous committees of the Board, including the Executive and Budget committees. In addition, Dr. Lesher is a member of the Board of Directors of World Heart Corporation (Ottawa, Canada), an artificial heart research and development company and AIT Corporation, a high-tech company. Dr. Lesher received a B.B.A. from the University of Pittsburgh in 1958, an M.S. from Pennsylvania State University in 1960 and a D.B.A. from Indiana University in 1963.

  MR. MICHELSON has served as a director of the Company since November, 1995. Mr. Michelson is a co-founder and the Chairman and Co-Chief Executive Officer of Value Health Sciences, Inc. ("VHS"), a vendor of sophisticated clinical software programs and consulting services for the managed care industry. VHS is a member of the Value Health family of companies, which serve over 64 million people and hundreds of clients in virtually every state, including 58 of the nation's 250 largest corporations. VHS is traded on the New York Stock Exchange. Prior to forming VHS in 1988, Mr. Michelson served as Special Assistant to the General Counsel of the United States Department of Health and Human Services. He subsequently spent eight years with a private investment firm creating, acquiring and building entrepreneurial companies primarily in the health care arena. Mr. Michelson holds a law degree from Yale Law School and a bachelor's degree from The Johns Hopkins University.

  MR. MILNER has served as a director of the Company since the Company commenced operations. Mr. Milner is a private real estate developer and investor. Mr. Milner received a B.A. from the University of California at Berkeley and a joint JD/MBA from Stanford University. Mr. Milner practiced law from 1975 through 1979 before entering the real estate industry in 1980.

  MR. REILLY has served as a director of the Company since the Company commenced operations. Mr. Reilly is the managing general partner of Shamrock Investments, an investment and merchant banking firm that specializes in the health care industry. Prior to forming Shamrock Investments in 1987, Mr. Reilly served as Senior Executive Vice President and Chief Development Officer for American Medical International. In this position, Mr. Reilly was responsible for growth through the acquisition and development of new health care facilities and related business in the United States and abroad. Mr. Reilly was a member of American Medical International's Board of Directors and served on its Finance, Management, and Executive Committees. Mr. Reilly is currently the Chairman of the Board of PHP which is an owner/operator of primary care clinics for sponsored beneficiary populations. He also serves as Chairman of the Board of Dynamic Health, Inc., an owner/operator of acute care hospitals; and former Chairman of the Board of Paragon Ambulatory Surgery Centers, Inc., an owner/operator of freestanding ambulatory surgery centers. Mr. Reilly holds a law degree from the University of Pennsylvania and a bachelor's degree in accounting and finance from Pennsylvania State University. He has served as a director, trustee, or governing council member of the Federation of American Healthcare Systems, the National Committee for Quality Health Care and the American Hospital Association and is a past President of the Beverly Hills Chamber of Commerce.

  MR. TOMPKINS has served as a director of the Company since the Company commenced operations. Mr. Tompkins is the President and a Director of The Craig Corporation, a New York Stock Exchange company engaged in the ownership and strategic management of its controlling interests in other operating companies, including a 77.4% voting interest in Reading Entertainment, Inc. Reading Entertainment, whose shares are quoted on the NASDAQ/NMS, is principally in the beyond-the-home entertainment business, primarily through its Cine Vista Conventional multiplex cinema chain in Puerto Rico, its 83.3% ownership interest in the Angelika Film Center in the Soho district of New York City and its developmental Reading Cinema operations in Australia. Reading also owns a 26% interest in Citadel Holding Corporation, an American Stock Exchange company, whose assets consist primarily of office buildings in California and Arizona. Mr. Tompkins also serves on the Boards of Reading Entertainment (where he is Vice-Chairman) and Citadel Holding Corporation (where he is also Vice-Chairman). Mr. Tompkins has served, since the third quarter of 1994, as the Secretary, Treasurer and Principal Accounting Officer of Citadel Holding Corporation. Beginning in 1984 and prior to joining Craig and Reading in March 1993, Mr. Tompkins was a partner specializing in corporate and real estate law in the law firm of Gibson, Dunn & Crutcher. Mr. Tompkins holds a bachelor's degree from Claremont McKenna College and a J.D. from Harvard Law School.

  MR. CARROLL has been a Senior Vice President of the Company since 1997. Mr. Carroll is responsible for the acquisition of health care properties for the Company. From 1987 to 1997 he was President of Triad Partners, Inc., a Costa Mesa-based company that develops shopping centers, with responsibilities that included the acquisition of property for development, the arrangement of debt and equity capital, property management, and disposition of completed centers. From 1994 to 1995, Mr. Carroll served as Senior Vice President of Caesars

World, Inc. where he directed resort and gaming expansion in the United States and South America. Mr. Carroll received his bachelor's degree in business administration from the University of Southern California in 1981.

  MR. HAMERMESH has been a Senior Vice President of the Company since 1996. Mr. Hamermesh additionally serves as Chief Executive Officer of GLN Capital Co., LLC, in which the Company holds a minority interest. Mr. Hamermesh is responsible for the Company's senior care loan origination and for arranging credit enhancement for the Company's mortgage loans. From 1991 to 1996, he served as executive vice president of American Capital Resource, a commercial lender specializing in FHA insured financing for health care and multifamily properties, where he managed the firm's nationwide loan origination network. From 1986 to 1991, he was co-founder and president of The Real Estate Advisors, a national mortgage and real estate brokerage firm. Mr. Hamermesh received his master's degree in business administration with distinction from Harvard Business School in 1982 and his bachelor's degree in political science from the University of California, Los Angeles, graduating Magna Cum Laude in 1978.

  MR. RAUCH has been Senior Vice President, Operations for the Company since 1996. Mr. Rauch is responsible for the asset management of all of the Company's medical office buildings. From 1975 to 1996 he was founder and President of Camden Consultants, Inc., an economic consulting firm providing clients with real estate and corporate planning information. Mr. Rauch received his law degree from the University of Southern California with honors in 1961 and his bachelor's degree in economics from the University of California, Los Angeles in 1954.

  MR. THOMPSON has been controller of the Company since 1995 and Secretary, Treasurer and Chief Accounting Officer of the Company since 1996. Mr. Thompson has been actively engaged in the real estate industry since 1979. He has been Vice President-Controller (1983-1989) and Chief Financial Officer (1990-1995) of Sovereign/Ring Management, which prior to its acquisition was a fee only management company with a $1 billion portfolio of properties under management. He also served as Chairman for the Real Estate Committee for the Los Angeles Chapter of the California Society of CPAs from 1989 to 1993. He graduated from the University of California, Santa Barbara, Magna Cum Laude in 1979 with a bachelor of arts degree in business economics and is a registered Certified Public Accountant.

  MR. WORD has been a Vice President of the Company since 1996. Mr. Word is responsible for loan origination, underwriting, asset management and HUD processing for the Company's Senior Care Division. From 1990 to 1996 he served as an independent consultant in the processing and closing of HUD insured health care financing nationwide. He worked in the San Diego offices of Deloitte & Touche LLP from 1984 to 1987 and was registered as a Certified Public Accountant in 1987. Mr. Word graduated Cum Laude from San Diego State University in 1984 with a bachelor's degree in accounting.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Executive Committee of the Board of Directors consists of Messrs. Gottlieb, Lebowitz, Milner, Reilly and Tompkins. The Audit Committee consists of Messrs. Michelson, Milner and Tompkins. The Compensation Committee consists of Messrs. Michelson, Lesher and Reilly. The Company does not have a nominating committee.

  The primary function of the Executive Committee is to authorize the acquisition and disposition of real property and to authorize the execution of certain contracts and agreements.

  The function of the Audit Committee is to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

  The Compensation Committee determines officers' salaries and bonuses and administers the Company's 1993 Stock Incentive Plan.

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table sets forth certain information with respect to the chief executive officer of the Company and each of the executive officers of the Company whose cash compensation exceeded $100,000 during the fiscal year ended December 31, 1996 (collectively, the "Named Officers"). The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during such period.

                                                                         LONG TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                        ------------
                                           ANNUAL COMPENSATION           SECURITIES
                         FISCAL YEAR ----------------------------------  UNDERLYING
   NAME AND PRINCIPAL       ENDED                        OTHER ANNUAL     OPTIONS/
      POSITION(1)        DECEMBER 31 SALARY($) BONUS($) COMPENSATION($)   SARS(#)
   ------------------    ----------- --------- -------- --------------- ------------
Daniel M. Gottlieb......    1996     $181,125  $15,000     $275,000(2)        --
 Chief Executive
  Officer, Co-Chairman
  of                        1995      157,500   63,000          --        100,500(3)
  the Board and Director    1994      150,000      --           --            --
Steven D. Lebowitz......    1996      181,125   15,000      225,000(2)        --
 President, Co-Chairman     1995      157,500   63,000          --        100,500(3)
  of the Board and
  Director
                            1994      150,000      --           --            --

--------
(1) The Named Officers do not include Messrs. Hamermesh and Rauch, neither of whom received cash compensation of more than $100,000 in 1996. Mr. Hamermesh joined the Company in June 1996 and Mr. Rauch joined the Company in July 1996. Had Messrs. Hamermesh and Rauch been with the Company for the entire year then it is likely that each would have received cash compensation of more than $100,000 based on their respective annual compensation rates ($120,000 for Mr. Hamermesh and $95,000 for Mr. Rauch) and on bonuses actually paid to them ($15,000 for Mr. Hamermesh and $5,000 for Mr. Rauch).
(2) Such amounts were paid to Messrs. Gottlieb and Lebowitz partially to defray tax liabilities imposed on them as a result of the transfer by the Company of the property at 436 North Bedford Drive, Beverly Hills, California (which was contributed by Messrs. Gottlieb and Lebowitz to the Company in exchange for Units in 1993) to the lender in satisfaction of the loan on the property. See "Certain Transactions."
(3) Issued pursuant to the Company's 1993 Stock Incentive Plan.

 Aggregated Option/Exercises In Last Fiscal Year And Fiscal Year End Options/Values

  The following table sets forth information with respect to unexercised options held by the Named Officers for the quarter ended September 30, 1997. All options were granted pursuant to the Company's 1993 Stock Incentive Plan. No options have been granted to or exercised by the Named Officers since December 31, 1996.

                              NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED         IN-THE-MONEY
                                   OPTIONS AT                OPTIONS AT
                                 FISCAL YEAR END         FISCAL YEAR END(1)
   NAME AND PRINCIPAL       ------------------------- -------------------------
   POSITION                 EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ------------------       ----------- ------------- ----------- -------------
   Daniel M. Gottlieb......   33,500      67,000(2)    $297,313     $594,625
   Steven D. Lebowitz......   33,500      67,000(2)    $297,313     $594,625

--------
(1) Each option has an exercise price of $9.625. The closing price of the Common Stock on the NYSE on September 30, 1997 was $18.50.
(2) The unexercisable options vest in increments of 33,500 on December 18, 1997 and 1998 respectively.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

  In December 1993, each of Daniel M. Gottlieb and Steven D. Lebowitz entered into separate but identical employment agreements with the Company and the Operating Partnership for a term of three years. The agreements provide for automatic renewal for succeeding terms of one year unless the Company or Messrs. Gottlieb or Lebowitz gives notice at least three months prior to expiration of any term. The agreements each provide for annual base compensation of $150,000 with an annual increase of 5%, with the first such increase having occurred on January 1, 1995. The Compensation Committee of the Board of Directors may review the annual base compensation every twelve months in light of various factors, and following each such review, the annual base compensation may be increased. Based on the 1996 annual review of the Compensation Committee of the Board of Directors each of Messrs. Gottlieb and Lebowitz were granted a base salary increase of 27% effective January 1, 1997. In addition, each of Messrs. Gottlieb and Lebowitz shall be entitled to receive an annual bonus equal to 20% of base salary based on a 5% increase in FFO per share above the prior year's amount and an additional 8% of base salary for each additional one percentage point increase in FFO per share above the prior year's amount, up to a maximum of 100% of annual base compensation. Furthermore, each agreement provides that Messrs. Gottlieb and Lebowitz are entitled: (i) to participate in all medical, dental, life insurance, retirement, profit sharing, stock incentive, disability and bonus plans of the Company which may be made available to executives of the Company (only medical plans presently exist), and (ii) to receive severance payments, under certain circumstances, equal to two times their then-current annual compensation. The agreements require Messrs. Gottlieb and Lebowitz to devote substantially all of their working time and best efforts to performance of their duties for the Company and, during the term of their employment, prohibits them, with certain exceptions, from directly or indirectly owning or operating or otherwise investing or participating in any other business that is in competition with the business of the Company without the prior approval of a majority of the independent members of the Board of Directors of the Company. At its December 18, 1995 meeting, the Compensation Committee voted to supplement the bonus program contained in the employment agreements between the Company and Messrs. Gottlieb and Lebowitz. The supplemental program provides for annual incentive bonuses of up to 50% of base salary based upon the accomplishment of specific performance objectives as outlined in the Company's annual business plan and approved by the Compensation Committee. Under this supplemental incentive compensation program, the annual bonus available to Messrs. Gottlieb and Lebowitz is equal to the greater of (x) the annual bonus as determined by the percentage point increase in the Company's FFO, or (y) the incentive compensation associated with specific objectives outlined in the Company's business plan.

                     PRINCIPAL STOCKHOLDERS OF THE COMPANY

  The following table sets forth information as of October 31, 1997 regarding the beneficial ownership of Common Stock and Units by (i) each person or company known by the Company to be the beneficial owner of more than 5% of the Company's outstanding shares, (ii) each director of the Company, (iii) each officer of the Company and (iv) the directors and officers of the Company as a group. Each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person except as set forth in the notes below.

                         NUMBER OF    PERCENTAGE OF                 PERCENTAGE
                         SHARES OF      SHARES OF                  INTEREST IN    PERCENTAGE
    NAME AND ADDRESS      COMMON       COMMON STOCK  NUMBER OF      OPERATING    OWNERSHIP IN
  OF BENEFICIAL OWNER    STOCK(1)     OUTSTANDING(2) UNITS(3)     PARTNERSHIP(4)  COMPANY(5)
  -------------------    ---------    -------------- ---------    -------------- ------------
Joseph Carroll .........    1,000             *           --            --              *
 439 N. Bedford Drive
 Beverly Hills, CA 90210
Daniel M. Gottlieb(6)...  379,332           9.3%      262,748(7)        5.8%         14.0%
 439 N. Bedford Drive
 Beverly Hills, CA 90210
Mark H. Hamermesh.......   14,303             *           --            --              *
 439 N. Bedford Drive
 Beverly Hills, CA 90210
Steven D. Lebowitz(6)...  300,168           7.4       175,166(8)        3.9          10.4
 439 N. Bedford Drive
 Beverly Hills, CA 90210
Richard Lesher..........    9,500(9)          *           --            --              *
 1615 H Street, N.W.
 Washington, DC 20062
Leslie D. Michelson.....    4,000             *           --            --              *
 2400 Broadway, Suite
 100
 Santa Monica, CA 90404
Reese L. Milner.........    4,500             *        47,486(10)       1.1           1.2
 439 N. Bedford Drive
 Beverly Hills, CA 90210
John H. Rauch...........    6,000             *           --            --              *
 439 N. Bedford Drive
 Beverly Hills, CA 90210
Charles P. Reilly.......    4,500             *           --            --              *
 2049 Century Park East
 Suite 3330
 Los Angeles, CA 90067
Quentin Thompson........   18,000(11)         *           --            --              *
 439 N. Bedford Drive
 Beverly Hills, CA 90210
S. Craig Tompkins.......    8,700(12)         *           --            --              *
 550 South Hope Street
 Suite 1825
 Los Angeles, CA 90071
Mitcheal C. Word........    3,333             *           --            --              *
 439 N. Bedford Drive
 Beverly Hills, CA 90210
Directors and Officers
 as a group
 (12 persons)...........  753,336          18.0%      485,400          10.8%         26.4%

--------
  *Less than 1%

 (1) The number of shares beneficially owned includes shares that the following individuals have the right to acquire within 60 days of October 31, 1997 upon exercise of stock options, but not shares that such individuals have the right to acquire upon exchange of Units, in the following amounts: (a) 67,000 shares as to each of Messrs. Gottlieb and Lebowitz, (b) 13,333 shares as to Mr. Hamermesh, (c) 6,333 shares as to Mr. Thompson, (d) 6,000 shares as to Mr. Rauch, (e) 4,500 shares as to each of Messrs. Lesher, Milner, Reilly and Tompkins and (f) 4,000 shares as to Mr. Michelson.

 (2) For the purposes of determining the percentage of outstanding Common Stock held by each person or group set forth in the table, the number of shares is divided by the sum of the number of outstanding shares of Common Stock as of October 31, 1997 plus the number of shares of Common Stock subject to options exercisable currently or within 60 days of October 31, 1997 by such person or group, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The ownership percentages do not consider Units which are exchangeable for shares of Common Stock currently or within 60 days of October 31, 1997.

 (3) Units in the Operating Partnership (other than those held by the Company) are exchangeable at the option of the holder for shares of Common Stock or cash, at the election of the Company, at the date one year from the date of issuance. All Units are exchangeable currently or within 60 days of October 31, 1997. The initial exchange ratio is one Unit for one share of Common Stock.

 (4) Based on the total number of Units outstanding (excluding Series A Preferred Stock Units), including those held by the Company.

 (5) Assuming all Units, other than those held by the Company, are exchanged for shares of Common Stock at the initial exchange ratio of one Unit for one share of Common Stock, and assuming all options exercisable currently or within 60 days of October 31, 1997 by such person or group are exercised for shares of Common Stock. These figures exclude Series A Preferred Stock Units.

 (6) Messrs. Gottlieb and Lebowitz have pledged 239,219 and 159,480 of their Units, respectively, and 110,000 and 105,000 shares of Common Stock, respectively, to Mr. Milner, members of the Milner family and related entities to secure certain indebtedness. In addition, Messrs. Gottlieb and Lebowitz have pledged 23,529 and 15,686 Units, respectively, and 200,832 and 128,168 shares of Common Stock, respectively, to a financial institution to secure certain indebtedness.

 (7) Includes 23,529 Units owned by 445 Bedford, LLC, a California limited liability company ("445 LLC") of which Mr. Gottlieb is a member, attributable to Mr. Gottlieb in proportion to his interest in 445 LLC.

 (8) Includes 15,686 Units owned by 445 LLC, of which Mr. Lebowitz is a member, attributable to Mr. Lebowitz in proportion to his interest in 445 LLC.

 (9) Includes 1,000 shares held in an individual retirement account for the benefit of Dr. Lesher's spouse.

(10) Includes 13,128 Units held by Milner Investment Corporation, which is controlled by Mr. Milner. Does not include 13,128 Units held by Mr. Milner's sister, as to which Mr. Milner disclaims beneficial ownership.

(11) Includes 1,000 shares held in an individual retirement account for the benefit of Mr. Thompson's spouse.

(12) Includes 700 shares held by a trust for the benefit of Mr. Tompkins' daughter, of which Mr. Tompkins is the Trustee.

                           THE PARTNERSHIP AGREEMENT

  Terms of the Partnership Agreement are summarized below and are qualified in their entirety by reference to the Partnership Agreement, which is an exhibit to the Registration Statement of which this Prospectus is a part. Copies of the Partnership Agreement may be obtained without charge upon written or oral request to the Secretary of the Company at 439 North Bedford Drive, Beverly Hills, California 90210, (310) 273-9930.

MANAGEMENT

  The Operating Partnership is organized as a Delaware limited partnership pursuant to the terms of the Partnership Agreement. The Company, as the sole general partner of the Operating Partnership, generally has the power and authority under the Partnership Agreement to manage and conduct the business and affairs of the Operating Partnership, subject, in certain circumstances, to the consent of the limited partners of the Operating Partnership. The Board of Directors of the Company manages the affairs of the Company and thereby the affairs of the Operating Partnership. No special compensation is paid to the Company for its services as general partner. All operating expenses are incurred at the Operating Partnership level and the limited partners are therefore share in the expenses of operation.

LIMITED PARTNER APPROVAL RIGHTS

  Under the terms of the Partnership Agreement, the general partner shall not, without the consent of a majority of the outstanding percentage interest of the limited partnership interests (including those held by the general partner) undertake, on behalf of the Operating Partnership, any of the following actions or enter into any transaction which would have the effect of such transactions: (i) make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the Operating Partnership; (ii) institute any proceeding for bankruptcy on behalf of the Operating Partnership; (iii) transfer the partnership interest of the general partner or admit into the Operating Partnership any additional or substitute general partner, and (iv) sell or otherwise transfer all or substantially all of the assets of the Operating Partnership. The Company owns over 89% of the limited partnership interest in the Operating Partnership and therefore has the power to consent or withhold consent with respect to such actions. Notwithstanding the above, the general partner cannot, without the consent of the limited partners (for this purpose excluding limited partnership interests held by the general partner) with certain exceptions, amend, modify or terminate the Partnership Agreement other than to reflect the admission, substitution, termination or withdrawal of partners pursuant to the terms of the Partnership Agreement.

REMOVAL OF GENERAL PARTNER

  The Company may not be removed as general partner of the Operating Partnership by the limited partners with or without cause.

DISTRIBUTIONS AND ALLOCATIONS

  All distributions under the Partnership Agreement will be made in accordance with the respective percentage interests of the partners in the Partnership. The Operating Partnership's taxable income and tax losses for each fiscal year are allocated generally in accordance with the respective percentage interests of the partners in the Operating Partnership.

TRANSFER OF PARTNERSHIP INTERESTS

  The Partnership Agreement provides that no limited partner shall transfer all or any portion of its Units without the consent of the general partner, which consent may be withheld in its sole and absolute discretion; provided, however, that any limited partner may at any time, without the consent of the general partner, (i) make certain transfers for estate planning purposes, or
(ii) transfer its Units to the Company pursuant to the conversion right described below. In addition, Messrs. Gottlieb and Lebowitz are permitted to pledge their Units to Milner family members and certain related entities in connection with indebtedness of G&L Development and Messrs. Gottlieb and Lebowitz to such persons and entities. No transfer of Units by the limited partners of the Operating Partnership may be made in violation of certain regulatory and other restrictions set forth in the Partnership Agreement.

CONVERSION OF UNITS

  As of the date one year from the date of issuance, limited partners have the right to convert all or a portion of their Units into shares of Common Stock or cash equal to the fair market value of such shares of Common Stock, at the election of the Company. Each Unit is initially convertible into one share of Common Stock. Such conversion ratio is subject to adjustment upon the occurrence of certain events such as stock splits, reverse stock splits and stock dividends. The consummation of a conversion will be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the stock ownership limitations set forth in the Company's Articles of Incorporation. In addition, without the prior written consent of the general partner, a limited partner may not exercise its conversion rights with respect to all of its Units unless, after such conversion, there shall be at least one limited partner of the Operating Partnership. The Company anticipates that it will elect to issue shares of Common Stock in connection with each such transfer rather than paying cash.

ISSUANCE OF ADDITIONAL UNITS

  As general partner of the Operating Partnership, the Company has the ability to cause the Operating Partnership to issue additional Units. The Partnership Agreement provides that additional Units may not be issued for consideration that is less, on a per-Unit basis, than the average closing per-share price of the Common Stock on the NYSE for the ten business days immediately preceding the date of such issuance.

FUNDING OF INVESTMENTS

  The Partnership Agreement provides that if the Operating Partnership requires additional funds to pursue its investment objectives, the Company may fund such investments by raising additional equity capital and making a capital contribution to the Operating Partnership or by borrowing such funds and lending the net proceeds thereof to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. If the Company raises such funds by issuing shares of Common Stock, it will receive, upon contribution of such funds to the Operating Partnership, additional Units equal to the number of shares of Common Stock so issued with appropriate adjustments to reflect certain events such as stock splits, reverse stock splits and stock dividends.

TERM OF THE OPERATING PARTNERSHIP

  The Operating Partnership has a term of fifty years, unless it is earlier terminated in accordance with the terms of the Partnership Agreement.

                             CERTAIN TRANSACTIONS

  The Company has adopted a policy pursuant to which material transactions between the Company and its executive officers, directors and principal stockholders (i.e., stockholders owning beneficially 5% or more of the outstanding voting securities of the Company) shall be submitted to the Board of Directors for approval by a disinterested majority of the directors voting with respect to the transaction. For this purpose, a transaction is deemed material if such transaction, alone or together with a series of similar transactions during the same fiscal year, involves an amount which exceeds $60,000.

  A corporation owned by Messrs. Gottlieb and Lebowitz receives approximately $52,000 per year from Saint John's Hospital for providing certain management and leasing services to Saint John's Hospital with respect to the space it leases and subleases in the Company's property at 405 North Bedford Drive, Beverly Hills, California.

  Prior to April 1996, Messrs. Milner, Gottlieb and Lebowitz were beneficial owners of 445 LLC, having equity interests of 59.0%, 24.6% and 16.4%, respectively. 445 LLC's primary asset was an office building located at 445 N. Bedford Drive in Beverly Hills, California. On April 26, 1996, the Company acquired Mr. Milner's interest in 445 LLC for $808,000. On June 14, 1996, 445 LLC completed a tax-deferred exchange transaction whereby it sold the office building and acquired, along with the Operating Partnership as tenants-in-common, the Tustin Properties. Subsequently, 445 LLC redeemed the Company's interest in 445 LLC in exchange for a portion of 445 LLC's interest in the Tustin Properties. On June 28, 1996, Messrs. Gottlieb and Lebowitz caused 445 LLC to contribute its remaining interest in the Tustin Properties to the Operating Partnership in exchange for 39,215 newly issued Units in the Operating Partnership. The new Units were valued at a price of $14.00 per Unit, which reflected a premium of $1.00 over the closing price of a share of the Company's Common Stock on the date the Company's Board of Directors approved the exchange. The contributed interest in the Tustin Properties was valued according to the net cash contributed on behalf of 445 LLC toward the purchase price of the Tustin Properties in connection with the exchange transaction involving the Tustin Properties.

  In 1996 the Compensation Committee approved the payment to Messrs. Gottlieb and Lebowitz of $275,000 and $225,000, respectively, to partially defray tax liabilities imposed on them as a result of the transfer by the Company of 436 North Bedford Drive, Beverly Hills, California (which was contributed by Messrs. Gottlieb and Lebowitz to the Company in exchange for Units in 1993) to the lender in satisfaction of the loan on the property.

  The transfer of the property back to the lender caused Messrs. Gottlieb and Lebowitz to realize a capital gain of approximately $5.0 million (allocated 60% to Mr. Gottlieb and 40% to Mr. Lebowitz), equal to the difference between
(x) the amount of the outstanding loan at the time of transfer and (y) Messrs. Gottlieb's and Lebowitz's basis in the property. The transfer significantly reduced the Company's overall indebtedness, and the Company subsequently negotiated the purchase of 436 North Bedford Drive for an amount that was approximately $10.4 million less than the debt that previously was secured by that property. In contrast, other than the indirect benefit resulting from their stock ownership in the Company, Messrs. Gottlieb and Lebowitz received no benefit. The taxable gain allocated to the two executive officers represented an allocation of tax consequences with no corresponding cash or other financial benefit. For the 1996 calendar year, Messrs. Gottlieb and Lebowitz were faced with an immediate and severe tax burden in excess of their combined 1996 gross salaries and bonuses. The Compensation Committee, in awarding such amounts to Messrs. Gottlieb and Lebowitz, noted that, in order for the Company to achieve its business objectives in transferring such property, it was necessary for Messrs. Gottlieb and Lebowitz to realize such negative tax consequences.

  In August 1997, the Board of Directors approved a transaction with GL/PHP, of which PHP held a 19.5% membership interest. Mr. Reilly is the Chairman of the Board of Directors of PHP and a director of the Company and chairman of the Compensation Committee of the Board of Directors. Mr. Reilly was not present and did not participate in the Board's consideration of the proposal and did not vote with respect thereto. The transaction involved the acquisition, through the Operating Partnership, of an additional 18.5% ownership interest in GL/PHP from PHP. PHP's remaining 1% ownership interest in GL/PHP was acquired by G&L Management. PHP's 19.5% ownership interest was acquired for an aggregate purchase price of $919,000. Concurrent with the acquisition, GL/PHP obtained a 12-year, $16.0 million fixed rate loan that bears interest at 8.98% per annum and requires monthly principal and interest payments of approximately $155,000 per month. See "Business and Properties-- Description of the Properties and Tenants."

  In conjunction with the Company's acquisition of PHP's interest in GL/PHP, the Operating Partnership borrowed $2.0 million from PHP and contributed the loan proceeds to GL/PHP. GL/PHP used the funds to retire the $2.0 million second trust deed payable to PHP. The Operating Partnership's new $2.0 million loan from PHP requires quarterly interest only payments at 8.5% per annum with all unpaid interest and principal due July 31, 2007.

  In connection with the Company's purchase of PHP's ownership interest in GL/PHP, the initial 25-year net operating lease was renegotiated and the properties are now leased to PHP under the terms of a 17-year net operating lease that provides for rent increases equal to the annual increase in the Consumer Price Index, subject to a maximum annual increase of 5%.

  The Company owns a 50% membership interest in Valley Convalescent, which was formed in anticipation of purchasing the El Centro Facility. Valley Convalescent has entered into an acquisition agreement to purchase the El Centro Facility for an aggregate acquisition price of approximately $3.4 million, $400,000 of which would be used for facility renovation. The Company and Continuum Health contributed approximately $300,000 and $344,000, respectively, to Valley Convalescent. In addition, the Company will fund a loan secured by a first deed of trust on the El Centro Facility for approximately $2.8 million at the close of escrow. Concurrently with the consummation of this acquisition, it is contemplated that Stefan Health Care will execute a five-year net operating lease for the El Centro Facility, the terms of which are still being negotiated. Stefan Health Care is controlled by Mitcheal C. Word, an officer of the Company. Management believes that the terms of this lease will be at least as favorable to the Company as would be the terms of a lease negotiated for the same space with an unrelated party in an arms' length transaction. There can be no assurance, however, that the acquisition of the El Centro Facility will be consummated or, if consummated, that the Company will be able to lease the facility on favorable terms.

  At the Company's 1997 Annual Meeting, the stockholders of the Company approved a proposal to authorize the issuance of additional Units to directors of the Company (or entities in which they have interests) that are convertible into up to 5% of the outstanding shares of Common Stock of the Company. These additional new Units may be issued to the directors (or related entities) only in exchange for real property in transactions approved as fair to the Company by a committee of independent directors. Each new Unit will be purchased at a premium of $0.25 over the market value of a share of Common Stock. An issuance of convertible Units pursuant to this authorized proposal has the effect of providing the Company with real estate investments, instead of cash in exchange for a sale of the Company's equity, which investments are relatively illiquid and may tend to limit the ability of the Company to react promptly in response to changes in economic or other conditions. The Company is not currently discussing any real estate transactions that would be subject to this plan.

                    DESCRIPTION OF SERIES B PREFERRED STOCK

  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock") and 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), and 30,000,000 shares of Excess Stock, par value $.01 per share (the "Excess Stock").

  The following description is qualified in all respects by reference to the Articles of Incorporation and the Bylaws of the Company, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

  Pursuant to the Company's Articles of Incorporation, the Company is authorized to issue up to 10,000,000 shares of Preferred Stock in one or more series, with such designations, powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as the Board of Directors may determine by adoption of Articles Supplementary to the Articles of Incorporation without any further vote or action by the Company's shareholders. As of the date of this Prospectus, no shares of Series B Preferred Stock were outstanding.

  The following summary of the terms and provisions of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections in the Articles of Incorporation and Articles Supplementary with respect to the Series B Preferred Stock, which are available from the Company without cost by request to the Secretary of the Company at 439 North Bedford Drive, Beverly Hills, California 90210, (310) 273-9930.

MATURITY

  The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

RANK

  The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank junior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with the Series A Preferred Stock with respect to the payment of dividends and amounts due upon liquidation; (iii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company, and (iv) junior to all existing and future indebtedness of the Company. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series B Preferred Stock prior to conversion.

DIVIDEND RIGHTS

  Holders of shares of the Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the
rate of    % per annum of the Liquidation Preference per share (equivalent to a fixed annual amount of $  per share).

  Dividends on the Series B Preferred Stock shall be cumulative from the date of original issue and shall be payable monthly in arrears on or before the 15th day of each month, or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend, which will be paid on January 15, 1998, will be for more than a full month. Such dividend and all subsequent dividends payable on the Series B Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

  No dividends on shares of Series B Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

  Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series B Preferred Stock will not bear interest and holders of the Series B Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Company or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series B Preferred Stock (other than a dividend in shares of the Company's Common Stock or in shares of any other class of stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series B Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other series of Preferred Stock, shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

  Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation or redemptions for the purpose of preserving the Company's qualification as a REIT). Holders of shares of the Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided above. Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

LIQUIDATION PREFERENCES

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series B Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a Liquidation Preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series B Preferred Stock as to liquidation rights. Holders of Series B Preferred Stock will be entitled to written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

  In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the Maryland General Corporation Law, as amended (the "Maryland GCL"), and if permitted by the Maryland GCL, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of the Company whose preferential rights upon distribution are superior to those receiving the distribution.

REDEMPTION

  The Series B Preferred Stock is not redeemable prior to January 1, 2002. However, in order to ensure that the Company will continue to meet the requirements for qualification as a REIT, the Series B Preferred Stock will be subject to provisions in the Articles of Incorporation pursuant to which capital stock of the Company owned by a shareholder in excess of 9.8% of the number of shares or value (whichever is more restrictive) of the outstanding capital stock (the "Ownership Limit") may in certain circumstances be converted into Excess Stock, and the Company will have the right to purchase such Excess Stock from the holder. See "Restrictions on Ownership and Transfer." On and after January 1, 2002, the Company, at its option, upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except with respect to Excess Stock previously exchanged for Series B Preferred Stock pursuant to the Articles of Incorporation. See "--Restrictions on Ownership and Transfer."), without interest. Holders of Series B Preferred Stock to be redeemed shall surrender such Series B Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series B Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares).

  Unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series B Preferred Stock shall be redeemed by the Company unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed (except by exchange for capital stock of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of Excess Stock previously exchanged for Series B Preferred Stock pursuant to the Articles of Incorporation in order to ensure that the Company continues to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock. So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase shares of Series B Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

  Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B Preferred Stock to be redeemed; (iv) the place or places where the Series B Preferred Stock is to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series B Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.

  Immediately prior to any redemption of Series B Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

  Excess Stock previously exchanged for Series B Preferred Stock pursuant to the Articles of Incorporation may be redeemed, in whole or in part, at any time when outstanding shares of Series B Preferred Stock are being redeemed, for cash at a redemption price of $25 per share, but excluding accrued and unpaid dividends on such Excess Stock, without interest. Such Excess Stock shall be redeemed in such proportion and in accordance with such procedures as shares of Series B Preferred Stock are being redeemed.

  The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

VOTING RIGHTS

  Holders of the Series B Preferred Stock will not have any voting rights, except as set forth below.

  Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for 18 or more months (a "Preferred Dividend Default"), the number of directors then constituting the Board of Directors shall automatically be increased in accordance with the Bylaws of the Company by two (if not already increased by reason of a similar arrearage with respect to any Parity Preferred (as hereinafter defined)), and the holders of such shares of Series B Preferred Stock (voting separately as a class with all other series of Preferred Stock ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote separately as a class, in order to fill the vacancies thereby created, for the election of two directors of the Company (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the Series B Preferred Stock or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In the event the directors of the Company are divided into classes, each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to insure that the number of directors in each of the classes of directors are as equal as possible. Each Preferred Stock Director, as a qualification for election as such (and regardless of how elected) shall submit to the Board of Directors of the Company a duly executed, valid, binding and enforceable letter of resignation from the Board of Directors, to be effective upon the date upon which all dividends accumulated on such shares of Series B Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the terms of office of all persons elected as Preferred Stock Directors by the holders of the Series B Preferred Stock and any Parity Preferred shall, upon the effectiveness of their respective letters of resignation, forthwith terminate, and the number of directors then constituting the Board of Directors shall be reduced accordingly. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series B Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the shares of Series B Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series B Preferred Stock shall have been paid in full or declared and set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared and set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by, the vote of the holders of record of a majority of the outstanding shares of the Series B Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

  So long as any shares of Series B Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal the provisions of the Articles of Incorporation or Articles Supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series B Preferred Stock (or any equivalent class or series of stock issued by the surviving corporation in any merger or consolidation to which the Company became a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B Preferred Stock and provided, further that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

  Except as expressly stated in the Articles Supplementary, the Series B Preferred Stock will not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series B Preferred Stock.

CONVERSION

  The Series B Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

  For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company continues to meet the requirements for qualification as a REIT, the Articles of Incorporation, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of the Company's capital stock in excess of more than 9.8% in number of shares or value, whichever is more restrictive (the "Ownership Limit") of the Company's outstanding capital stock. The Articles of Incorporation provide further that if shares of capital stock are issued or transferred to any person and such transfer would (i) result in beneficial or constructive ownership of capital stock in excess of the Ownership Limit, (ii) cause the capital stock to be beneficially owned by less than 100 persons, or (iii) result in the corporation being "closely held" within the meaning of Section 856(h) of the Code, such issuance or transfer shall be void ab initio, and the intended transferee would acquire no rights to the stock. The Board of Directors, with a ruling from the Internal Revenue Service or an opinion of counsel, may waive the Ownership Limit with respect to a shareholder if such person is not an individual for purposes of applying the "five or fewer" rule described above, the Board of Directors obtains such representations and undertakings as are reasonably necessary to ascertain that no individual's actual or deemed ownership of capital stock will violate the Ownership Limit, such person agrees that, if an Internal Revenue Service ruling satisfactory to the Company regarding the effect of issuing Excess Stock on the Company's REIT status (the "IRS Ruling") has been obtained, a violation or attempted violation of such representations and undertakings will result in capital stock being exchanged for Excess Stock, and the Board of Directors is otherwise satisfied that the waiver will not then or in the future jeopardize the Company's REIT status.

  If the Company obtains the IRS Ruling, shares of capital stock that are subject to an attempted issuance or transfer in violation of these restrictions will be exchanged automatically for shares of Excess Stock that will be transferred by operation of law to the Company as trustee for the exclusive benefit of the person or persons to whom the shares may ultimately be transferred. While these shares are held in trust, they are not entitled to vote or to share in any dividends. The shares may be retransferred by the intended transferee at a price not to exceed the price paid by the intended transferee, at which point the shares will automatically be exchanged for capital stock of the same class that was exchanged for Excess Stock. In addition, it is expected that any such shares of Excess Stock held in trust will be redeemable by the Company for a 90-day period at a price equal to the redemption price (excluding any accrued and unpaid dividends) of the capital stock that was converted into such Excess Stock, or the lesser of the price paid for the stock by the intended transferee and the market price for the stock on the date the Company accepts the offer to purchase the stock. This period commences on the date of the violative transfer if the intended transferee gives notice to the Company of the transfer, or the date the Board of Directors determines that a violative transfer has occurred if no notice is provided.

  All certificates representing shares of Series B Preferred Stock will bear a legend referring to the restrictions described above.

  All persons who own, directly or by virtue of the constructive ownership provisions of the Code, more than a specified percentage of the outstanding shares of capital stock must file an affidavit with the Company containing the information specified in the Articles of Incorporation within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

  As the Ownership Limit applies to ownership of more than 9.8% of the Company's capital stock, any shares of Series B Preferred Stock that may be issued will be aggregated with a stockholder's ownership of Common Stock for purposes of compliance with the Ownership Limit.

  The Ownership Limit may have the effect of precluding the acquisition of control of the Company.

TRANSFER AND DIVIDEND PAYING AGENT

  ChaseMellon Shareholder Services, L.L.C. will act as the transfer and dividend payment agent in respect of the Series B Preferred Stock.

PAYMENT AND PAYING AGENCY

  Payments in respect of the Series B Preferred Stock will be made by check mailed to the address of the holder entitled thereto as such address shall appear on the securities register relating to the Series B Preferred Stock.

  The amounts payable in respect of the Series B Preferred Stock will be payable, the transfer of the Series B Preferred Stock will be registrable, and Series B Preferred Stock will be exchangeable for Series B Preferred Stock of other denominations of a like aggregate Liquidation Amount, at the offices of any paying agent or transfer agent appointed by the Company, provided that payment of any Distributions may be made at the option of the Company by check mailed to the address of the persons entitled thereto or by wire transfer.

CERTAIN CHARTER AND BYLAW PROVISIONS

  Limitation on Liability for Monetary Damages. The Maryland GCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) it is proven that the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Articles of Incorporation contain a provision providing for elimination of the personal liability of its directors and officers to the Company and its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

  Advance Notice of Director Nominations; New Business and Special Meetings. The Bylaws of the Company provide that for any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Company, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Company, the stockholders must have given timely written notice in compliance with the advance notice provisions of the Bylaws. Pursuant to the Company's Bylaws and Section 2-502 of the Maryland GCL, calling a special meeting to act upon any proposal substantially the same as a matter voted on at any special meeting of stockholders held during the preceding 12 months requires the approval of the holders of a majority of the shares of Common Stock.

BUSINESS COMBINATIONS UNDER THE MARYLAND GENERAL CORPORATION LAW

  The Maryland GCL prohibits certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person (i) who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's shares or
(ii) who is an affiliate or associate of the corporation and, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate or an associate thereof. Such business combinations are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Any business combination not prohibited above must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by all holders of voting shares of the corporation, and (b) 66.6% of the votes entitled to be cast by all holders of voting shares of the corporation other than voting shares held by the Interested Stockholder or an affiliate or associate of the Interested Stockholder, with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as provided for in the Maryland GCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Board of Directors has exempted from these provisions of the Maryland GCL any business combination with Daniel M. Gottlieb, Steven D. Lebowitz, G&L Development and all present or future affiliates or associates of theirs or any other person acting in concert or as a group with any of the foregoing persons. Furthermore, the Articles of Incorporation of the Company contain a provision exempting the Company from these provisions as to other persons, which, pursuant to the Maryland GCL, became effective 18 months from October 29, 1993, the date of filing.

CONTROL SHARE ACQUISITIONS

  The Maryland GCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such a person, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares.

  A person who has made or proposes to make a "control share acquisition," upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the "control shares" (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of "control share acquisition."

  The "control share acquisition" statute does not apply to stock acquired in a merger, consolidation or share exchange effective pursuant to the Maryland GCL if the corporation is a party to the transaction, or to acquisitions of stock approved or exempted by the charter or bylaws of the corporation.

  The Company's Bylaws contain a provision exempting the Company's capital stock from the "control share acquisition" statute.

OTHER

  If the Company's equity securities are held by less than 800 stockholders and the Company's securities are no longer listed on the NYSE or the American Stock Exchange, it is possible, under certain circumstances, that the Company may become subject to Section 2115 of the California Corporations Code. In such event, certain provisions of the Company's charter would be governed by California law, including, without limitation, the stockholders' right to cumulate votes at elections of directors (cumulative voting), the stockholders' right to remove directors without cause (which are subject to the stockholders' rights to cumulative votes), and the Company's ability to indemnify its officers, directors and employees (which is generally more restrictive than in Maryland).

  If either the exemption in the Articles of Incorporation with respect to business combinations or the exemption in the Bylaws with respect to the "control share acquisition" statute is rescinded, such provisions of the Maryland GCL could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer. Furthermore, the Articles of Incorporation of the Company contain a provision that authorizes a director of the Company in determining what is in the best interests of the Company to consider, in addition to the interests of the stockholders, the interests of certain other constituencies (e.g., employees, creditors and customers), community and societal interests and other factors that may lead the director to oppose a transaction which, as an exclusively financial matter, might be attractive to some, or a majority, of the Company's stockholders.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of certain Federal income tax considerations to holders of Series B Preferred Stock is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of Series B Preferred Stock will vary depending upon such holder's particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders subject to special treatment under the Federal income tax laws, including, without limitation, life insurance companies, certain financial institutions, dealers in securities or currencies, stockholders holding Series B Preferred Stock as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, tax-exempt organizations, foreign corporations, foreign partnerships and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effects of any foreign, state, local or other tax laws that may be applicable to prospective stockholders.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE SERIES B PREFERRED STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

  PROSPECTIVE PURCHASERS SHOULD NOTE THAT THE PROVISIONS OF THE CODE DEALING WITH REITS ARE SUBJECT TO CHANGE AT ANY TIME BY FUTURE TAX LEGISLATION. SUCH LEGISLATION COULD REPEAL OUTRIGHT THE REIT PROVISIONS OR MODIFY THEM IN VARIOUS WAYS AND SUCH REPEAL OR MODIFICATION COULD HAVE RETROACTIVE EFFECT.

TAXATION OF THE COMPANY

  General. The Company has elected to be taxed as a REIT under Sections 856 and 860 of the Code, commencing with its taxable year ending December 31, 1993. The Company believes that it is organized and operates in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified.

  The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. In the opinion of Gibson, Dunn & Crutcher LLP, whose opinion has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, commencing with the Company's taxable year ending December 31, 1993, the Company is organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for continued qualification and taxation as a REIT under the Code. Counsel's opinion is based on various assumptions and is conditioned upon representations made by the Company and the Operating Partnership as to certain relevant factual matters.

  Counsel's opinion is also based on the factual representations of the Company concerning its business and properties as described in this Prospectus. Moreover, such qualification and taxation as a REIT will depend upon the Company's ability to meet, on a continuing basis, distribution levels, diversity of stock ownership and the various other qualification tests imposed under the Code and discussed below. Compliance with these requirements is not entirely within the control of the Company due to the Company's direct or indirect participation in entities that it does not control or manage, market conditions and other reasons. Counsel will not review compliance with these tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy the REIT requirements.

  If the Company qualifies for taxation as a REIT, it will generally compute its taxable income as does a regular corporation except that it will be eligible for a deduction for dividends paid to shareholders. Accordingly, the Company generally will not be subject to Federal corporate income taxes on net income that it currently distributes to stockholders. Since the Company will receive its income as an allocable share of the income of the Operating Partnership, the rules on partnership taxation will apply to determine the Company's income and deductions. See "--Partnership Tax Considerations."

  Treatment of the Company as a REIT, therefore, substantially eliminates the "double taxation" (i.e., tax at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, the Company will be subject to Federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to be treated as having distributed during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year,
(ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts treated as having been so distributed. Seventh, if the Company acquires any asset from a "C" corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of such property's "built-in" gain (the excess of the fair market value of such property at the time of acquisition by the Company over the adjusted basis in such property at such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in" gain assume that the Company will make an election pursuant to IRS Notice 88-19 if the Company acquires such an asset.

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) (the "5/50 Rule"); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets.

  The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

  The Company believes that it has issued sufficient shares of capital stock in sufficient proportions to allow the Company to satisfy requirements (v) and
(vi). In addition, the Company's Articles of Incorporation provide for restrictions regarding the transfer and ownership of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. See "Description of Series B Preferred Stock--Restrictions on Ownership and Transfer."

  For taxable years of the Company beginning on or after January 1, 1998, the Company will be treated as satisfying the 5/50 Rule if it complies with the demand letter and recordkeeping requirements described below, and if it does not know, and exercising reasonable diligence would not have known, whether it failed to satisfy the 5/50 Rule. To monitor the Company's compliance with the share ownership requirements, the Company is required to maintain records regarding the actual ownership of its shares of stock. To do so, the Company must demand written statements each year from the record holders of certain percentages of its shares of stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). (A REIT with 2,000 or more record shareholders must demand statements from record holders of 5% or more of its shares, one with less than 2,000, but more than 200 record shareholders must demand statements from record holders of 1% or more of the shares, while a REIT with 200 or fewer record shareholders must demand statements from record holders of 0.5% or more of the shares.) A list of those persons failing or refusing to comply with this demand must be maintained as part of the Company's records. A shareholder who fails or refuses to comply with the demand must submit a statement with his tax return disclosing the actual ownership of the shares of stock and certain other information. For taxable years of the Company beginning prior to January 1, 1998, failure to comply with the foregoing requirements could have resulted in the Company's disqualification as a REIT. The Company believes that it has complied with these requirements for such taxable years. For taxable years of the Company beginning on or after January 1, 1998, failure by the Company to comply with these demand and recordkeeping requirements could result in the imposition of a penalty against the Company of $25,000 (or more if the failure is due to intentional disregard of such requirements).

  In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company's taxable year is the calendar year.

  Ownership of a Partnership Interest. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the various partnerships and limited liability companies in which the Company holds direct or indirect interest will be treated as assets, liabilities and items of the Company for purposes of applying the requirements described herein. Since the Company does not control or manage certain of the partnerships and limited liability companies in which it holds a direct or indirect interest, there can be no assurance that such entities will not take actions that could jeopardize the Company's status as a REIT.

  Income Tests. In order to maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gains from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year (the "30% Test"). The 30% Test does not apply to taxable years of the Company beginning on or after January 1, 1998.

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant of the property (such impermissible services, "Disqualified Services")." For taxable years of the Company beginning on or after January 1, 1998, however, the performance of Disqualified Services with respect to any property will not cause rents from the property to fail to be treated as "rents from real property" if the amount received or accrued for such Disqualified Services is less than, or equal to, one percent of all amounts received or accrued, directly or indirectly, by the Company with respect to such property. For purposes of the preceding sentence, the amount treated as received for any Disqualified Services shall not be less than 150% of the direct cost of the Company in furnishing or rendering the Disqualified Services. The Company has represented that it does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform Disqualified Services, other than through an independent contractor from whom the Company derives no revenue.

  In addition, in order for rents under the Company's leases to constitute "rents from real property," the leases must be respected as true leases for federal income tax purposes and not as partnerships, service contracts or some other type of arrangement. The determination of whether a lease is a true lease for federal income tax purposes depends on an analysis of a variety of factors, including the intent of the parties, the form of the agreement, the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the property or whether the lessee is required simply to use its best efforts to perform its obligations under the agreement), and the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property. Furthermore, Section 7701(e) of the Code provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property; (ii) the service recipient controls the property; (iii) the service recipient has a significant economic or possessory interest in the property; (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and (vi) the total contract price does not substantially exceed the total rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

  The Company's leases have been structured with the intent to qualify as true leases for federal income tax purposes. Investors should be aware, however, that there are no controlling authorities involving leases with terms or surrounding facts that are substantially the same as each of the Company's leases. Therefore, there can be no assurance that the IRS would not take a contrary position. If one or more leases of the Company's properties were recharacterized as service contracts or partnerships, rather than true leases, part or all of the payments that the Operating Partnership receives from the lessee would not be considered rent or would not otherwise qualify as "rents from real property." In that case the Company likely would not be able to satisfy the gross income tests and, as a result, could lose its REIT status.

  The Company uses the services of independent contractors in certain areas. A company owned by Messrs. Gottlieb and Lebowitz provides certain administrative and leasing services to a major tenant in the 405 North Bedford Drive medical building. The Company has contracted with an independent parking facility operator to manage and operate the parking lots in certain G&L Development Properties. The Company also anticipates engaging parking lot operators and other independent contractors as needed with respect to the Properties. The status of these contractors as independent contractors under the REIT provisions of the Code requires, among other things, that the Company may not determine how the contractor performs its activities, but it may specify the functions to be performed and the standards to be met. The Company intends to handle its relationship with its independent contractors to satisfy this requirement.

  The Company and the Operating Partnership receive fees in consideration of the performance of management and administrative services with respect to Properties are owned only partially by the Operating Partnership. Although some part or all of such management and administrative fees generally will not qualify under the 75% or 95% gross income tests, the Company believes that the aggregate amount of such fees (and any other non-qualifying income) in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

  Under both the 75% and 95% gross income tests, "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. Although the Company intends to acquire interests in participating loans, the Company intends to participate in loans the interest on which qualifies as interest for purposes of the 75% and 95% gross income tests.

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if (i) the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the sources of its income to its return, and (iii) any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

  Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by the Operating Partnership and partnerships in which the Operating Partnership owns an interest or held by "qualified REIT subsidiaries" of the Company and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. For this purpose, loans secured by real property, such as loans acquired by the Company's Senior Care Division directly or through the GLN Venture, generally constitute real estate assets. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

  Under Section 856(i) of the Code, a "qualified REIT subsidiary" means any corporation if 100 percent of the stock of such corporation is held by the REIT. For taxable years that began prior to January 1, 1998, the stock of such corporation must have been held by the REIT at all times during the period such corporation was in existence. Under the Code, a corporation which is a qualified REIT subsidiary shall not be treated as a separate corporation for Federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the corporation shall be treated as assets, liabilities, and such items (as the case may be) of the REIT. The Company has owned all the outstanding stock of both G&L Realty Financing II, Inc. and G&L Medical, Inc. since their existence, and, accordingly, both corporations are qualified REIT subsidiaries of the Company.

  Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, or it does not distribute income attributable to certain non-cash income items, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

  The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may arrange or cause the Operating Partnership to arrange, for short-term, or possibly long-term, borrowing to permit the payment of required dividends.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

  Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distribution to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would substantially reduce the cash available for distribution to stockholders. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost and could not reelect REIT status until it distributes out all current and accumulated earnings and profits from the non-REIT period. In addition, it may be subject to tax on "built-in gains," as described above. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF DOMESTIC STOCKHOLDERS

  Taxation of Taxable Stockholders. As used herein, the term "Domestic Stockholder" means a holder of shares of Series B Preferred Stock who (for United States Federal income tax purposes): (i) is a citizen or resident of the United States; (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States; (iii) is an estate, the income of which is subject to United States Federal income taxation regardless of its source or (iv) is a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. As long as the Company qualifies as a REIT, distributions made to the Company's taxable Domestic Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as gains (to the extent they do not exceed the Company's actual net long-term capital gain for the taxable year) from the sale or disposition of a capital asset held for more than one year without regard to the period for which the stockholder has held its stock. However, corporate Domestic Stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a Domestic Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares of Series B Preferred Stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Domestic Stockholder's shares of Series B Preferred Stock, they will be included in income as capital gain assuming the shares are a capital asset in the hands of the stockholder. The taxation of such capital gain is discussed below. In addition, any dividend declared by the Company in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the Domestic Stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

  Distributions made by the Company and gain arising from the sale of exchange by a Domestic Stockholder of shares of Series B Preferred Stock will not be treated as passive activity income, and, as a result, Domestic Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent that they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Series B Preferred Stock (or distributions treated as such), however, will not be treated as investment income under certain circumstances.

  Pursuant to the Taxpayer Relief Act of 1997 (the "1997 Act") for taxable years of the Company beginning on or after January 1, 1998, the Company may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. In such event, the Company would pay tax on such retained net long-term capital gains. If the Company makes this election, a Domestic Stockholder generally would (i) include its proportionate share of such undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of the Company's taxable year falls (subject to certain limitations as to the amount so includible), (ii) be deemed to have paid the capital gains tax imposed on the Company on the designated amounts included in such Domestic Stockholder's long-term capital gains, (iii) receive a credit or refund for such amount of tax deemed paid by it, (iv) increase the adjusted basis of its shares of Series B Preferred Stock by the difference between the amount of such included capital gains and the tax deemed to have been paid by it, and (v) in the case of a Domestic Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

  Upon any sale or other disposition of Series B Preferred Stock, a Domestic Stockholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and
(ii) the holder's adjusted basis in such shares of Series B Preferred Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the Domestic Stockholder as a capital asset. The taxation of such capital gain is discussed below.

  In general, any loss upon a sale or exchange of shares of Series B Preferred Stock by a Domestic Stockholder who has held such shares for six months or more (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by each stockholder as long-term capital gain.

  The 1997 Act also created several new categories of capital gains applicable to noncorporate taxpayers. Under prior law, noncorporate taxpayers were generally taxed at a maximum rate of 28% on net capital gain (generally, the excess of net long-term capital gain over net short-term capital loss). Noncorporate taxpayers are now generally taxed at a maximum rate of 20% on net capital gain attributable to gains realized on the sale of property held for greater than 18 months, and a maximum rate of 28% on net capital gain attributable to gain realized on the sale of property held for greater than one year and 18 months or less. In addition, a maximum rate of 25% now applies to noncorporate taxpayers on certain gains realized on the sale of real property. The 1997 Act retained the treatment of short term capital gain or loss (generally, gain or loss attributable to capital assets held for 1 year or less) and did not affect the taxation of capital gains in the hands of corporate taxpayers. Although the 1997 Act did not make conforming changes to other provisions of the Code, the 1997 Act authorizes the Treasury Department to issue regulations for the application of the reduced capital gains tax rates to pass-through entities including REITs and partnerships (such as the Operating Partnership). Such regulations when issued may provide that noncorporate stockholders will qualify for a reduced rate of tax on capital gain dividends paid by the Company.

  Cash Redemption of Series B Preferred Stock. A cash redemption of shares of the Series B Preferred Stock will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The cash redemption will be treated as a sale or exchange if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's stock interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares of capital stock (including Common Stock and other equity interests in the Company) considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of capital stock actually owned by the holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of the Series B Preferred Stock depends upon the facts and circumstances at the time that the determination must be made, prospective holders of the Series B Preferred Stock are advised to consult their own tax advisors to determine such tax treatment.

  If a cash redemption of shares of the Series B Preferred Stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated, as to that holder, as a taxable sale or exchange. As a result, such holder will recognize gain or loss for Federal income tax purposes. The taxation of such capital gain is discussed above.

  If a cash redemption of shares of the Series B Preferred Stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed shares of the Series B Preferred Stock for tax purposes will be transferred to the holder's remaining shares of capital stock in the Company, if any. If the holder owns no other shares of capital stock in the Company, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

  Redemption Premium. Under Section 305(c) of the Code and applicable Treasury Regulations, if the redemption price of the Series B Preferred Stock exceeds its issue price, the difference ("redemption premium") may be taxable as a constructive distribution of additional Series B Preferred Stock to the holder (treated as a dividend to the extent of the Company's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over a certain period. Because Series B Preferred Stock provides for an optional right of redemption by the Company at a price that may exceed the issue price, stockholders could be required to recognize such redemption premium under a constant interest rate method similar to that for accruing original issue discount if, based on all of the facts and circumstances, the optional redemption is more likely than not to occur. If stock may be redeemed at more than one time, the time and price at which such redemption is most likely to occur must be determined based on all of the facts and circumstances. Applicable Treasury Regulations provide a "safe harbor" under which a right to redeem will not be treated as more likely than not to occur if (i) the issuer and the stockholder are not related within the meaning of such regulations; (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock (disregarding, for this purpose, a separate mandatory redemption), and (iii) exercise of the right to redeem would not reduce the yield of the stock, as determined under the regulations. Regardless of whether the optional redemption is more than likely not to occur, constructive dividend treatment will not result if the redemption premium does not exceed a de minimus amount. The Company intends to take the position that the existence of the Company's optional redemption right does not result in a constructive distribution to the holders of Series B Preferred Stock.

  Backup Withholding. The Company will report to its stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid and redemption proceeds unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The Company may nonetheless institute backup withholding with respect to a stockholder if it is advised to do so by the IRS. A stockholder who does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

  Taxation of Tax-Exempt Stockholders. Distributions by the Company to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally under IRS rulings will not constitute "unrelated business taxable income" ("UBTI") unless the shareholder has borrowed to acquire or carry shares of Series B Preferred Stock. For taxable years beginning after December 31, 1993, however, qualified pension trusts owning in excess of 10% of stock of certain REITs may be required to treat a certain percentage of such a REIT's distributions as UBTI. The restrictions on ownership of Common Stock in the Company's Articles of Incorporation will generally prevent any shareholder, including a pension trust, from acquiring sufficient shares of Series B Preferred Stock to trigger this provision, absent approval by the Board of Directors. See "Description of Series B Preferred Stock--Restrictions on Ownership and Transfer."

TAXATION OF FOREIGN STOCKHOLDERS

  The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made here to provide more than a summary of such rules. A prospective Non-U.S. Stockholder should consult with its own tax advisors to determine the impact of Federal, state and local income tax laws with regard to an investment in the Series B Preferred Stock of the Company, including any reporting requirements.

  Distributions by the Company that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares is treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business (or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Stockholder), the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) in the case of a stockholder that is a foreign corporation).

  Under new Treasury Regulations that are not effective until January 1, 1999, the gross amount of any distribution by the Company to a Non-U.S. Stockholder will generally be subject to withholding tax at a 30% or lower treaty rate, unless the distribution is designated as a capital gain dividend or a return of basis or is effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business. Any tax withheld in excess of the Non-U.S. Stockholder's U.S. federal income tax liability may be refundable. These Treasury Regulations will also require, beginning in 1999, that a Non-U.S. Stockholder satisfy certain certification and other requirements when claiming the benefit of an applicable treaty with respect to withholding on the Company's distributions. (Under current law, distributions paid to an address in a foreign country are generally presumed to paid to a resident of such country for purposes of determining withholding and the applicability of a treaty tax rate.)

  Unless the Company's stock constitutes a "USRPI" (as defined below), distributions in excess of current and accumulated earnings and profits of the Company and that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder otherwise is subject to tax on any gain from the sale or disposition of shares in the Company (as described below). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. If, however, the Company's stock is treated as a USRPI, then unless otherwise treated as a dividend for withholding purposes as described below, any distribution in excess of current or accumulated earnings and profits will be subject to 10% withholding and, to the extent such distributions in excess of the Company's current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's stock, they will give rise to gain from the sale or exchange of the stock, the tax treatment of which is described below. Amounts withheld generally are refundable if it is subsequently determined that such amounts are in excess of the Non-U.S. Stockholder's U.S. tax liability.

  Distributions that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to taxation, unless (i) investment in the shares is effectively connected with the Non-U.S. Stockholder's United States trade or business (or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his shares under circumstances that the sale was attributable to a U.S. office, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

  For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as gain effectively connected with a United States trade or business. Non-U.S. Stockholders would thus be taxed at the same capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption or rate reduction. Applicable Treasury Regulations require withholding of 35% of any distribution that could be designated by the Company as a capital gains dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability and refundable if it exceeds the U.S. tax liability of the Non-U.S. Stockholder.

  Gain recognized by a Non-U.S. Stockholder upon a sale of shares of the Company generally will not be taxed under FIRPTA if the shares do not constitute a United States real property interest ("USRPI"). Shares of the Company will not be considered a USRPI if the Company is a "domestically controlled REIT," or if the shares sold are part of a class of stock that is regularly traded on an established securities market and the holder owned less than 5% of the class of stock sold during a specified testing period. A "domestically controlled REIT" is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company currently anticipates that it will be a "domestically controlled REIT," although since the Company's stock is publicly traded no assurances can be given to that effect. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) the investment in the shares is effectively connected with the Non-U.S. Stockholder's United States trade or business (or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his shares under circumstances that the sale was attributable to a U.S. office, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and, in the case of foreign corporations, subject to the possible application of the 30% branch profits tax).

  The Company must report annually to the IRS and to each Non-U.S. Stockholder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Stockholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Stockholder resides.

  U.S. backup withholding, which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements, will generally not apply to dividends (including any capital gain dividends) paid on stock of the Company to a Non-U.S. Stockholder at an address outside the United States. However, the payment of the proceeds from the disposition of stock of the Company to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalty of perjury, certifies, among other things, its status as a Non-U.S. Stockholder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

PARTNERSHIP TAX CONSIDERATIONS

  Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the relevant Treasury Regulations require that partnership allocations respect the economic arrangement of the partners. If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners, interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnership Agreement contains a number of provisions that are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  Tax Allocations with Respect to Contributed Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property and as a result, the Partnership Agreement requires allocations to be made in a manner consistent with Section 704(c) of the Code.

  In general, the contributing entity will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the G&L Development Properties which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the contributing entity and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the contribution of the asset. Application of these rules to the Operating Partnership will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate Book-Tax Differences on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of any properties contributed to the Operating Partnership may cause the Company to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such properties in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Taxation of the Company; Annual Distribution Requirements."

  Any property purchased by the Operating Partnership at the Closing or subsequent thereto will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

  Basis in Operating Partnership Interest. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating

Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

  If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has adjusted tax basis in its interest in the Operating Partnership. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners), exceed the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as capital gain.

  Sale of the Properties. The Company's share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Requirements for Qualification--Income Tests." Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income test for qualification as a REIT. See "Requirements for Qualification--Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties and to make such occasional sales of the Properties as are consistent with the Operating Partnership's investment objectives.

  Possible Legislative or Other Actions Affecting Tax Consequences. Prospective investors should recognize that the present Federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company. For example, a recent Federal budget proposal contained language which, if enacted, would have resulted in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT, and thus would have effectively precluded the Company from re-electing REIT status following a termination of its REIT qualification.

  State and Local Taxes. The Company and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisers regarding the effect of state and local tax laws on an investment in the Series B Preferred Stock of the Company.

               EMPLOYEE PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

  A fiduciary of a pension, profit-sharing or other employee benefit plan (an "Employee Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider fiduciary standards under ERISA in the context of the Employee Plan's particular circumstances before authorizing an investment of all or any portion of such Employee Plan's assets in the Series B Preferred Stock. Under ERISA, a fiduciary must discharge his duties with respect to an Employee Plan solely in the interest of the participants and beneficiaries of such plan. Among other factors, such fiduciary should consider (i) whether the investment satisfies the prudence requirements of
Section 404(a)(1)(B) of ERISA, (ii) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, and (iii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA. In addition, persons who control the investments of individual retirement accounts ("IRAs") should consider that IRAs may only make investments that are authorized by the appropriate governing documents and under applicable state law. In addition to the general civil liability imposed on fiduciaries who violate the fiduciary responsibility rules of ERISA, Section 502(l) of ERISA also imposes civil penalties on fiduciaries who breach any of such rules and on individuals who knowingly participate in any such breach.

  In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of an Employee Plan or IRA and persons who have certain specified relationships to the Employee Plan or IRA ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code). Such transactions are treated as "prohibited transactions" under Section 406 of ERISA and Sections 4975 and 408(e)(2) of the Code and civil penalties are imposed upon such persons by Section 502(i) of ERISA or excise taxes are imposed under Section 4975 of the Code. Thus, a fiduciary of an Employee Plan or a person making the investment decision for an IRA should consider whether the acquisition or the continued holding of the Series B Preferred Stock might constitute or give rise to a direct or indirect non-exempt prohibited transaction.

  The Department of Labor (the "DOL") has issued final regulations (the "DOL Regulations") as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if an Employee Plan or IRA acquires an equity interest in an entity, which interest is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Employee Plan's or IRA's assets would include, for purposes of the fiduciary responsibility provisions of ERISA, both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The DOL Regulations define "equity interest" as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. The Company believes the Series B Preferred Stock constitutes an "equity interest" for purposes of the DOL Regulations.

  The DOL Regulations define a publicly offered security as a security that is "widely held," "freely transferable," and either (i) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or
(ii) sold to the plan pursuant to an effective registration statement under the Securities Act, if the class of securities of which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which an offering occurs. The Company's Series B Preferred Stock will be sold pursuant to an effective registration statement under the Securities Act and will be registered under the 1934 Act.

  The DOL Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the Company and of one another. A class of securities will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to an offering as a result of events beyond the Company's control. The Company expects the Series B Preferred Stock to be "widely held" upon completion of this Offering.

  The DOL Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this Offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are freely transferable. Employee Plan and IRA fiduciaries should be aware that the Company's Articles of Incorporation contain certain restrictions on any transfer of shares of Series B Preferred Stock that would create a beneficial owner of more than 9.8% in value of the Company's outstanding capital stock. See "Description of Series B Preferred Stock--Restrictions on Transfer." While the Company has no reason to believe that such a restriction is likely to result in the failure of the shares of Common Stock to be "freely transferable" under the DOL Regulations, no assurance can be given that the DOL and the U.S. Treasury Department will not reach a contrary conclusion.

  Assuming that the Series B Preferred Stock will be "widely held" and "freely transferable," the Company believes that the Series B Preferred Stock will constitute "publicly offered securities" for purposes of the DOL Regulations and that the assets of the Company will not be deemed to be "plan assets" of any Employee Plan or IRA that invests in the Series B Preferred Stock.

  EMPLOYEE PLANS AND IRAS AND THEIR FIDUCIARIES ARE STRONGLY URGED TO CONSULT WITH THEIR ADVISORS BEFORE ACQUIRING SHARES OF SERIES B PREFERRED STOCK OF THE COMPANY.

                                 UNDERWRITING

  Sutro & Co., Incorporated, McDonald & Company Securities, Inc. and Tucker Anthony Incorporated (the "Underwriters") have severally agreed, subject to the terms and conditions contained in an Underwriting Agreement among the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company the number of shares of Series B Preferred Stock set forth opposite their respective names below:

                                                                        NUMBER
         UNDERWRITER                                                   OF SHARES
         -----------                                                  ----------
   Sutro & Company Incorporated......................................
   McDonald & Company Securities, Inc. ..............................
   Tucker Anthony Incorporated.......................................
                                                                       -------
       Total.........................................................
                                                                       =======

  The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the shares of Series B Preferred Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are purchased. The Company has been advised by the Underwriters that the Underwriters propose to offer the Series B Preferred Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.55 per share of Series B Preferred Stock. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $0.30 per share to other dealers. The public offering price and the concessions and discount to dealers may be changed by the Underwriters after the initial offering.

  In order to facilitate the offering of the Series B Preferred Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series B Preferred Stock. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Series B Preferred Stock for their own account. In addition, to cover overallotments or to stabilize the price of the Series B Preferred Stock, the Underwriters may bid for, and purchase, the Series B Preferred Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Series B Preferred Stock in the offering, if the syndicate repurchases previously distributed Series B Preferred Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series B Preferred Stock above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

  The Underwriters have reserved the right to reclaim selling concessions in order to encourage underwriters and dealers to distribute the Series B Preferred Stock for investment, rather than short-term profit taking. Increasing the proportion of the offering held for investment may reduce the supply of Series B Preferred Stock available for short-term trading.

  The Company has agreed to indemnify the several Underwriters or to contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

  The Company has applied to list the Series B Preferred Stock on the NYSE under the symbol "GLR PrB." Prior to the Offering, there has been no public market for the shares of Series B Preferred Stock. The Underwriters have advised the Company that each intends to make a market in the Series B Preferred Stock prior to the commencement of trading on the NYSE, but is not obligated to do so and may discontinue market making at any time without notice.

                                    EXPERTS

  The financial statements of the Company included in this Prospectus and elsewhere in this Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors of the Company, as stated in its report appearing herein and elsewhere in the Registration Statement of which this Prospectus is a part and are included in reliance upon the report of such firm given upon its authority as experts in auditing and accounting. The financial statements of Iatros included in this Prospectus and elsewhere in this Registration Statement, have been audited by Asher & Company, Ltd., independent auditors of Iatros, as stated in its report appearing herein and elsewhere in the Registration Statement of which this Prospectus is a part and are included in reliance upon the report of such firm given upon its authority as experts in auditing and accounting.

                                 LEGAL MATTERS

  Certain legal and tax matters will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California, and certain legal matters will be passed upon for the Underwriters by Morrison & Foerster LLP, Los Angeles, California. Certain legal matters regarding Maryland law, including the legality of the shares of Series B Preferred Stock, will be passed upon by Piper & Marbury L.L.P., Baltimore, Maryland.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-11 under the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. Additionally, the Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Commission. The Registration Statement, including the exhibits and schedules thereto, as well as reports, proxy and information statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at its principal office located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, the New York Regional Office located at 75 Park Place, New York, New York 10007, and the Chicago Regional Office located at Northwest Atrium Center, 500 West Madison Street, Room 1204, Chicago, Illinois 60661-2511, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Electronic filings made by the Company through the Commission's Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's World Wide Web site (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is listed on the NYSE and the reports, proxy and information statements and other information filed by the Company with the NYSE can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                                   GLOSSARY

  Following are certain terms used throughout this Prospectus. Unless the context requires otherwise, the following capitalized terms shall have the meanings set forth below for purposes of this Prospectus:

  "ADA" means the Americans with Disabilities Act.

  "Ab Initio" means from the beginning.

  "Articles of Incorporation" means the Articles of Amendment and Restatement of the Charter of the Company.

  "Articles Supplementary" means the Articles Supplementary Classifying 1,380,000 Shares of % Series B Cumulative Preferred Stock.

  "Audit Committee" means the Committee of the Board of Directors of the Company established to make recommendations as to certain accounting matters.

  "Bylaws" means the Amended and Restated Bylaws of the Company.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the Securities and Exchange Commission.

  "Common Stock" means the Company's Common Stock, par value $.01 per share.

  "Company" means G & L Realty Corp., a Maryland corporation. Throughout this Registration Statement, of which this Prospectus forms a part, references to the "Company" include the business and properties of G & L Realty Corp., the Operating Partnership and other related entities directly or indirectly controlled by G & L Realty Corp.

  "Compensation Committee" means the committee of the Board of Directors of the Company that determines officers' salaries and bonuses and administer the Plan.

  "DOL" means the Department of Labor.

  "DOL Regulations" means final regulations, issued by the DOL, defining what constitutes assets of an employee benefit plan under ERISA.

  "Employee Plan" means a pension, profit-sharing, or other employee benefit plan subject to ERISA.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Excess Shares" means the shares owned by a holder in excess of the Ownership Limit.

  "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

  "Executive Committee" means the Committee of the Board of Directors with authority as described under the caption "Management--Committees of the Board of Directors."

  "FFO" means funds from operations, which represents net income, computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of properties plus depreciation of real property, less preferred stock dividends and after adjustments for consolidated and unconsolidated entities in which the Company holds a partial interest.

  "Formation Transactions" has the meaning ascribed to it under the caption "Formation Transactions."

  "G&L Development Properties" means six of the Properties with parking and ground floor retail space in Beverly Hills, California.

  "G&L Gardens" means G & L Gardens, LLC, a Delaware limited liability company.

  "G&L Management" means G&L Management Delaware Corp., a Delaware corporation.

  "GECC" means General Electric Capital Corporation.

  "GLN Venture" means GLN Capital Co., LLC, a Delaware limited liability company.

  "GMAC-CM" means GMAC Commercial Mortgage.

  "Hampden Bonds" means the Series A and Series B bonds issued by the Massachusetts Industrial Finance Agency, Inc.

  "Iatros" means Iatros Health Network, Inc., a Delaware corporation.

  "Indemnitees" means those directors and officers of the Company who are parties to the Indemnity Agreements.

  "Indemnity Agreements" means indemnity agreements between the Company and each of its directors and certain of its officers.

  "IRAs" means individual retirement accounts.

  "IRS" means the Internal Revenue Service.

  "Maryland GCL" means the Maryland General Corporation Law.

  "Medical Partnership" means G&L Medical Partnership, L.P., a Delaware limited partnership.

  "MOB" means medical office building.

  "NAREIT" means the National Association of Real Estate Investment Trusts.

  "Nomura" means Nomura Asset Capital Corporation.

  "NYSE" means the New York Stock Exchange.

  "Ownership Limit" means the ownership of more than 9.8% in number of shares or value of the capital stock of the Company pursuant to its Articles of Incorporation.

  "Operating Partnership" means G&L Realty Partnership, L.P., a Delaware limited partnership.

  "Partnership Agreement" means the Agreement of Limited Partnership of the Operating Partnership.

  "PHP" means PHP Healthcare Corporation, a Delaware corporation.

  "GL/PHP" means GL/PHP, LLC, a Delaware limited liability company.

  "Plan" means the Company's 1993 Stock Incentive Plan.

  "Properties" means 20 properties exclusive of vacant land including 19 high quality medical office buildings and an adjacent parking facility.

  "Realty Financing Partnership" means G&L Realty Financing Partnership II, L.P., a Delaware limited partnership.

  "Reform Act" means the Private Securities Litigation Reform Act of 1995, as amended.

  "REIT" means a real estate investment trust as defined pursuant to Sections 856 through 860 of the Code.

  "Roxbury Partnership" means 435 N. Roxbury Drive, Ltd., a California limited partnership.

  "Rule 144" means Rule 144 as promulgated under the Securities Act.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Series A Preferred Stock" means the Company's 10.25% Series A Cumulative Preferred Stock, par value $.01 per share.

  "Series B Preferred Stock" means the Company's % Series B Cumulative Preferred Stock, par value $.01 per share.

  "Treasury Regulations" means the Income Tax Regulations promulgated under the Code.

  "Tustin Properties" means the Tustin Medical Plaza properties acquired by the Company on June 14, 1996 in conjunction with 445 Bedford, LLC, which includes two medical office buildings, a hospital and a parcel of vacant land.

  "Underwriters" means the underwriters named in this Prospectus.

  "Units" means ownership interests in the Operating Partnership.

                                G&L REALTY CORP.

                         INDEX TO FINANCIAL STATEMENTS

                                                                         PAGE
                                                                      ----------
      AUDITED YEAR END FINANCIAL STATEMENTS
       Independent Auditors' Report.................................         F-2
       Consolidated Balance Sheets as of December 31, 1996 and 1995.         F-3
       Consolidated Statements of Operations for the years ended
        December 31, 1996, 1995 and 1994............................         F-4
       Consolidated Statement of Stockholders' Equity for the years
        ended December 31, 1994, 1995 and 1996......................         F-5
       Consolidated Statements of Cash Flows for the years ended
        December 31, 1996, 1995 and 1994............................    F-6--F-7
       Notes to Consolidated Financial Statements...................   F-8--F-22

      UNAUDITED INTERIM FINANCIAL STATEMENTS
       Condensed Consolidated Balance Sheets as of September 30,
        1997 (unaudited) and December 31, 1996......................        F-23
       Condensed Consolidated Statements of Operations for the nine
        month period ended September 30, 1997 and 1996 (unaudited)..        F-24
       Condensed Consolidated Statements of Cash Flows for the nine month period ended September 30, 1997 and 1996 (unaudited)..  F-25--F-26
       Notes to Condensed Consolidated Financial Statements
        (unaudited).................................................  F-27--F-36

                  IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

                                                                         PAGE
                                                                      ----------
      AUDITED YEAR END FINANCIAL STATEMENTS
       Report of Independent Certified Public Accountants...........        F-37
       Consolidated Balance Sheets..................................        F-38
       Consolidated Statements of Operations........................        F-39
       Consolidated Statements of Changes in Stockholders' Equity...  F-40--F-41
       Consolidated Statements of Cash Flows........................        F-42
       Notes to Consolidated Financial Statements...................  F-43--F-59
       Report of Independent Certified Public Accountants on
        Financial Statement Schedule................................        F-60
       Schedule II--Valuation and Qualifying Accounts...............        F-61

      UNAUDITED INTERIM FINANCIAL STATEMENTS
       Consolidated Balance Sheets as of June 30, 1997 and December
        31, 1996....................................................        F-62
       Consolidated Statement of Operations for the six months ended
        June 30, 1997 and 1996 (unaudited)..........................        F-63
       Consolidated Statement of Cash Flows for the six months ended
        June 30, 1997 and 1996 (unaudited)..........................        F-64
       Notes to Consolidated Financial Statements (unaudited).......  F-65--F-67

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
G&L Realty Corp.:

  We have audited the accompanying consolidated balance sheets of G&L Realty Corp. and subsidiaries (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ Deloitte & Touche LLP

Los Angeles, California
February 10, 1997

                                G&L REALTY CORP.

                          CONSOLIDATED BALANCE SHEETS

                                                          DECEMBER 31,
                                                    --------------------------
                                                        1996          1995
                                                    ------------  ------------
                      ASSETS
                      ------
Rental properties (Notes 3, 7, 16, 17 and 20):
  Land............................................. $ 17,095,674  $ 15,262,221
  Building and improvements, net...................   76,135,387    76,884,946
                                                    ------------  ------------
    Total rental properties........................   93,231,061    92,147,167
Cash (Note 2)......................................      264,920       669,123
Restricted cash (Note 2)...........................    1,966,993       611,068
Other receivables, net (Note 6)....................      681,772       129,265
Tenant rent and reimbursements receivable, net
 (Note 5)..........................................    1,048,428       709,436
Unbilled rent receivable, net (Note 11)............    1,477,527     2,581,756
Mortgage loans and bonds receivable, net (Note 8)..   14,358,181    33,633,635
Assets available for sale (Note 9).................   20,522,652           --
Deferred charges and other assets, net (Note 4)....    2,444,751     2,865,707
                                                    ------------  ------------
    TOTAL ASSETS................................... $135,996,285  $133,347,157
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
LIABILITIES:
  Notes payable (Note 7)........................... $109,025,417  $111,626,872
  Accounts payable and other liabilities...........    1,462,210     1,766,718
  Distributions payable............................    1,641,970     1,401,607
  Tenant security deposits.........................    1,033,580     1,032,437
                                                    ------------  ------------
    Total liabilities..............................  113,163,177   115,827,634
Commitments and Contingencies (Note 13)............          --            --
Minority interest in consolidated partnership......   (2,718,474)   (2,846,777)
Minority interest in Operating Partnership.........    3,103,479     2,099,204
STOCKHOLDERS' EQUITY (Notes 12 and 15):
  Preferred shares--$.01 par value, 10,000,000
   shares authorized, no shares issued.............          --            --
  Common shares--$.01 par value, 50,000,000 shares
   authorized, 4,062,500 and 4,062,000 shares
   issued and outstanding as of December 31, 1996
   and 1995, respectively..........................       40,625        40,620
  Additional paid-in capital.......................   23,710,054    23,705,496
  Distributions in excess of net income............   (1,302,576)   (5,479,020)
                                                    ------------  ------------
    Total stockholders' equity.....................   22,448,103    18,267,096
                                                    ------------  ------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..... $135,996,285  $133,347,157
                                                    ============  ============

          See accompanying notes to Consolidated Financial Statements

                                G&L REALTY CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                            1996         1995         1994
                                         -----------  -----------  -----------
REVENUES:
  Rental (Note 11)...................... $15,796,163  $16,801,193  $14,740,358
  Tenant reimbursements.................     727,874      731,860      586,974
  Parking...............................   1,250,760    1,388,042    1,196,264
  Interest, loan fees and other.........   6,711,900    1,834,558      113,268
  Other.................................     548,851      651,884      650,009
                                         -----------  -----------  -----------
    Total revenues......................  25,035,548   21,407,537   17,286,873
                                         -----------  -----------  -----------
EXPENSES:
  Property operations...................   5,695,802    5,198,933    4,317,016
  Earthquake costs (reimbursements).....         --      (133,162)     635,075
  Depreciation and amortization.........   3,276,287    4,047,277    3,696,993
  Interest..............................   8,819,270    6,372,002    3,625,316
  General and administrative............   1,786,319    1,639,678    1,297,694
  Loss on disposition of real estate
   (Note 16)............................   4,873,788          --           --
                                         -----------  -----------  -----------
    Total expenses......................  24,451,466   17,124,728   13,572,094
Income from operations before minority
 interests and extraordinary gains
 (losses)...............................     584,082    4,282,809    3,714,779
Minority interest in consolidated
 partnership............................    (128,303)    (130,987)    (167,494)
Minority interest in Operating
 Partnership............................     (65,065)    (417,016)    (352,794)
                                         -----------  -----------  -----------
Income before extraordinary gains
 (losses)...............................     390,714    3,734,806    3,194,491
Extraordinary gains (losses) (net of
 minority interest) (Note 16)...........   9,310,730     (393,401)         --
                                         -----------  -----------  -----------
Net income.............................. $ 9,701,444  $ 3,341,405  $ 3,194,491
                                         ===========  ===========  ===========
Per share data:
  Income before extraordinary gains
   (losses)............................. $      0.10  $      0.91  $      0.77
  Extraordinary gains (losses)..........        2.23        (0.09)        0.00
                                         -----------  -----------  -----------
  Net income............................ $      2.33  $      0.82  $      0.77
                                         ===========  ===========  ===========
Weighted average number of outstanding
 shares.................................   4,171,535    4,090,769    4,159,000


          See accompanying notes to Consolidated Financial Statements

                                G&L REALTY CORP.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                            COMMON STOCK      ADDITIONAL   DISTRIBUTIONS     TOTAL
                          ------------------     PAID-     IN EXCESS OF  STOCKHOLDERS'
                           SHARES    AMOUNT   IN CAPITAL    NET INCOME      EQUITY
                          ---------  -------  -----------  ------------- -------------
BALANCE JANUARY 1, 1994.  4,159,000  $41,590  $25,123,557   $  (127,206)  $25,037,941
Adjustments to
 accumulated deficit....                         (100,736)                   (100,736)
Net income..............                                      3,194,491     3,194,491
Distributions declared..                                     (6,820,760)   (6,820,760)
                          ---------  -------  -----------   -----------   -----------
BALANCE DECEMBER 31,
 1994...................  4,159,000   41,590   25,022,821    (3,753,475)   21,310,936
Adjustment to
 accumulated deficit....                         (503,763)                   (503,763)
Repurchase of common
 stock..................    (97,000)    (970)    (813,562)     (814,532)
Net income..............                                      3,341,405     3,341,405
Distributions declared..                                     (5,066,950)   (5,066,950)
                          ---------  -------  -----------   -----------   -----------
BALANCE DECEMBER 31,
 1995...................  4,062,000   40,620   23,705,496    (5,479,020)   18,267,096
Additional shares
 issued.................        500        5        4,558                       4,563
Net income..............                                      9,701,444     9,701,444
Distributions declared..                                     (5,525,000)   (5,525,000)
                          ---------  -------  -----------   -----------   -----------
BALANCE DECEMBER 31,
 1996...................  4,062,500  $40,625  $23,710,054   $(1,302,576)  $22,448,103
                          =========  =======  ===========   ===========   ===========

       See accompanying notes to Consolidated Financial Statements.

                                G&L REALTY CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                            1996         1995         1994
                                         -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.............................  $ 9,701,444  $ 3,341,405  $ 3,194,491
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Extraordinary (gains) losses on
   retirement of debt..................   (9,310,730)     393,401          --
  Loss on disposition of rental
   property............................    4,873,788          --           --
  Depreciation and amortization........    3,276,287    4,047,277    3,696,993
  Minority interests...................      193,368      548,003      520,288
  Unbilled rent receivable.............       (5,053)    (116,879)    (232,402)
  Allowance for doubtful notes, bonds
   and accounts receivable.............      876,925     (310,074)      55,090
  (Increase) decrease in:
   Prepaid expense.....................     (152,558)      73,720       37,374
   Other receivables...................     (891,165)     576,351     (263,040)
   Tenant rent and reimbursements
    receivable.........................     (842,483)    (117,456)      39,424
   Accrued interest receivable and loan
    fees...............................   (1,102,005)    (629,244)         --
  Increase (decrease) in:
   Accounts payable and other
    liabilities........................     (893,157)      11,347      316,636
   Tenant security deposits............        1,143       44,468      266,772
                                         -----------  -----------  -----------
Net cash provided by operating
 activities............................    5,725,804    7,862,319    7,631,626
                                         -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to rental properties.........   (2,220,278)  (1,872,508)  (1,830,716)
Purchases of real estate assets........  (21,549,954)    (800,000) (41,713,637)
Acquisition of assets available for
 sale..................................     (307,050)         --           --
Pre-acquisition costs..................   (1,010,749)  (1,203,838)         --
Return of pre-acquisition deposits.....    2,011,727          --           --
Leasing commissions....................     (148,819)    (156,541)    (208,015)
Investment in notes and bonds
 receivable............................  (14,755,383) (33,004,391)         --
Principal payments received from notes
 and bonds receivable..................   14,567,240          --    12,200,000
                                         -----------  -----------  -----------
Net cash used in investing activities..  (23,413,266) (37,037,278) (31,552,368)
                                         -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Notes payable proceeds.................   47,000,000   82,156,447   28,652,248
Repayment of notes payable.............  (21,018,432) (44,547,752)    (134,069)
Deferred financing costs...............   (1,396,858)  (1,775,674)    (397,070)
Increase in restricted cash............   (1,355,925)    (611,068)
Sale (purchase) of common stock and
 partnership units.....................        4,563     (814,532)         --
Distributions..........................   (5,950,089)  (5,732,322)  (6,272,447)
                                         -----------  -----------  -----------
Net cash provided by financing
 activities............................   17,283,259   28,675,099   21,848,662
                                         -----------  -----------  -----------
NET DECREASE IN CASH AND CASH
 EQUIVALENTS...........................     (404,203)     499,860   (2,072,080)
BEGINNING CASH.........................      669,123    1,168,983    3,241,063
                                         -----------  -----------  -----------
ENDING CASH............................  $   264,920  $   669,123  $ 1,168,983
                                         ===========  ===========  ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for interest.  $ 8,874,008  $ 6,200,777  $ 3,600,365
                                         ===========  ===========  ===========

          See accompanying notes to Consolidated Financial Statements

                                G&L REALTY CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

      SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

                                                  YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                                1996         1995       1994
                                             -----------  ---------- ----------
NONCASH INVESTING ACTIVITIES:
  Property acquired in exchange for
   partnership units (Note 17).............. $   549,010
                                             ===========
NONCASH FINANCING ACTIVITIES:
Net cost of assets transferred to lien
 holder (Note 16):
  Land...................................... $ 2,046,547
  Buildings and improvements................  21,600,736
  Tenant improvements.......................     477,245
    Accumulated depreciation................  (3,557,101)
                                             -----------
      Total rental property.................  20,567,427
  Unbilled rent receivable, net.............   1,109,282
  Other receivables, net....................      90,658
  Tenant rent and reimbursements receivable,
   net......................................     249,566
  Leasing commissions, net..................     180,782
  Deferred charges and other assets.........      87,424
  Accounts payable and other liabilities....     588,649
                                             -----------
Net cost of assets transferred to
 lienholder.................................  22,873,788
Nonrecourse debt extinguished...............  28,500,000
                                             -----------
Excess of nonrecourse debt over net cost of
 assets surrendered......................... $ 5,626,212
                                             ===========
Noncash gain from transfer of property to
 lien holder:
  Extraordinary gain on retirement of debt.. $ 9,310,730
  Minority interest share of extraordinary
   gain.....................................   1,055,650
                                             -----------
  Extraordinary gain on retirement of debt..  10,366,380
  Extraordinary loss related to other
   refinancing transactions.................     133,620
                                             -----------
  Extraordinary gain on transfer of property
   to lien holder...........................  10,500,000
  Loss on disposition of rental property....  (4,873,788)
                                             -----------
Net noncash gain from transfer of property
 to lien holder............................. $ 5,626,212
                                             ===========
Distributions declared not yet paid......... $ 1,462,500  $1,401,607 $1,604,706
                                             ===========  ========== ==========

          See accompanying notes to Consolidated Financial Statements

                               G&L REALTY CORP.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

  G&L Realty Corp. (the "Company") was formed as a Maryland corporation on September 15, 1993 by Daniel M. Gottlieb and Steven D. Lebowitz to continue the ownership, management, acquisition and development operations of medical office buildings conducted previously by G&L Development, the Company's predecessor. All of the Company's assets are held by, and all of its operations are conducted through, the following Delaware limited partnerships:

  G&L Realty Partnership, L.P. (the "Operating Partnership")
  G&L Realty Financing Partnership II, L.P. (the "Realty Financing
  Partnership")
  G&L Medical Partnership, L.P. (the "Medical Partnership")

  The Company, as the sole general partner and as owner of an approximately 89% ownership interest, controls the Operating Partnership. The Company also controls the Realty Financing Partnership through its wholly owned subsidiary G&L Realty Financing II, Inc., a Delaware corporation, which is the sole general partner and 1% owner of the Realty Financing Partnership. The sole limited partner and 99% owner of the Realty Financing Partnership is the Operating Partnership. In May 1996 and in conjunction with a financing transaction, the Company transferred three buildings into a newly formed limited partnership, the Medical Partnership, a Delaware limited partnership. The sole limited partner and 99% owner of the Medical Partnership is the Operating Partnership. The Company controls the Medical Partnership through its wholly owned subsidiary, G&L Medical, Inc., a Delaware corporation, which is the sole general partner and 1% owner of the Medical Partnership.

  References, in these consolidated financial statements, to the Company, its operations, assets and liabilities includes the operations, assets and liabilities of its wholly owned subsidiaries, the Operating Partnership, the Realty Financing Partnership, the Medical Partnership and 435 North Roxbury Drive, Ltd., (the "Roxbury Partnership"), a California limited partnership in which the Operating Partnership owns a 61.75% partnership interest and is the sole general partner.

  Prior to August 1995, the Company, through its wholly owned subsidiary, G&L Financing, Inc., a Delaware corporation, was the sole general partner and 1% owner of G&L Realty Financing Partnership, L.P. (the "Financing Partnership"), a Delaware limited partnership. The Operating Partnership was the sole limited partner and 99% owner of the Financing Partnership which owned six medical office buildings. These six buildings were security for a $42.5 million credit line which was paid off on August 17, 1995. Thereafter, the Financing Partnership was liquidated and the assets were transferred to its partners.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business. The Company is a health care Real Estate Investment Trust ("REIT") with two major areas of operation: (a) the Medical Office Building Division, which owns, develops and manages high-quality, strategically located properties, and (b) the Senior Care Division, which provides loan funds to facilitate the sale of skilled nursing and assisted living facilities to various entities throughout the United States.

  Basis of presentation. The accompanying consolidated financial statements include the accounts of the Company, the Operating Partnership, the Realty Financing Partnership, the Medical Partnership and, prior to its liquidation, the Financing Partnership. The interests in the Operating Partnership and Roxbury Partnership not owned by the Company have been reflected in minority interests. All significant intercompany accounts and transactions have been eliminated in consolidation. Prior year amounts have been reclassified to conform to the current year's presentation.

                               G&L REALTY CORP.

  Properties. The Operating Partnership, the Realty Financing Partnership, the Medical Partnership and the Roxbury Partnership own a 100% fee simple interest in all of the properties.

  Income taxes. The Company qualified and elected to be taxed as a REIT for federal income tax purposes. Such qualification and taxation as a REIT depends upon the Company's ability to meet, on a continuing basis, various REIT qualification requirements. As a REIT, the Company is eligible for a deduction for dividends paid to shareholders. For the years ended December 31, 1996, 1995 and 1994, the Company paid dividends to its stockholders in excess of its earnings and profits (See Note 12). Therefore, no provisions for federal income taxes are included in the accompanying financial statements.

  Real estate and depreciation. Rental property is recorded at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

      Buildings and improvements.................................. 40 years
      Tenant improvements......................................... Life of lease
      Furniture, fixtures and equipment........................... 5 years

  Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations and all costs directly related to acquisitions are capitalized.

  Revenue recognition. Base rental income is recognized on a straight-line basis over the term of the lease regardless of when payments are due. Certain leases include rent concessions and escalation clauses creating an effective rent which is included in unbilled rent receivable (Note 11).

  Cash and restricted cash. All demand and money market accounts and short-term investments in governmental funds with a maturity of three months or less are considered to be cash and cash equivalents. As of December 31, 1996 and 1995, the Company had $1,966,993 and $669,123, respectively, in a segregated interest bearing account to be used for debt service due in January 1997, current property taxes, insurance and property improvements. Throughout the year, the Company maintained balances in various operating and money market accounts in excess of federally insured limits.

  Deferred charges and other assets. Deferred charges and other assets consist of leasing commissions, deferred loan fees, financing costs, investments, deposits and prepaid expenses.

  Leasing commissions are amortized on a straight-line basis over the lives of the leases which range typically from five to ten years. Deferred loan fees are amortized over the terms of the respective agreements.

  The Company incurred costs relating to new loans and certain refinancings, interest rate protection agreements and a $20 million credit facility (Note
7). Refinancing costs are capitalized and amortized over the term of the related loan. Interest rate protection agreement fees are capitalized and amortized over the term of the agreements.

  Minority interest in consolidated partnership. The Operating Partnership, as sole general partner, has a 61.75% ownership interest in the Roxbury Partnership which owns the property located at 435 North Roxbury Drive. The minority interest is a debit balance that resulted from depreciation allocations and cash distributed to minority interest partners in excess of their original investment and subsequent accumulated earnings. It is management's opinion that the deficit is adequately secured by the unrecognized appreciated value of the Roxbury property and will be recovered through an accumulation of undistributed earnings or sale of the property.

                               G&L REALTY CORP.

  Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Long-lived assets. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that an asset's book value exceeds the undiscounted expected future cash flows to be derived from that asset. Whenever undiscounted expected future cash flows are less than the book value, the asset will be reduced to a value equal to the net present value of the expected future cash flows and an impairment loss will be recognized. Management believes that the expected future cash flows of its long-lived assets exceeded the related book values as of December 31, 1996 and 1995.

  Per share data. Earnings per share are computed based upon the weighted average number of common shares of the Company's Common Stock, $.01 par value (the "Common Stock") outstanding during the period. The treasury stock method is used to determine the number of incremental common equivalent shares resulting from options granted under the Company's stock incentive plan. Computation of the number of shares is included in Note 15.

3. BUILDINGS AND IMPROVEMENTS

  Buildings and improvements consist of the following:

                                                          DECEMBER 31,
                                                    --------------------------
                                                        1996          1995
                                                    ------------  ------------
      Buildings and improvements................... $ 81,676,782  $ 84,638,984
      Tenant improvements..........................    4,708,425     3,450,249
      Furniture, fixtures and equipment............      358,798       296,070
                                                    ------------  ------------
                                                      86,744,005    88,385,303
      Less accumulated depreciation and
       amortization................................  (10,608,618)  (11,500,357)
                                                    ------------  ------------
        Total...................................... $ 76,135,387  $ 76,884,946
                                                    ============  ============

4. DEFERRED CHARGES AND OTHER ASSETS

  Deferred charges and other assets consist of the following:

                                                             DECEMBER 31,
                                                         ----------------------
                                                            1996        1995
                                                         ----------  ----------
      Loan fees......................................... $2,060,620  $1,459,051
      Pre-acquisition costs.............................     17,194   1,203,838
      Leasing commissions...............................    462,071   1,115,595
      Prepaid expense and other assets..................    272,004      46,643
                                                         ----------  ----------
                                                          2,811,889   3,825,127
      Less accumulated amortization.....................   (367,138)   (959,420)
                                                         ----------  ----------
        Total........................................... $2,444,751  $2,865,707
                                                         ==========  ==========

                               G&L REALTY CORP.

5. TENANT RENT AND REIMBURSEMENTS RECEIVABLE

  Tenant rent and reimbursements receivable are net of the allowance for uncollectible amounts of $261,425, $7,500 and $107,556 as of December 31, 1996, 1995 and 1994, respectively. The activity in the allowance for uncollectible tenant accounts consisted of the following:

                                                   YEAR ENDED DECEMBER 31,
                                                -------------------------------
                                                  1996       1995       1994
                                                ---------  ---------  ---------
      Balance, beginning of year............... $   7,500  $ 107,556  $ 213,107
      Additions................................   498,888    110,284     55,090
      Charge-offs..............................  (244,963)  (210,340)  (160,641)
                                                ---------  ---------  ---------
      Balance, end of year..................... $ 261,425  $   7,500  $ 107,556
                                                =========  =========  =========

6. OTHER RECEIVABLES

  Other receivables consist of all outstanding balances due to the Company other than amounts due from current tenants and are net of the allowance for uncollectible amounts of $248,000 as of December 31, 1996. There was no balance in the allowance account as of December 31, 1994 and 1995 and no activity during the years then ended. The activity in the allowance for uncollectible accounts for the year ended December 31, 1996 was as follows:

      Balance, beginning of year...................................... $    --
      Additions.......................................................  248,000
      Charge-offs.....................................................      --
                                                                       --------
      Balance, end of year............................................ $248,000
                                                                       ========

                                G&L REALTY CORP.

7. NOTES PAYABLE

  Notes payable consist of the following:

                                                             DECEMBER 31,
                                                       -------------------------
                                                           1996         1995
                                                       ------------ ------------
   Note due August 14, 1995, collateralized by deed
    of trust, interest payable monthly at 30-day
    LIBOR plus 1.25% per annum (retired May 24,
    1996)............................................           --  $ 28,500,000
   Note due May 31, 1999, collateralized by deed of
    trust, interest payable monthly at 30-day LIBOR
    plus 1.50% per annum, note requires monthly
    principal payments of $35,000 plus semiannual
    payments equal to excess cash flow, as defined in
    the loan extension agreement.....................  $  8,070,000    9,000,000
   Note due June 6, 1997, collateralized by a
    security interest in $20,655,000 face value of
    unrated bonds, interest payable monthly at the
    Prime rate of interest plus 1.5% per annum.......    14,000,000   14,000,000
   Note due January 1, 1998, collateralized by deed
    of trust, monthly payments of $67,908 of
    principal and interest, interest at 8.75% per
    annum (retired May 24, 1996).....................           --     6,065,375
   Note due February 23, 1998, collateralized by deed
    of trust, monthly payments of $41,807 of
    principal and interest, interest at 7.55% per
    annum (retired May 24, 1996).....................           --     5,806,821
   Note due February 23, 1998, collateralized by deed
    of trust, interest payable monthly at 7.55% per
    annum (retired May 24, 1996).....................           --       921,090
   Credit line due August 17, 1998, collateralized by
    deeds of trust, $20 million available, interest
    payable monthly at 30-day LIBOR plus 1.75% per
    annum............................................    15,400,000   17,450,000
   Note due June 17, 1997 collateralized by note
    receivable and deed of trust, interest payable
    monthly at the Citibank Prime rate of interest...     4,125,000          --
   Note due May 31, 1997 collateralized by note
    receivable and deed of trust, interest payable
    monthly at the Citibank Prime rate of interest...     3,000,000          --
   Note due August 10, 2006, collateralized by deed
    of trust, monthly payments of $281,641 of
    principal and interest, interest at 8.515% per
    annum............................................    34,915,383          --
   Note due August 10, 2005, collateralized by deed
    of trust, monthly payments of $229,263 of
    principal and interest, interest at 7.89% per
    annum............................................    29,515,034   29,883,586
                                                       ------------ ------------
     Total...........................................  $109,025,417 $111,626,872
                                                       ============ ============

  As of December 31, 1996, 30-day LIBOR was 5.53% and the Citibank Prime rate was 8.25%.

                               G&L REALTY CORP.

  Aggregate future principal payments as of December 31, 1996 are as follows:

        YEAR ENDING
        DECEMBER 31
        -----------
        1997....................................................... $ 22,339,735
        1998.......................................................   16,675,042
        1999.......................................................    8,158,845
        2000.......................................................      994,008
        2001.......................................................    1,094,840
        Thereafter.................................................   59,762,949
                                                                    ------------
          Balance, end of year..................................... $109,025,417
                                                                    ============

  As of December 31, 1996, the Company had a $300,000 letter of credit outstanding in favor of a secured lender. The letter of credit is held as additional collateral for tenant security deposits outstanding in the event of a default on the secured loan.

8. MORTGAGE LOANS AND BONDS RECEIVABLE

  Mortgage loans and bonds receivable consist of the following:

                                                              DECEMBER 31,
                                                         -----------------------
                                                            1996        1995
                                                         ----------- -----------
   Note due December 31, 1996, collateralized by deed
    of trust, interest payable monthly at 12% per
    annum..............................................  $       --  $ 1,472,500
   Note due May 1, 1997, collateralized by deed of
    trust, interest payable monthly at 12% per annum...          --    4,042,500
   Note due December 31, 1996, collateralized by deed
    of trust, interest payable monthly at 12% per
    annum..............................................          --    2,215,000
   Note due July 31, 1997, collateralized by deed of
    trust, interest accrues monthly at 12% per annum.
    Interest payable in monthly installments of
    $40,800............................................    4,466,008   4,080,000
   Note due May 31, 1997, construction loan,
    collateralized by deed of trust and pledged stock,
    interest accrues monthly at 10% per annum. Loan
    commitment for $1,225,000..........................    1,185,597   1,135,597
   Unsecured note due April 1, 2008, interest payable
    semiannually at 10% per annum......................      150,000         --
   Note due September 9, 1997, collateralized by deed
    of trust, interest payable monthly at 12% per
    annum..............................................    1,285,500         --
   Note due June 30, 1997, collateralized by deed of
    trust, interest payable monthly at 12% per annum...    6,175,000         --
   Unrated Series B tax-exempt Industrial Revenue Bonds
    due October 1, 2017, collateralized by deed of
    trust, interest payable semiannually on April 1 and
    October 1 at the rate of 9.75% per annum...........          --   20,970,000
   Unrated Series B Industrial Revenue Bonds due
    October 1, 2019, collateralized by deed of trust,
    interest payable semiannually on April 1 and
    October 1 at the rate of 9.5% per annum............    5,000,000   5,000,000
                                                         ----------- -----------
     Total mortgage loans and bonds receivable.........  $18,262,105 $38,915,597
                                                         =========== ===========

                               G&L REALTY CORP.

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1996         1995
                                                      -----------  -----------
   Mortgage loans and bonds receivable (balance from
    previous page)..................................  $18,262,105  $38,915,597
   Accrued interest.................................    2,783,602    2,561,125
   Reimbursable loan fees and costs advanced........      100,651      161,056
   Loan impound deposits............................      326,635          --
   Discount on Series A and B bonds.................   (6,739,812)  (8,004,143)
   Allowance for uncollectible amounts..............     (375,000)         --
                                                      -----------  -----------
   Total mortgage loans and bonds interest
    receivable......................................  $14,358,181  $33,633,635
                                                      ===========  ===========

  Aggregate future principal pay-downs as of December 31, 1996 are as follows:

      YEAR ENDING
      DECEMBER 31
      -----------
      1997.......................................................... $13,112,105
      2000..........................................................      11,785
      2001..........................................................      12,860
      After 2001....................................................   5,125,355
                                                                     -----------
        Total....................................................... $18,262,105
                                                                     ===========

  The activity in the allowance for uncollectible notes receivable for the year ended December 31, 1996 was as follows:

      Balance, beginning of year...................................... $    --
      Additions.......................................................  375,000
      Charge-offs.....................................................      --
                                                                       --------
        Balance, end of year.......................................... $375,000
                                                                       ========

9. ASSETS AVAILABLE FOR SALE

  Assets available for sale as of December 31, 1996 consist of the following:

   Unrated Series A tax-exempt Industrial Revenue Bonds due
    October 1, 2017, collateralized by deed of trust, interest payable semiannually at 9.75% per annum (including accrued interest of $503,466)......................................... $20,190,602
   Land...........................................................     280,000
   Unsecured subordinated notes receivable due February 1, 2006, interest payable semiannually at 12.0% per annum (including
    accrued interest of $2,050)...................................      27,050
   Miscellaneous supplies and equipment...........................      25,000
                                                                   -----------
     Total assets available for sale.............................. $20,522,652
                                                                   ===========

10. FINANCIAL INSTRUMENTS

  The estimated fair value of the Company's financial instruments is determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data and develop the related estimates of fair value. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.

                               G&L REALTY CORP.

  Cash, cash equivalents, tenant rent and other accounts receivable, accounts payable and other liabilities. The carrying amount of these instruments approximates fair value due to their short-term maturities.

  Notes payable. The carrying amount approximates fair value because the interest rates are comparable to rates currently being offered to the Company.

  Mortgage loans and bonds receivable. The estimated fair values of these assets are based upon market values of loans and bonds receivable with similar characteristics adjusted for risk inherent in the underlying transactions. Management estimates the fair value of these assets to approximate their amortized cost basis and, as such, there are no realized or unrealized gains or losses to report.

11. FUTURE MINIMUM RENT

  The Company has operating leases with tenants that expire at various dates through 2010. The minimum rents due under these leases are subject to either scheduled fixed increases or adjustments based on the Consumer Price Index. In general, the retail leases require tenants to pay their pro-rata share of property taxes, insurance and common area operating costs, while the medical office leases require tenants to reimburse the Company for annual increases in property taxes, insurance and specified operating expenses over a base year amount.

  Generally accepted accounting principles require that rents due under operating leases with fixed increases be averaged over the life of the lease. This practice, known as "straight-line rents," creates an unbilled rent receivable in any period during which the amount of straight-line rent exceeds the actual rent billed (this occurs primarily at the inception of the lease period). As the lease approaches its expiration date, billed rent will eventually exceed the amount of straight-line rent causing the unbilled rent receivable to decline. The straight-line rent calculation assumes no new or renegotiated rents or extension periods during the life of the lease and excludes operating cost reimbursements. The following table summarizes future rents due under existing leases and the corresponding straight-line rent calculation:

                                                                      UNBILLED
      YEAR ENDING                             STRAIGHT-   BILLABLE      RENT
      DECEMBER 31                             LINE RENT     RENT     RECEIVABLE
      -----------                            ----------- ----------- ----------
      1997.................................. $12,724,855 $12,619,101 $ (105,754)
      1998..................................  10,158,365  10,103,768    (54,597)
      1999..................................   8,072,534   8,056,632    (15,902)
      2000..................................   6,652,884   6,782,225    129,340
      2001..................................   5,138,925   5,309,823    170,899
      Thereafter............................  15,170,613  16,938,142  1,767,529
                                             ----------- ----------- ----------
        Total............................... $57,918,176 $59,809,691 $1,891,515
                                             =========== =========== ==========

  The activity in the allowance for unbilled rent, recorded as a reduction of rental revenue, consisted of the following:

                                                       DECEMBER 31,
                                              ---------------------------------
                                                1996        1995        1994
                                              ---------  ----------  ----------
      Balance, beginning of the year......... $ 967,150  $1,177,168  $1,333,543
      Additions..............................       --          --          --
      Charge-offs............................  (553,162)   (210,018)   (156,375)
                                              ---------  ----------  ----------
      Balance, end of the year............... $ 413,988  $  967,150  $1,177,168
                                              =========  ==========  ==========

                               G&L REALTY CORP.

12. STOCKHOLDERS' EQUITY

  Distributions in excess of net income. As described in Note 2, the Company has elected to be treated as a REIT for federal income tax purposes. As such, the Company is required to distribute at least 95% of its annual taxable income. In reporting periods for which distributions exceed net income, stockholders' equity will be reduced by the excess of distributions over net income. Conversely, net income in excess of distributions increases stockholders' equity. The following table reconciles distributions in excess of net income for the years ended December 31, 1996 and 1995:

                                                          DECEMBER 31,
                                                     ------------------------
                                                        1996         1995
                                                     -----------  -----------
   Distributions in excess of net income at
    beginning of year............................... $(5,479,020) $(3,753,475)
   Net income during the year.......................   9,701,444    3,341,405
   Distributions declared...........................  (5,525,000)  (5,066,950)
                                                     -----------  -----------
   Distributions in excess of net income at end of
    year............................................ $(1,302,576) $(5,479,020)
                                                     ===========  ===========

  For years ended December 31, 1996, 1995 and 1994, cash distributed to shareholders exceeded the Company's taxable income and is therefore considered to be a return of capital. Approximately 42.25%, 47.66% and 64.58% of the distributions paid for the years ended December 31, 1996, 1995 and 1994, respectively, represent a return of capital to shareholders.

  The Company declared a quarterly distribution for the first quarter of 1997 in the amount of $0.36 per share to be paid on April 16, 1997 to stockholders of record on March 31, 1997. This distribution is equal to an annualized distribution of $1.44 per share.

13. COMMITMENTS AND CONTINGENCIES

  Neither the Company, the Operating Partnership, the Realty Financing Partnership, the Medical Partnership, the Roxbury Partnership nor any of the assets within their portfolios of medical office buildings, parking facilities and retail space (the "Properties") is currently a party to any material litigation.

14. CONCENTRATION OF CREDIT RISK

  All of the Company's medical office buildings are located in southern California, other than the properties owned by GL/PHP, LLC in which the Company holds an 80.5% interest (see Note 18). Most of the tenants in these properties provide specialized health care services. The customers of the tenants primarily reside in the nearby area. The ability of the tenants to honor the terms of their respective leases is dependent upon the economic, regulatory and social factors affecting the communities and industry in which the tenants operate.

  A substantial portion of the Company's assets are invested in debt instruments secured by long-term senior care or skilled nursing facilities. The ability of the facility owners to pay their obligations as they come due, as well as their ability to obtain other permanent financing through the sale of bonds or other forms of long-term financing, is dependent upon their ability to attract patients who are able to pay for the services they require. These facilities have complex licensing requirements as do the professionals they employ. The majority of the services rendered are paid by various Federal, state and local agencies. Each of these facilities function in a complex web of changing government regulations which have a significant impact on economic viability.

                               G&L REALTY CORP.

15. STOCK INCENTIVE PLAN

  As of December 31, 1996, the Company had a stock incentive plan under which an aggregate of 520,000 shares of the Company's Common Stock are reserved for issuance. Options are granted at per share amounts not less than fair market value at the date of grant and expire ten years thereafter. Granted options vest in even increments over a two or three year period beginning one year from the grant date. The Company does not charge the estimated compensation cost of options granted against income. Compensation cost is estimated to be the fair value of all options granted based on the Binary option-pricing model. The costs associated with options granted in each of the years ended December 31, 1996 and 1995 are $353,132, and $392,067, respectively. No options were issued during 1994. If the compensation costs had been charged against income at the time of vesting, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                          1996    1995    1994
                                                         ------- ------- -------
                                                          (IN THOUSANDS EXCEPT
                                                           PER SHARE AMOUNTS)
     Net Income
       As reported...................................... $ 9,701 $ 3,341 $ 3,194
       Pro forma........................................ $ 9,577 $ 3,289 $ 3,137
     Earnings per share
       As reported...................................... $  2.33 $  0.82 $  0.77
       Pro forma........................................ $  2.30 $  0.80 $  0.75

  In December 1995, the Company canceled all outstanding options for 218,800 shares of Common Stock which were originally issued at the time of the Company's initial public offering at an average exercise price of $18.25 per share. Concurrently, the Company issued new unvested options for the same aggregate amount with exercise prices of $9.625 per share, the market price on the date the new options were granted.

  A summary of the status of the Company's stock incentive plan as of December 31, 1996, 1995 and 1994, and changes during the years ending on those dates is presented in the following table. The average price presented below represents the weighted average exercise price based upon the market value at the grant date.

                                 1996                    1995                   1994
                         ---------------------- ----------------------- ----------------------
                         SHARES   AVERAGE PRICE  SHARES   AVERAGE PRICE SHARES   AVERAGE PRICE
                         -------  ------------- --------  ------------- -------  -------------
Outstanding, beginning
 of year................ 256,500     $10.10      238,000     $18.20     240,000     $18.20
  Granted............... 142,600      15.00      241,500       9.65         --         --
  Exercised.............    (500)      9.15          --         --          --         --
  Forfeited or canceled. (31,500)    $10.70     (223,000)    $18.25      (2,000)    $18.25
                         -------     ------     --------     ------     -------     ------
Outstanding, end of
 year................... 367,100     $11.95      256,500     $10.10     238,000     $18.20
                         =======     ======     ========     ======     =======     ======
Options exercisable at
 year-end...............  89,433      10.80       20,500      15.50     126,400      18.20
Weighted-average fair
 value of options
 granted during the
 year...................             $ 2.50                  $ 1.30                 $  --

                               G&L REALTY CORP.

  The following table summarizes information relating to the Company's stock incentive plan as of December 31, 1996:

                                               OPTIONS OUTSTANDING
                                             -----------------------
                                                         AVERAGE
                                                     REMAINING LIFE    NUMBER
     EXERCISE PRICE                          NUMBER    (IN MONTHS)   EXERCISABLE
     --------------                          ------- --------------- -----------
      $ 9.15................................   2,000       101          2,000
        9.65................................ 206,800       108         68,933
       10.00................................   2,000       102          1,000
       10.40................................   3,000       107          3,000
       13.65................................  61,800       113          2,500
       13.75................................  20,000       114            --
       15.65................................   2,000       118            --
       15.90................................   7,500       116            --
       17.00................................  50,000       120            --
       17.65................................  12,000        84         12,000

  Fair value of the plan. As of December 31, 1996, the Company estimated the fair value of all options granted to be $726,291, calculated based on the following assumptions:

     Weighted average grant price of stock.............................  $11.95
     Risk-free interest rate...........................................    6.43%
     Expected life of the option....................................... 5 years
     Expected volatility of Stock......................................   25.12%
     Expected Dividends................................................  $ 1.44

  The Company assumes that the equivalent risk-free interest rate is the closing market rate, on the last trading day of the year, for ten-year treasury bills.

  The Company's stock incentive plan was introduced in conjunction with its initial public offering on December 16, 1993. As indicated earlier, most of the options issued in 1993 were repriced and reissued in December 1995; therefore, there is insufficient historical data to provide an accurate indicator as to the expected life of the options. For purposes of computing the estimated life of the outstanding option agreements, the Company has assumed the life to be five years.

  The Company uses the treasury stock method for purposes of determining the number of shares to be issued to in conjunction with the Company's stock incentive plan. At a weighted average exercise price of $11.95 and a market price of $17.00 per share as of December 31, 1996, the number of shares to be issued is 109,050.

16. LOSS ON DISPOSITION OF REAL PROPERTY AND EXTRAORDINARY GAIN

  In May 1996, the Company transferred ownership of the property located at 436 North Bedford Drive in Beverly Hills, California (the "Bedford Property") to the holder of the $28.5 million non-recourse lien in satisfaction of the debt ( the "deed-in-lieu transaction"). In August, the Medical Partnership reacquired the Bedford Property for approximately $18,100,000 which was funded by a $15,200,000 loan from Nomura Asset Capital Corporation ("Nomura") and $2,900,000 in cash.

  As a result of the deed-in-lieu transaction, the Company recorded a $4,873,788 loss on disposition of the property (the difference between book value and market value) and a $10,500,000 extraordinary gain from retirement of the related $28,500,000 lien.

                               G&L REALTY CORP.

  During 1996, the Company refinanced three properties and obtained a new $19,800,000 loan from Nomura. The properties, pledged as collateral for the new loan, were subsequently transferred to the Medical Partnership along with the related $19,800,000 loan. In conjunction with the refinancing transaction, the Company negotiated a $350,000 discount on one note, and incurred other costs and prepayment penalties totaling $483,620. In conjunction with the $19,800,000 refinancing, the Company incurred a net extraordinary loss of $133,620. The net extraordinary gain was adjusted to $9,310,730 to reflect the portion of the gain attributable to the minority interest.

  In August 1996, Nomura increased the Medical Partnership's original $19,800,000 loan by $15,200,000 in conjunction with the reacquisition of the Bedford Property. Consequently, the repayment terms were adjusted to reflect the new principal balance of $35,000,000.

17. ACQUISITION OF ASSETS AND RELATED PARTY TRANSACTION

  On June 14, 1996 the Partnership and 445 Bedford, LLC, a California limited liability company ("445 LLC"), acquired undivided tenant-in-common interests in two medical office buildings, a hospital and a parcel of vacant land in Tustin, California (the "Tustin Properties"). The Tustin Properties were acquired for a sum of $4,633,957, of which $1,357,010 was contributed in cash by 445 LLC. Daniel M. Gottlieb and Steven D. Lebowitz, both directors and officers of the Company, and Reese L. Milner II, a director of G&L Realty, have financial interests in 445 LLC.

  The Partnership acquired Mr. Milner's interest in 445 LLC for $808,000, after which 445 LLC redeemed the Partnership's interest in 445 LLC for an increased interest in the Tustin Properties. On June 28, 1996, 445 LLC contributed its remaining interest in the Tustin Properties to the Partnership in exchange for 39,215 newly issued Partnership units, valued at $549,010. The newly issued Partnership units are convertible into G&L Realty common stock one year from the date of issuance on a one-for-one basis. These new units were issued at an effective rate of $14.00 per unit which included a premium over the $13.00 closing price of G&L Realty's common stock on May 1, 1996, the commitment date.

  The funds contributed by 445 LLC toward the purchase of the Tustin Property were obtained as part of a tax deferred exchange involving the sale of real estate previously held by 445 LLC to an unrelated third party.

18. SUBSEQUENT EVENT

  On February 28, 1997, the Partnership entered into a joint venture with PHP Healthcare Corporation ("PHP"). GL/PHP, LLC is a newly formed Delaware limited liability company which recently purchased six medical buildings in New Jersey. The properties, acquired from Blue Cross/Blue Shield of New Jersey for approximately $22.4 million, will be leased to PHP under the terms of a 25 year net operating lease which provides fixed rent escalations during the term of the lease. PHP retained a 19.5% interest in GL/PHP, LLC and has the right to acquire the Company's 80.5 percent interest in the new venture at any time prior to May 31, 1997. Mr. Charles P. Reilly, a director of the Company and Chairman of the Compensation Committee of the Board of Directors of the Company, is Chairman of the Board of Directors of PHP.

                                G&L REALTY CORP.

19. UNAUDITED SUMMARIZED CONSOLIDATED QUARTERLY INFORMATION

  Summarized consolidated quarterly financial information for the periods as follows:

                                             THREE MONTHS ENDED
                               ------------------------------------------------
                               DECEMBER 31 SEPTEMBER 30   JUNE 30     MARCH 31
                               ----------- ------------ -----------  ----------
                                                 (UNAUDITED)
1996
Revenues...................... $6,677,826   $6,298,937  $ 5,821,560  $6,237,225
Expenses......................  5,315,865    4,921,002    9,520,456   4,694,143
Income before extraordinary
 gain.........................  1,195,457    1,195,452   (3,353,313)  1,353,118
Extraordinary gain............        --           --     9,310,730         --
                               ----------   ----------  -----------  ----------
Net income.................... $1,195,457   $1,195,452  $ 5,957,417  $1,353,118
                               ==========   ==========  ===========  ==========
Per share data:
  Before extraordinary gain... $     0.29   $     0.29  $     (0.80) $     0.32
  Extraordinary gain..........        --           --          2.23         --
                               ----------   ----------  -----------  ----------
  Net income.................. $     0.29   $     0.29  $      1.43  $     0.32
                               ==========   ==========  ===========  ==========
Weighted average number of
 shares outstanding...........  4,171,550    4,171,550    4,171,550   4,171,490

1995
Revenues...................... $6,141,991   $5,340,606  $ 5,037,020  $4,887,920
Expenses......................  4,976,026    4,090,633    4,225,701   3,832,368
Income before extraordinary
 loss.........................  1,028,583    1,089,792      689,903     926,528
Extraordinary loss............        --      (393,401)         --          --
                               ----------   ----------  -----------  ----------
Net income.................... $1,028,583   $  696,391  $   689,903  $  926,528
                               ==========   ==========  ===========  ==========
Per share data:
  Before extraordinary loss... $     0.25   $     0.27  $      0.17  $     0.22
  Extraordinary loss..........        --         (0.10)         --          --
                               ----------   ----------  -----------  ----------
  Net income.................. $     0.25   $     0.17  $      0.17  $     0.22
                               ==========   ==========  ===========  ==========
Weighted average number of
 shares outstanding...........  4,062,000    4,062,000    4,080,077   4,159,000

                                G&L REALTY CORP.

20. CONSOLIDATED REAL ESTATE AND ACCUMULATED DEPRECIATION AS OF DECEMBER 31,
1996

                                                             COST CAPITALIZED
                                INITIAL COST TO COMPANY  SUBSEQUENT TO ACQUISITION
                                ------------------------ ----------------------------
                  ENCUMBRANCES              BUILDING AND              BUILDING AND
  DESCRIPTION     (SEE NOTES)      LAND     IMPROVEMENTS    LAND      IMPROVEMENT
  -----------     ------------  ----------- ------------ ----------- ----------------
405 North
Bedford Drive...   (See Note A) $ 2,186,188 $ 4,076,313  $   451,640 $    9,527,242
415 North
Bedford Drive...   (See Note A)     292,120     572,705          --         545,769
416 North
Bedford Drive...   (See Note A)     427,087     247,475          --       2,276,228
435 North
Bedford Drive...   (See Note A)   1,143,512   2,853,168          --       2,263,812
435 North
Roxbury Drive...  $  8,070,000      161,652     390,494       39,149      2,353,142
436 North
Bedford Drive...   (See Note B)   2,675,000  15,317,406          --         164,729
439 North
Bedford Drive...           --           --      108,689          --          31,987
Holy Cross
Medical Plaza...   (See Note C)   2,556,200  10,255,679          --         862,308
St. Joseph's
Professional
Building........   (See Note C)   1,300,000   3,935,536          --         132,110
Sherman Oaks
Medical Plaza...   (See Note B)   1,453,826   8,278,226          --       1,356,672
Regents Medical
Center..........   (See Note B)   1,470,000   8,389,545          --         882,040
Cigna HealthCare
Bldg............   (See Note B)   1,260,000   7,282,341          --             --
1095 Irvine
Boulevard.......   (See Note C)     474,300     663,465          --         452,797
14662 Newport
Avenue..........   (See Note C)     645,000   1,899,556          --             --
14591 Newport
Avenue..........   (See Note C)     160,000      35,845          --             --
14642 Newport
Avenue..........   (See Note C)     400,000   1,032,547          --         197,381
                  ------------  ----------- -----------  ----------- --------------
Total...........  $  8,070,000  $16,604,885 $65,338,990  $   490,789 $   21,046,217
                  ============  =========== ===========  =========== ==============
Realty Financing
Partnership
(See Note A)....    29,515,034
Medical
Partnership
(See Note B)....    34,915,383
Credit Line (See
Note C).........    15,400,000
Other Notes (See
Note D).........    21,125,000
                  ------------
Total
encumbrances....  $109,025,417
                  ============
                            GROSS AMOUNT AT WHICH CARRIED
                           AT CLOSE OF PERIOD (SEE NOTE E)              DATE OF
                  --------------------------------------------------  CONSTRUCTION
                              BUILDING AND              ACCUMULATED        OR
  DESCRIPTION        LAND     IMPROVEMENTS    TOTAL     DEPRECIATION REHABILITATION
  -----------     ----------- ------------ ------------ ------------ --------------
405 North
Bedford Drive...  $ 2,637,828 $13,603,555  $ 16,241,383 $ 2,924,138    1947/1987
415 North
Bedford Drive...      292,120   1,118,474     1,410,594     457,927       1955
416 North
Bedford Drive...      427,087   2,523,703     2,950,790     683,314    1946/1986
435 North
Bedford Drive...    1,143,512   5,116,980     6,260,492   1,934,553  1950/1963/1984
435 North
Roxbury Drive...      200,801   2,743,636     2,944,437     953,588    1956/1983
436 North
Bedford Drive...    2,675,000  15,482,135    18,157,135     140,414       1980
439 North
Bedford Drive...          --      140,676       140,676      17,048    1956/1983
Holy Cross
Medical Plaza...    2,556,200  11,117,987    13,674,187     961,374       1985
St. Joseph's
Professional
Building........    1,300,000   4,067,646     5,367,646     325,935       1987
Sherman Oaks
Medical Plaza...    1,453,826   9,634,898    11,088,724     860,721    1969/1993
Regents Medical
Center..........    1,470,000   9,271,585    10,741,585     685,659       1989
Cigna HealthCare
Bldg............    1,260,000   7,282,341     8,542,341     439,975       1992
1095 Irvine
Boulevard.......      474,300   1,116,262     1,590,562      81,653       1994
14662 Newport
Avenue..........      645,000   1,899,556     2,544,556      10,689    1969/1974
14591 Newport
Avenue..........      160,000      35,845       195,845         455       1969
14642 Newport
Avenue..........      400,000   1,229,928     1,629,928      22,832       1985
                  ----------- ------------ ------------ ------------
Total...........  $17,095,674 $86,385,207  $103,480,881 $10,500,275
                  =========== ============ ============ ============

                         Depreciation is computed on the straight-line basis over the estimated useful lives of the assets, as follows:

                                Building and
                                improvements............ 40 years
                                Tenant improvements..... Life of lease

                               G&L REALTY CORP.

  The changes in total real estate assets and accumulated depreciation for the years ended December 31, are as follows:


                                          TOTAL REAL ESTATE ASSETS
                                   ----------------------------------------
                                       1996          1995          1994
                                   ------------  ------------  ------------
Balance at beginning of year...... $103,351,455  $106,057,031  $ 63,553,568
Improvements, acquisition.........   24,256,513     2,997,234    42,503,463
Dispositions......................  (24,127,087)   (5,702,810)          --
                                   ------------  ------------  ------------
Balance at end of year............ $103,480,881  $103,351,455  $106,057,031
                                   ============  ============  ============

                                            ACCUMULATED DEPRECIATION
                                      -------------------------------------
                                         1996         1995         1994
                                      -----------  -----------  -----------
Balance at beginning of year......... $11,449,613  $13,946,965  $11,270,565
Depreciation.........................   2,606,373    3,202,929    2,676,400
Dispositions.........................  (3,555,711)  (5,700,281)         --
                                      -----------  -----------  -----------
Balance at end of year............... $10,500,275  $11,449,613  $13,946,965
                                      ===========  ===========  ===========

----
Note A: The Realty Financing Partnership owns the following properties, which are each security for a blanket first trust deed: 405 North Bedford, 415 North Bedford, 416 North Bedford and 435 North Bedford.
Note B: The Medical Partnership owns the following properties, which are each security for a blanket first trust deed: Sherman Oaks Medical Plaza, Cigna HealthCare Building, Regents Medical Center and 436 North Bedford.
Note C: The Operating Partnership owns the following properties, which are each security for a blanket first trust deed for the Credit Line: Holy Cross Medical Plaza, St. Joseph's Professional Building, St. Joseph's of Orange-Medical Office Building and the Tustin Hospital properties on Newport Avenue which include a hospital, an adjacent parcel of vacant land and two medical office buildings.
Note D: Total debt as of December 31, 1996 includes $14,000,000 which is secured by unrated, tax-exempt Series B and B bonds and two term loans totaling $7,125,000 which are secured by notes receivable.
Note E: The aggregate costs for federal income tax purposes were $111,635,622 as of December 31, 1996.

                                G&L REALTY CORP.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                     SEPTEMBER
                                                        30,       DECEMBER 31,
                                                        1997          1996
                                                    ------------  ------------
                                                    (UNAUDITED)
                      ASSETS
                      ------
Rental properties:
  Land............................................. $ 23,521,000  $ 17,096,000
  Buildings and improvements, net..................   95,117,000    76,135,000
                                                    ------------  ------------
    Total rental properties........................  118,638,000    93,231,000
Cash...............................................      570,000       265,000
Restricted cash....................................    2,566,000     1,967,000
Other receivables, net.............................    1,013,000       682,000
Tenant rent and reimbursements receivable, net.....    1,581,000     1,048,000
Unbilled rent receivable, net......................    1,722,000     1,477,000
Investments in unconsolidated affiliates...........    5,391,000           --
Mortgage loans and bonds receivable, net...........   30,224,000    14,358,000
Assets available for sale..........................      287,000    20,523,000
Deferred charges and other assets, net.............    2,354,000     2,445,000
                                                    ------------  ------------
  TOTAL ASSETS..................................... $164,346,000  $135,996,000
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
Liabilities:
  Notes payable.................................... $103,939,000  $109,025,000
  Accounts payable and other liabilities...........    1,617,000     1,462,000
  Distributions payable............................    1,601,000     1,642,000
  Tenant security deposits.........................    1,044,000     1,034,000
                                                    ------------  ------------
    Total liabilities..............................  108,201,000   113,163,000
Commitments and contingencies......................          --            --
Minority interest in consolidated partnership......   (2,645,000)   (2,718,000)
Minority interest in Operating Partnership.........    2,966,000     3,103,000
Stockholders' equity:
  Preferred shares--$.01 par value, 10,000,000
   shares authorized:
   Series A Cumulative Preferred--1,495,000 and
   zero shares issued and outstanding as of 9/30/97
   and 12/31/96 respectively.......................       15,000           --
  Common shares--$.01 par value, 50,000,000 shares
   authorized, 4,005,700 and 4,062,500 shares
   issued and outstanding as of 9/30/97 and
   12/31/96 respectively...........................       40,000        41,000
  Additional paid-in capital.......................   58,186,000    23,710,000
  Distributions in excess of net income............   (2,417,000)   (1,303,000)
                                                    ------------  ------------
    Total stockholders' equity.....................   55,824,000    22,448,000
                                                    ------------  ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......... $164,346,000  $135,996,000
                                                    ============  ============

     See accompanying notes to Condensed Consolidated Financial Statements.

                                G&L REALTY CORP.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                        FOR THE NINE MONTH
                                                      PERIODS ENDED SEPTEMBER
                                                                30,
                                                      ------------------------
                                                         1997         1996
                                                      -----------  -----------
REVENUES:
  Rental............................................. $14,614,000  $11,396,000
  Tenant reimbursements..............................     584,000      381,000
  Parking............................................   1,048,000      922,000
  Interest, loan fees and related income.............   3,444,000    5,342,000
  Other..............................................     221,000      317,000
                                                      -----------  -----------
    Total revenues...................................  19,911,000   18,358,000
                                                      -----------  -----------
EXPENSES:
  Property operations................................   4,657,000    3,833,000
  Depreciation and amortization......................   2,947,000    2,434,000
  Interest...........................................   6,749,000    6,573,000
  General and administrative.........................   1,509,000    1,422,000
  Loss on disposition of rental property.............         --     4,874,000
                                                      -----------  -----------
    Total expenses...................................  15,862,000   19,136,000
                                                      -----------  -----------
Income (loss) from operations........................   4,049,000     (778,000)
Equity in earnings of unconsolidated affiliate.......     866,000          --
Minority interest in consolidated affiliates.........    (135,000)    (104,000)
Minority interest in Operating Partnership...........    (400,000)      77,000
                                                      -----------  -----------
Income (loss) before extraordinary gain..............   4,380,000     (805,000)
Extraordinary gain on retirement of debt.............         --     9,311,000
                                                      -----------  -----------
Net income........................................... $ 4,380,000  $ 8,506,000
                                                      ===========  ===========
Per share data:
  Income (loss) before extraordinary gain............ $      0.78  $     (0.20)
  Extraordinary gain.................................         --          2.29
                                                      -----------  -----------
    Net income....................................... $      0.78  $      2.09
                                                      ===========  ===========
Weighted average number of outstanding shares........   4,135,000    4,063,000

  See accompanying notes to Condensed Consolidated Financial Statements.

                                G&L REALTY CORP.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                      FOR THE NINE MONTH
                                                            PERIODS
                                                      ENDED SEPTEMBER 30,
                                                   --------------------------
                                                       1997          1996
                                                   ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income........................................ $  4,380,000  $  8,506,000
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Extraordinary gain on retirement of debt........          --     (9,311,000)
  Loss on disposition of rental property..........          --      4,874,000
  Depreciation and amortization...................    2,947,000     2,434,000
  Minority interests..............................      535,000        27,000
  Undistributed equity in income from affiliates..     (700,000)          --
  Gain on sale of assets held for sale............     (556,000)          --
  Unbilled rent receivable........................     (307,000)      122,000
  Allowance for doubtful notes and receivables....     (134,000)      410,000
  (Increase) decrease in:
   Accounts receivable............................     (206,000)     (101,000)
   Tenant rent and reimbursements receivable......     (362,000)     (152,000)
   Prepaid expense and other assets...............     (146,000)      466,000
   Accrued interest receivable and loan fees......     (939,000)   (1,183,000)
  Increase (decrease) in:
   Accounts payable and other liabilities.........      (32,000)     (774,000)
   Tenant security deposits.......................       10,000        11,000
                                                   ------------  ------------
Net cash provided by operating activities.........    4,490,000     5,318,000
                                                   ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to rental properties....................     (724,000)   (1,500,000)
Purchase of rental properties.....................  (22,452,000)  (19,428,000)
Proceeds from sale (acquisition) of assets
 available for sale...............................    4,475,000    (3,273,000)
Pre-acquisition costs.............................      (46,000)      (50,000)
Return of pre-acquisition deposits................          --      1,115,000
Leasing commissions...............................     (114,000)      (99,000)
Investment in notes and bonds receivable..........  (19,656,000)   (1,464,000)
Net investment in affiliate.......................   (2,038,000)          --
                                                   ------------  ------------
Net cash used in investing activities.............  (40,555,000)  (24,699,000)
                                                   ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Notes payable proceeds............................   42,878,000    47,000,000
Deferred financing costs..........................     (301,000)   (1,114,000)
Repayments of notes payable.......................  (33,964,000)  (21,020,000)
Sale of preferred stock and preferred partnership
 units............................................   35,415,000           --
Sale (purchase) of common stock and partnership
 units............................................     (925,000)        5,000
Increase in restricted cash.......................     (599,000)   (1,863,000)
Distributions.....................................   (6,134,000)   (4,308,000)
                                                   ------------  ------------
Net cash provided by financing activities.........   36,370,000    18,700,000
                                                   ------------  ------------
NET INCREASE (DECREASE) IN CASH...................      305,000      (681,000)
BEGINNING CASH....................................      265,000       932,000
                                                   ------------  ------------
ENDING CASH....................................... $    570,000  $    251,000
                                                   ============  ============
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for interest.......... $  6,647,000  $  6,636,000
                                                   ============  ============

     See accompanying notes to Condensed Consolidated Financial Statements.

                                G&L REALTY CORP.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

      SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
                                  (UNAUDITED)

                                                          FOR THE NINE MONTH
                                                        PERIODS ENDED SEPTEMBER
                                                                  30,
                                                        -----------------------
                                                           1997        1996
                                                        ----------- -----------
NONCASH INVESTING ACTIVITIES:
  Property acquired in exchange for partnership units.              $   549,000
                                                                    ===========
  Property acquired in satisfaction of note
   receivable.........................................  $ 4,650,000
                                                        ===========
  During the period, the Company sold Series A and B
   Bonds for the following noncash consideration:
    Assignment of note payable........................  $14,000,000
    Investment in affiliate...........................    3,165,000
                                                        -----------
                                                        $17,165,000
                                                        ===========
NONCASH FINANCING ACTIVITIES:
Net cost of assets transferred to lien holder:
  Land................................................              $ 2,047,000
  Buildings and improvements..........................               21,601,000
  Tenant improvements.................................                  477,000
    Accumulated depreciation..........................               (3,557,000)
                                                                    -----------
      Total rental property...........................               20,568,000
  Unbilled rent receivable, net.......................                1,109,000
  Tenant and other accounts receivable................                  340,000
  Leasing commissions, net............................                  181,000
  Deferred charges and other assets...................                   87,000
  Accounts payable and other liabilities..............                  589,000
                                                                    -----------
Net cost of assets transferred to lien holder.........               22,874,000
Nonrecourse debt extinguished.........................               28,500,000
                                                                    -----------
Excess of nonrecourse debt over net cost of assets
 surrendered..........................................              $ 5,626,000
                                                                    ===========
Noncash gain from transfer of property to lien holder:
  Extraordinary gain on retirement of debt............              $ 9,311,000
  Minority interest share of extraordinary gain.......                1,055,000
                                                                    -----------
    Extraordinary gain on retirement of debt..........               10,366,000
  Extraordinary loss related to other refinancing
   transactions.......................................                  134,000
                                                                    -----------
    Extraordinary gain on transfer of property to lien
     holder...........................................               10,500,000
  Loss on disposition of rental property..............               (4,874,000)
                                                                    -----------
Noncash gain from transfer of property to lien holder.              $ 5,626,000
                                                                    ===========
Distributions declared not yet paid...................  $ 1,601,000 $ 1,642,000

     See accompanying notes to Condensed Consolidated Financial Statements.

                               G&L REALTY CORP.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. GENERAL

  G&L Realty Corp. (the "Company") was formed as a Maryland corporation on September 15, 1993 to continue the ownership, management, acquisition and development operations of medical office buildings conducted previously by G&L Development, a California partnership, the Company's predecessor. All of the Company's assets are held by, and all of its operations are conducted through, the following entities:

  G&L Realty Partnership, L.P., a Delaware limited partnership (the "Operating Partnership")
  G&L Realty Financing Partnership II, L.P., a Delaware limited partnership (the "Realty Financing Partnership")*
  G&L Medical Partnership, L.P., a Delaware limited partnership (the "Medical Partnership")*

  G&L Gardens, LLC, an Arizona limited liability company ("Maryland Gardens")

  435 North Roxbury Drive, Ltd., a California limited partnership (the "Roxbury Partnership")
  GL/PHP, LLC, a Delaware limited liability company ("GL/PHP")*
--------

* The Realty Financing Partnership and the Medical Partnership, Maryland Gardens and GL/PHP are herein defined collectively as the "Financing Entities" and individually as a "Financing Entity".

  The Company, as the sole general partner and as owner of an approximately 89% ownership interest, controls the Operating Partnership. The Company controls the Financing Entities through wholly owned subsidiaries incorporated in the State of Delaware (collectively, the "Subsidiaries" and individually, a "Subsidiary"). Each Subsidiary owns, as sole general partner or sole managing member, a 1% ownership interest in its related Financing Entity. The remaining 99% ownership interest in each Financing Entity is owned by the Operating Partnership, acting as sole limited partner or member.

  References in these consolidated financial statements to the Company, its operations, assets and liabilities include the operations, assets and liabilities of the Operating Partnership, the Subsidiaries, the Financing Entities and the Roxbury Partnership (in which the Operating Partnership owns a 61.75% partnership interest and is the sole general partner).

  The Company also owns interests in various unconsolidated affiliates. Although the Company's investment represents a significant portion of the capital of such affiliates and the Company exercises significant influence over the activities of these entities, the Company does not have the requisite level of voting control to include the assets, liabilities and operating activities of these affiliates in the consolidated financial statements of the Company. The Company has unconsolidated financial interests in the following entities:

 . GLN Capital Co., LLC ("GLN Capital"), a Delaware limited liability company formed in 1996. GLN Capital, an unconsolidated affiliate, is owned 49.9% by the Operating Partnership and 50.1% by an affiliate of Nomura Asset Capital Corp. ("Nomura"). The purpose of GLN Capital is to fund loans to the senior care industry.

 . Valley Convalescent, LLC ("Valley Convalescent") is a California limited liability company formed by the Company, through the Operating Partnership, and Continuum Health Incorporated, a Delaware corporation ("Continuum"), who each hold a 50% ownership interest. Continuum is the managing member of Valley Convalescent which was formed for the purpose of acquiring Valley Convalescent Center located in El Centro, California.

 . AV Medical Associates, LLC ("AV Medical") is a California limited liability company formed by the Company through the Operating Partnership, and M&Z Aliso Associates, LLC, a California limited liability company, who each hold a 50% ownership interest. The M&Z Aliso Associates, LLC is the managing

                               G&L REALTY CORP.

                                  (UNAUDITED)

  member of AV Medical which was formed for the purpose of acquiring a vacant parcel of land in Aliso Viejo, California upon which AV Medical intends to build a 33,000 square foot, three story medical office building which has been preleased to an investment grade hospital owner/operator.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business. The Company is a self-administered and self-managed real estate investment trust ("REIT") that finances, acquires, develops, manages and leases health care properties. The Company's business currently consists primarily of investments, either directly or through joint ventures, in health care properties (primarily through its Medical Office Building ("MOB") operations) and in debt obligations secured by health care properties (primarily through its Senior Care operations).

  Basis of Presentation. The accompanying condensed consolidated financial statements include the accounts of the Company. The interests in 435 North Roxbury Drive, Ltd. not owned by the Company have been reflected in minority interests. All significant intercompany accounts and transactions have been eliminated in consolidation. Prior period amounts have been reclassified to conform to the current period's financial statement presentation.

  The information presented as of and for the three and nine month periods ended September 30, 1997 and 1996 has not been audited by independent accountants, but includes all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results for such periods. The results of operations for the three and nine months ended September 30, 1997 are not necessarily indicative of results that might be expected for the full fiscal year.

  Certain information and footnote disclosures normally included in annual financial statements have been omitted. The Company believes that the disclosures included in these financial statements are adequate for a fair presentation and conform to reporting requirements established by the Securities and Exchange Commission ("SEC"). The condensed consolidated financial statements as presented herein should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K as filed with the SEC.

  The Condensed Consolidated Balance Sheets reflect the combined assets and liabilities of the Company. The Condensed Consolidated Statements of Operations include the operating results of the Company for the three and nine months ended September 30, 1997 and 1996. The Condensed Consolidated Statements of Cash Flows have been prepared to reflect the operations of the Company for the nine months ended September 30, 1997 and 1996.

  Cash and Restricted Cash - As of September 30, 1997, the Company had $2,566,000 in a segregated interest bearing account to be used for debt service due in October 1997, current property taxes, insurance and property improvements.

  Assets Available for Sale - The Company is currently involved in negotiations to sell certain assets. The associated cost of these assets is included in the Company's balance sheet as assets available for sale. No adjustment has been made to the cost basis of these assets as Management believes that the net realizable value of the assets available for sale approximate their original cost.

  Per Share Data - Earnings per share are computed based upon the weighted average number of common shares outstanding during the period. The treasury stock method is used to determine the number of incremental common equivalent shares resulting from options granted under the Company's 1993 Stock Incentive Plan. As

                               G&L REALTY CORP.

                                  (UNAUDITED)

of September 30, 1997, there were approximately 341,500 stock options outstanding with a weighted average exercise price of $11.85. Using the closing market price of $18.50 on September 30, 1997, the number of shares which may be issued pursuant to the Plan is 122,755.

3. BUILDINGS AND IMPROVEMENTS

  Buildings and improvements consist of the following:

                                                    SEPTEMBER 30,  DECEMBER 31,
                                                        1997           1996
                                                    -------------  ------------
                                                     (UNAUDITED)
      Buildings and improvements................... $102,674,000   $ 81,677,000
      Tenant improvements..........................    5,123,000      4,708,000
      Furniture, fixtures and equipment............      372,000        359,000
                                                    ------------   ------------
                                                     108,169,000     86,744,000
      Less accumulated depreciation and
       amortization................................  (13,052,000)   (10,609,000)
                                                    ------------   ------------
        Total...................................... $ 95,117,000   $ 76,135,000
                                                    ============   ============

4. DEFERRED CHARGES AND OTHER ASSETS

  Deferred charges and other assets consist of the following:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
                                                       (UNAUDITED)
      Deferred financing costs.......................  $1,760,000    $2,061,000
      Pre-acquisition costs..........................      63,000        17,000
      Leasing commissions............................     576,000       462,000
      Prepaid expense and other assets...............     397,000       272,000
                                                       ----------    ----------
                                                        2,796,000     2,812,000
      Less accumulated amortization..................    (442,000)     (367,000)
                                                       ----------    ----------
        Total........................................  $2,354,000    $2,445,000
                                                       ==========    ==========

5. STOCKHOLDERS' EQUITY AND DEBT OUTSTANDING

  As described in Note 2, the Company has elected to be treated, for federal income tax purposes, as a REIT. As such, the Company is required to distribute annually, in the form of distributions to its stockholders, at least 95% of its taxable income. In reporting periods in which distributions exceed net income, stockholders' equity will be reduced by the distributions in excess of net income in such period and will be increased by the excess of net income over distributions in reporting periods in which net income exceeds distributions. For tax reporting purposes, a portion of the dividends declared represents a return of capital. The following table reconciles net income and distributions in excess of net income for the nine month period ended September 30, 1997 and for the year ended December 31, 1996:

                                                    SEPTEMBER 30, DECEMBER 31,
                                                        1997          1996
                                                    ------------- ------------
                                                     (UNAUDITED)
      Distributions in excess of net income at
       beginning of period.........................  $(1,303,000) $(5,479,000)
      Net income during period.....................    4,380,000    9,701,000
      Less: Distributions declared.................   (5,494,000)  (5,525,000)
                                                     -----------  -----------
      Distributions in excess of net income........  $(2,417,000) $(1,303,000)
                                                     ===========  ===========

                               G&L REALTY CORP.

                                  (UNAUDITED)


  The Company issued 1,495,000 shares (including an over allotment of 195,000 shares) of 10.25% Series A Cumulative Preferred Stock, par value $.01 (the "Series A Preferred Stock") in May 1997. Dividends on the Series A Preferred Stock are cumulative from the date of issue and are payable monthly to shareholders of record on the first day of each month. The dividends, which commenced on June 15, 1997, are payable at the rate of $2.5625 per share, yielding 10.25% per annum based upon the $25 per share liquidation preference. The Company may redeem the Series A Preferred Stock at the redemption price of $25 per share plus any accumulated, unpaid dividends at any time after June 1, 2001.

  Upon consummation of the offering, the Company received net proceeds of $35.4 million. The Company contributed the net proceeds of the Series A Preferred Stock offering to the Operating Partnership in exchange for a new series of preferred partnership units having terms substantially similar to those of the Series A Preferred Stock. Approximately $28.7 million of the proceeds were used by the Operating Partnership to repay, without prepayment charges or penalties, the following notes payable:

   Credit line due August 17, 1998, collateralized by deeds of trust, $20 million available, interest payable monthly at 30 day LIBOR plus 1.75% per annum (7.5% at pay-off)...............  $16,900,000
   Unsecured credit line due December 11, 1997. $3.0 million
    available, interest payable monthly at the prime rate plus 2.0%
    (10.5% at pay-off).............................................    1,000,000
   Note due June 17, 1997, collateralized by note receivable and deed of trust, interest payable monthly at the Citibank Prime
    rate of interest (8.5% at pay-off).............................    4,125,000
   Note due May 31, 1997, collateralized by note receivable and deed of trust, interest payable monthly at the Citibank Prime
    rate of interest (8.5% at pay-off).............................    3,000,000
   Note due August 28, 1997, collateralized by equity investment in
    affiliate, interest payable at 12% per annum...................    3,700,000

  The excess proceeds (approximately $6.7 million) were invested in interest-bearing accounts.

  At various times during the second quarter, the Company repurchased a total of 56,800 shares of the Company's Common Stock at an average price of approximately $16.30 per share.

6. INVESTMENTS IN UNCONSOLIDATED AFFILIATES

  On November 25, 1996, the Company expanded its activities in the Senior Care Division by entering into an unconsolidated operating venture, GLN Capital, which commenced operations in January 1997. Subsequent to the formation of GLN Capital, GMAC Commercial Mortgage ("GMAC-CM"), which has previously funded four loans to the Company, committed to provide to GLN Capital a $50.0 million credit line that will be secured by loans originated by GLN Capital.

  In March 1997, the Company sold Series A and B Industrial Revenue Bonds (the "Bonds") issued by the Massachusetts Industrial Finance Agency to GLN Capital for total consideration of $21.7 million. The Bonds, which had a book value of $20.6 million at the time of sale, were purchased in October 1995 for $19.9 million. At the time of sale, the Series A and B Bonds had a combined outstanding balance of $27.7 million, including principal (at face value) and accrued interest. Total consideration included $4.5 million in cash, a $3.2 million capital contribution to GLN Capital, and an assumption of the $14.0 million note due and payable to GMAC-CM (the "GMAC Loan").

  On June 1, 1997 the Operating Partnership provided a loan in the amount of $14.0 million (the "Loan") to GLN Capital, the proceeds of which were used to retire the GMAC Loan. Pursuant to the terms of the Security Agreement, the Loan will mature on June 1, 1998 and will bear interest at the prime lending rate plus 1.5%

                               G&L REALTY CORP.

                                  (UNAUDITED)

adjusted monthly. Subject to the Security Agreement, GLN Capital assigned a security interest in the Bonds to the Operating Partnership as collateral for the Loan.

  The following table provides a summary of the Company's investment in GLN Capital, as of September 30, 1997.

   Cash contributions............................................... $2,038,000
   Non-Cash contributions...........................................  3,165,000
   Equity in earnings...............................................    866,000
   Unrecognized gain................................................   (512,000)
   Cash distributions...............................................   (166,000)
                                                                     ----------
   BALANCE September 30, 1997....................................... $5,391,000
                                                                     ==========

  Following is a summary of the condensed financial information, as of September 30, 1997, for GLN Capital.

   Financial Position:
     Notes and bonds receivable, net.............................. $ 31,748,000
     Other Assets.................................................      258,000
     Notes payable................................................  (21,134,000)
     Other liabilities............................................     (993,000)
                                                                   ------------
   Net Assets:.................................................... $  9,879,000
                                                                   ============
   Partner's equity:
     G&L Realty Partnership, L.P.................................. $  5,203,000
     Others.......................................................    3,522,000
     Current earnings.............................................    1,629,000
     Cash distributions...........................................     (475,000)
                                                                   ------------
                                                                   $  9,879,000
                                                                   ============
   Operations:
     Revenues..................................................... $  2,960,000
     Expenses.....................................................    1,331,000
                                                                   ------------
   Net Income..................................................... $  1,629,000
                                                                   ============
   Allocation of net income:
     G & L Realty Partnership, L.P................................ $    866,000
     Others.......................................................      763,000
                                                                   ------------
                                                                   $  1,629,000
                                                                   ============

7. INVESTMENT IN RENTAL PROPERTIES AND SECURED NOTES RECEIVABLE

  On February 26, 1997 the Company, through the Operating Partnership, entered into a joint venture by forming GL/PHP with PHP. At the time of its formation, the Operating Partnership and PHP contributed $4.4 million of equity in proportion to their 80.5% and 19.5% respective interests in GL/PHP. Subject to restrictions in the operating agreement, the Operating Partnership was the sole manager of GL/PHP. On February 28, 1997, GL/PHP acquired six primary care facilities in New Jersey, totaling 80,415 square feet, at a cost of approximately $22.4 million. GL/PHP used the $4.4 million equity contribution together with the proceeds of two new loans obtained from PHP to fund the acquisition. The PHP loans were secured by first and second deeds of trust with the greater of the two loans, at $15,735,000, due on August 28, 1997 and giving PHP a right, upon default, to purchase the Company's 80.5% interest in GL/PHP. The properties, which were acquired from Blue Cross/Blue Shield of New Jersey, were initially leased to PHP pursuant to the terms of a 25-year net lease which provided for fixed rent escalations during the term of the lease. Mr. Charles P. Reilly, a director of the Company and chairman of the Compensation Committee of the Company's Board of Directors, is Chairman of the Board of Directors of PHP.

                               G&L REALTY CORP.

                                  (UNAUDITED)


  On August 15, 1997, the Company acquired PHP's interest in GL/PHP for a total consideration of $919,000. Concurrent with the transfer of ownership, the following transactions were completed:

  .  GL/PHP redeemed PHP's 18.5% ownership interest in GL/PHP.

  . PHP's remaining 1% ownership interest in GL/PHP was assigned to G&L Management Delaware Corp., a newly formed Delaware corporation and wholly owned subsidiary of the Company.

  . G&L Management Delaware Corp. assumed responsibilities as the managing member of GL/PHP from the Operating Partnership.

  . GL/PHP obtained a new 10-year, $16.0 million fixed rate loan from Nomura that bears interest at 8.98% per annum and requires monthly principal and interest payments of approximately $155,000 per month.

  . The Operating Partnership borrowed $2.0 million from PHP and contributed the loan proceeds to GL/PHP. GL/PHP used the funds to retire the $2.0 million second trust deed payable to PHP. The Operating Partnership's new $2.0 million loan from PHP is unsecured and requires quarterly interest only payments at 8.5% per annum with all unpaid interest and principal due July 31, 2007.

  . The original 25-year lease between GL/PHP and PHP was renegotiated, effective as of August 15, 1997. Under the terms of the new 17-year net operating lease, PHP is required to make monthly payments of approximately $221,500. The lease provides for rent increases equal to the annual increase in the Consumer Price Index subject to a maximum annual increase of 5%.

  The table on the following page sets forth certain information regarding each of the New Jersey properties and the respective leases at August 15, 1997.

                                        YEAR
                                     CONSTRUCTED  RENTABLE   TOTAL     AVERAGE
                                         OR        SQUARE  ANNUALIZED  RENT PER
             PROPERTY               REHABILITATED FEET(1)   RENT(2)   SQ. FT.(3)
             --------               ------------- -------- ---------- ----------
2103 Mt. Holly Rd. Burlington, NJ.      1994       12,560  $  434,950   $34.63
150 Century Parkway Mt. Laurel,
 NJ...............................      1995       12,560     391,310    31.16
274 Highway 35, South Eatontown,
 NJ...............................      1995       12,560     481,030    38.30
80 Eisenhower Drive Paramus, NJ...      1994       12,675     421,800    33.28
16 Commerce Drive Cranford, NJ....      1963       17,500     491,670    28.10
4622 Black Horse Pike Mays
 Landing, NJ......................      1994       12,560     437,490    34.83
                                                   ------  ----------
Total.............................                 80,415  $2,658,250   $33.06
                                                   ======  ==========

--------
(1) Rentable square feet includes space used for management purposes but does not include storage space.
(2) Rent is based on third-party leased space billed in February 1997; no rent is assumed from management space.

(3) Average rent per square foot is calculated based upon third-party leased space.

  Prior to the Company's acquisition of PHP's 19.5% interest on August 15, 1997, the Company did not have the requisite level of voting control required by Financial Accounting Standard 94 to account for its interests on a consolidated basis. As a result of the terms of the August 15, 1997 acquisition, the Company gained voting control of GL/PHP and is therefore required to include the assets, liabilities and operating activities of GL/PHP in the Company's consolidated financial statements.

                               G&L REALTY CORP.

                                  (UNAUDITED)

  The Company views each interim period as being an integral part of the annual period, and, as a result of the August 15, 1997 transaction, the Company will be required to report the activities of GL/PHP on a consolidated basis for the year ending December 31, 1997. Therefore, these interim financial statements for the nine months ended September 30, 1997, include the assets, liabilities and operating activities of GL/PHP, on a consolidated basis.

  In August of 1997, the Company took title to the Maryland Gardens Facility through a deed in lieu of foreclosure on a loan secured by a first trust deed the Company had previously funded on this property. At the time the Company took title to this facility the outstanding balance on this loan was approximately $4.7 million, which was also the appraised value on this facility at that time. The Maryland Gardens Facility is currently leased to Capital Senior Management I, Inc. ("Capital Senior Management"), a nationally recognized senior care facility operator which has been operating this facility since 1996. Management believes that Capital Senior Management is continuing to operate this facility profitably and effectively under its operating lease, which provides for triple net rental payments in the amount of $30,000 in September 1997. The monthly rental payment will be increased to $35,000 per month from October 1997 through April 1998 and June through July 1998. No rental payments were due in August 1997 or will be due in May 1998.

  In the normal course of its business, the Company has funded three loans secured by deeds of trust totaling an aggregate of approximately $2.9 million. The first of these loans is secured by a 92-bed senior care facility (the "Coos Bay Facility") located in Coos Bay, Oregon. The second and third of these are secured by a 63-bed senior care facility and a 68-bed senior care facility (the "Idaho Facilities") located in Idaho Falls and Burley, Idaho, respectively.

  In October 1997, the Company assigned to Iatros Health Network, Inc. (Iatros) its participation interest in promissory notes secured by third and fifth trust deeds on the Crystal Park Facility in exchange for an unsecured 7-year 10% note for $800,000 from Iatros. As part of the assignment agreement with Iatros, the Company retained title to the accounts receivable of the former owner of the facility, which had served as additional collateral for the promissory notes, and which the Company believes have a net realizable value of approximately $400,000. The outstanding balance on these promissory notes was approximately $1.3 million at September 30, 1997.

8. SUBSEQUENT EVENTS

  On October 15, 1997, the Company and the Operating Partnership created two new entities for the purpose of acquiring three nursing homes in Massachusetts (the "Hampden Properties."). The Hampden Properties previously secured the Bonds held by GLN Capital (see note 6). The Company has formed G&L Hampden, Inc., a Delaware corporation and wholly owned subsidiary of the Company. The Operating Partnership and G&L Hampden, Inc. have entered into an operating agreement and have formed G&L Hampden, LLC ("G&L Hampden"), a Delaware limited liability company which is 99% owned by the Operating Partnership and 1% owned by G&L Hampden, Inc. its sole managing member. On October 28, 1997, G&L Hampden acquired the Hampden Properties from Hampden Nursing Homes, Inc. ("Hampden Nursing"), for a total aggregate consideration of approximately $20.4 million. Of this amount, G&L Hampden will borrow $6.0 million from Nomura at an interest rate of 8.62% per annum. The Hampden Properties will secure repayment of this loan. Under this loan, the Company may, at any time during the next two years, make up to two additional draws of not less than $2.0 million each, up to an aggregate loan amount of 14.0 million (including the initial draw under the loan). In the event the Company makes an additional loan draw, the interest rate on such draw will be 2.5%; per annum above the prevailing market rate on U.S. Treasury Securities of equivalent maturity. The loan agreement with Nomura provides for a term of 12 years and requires monthly

                             G&L REALTY CORP.

                               (UNAUDITED)

interest and principal payments based upon a 27-year amortization schedule. At the end of 12 years, all unpaid principal and interest will be due in full. The Company has the option to prepay this loan at any time upon the payment of a premium that, when added to the remaining principal amount of the note, will be sufficient to purchase non-callable obligations of the U.S. Government sufficient to provide for the schedule payments remaining under the note. As a condition of the loan, Nomura has required G&L Hampden to place $400,000 into a reserve account which may be used to fund unspecified maintenance capital reserves.

  In conjunction with the acquisition of the Hampden Properties, the Company entered into a 15-year net operating lease with Iatros. Although Iatros is the current operator of the Hampden Properties, the licenses necessary to operate the Hampden Properties are currently held by Hampden Nursing. Iatros has applied for state authorization to operate the Hampden Properties without the participation of Hampden Nursing. Although this transfer will be handled in the normal course of business, the parties anticipate that it will take approximately 90 days to transfer the licenses. Until the licenses are transferred, the Company has leased the facilities to Hampden Nursing which has engaged Iatros to manage the facilities until the licenses are transferred. The lease between the Company and Hampden Nursing requires monthly lease payments of $225,000 and expires upon transfer of the operating licenses from Hampden Nursing to Iatros. The Company's lease with Iatros for the Hampden Properties provides for the monthly lease payments of $225,000 and fixed annual increases of 2.0% per year at the end of each of the first seven years. Thereafter, the annual increase is based upon the greater of 2.0% of the previous year's rent or 2.5% of the increase in gross receipts derived from the operation of the Hampden Properties in excess of $17,750,000. Although management believes that Iatros will receive approval for the transfer of the operating license from Hampden Nursing in a timely manner, there can be no assurance that the license will be transferred or, if it is, that the transfer will occur within the expected 90-day time period.

  The Hampden Properties are Riverdale Gardens Nursing Home, located in West Springfield, Massachusetts, Chestnut Hill Nursing Home, located in East Longmeadow, Massachusetts and Mary Lyon Nursing Home, located in Hampden, Massachusetts.

  Riverdale Gardens Nursing Home is a 168-bed nursing facility currently licensed for 84 skilled care and 84 intermediate care beds with 16 private and 76 double occupancy rooms. Constructed in various stages between 1957 and 1975, the property consists of a single story 54,451 square foot building on approximately 3.85 acres as well as a 3,366 square foot family residence on an adjacent 30,000 square foot lot.

  Chestnut Hill Nursing Home is a 123-bed nursing home consisting of 82 skilled nursing and 41 intermediate care beds with 15 private and 54 double occupancy rooms. The facility is a 49,198 square foot single story building constructed in 1984 on approximately 11.9 acres of land.

  Mary Lyon Nursing Home occupies a 28,940 square foot building situated on
3.7 acres and was originally constructed in 1959 and renovated in 1986. The facility is licensed for 100 beds of which 40 are skilled nursing and 60 are intermediate care beds with ten private rooms, 39 double occupancy and three quadruple occupancy rooms.

  The following table sets forth certain information regarding the Hampden Properties as of October 28, 1997.

                             YEAR
                          CONSTRUCTED                          TOTAL      AVERAGE
                              OR       NUMBER OF  PURCHASE   ANNUALIZED ANNUAL RENT
        PROPERTY         REHABILITATED   BEDS       PRICE       RENT      PER BED
        --------         ------------- --------- ----------- ---------- -----------
Riverdale Gardens
 Nursing Home...........   1957-1975      168    $ 5,760,000 $  762,420   $ 4,538
Chestnut Hill Nursing
 Home...................     1984         123     10,825,000  1,432,800    11,649
Mary Lyon Nursing Home..     1986         100      3,815,000    504,780     5,048

                             G&L REALTY CORP.

                               (UNAUDITED)

  The total annualized rent expected to be derived from the Hampden Properties is approximately $2.7 million, or approximately 11.5% of the Company's total annualized rental income, based on current rental rates. This rental income will be derived from Hampden Nursing until the transfer of the licenses to Iatros, at which time Iatros will be responsible for the rent on the Hampden Properties. Iatros has recently experienced problems in operating certain senior care facilities and had reported financial difficulties which could materially and adversely affect the Company's results of operations and its ability to make expected distributions to stockholders. In light of such difficulties, Iatros has recently hired a new management team to improve its senior care facility operating capabilities. Although the Company believes that this new management team will be able to operate senior care facilities profitably, there can be no assurance that Iatros' facility operations will improve under this new management team.

  On October 24, 1997, the Company, through AV Medical, has acquired a vacant parcel of land located in Aliso Viejo, California for approximately $2.2 million. AV Medical intends to build a 33,000 square foot, three-story MOB on this property. Management believes that, upon completion of construction, the total investment in land and building will be approximately $6.5 million. Concurrent with the acquisition of the vacant land, AV Medical pre-leased the entire MOB to an investment grade hospital operator. Under the terms of this 10-year net operating lease with this hospital tenant, rent payments will commence upon issuance of a Certificate of Occupancy at the rate of $750,000 per annum. The tenant has an option to acquire the MOB from AV Medical for approximately $9.5 million after four years of tenancy. There can be no assurance, however, that the Company will be able to develop the Aliso Viejo MOB property or, if developed, that the lease will prove favorable to the Company.

  In conjunction with the October 24, 1997 acquisition of land, the Company directly acquired a second parcel of land in Aliso Viejo, California for $814,000. Prior to closing escrow on this second parcel, the Company signed a lease with a nationally recognized retailer who has agreed to occupy and lease the 9,100 square foot building to be constructed on this parcel. The Company has an agreement with this future tenant for construction of the building for a cost not to exceed $720,000. The lease, which is anticipated to commence on August 1, 1998, is a ten-year triple net lease with annual net lease payments of $182,000 for the first five years and $200,000 per annum thereafter. While management believes that this land will be successfully developed and leased, there can be no assurance that this transaction will prove favorable to the Company.

  The Company has a 50% membership interest in Valley Convalescent, a limited liability company formed by the Company and Continuum, which was formed in anticipation of the purchase of Valley Convalescent Hospital, Valley Living Center and Mountain View Care Center located in El Centro, California (the "El Centro Properties") for an aggregate acquisition price of approximately $3.6 million, $400,000 of which would be used for facility renovations. The Company and Continuum contributed approximately $300,000 and $344,000, respectively, to Valley Convalescent and the Company funded a loan secured by a first deed of trust on the El Centro Properties for approximately $2.8 million. This loan bears interest at a rate of 12.0% per annum, matures on September 1, 2002, and provides for monthly payments of interest only. At maturity, assuming no prepayments, $2.8 million will be due on this loan. This loan permits prepayments on any monthly payment date of all or any portion of the outstanding principal amount of the loan, without penalty, upon not less than five day's prior written notice to the Company of the borrower's intent to repay. Although no assurances can be given, the Company anticipates that the sale of these properties will close during the fourth quarter upon the receipt of certain regulatory licenses by the proposed operator of the properties.

9. DEPENDENCE ON CERTAIN TENANTS

  The Company leases the six MOB properties located in New Jersey to PHP under a 17-year lease pursuant to which PHP will pay approximately $2.7 million annually. The Company also leases the Hampden Properties

                             G&L REALTY CORP.

                               (UNAUDITED)

to Hampden Nursing pursuant to a short-term lease which provides for monthly aggregate rent payments of $225,000. Hampden Nursing has engaged Iatros to manage the facilities until such time as the operating licenses for these facilities are transferred to Iatros. Upon transfer of the operating licenses, the Company's 15-year lease with Iatros will commence, under which the Company will receive rent of approximately $2.7 million per annum. The rent revenues to be received pursuant to these leases, individually and collectively, is significant to the Company's operations.

10. COMMITMENTS AND CONTINGENCIES

  Neither the Company, any of its consolidated or unconsolidated affiliates nor any of the assets within their portfolios of medical office buildings, Senior care facilities, parking facilities, and retail space is currently a party to any material litigation.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Iatros Health Network, Inc. and Subsidiaries
Atlanta, Georgia

  We have audited the accompanying consolidated balance sheets of Iatros Health Network, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in Stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iatros Health Network, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          Asher & Company, Ltd.

Philadelphia, Pennsylvania
April 2, 1997

                  IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                                          1996         1995
                                                      ------------  -----------
                       ASSETS
CURRENT ASSETS
Cash and cash equivalents...........................  $  1,134,125  $   682,505
Accounts receivable, net............................     5,888,205    4,237,452
Note receivable.....................................       200,000    1,000,000
Inventory...........................................       453,119      460,344
Prepaid expenses and other current assets...........     1,940,114    1,579,186
Deferred tax asset, net.............................     2,700,000    1,520,000
                                                      ------------  -----------
Total current assets................................    12,315,563    9,479,487
PROPERTY AND EQUIPMENT, net.........................     1,249,763      965,289
OTHER ASSETS
Cash and cash equivalents, restricted...............           --       375,000
Deposits............................................     1,208,849      368,762
Contract rights, net of accumulated amortization of
 $187,234 and $7,995 in 1996 and 1995, respectively.     1,346,052      631,710
Excess of cost over net assets acquired, net of
 accumulated amortization of $372,128 and $310,582
 in 1996 and 1995, respectively.....................     3,885,767    8,418,078
Notes receivable....................................     4,423,324    2,535,295
Organization costs, net of accumulated amortization
 of $35,793 and $112,396 1996 and 1995,
 respectively.......................................       221,843    1,002,301
Loans receivable and other assets...................     3,344,070      250,526
                                                      ------------  -----------
                                                        14,429,905   13,581,672
                                                      ------------  -----------
Total Assets........................................  $ 27,995,231  $24,026,448
                                                      ============  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable, banks................................  $    792,663  $   879,811
Current portion of long-term debt...................       374,881    1,052,017
Current portion of capital lease obligations........       230,761      127,001
Accounts payable....................................     2,690,260    1,188,650
Accrued payroll and related liabilities.............       685,505      353,017
Accrued expenses and other current liabilities......       854,522    1,857,661
Preferred stock dividends payable...................       390,000      230,000
Net current liabilities of discontinued operations..       500,000      500,000
                                                      ------------  -----------
Total current liabilities...........................     6,518,592    6,188,157
LONG-TERM DEBT......................................       328,138      545,041
SUBORDINATED CONVERTIBLE DEBENTURES.................       600,000          --
CAPITAL LEASE OBLIGATIONS...........................       232,721      209,329
                                                      ------------  -----------
                                                         7,679,451    6,942,527
COMMITMENTS AND CONTINGENCIES.......................           --           --
STOCKHOLDERS' EQUITY
Preferred Stock, $.001 par value, 5,000,000 shares
 authorized; Series A, 533,333 shares issued and
 outstanding........................................           533          533
Series B, 100,000 shares issued and outstanding.....           100          100
Common Stock, $.001 par value, 25,000,000 shares
 authorized; 15,931,500 and 11,351,745 issued and
 outstanding in 1996 and 1995, respectively.........        15,931       11,351
Additional Paid-In Capital..........................    34,142,970   20,441,130
Accumulated Deficit.................................   (13,843,754)  (3,369,193)
                                                      ------------  -----------
                                                        20,315,780   17,083,921
                                                      ------------  -----------
Total Liabilities and Stockholders' Equity..........  $ 27,995,231  $24,026,448
                                                      ============  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                            1996         1995         1994
                                        ------------  -----------  -----------
Revenue
  Ancillary services................... $  9,759,337  $ 6,763,472  $ 2,331,786
  Management services..................    9,920,758    4,343,684      534,307
  Development services.................    2,426,720    5,521,108          --
                                        ------------  -----------  -----------
                                          22,106,815   16,628,264    2,866,093
Operating expenses
  Ancillary services...................    8,966,378    6,417,471    2,090,436
  Management services..................   12,097,877    3,560,932          --
  General and administrative...........    4,653,758    2,897,482    1,846,722
                                        ------------  -----------  -----------
                                          25,718,013   12,875,885    3,937,158
                                        ------------  -----------  -----------
Income (loss) from continuing
 operations before other income
 (expense), income tax benefit and
 discontinued operations...............   (3,611,198)   3,752,379   (1,071,065)
Other income (expense)
  Interest income......................      550,416       63,816       15,863
  Interest expense.....................     (699,895)    (254,574)     (38,737)
  Depreciation and amortization........   (1,234,018)    (576,433)     (78,096)
  Write-down of intangible assets......   (6,697,974)         --           --
  Other income.........................      198,108          --       254,684
                                        ------------  -----------  -----------
                                          (7,883,363)    (767,191)     153,714
                                        ------------  -----------  -----------
Income (loss) from continuing
 operations before income tax benefit
 and discontinued operations...........  (11,494,561)   2,985,188     (917,351)
Income tax benefit, net................    1,180,000      670,000      526,036
                                        ------------  -----------  -----------
Income (loss) from continuing
 operations before discontinued
 operations............................  (10,314,561)   3,655,188     (391,315)
Discontinued operations
Loss from operations...................          --           --      (511,186)
Loss on disposal.......................          --           --      (294,108)
                                        ------------  -----------  -----------
                                                 --           --      (805,294)
                                        ------------  -----------  -----------
Net Income (loss)...................... $(10,314,561) $ 3,655,188  $(1,196,609)
                                        ============  ===========  ===========
Primary earnings (loss) per common
 share:
  Earnings (loss) per common and common
   equivalent share:
    Continuing operations.............. $       (.74) $       .29  $      (.06)
    Discontinued operations............          --           --          (.13)
                                        ------------  -----------  -----------
Net Income (loss)...................... $       (.74) $       .29  $      (.19)
                                        ============  ===========  ===========
Weighted average number of shares of
 common stock and equivalents
 outstanding...........................   13,946,359   12,054,741    6,281,584
                                        ============  ===========  ===========
Fully diluted earnings per common
 share:
  Earnings per common and common
   equivalent share.................... $        --   $       .28  $       --
                                        ------------  -----------  -----------
Net Income............................. $        --   $       .28  $       --
                                        ============  ===========  ===========
Weighted average number of shares of
 common stock and equivalents
 outstanding...........................          --    13,248,133          --
                                        ============  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                            PREFERRED
                              STOCK        COMMON STOCK     ADDITIONAL
                          -------------- -----------------   PAID-IN    ACCUMULATED
                          SHARES  AMOUNT  SHARES    AMOUNT   CAPITAL      DEFICIT       TOTAL
                          ------- ------ ---------  ------  ----------  -----------  -----------
BALANCE, JANUARY 1,
 1994...................      --    --   5,678,000  $5,678  $5,292,634  $(5,597,772) $  (299,460)
Issuance of Common Stock
 on July 25, 1994 in
 connection with an
 unregistered sale of
 securities.............      --    --   2,000,000   2,000   1,498,000          --     1,500,000
Issuance of Series A
 Preferred Stock on July
 25, 1994 in connection
 with an unregistered
 sale of securities.....  533,333  $533        --      --    1,999,467          --     2,000,000
Issuance of Series B
 Preferred Stock in
 exchange for common
 stock on July 25, 1994
 in connection with an
 unregistered sale of
 securities.............  300,000   300   (666,667)   (667)        367          --           --
Costs of Issuance
 incurred on July 25,
 1994 in connection with
 an unregistered sale of
 securities.............      --    --         --      --     (575,000)         --      (575,000)
Related party loan
 outstanding on July 25,
 1994 and contributed to
 capital................      --    --         --      --      250,000          --       250,000
Issuance of Common Stock
 on September 30, 1994
 in connection with an
 unregistered sale of
 securities.............      --    --     100,000     100     224,900          --       225,000
Issuance of Common Stock
 on December 28, 1994 in
 connection with a
 leased property
 transaction............      --    --     158,333     158     349,842          --       350,000
Issuance of Common Stock
 on December 31, 1994 in
 connection with
 obtaining a property
 purchase commitment....      --    --     166,667     167     371,708          --       371,875
Series A Preferred Stock
 dividends declared.....      --    --         --      --          --       (70,000)     (70,000)
Net loss................      --    --         --      --          --    (1,196,609)  (1,196,609)
                          -------  ----  ---------  ------  ----------  -----------  -----------
BALANCE, DECEMBER 31,
 1994...................  833,333   833  7,436,333   7,436   9,411,918   (6,864,381)   2,555,806
Issuance of Common Stock
 on January 23, 1995 in
 connection with an
 unregistered sale of
 securities.............      --    --   1,000,000   1,000   1,750,250          --     1,751,250
Issuance of Common Stock
 on April 12, 1995 in
 connection with an
 unregistered sale of
 securities.............      --    --      14,060      14      99,986          --       100,000
Issuance of Common Stock
 on June 30, 1995 in
 connection with the
 termination of a lease
 and assignment of a
 purchase option........      --    --      30,489      30     149,969          --       149,999
Issuance of Common Stock
 on August 29, 1995 in
 connection with an
 unregistered sale of
 securities.............      --    --     170,000     170   1,019,830          --     1,020,000
Issuance of Common Stock
 on August 31, 1995 in
 connection with an
 unregistered sale of
 securities.............      --    --     100,000     100     224,900          --       225,000
Issuance of Common Stock
 on September 28, 1995
 in connection with
 conversion of debt.....      --    --     189,941     190     664,605          --       664,795
Issuance of Common Stock
 on September 28, 1995
 in connection with an
 unregistered sale of
 securities.............      --    --     400,000     400   1,399,600          --     1,400,000
Issuance of Common Stock
 on September 29, 1995
 in connection with an
 unregistered sale of
 securities.............      --    --     316,667     317   1,899,683          --     1,900,000

                  IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                          PREFERRED STOCK     COMMON STOCK    ADDITIONAL
                          ---------------- ------------------   PAID-IN    ACCUMULATED
                           SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL      DEFICIT        TOTAL
                          --------  ------ ---------- ------- -----------  ------------  ------------
Costs of issuance
 incurred during 1995,
 in connection with
 unregistered sales of
 securities.............       --    $--          --  $   --  $  (542,270) $        --   $   (542,270)
Redemption of Series B
 Preferred Stock on
 November 30, 1995......  (200,000)  (200)        --      --          --            --           (200)
Issuance of Common Stock
 on December 29, 1995 in
 connection with
 exercise of warrants
 held by a Company
 Director...............       --     --       30,000      30      86,220           --         86,250
Issuance of Common Stock
 during 1995 in
 connection with
 exercise of public
 warrants...............       --     --    1,664,255   1,664   3,842,439           --      3,844,103
Compensation incurred
 during 1995, in
 connection with an
 unregistered sale of
 securities.............       --     --          --      --      419,000           --        419,000
Director compensation
 incurred during 1995,
 in connection with an
 unregistered sale of
 securities.............       --     --          --      --       15,000           --         15,000
Series A Preferred Stock
 dividends declared....        --     --          --      --          --       (160,000)     (160,000)
Net Income..............       --     --          --      --          --      3,655,188     3,655,188
                          --------   ----  ---------- ------- -----------  ------------  ------------
BALANCE, DECEMBER 31,
 1995...................   633,333    633  11,351,745  11,351  20,441,130    (3,369,193)   17,083,921
Issuance of Common Stock
 during 1996 in
 connection with the
 conversion of a
 registered sale of
 convertible debt
 securities.............       --     --    3,815,020   3,815  12,707,394           --     12,711,209
Costs of Issuance
 incurred on January 26,
 1996 in connection with
 a registered sale of
 convertible debt
 securities.............       --     --           --      --    (683,466)          --       (683,466)
Issuance of Common Stock
 during 1996 in
 connection with
 exercise of public
 warrants...............       --     --       92,572      93     267,522           --        267,615
Issuance of Common Stock
 during 1996 in
 connection with the
 exercise of warrants
 and options............       --     --      619,325     619   1,147,393           --      1,148,012
Issuance of Common Stock
 on April 1, 1996 in
 connection with an
 unregistered sale of
 securities.............       --     --       52,838      53     214,997           --        215,050
Compensation incurred
 during 1996, in
 connection with an
 unregistered sale of
 securities.............       --     --          --      --       18,000           --         18,000
Director compensation
 incurred during 1996,
 in connection with an
 unregistered sale of
 securities.............       --     --          --      --       30,000           --         30,000
Series A Preferred Stock
 dividends declared....        --     --          --      --          --       (160,000)     (160,000)
Net Loss................       --     --          --      --          --    (10,314,561)  (10,314,561)
                          --------   ----  ---------- ------- -----------  ------------  ------------
BALANCE, DECEMBER 31,
 1996...................   633,333   $633  15,931,500 $15,931 $34,142,970  $(13,843,754) $ 20,315,780
                          ========   ====  ========== ======= ===========  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                  IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                             1996         1995         1994
                                         ------------  -----------  -----------
OPERATING ACTIVITIES
Net income (loss)......................  $(10,314,561) $ 3,655,188  $(1,196,609)
Adjustments to reconcile net
 income(loss) to net cash utilized by
 operating activities:
  Loss from discontinued operations....           --           --       511,186
  Loss on disposal of discontinued
   operations..........................           --           --       294,108
  Net cash utilized by discontinued
   operations..........................           --      (681,544)    (315,063)
  Depreciation and amortization........     1,234,018      576,433      130,425
  Provision for doubtful accounts
   receivable..........................     2,036,003       79,217       34,332
  Write-off of uncollectible notes and
   loans receivable....................     1,200,000          --           --
  Write-down of intangible assets......     6,697,974          --           --
  Loss on disposal of property and
   equipment...........................        12,217          --           --
  Common stock issued for services
   rendered............................        48,000       99,750          --
  Third party settlements..............           --           --      (129,684)
  Deferred taxes.......................    (1,180,000)    (870,000)    (526,036)
Changes in:
  Accounts receivable..................    (3,686,755)  (2,794,121)    (852,308)
  Notes and loans receivable...........    (2,820,369)  (2,175,000)         --
  Inventory............................         7,225     (216,257)     (45,162)
  Prepaid expenses and other...........      (360,928)  (1,302,379)      10,628
  Accounts payable.....................     1,501,608      463,850      (71,888)
  Accrued expenses and other...........       (59,458)     766,181      397,886
                                         ------------  -----------  -----------
Net cash utilized by operating
 activities............................    (5,685,026)  (2,398,682)  (1,758,185)
                                         ------------  -----------  -----------
INVESTING ACTIVITIES
Purchase of property and equipment.....      (305,497)    (147,319)    (120,971)
Acquisition of businesses..............      (215,050)  (2,074,219)         --
Acquisition of contract rights.........    (2,364,478)    (639,705)         --
Proceeds from sale of property and
 equipment.............................           --           --       140,000
Loans to third parties.................    (3,185,541)    (710,295)         --
Repayment of loans to third parties....       445,555          --           --
Deposits, net..........................    (1,110,000)     (73,636)       5,580
Restricted cash and cash equivalents...       375,000      (25,000)    (350,000)
Organization costs.....................       (42,067)    (597,106)    (111,403)
                                         ------------  -----------  -----------
Net cash utilized by investing
 activities............................    (6,402,078)  (4,267,280)    (436,794)
                                         ------------  -----------  -----------
FINANCING ACTIVITIES
Net proceeds from issuance of capital
 stock and other capital contributions.     1,415,627    5,087,332    3,400,000
Proceeds from issuance of convertible
 debentures............................    12,900,000          --           --
Fees paid on issuance of convertible
 debentures............................      (876,331)         --           --
Short term borrowings, net.............       (87,148)   1,342,761          --
Payments of long-term debt.............      (242,258)    (606,586)    (162,306)
Stockholders' loan borrowings
 (payments), net.......................      (686,664)     761,759     (201,775)
Redemption of Preferred Stock..........           --          (200)         --
Payments of capital lease obligations..      (154,413)     (67,626)     (15,832)
Security deposits, net.................       269,911      (16,376)         --
                                         ------------  -----------  -----------
Net cash provided by financing
 activities............................    12,538,724    6,501,064    3,020,087
                                         ------------  -----------  -----------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS...........................       451,620     (164,898)     825,108
Cash and cash equivalents, beginning of
 year..................................       682,505      847,403       22,295
                                         ------------  -----------  -----------
Cash and cash equivalents, end of year.  $  1,134,125  $   682,505  $   847,403
                                         ============  ===========  ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

  The Company paid $720,552, $177,398 and $331,526 in cash for interest during 1996, 1995 and 1994, respectively.

  The accompanying notes are an integral part of these consolidated financial statements.

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995 AND 1994

NOTE 1: NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements is as follows:

 Business

  Iatros Health Network, Inc. and Subsidiaries (the "Company") is a Delaware Corporation organized in June 1988. The Company is engaged in providing services to the long-term care industry. The Company's principal markets include the metropolitan areas of Philadelphia, Pennsylvania; Baltimore, Maryland; and, New England.

 Principles of consolidation

  The consolidated financial statements include the accounts of Iatros Health Network, Inc. and its wholly-owned subsidiaries. All intercompany transactions and accounts have been eliminated in consolidation.

 Cash and cash equivalents

  The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  The Company maintains cash accounts which at times may exceed federally insured limits. The Company has not experienced any losses from maintaining cash accounts in excess of federally insured limits. Management believes that the Company does not have significant credit risk related to its cash accounts.

 Revenue and accounts receivable

  Ancillary services revenue is reported at the estimated net realizable amounts due from residents, third party payors, and others. Management services revenue is reported pursuant to the terms and amounts provided by the associated management service contracts. Development services revenue is generally realized on a fee for service basis recognized upon completion of the service transaction.

  The Company's credit risk with respect to accounts receivable is concentrated in services related to the healthcare industry, which is highly influenced by governmental regulations. This concentration of credit risk is limited due to the number and types of entities comprising the Company's customer base and their geographic distribution. The Company routinely monitors its exposure to credit losses and maintains an allowance for doubtful accounts.

  The allowance for doubtful accounts is maintained at a level determined to be adequate by management to provide for potential losses based upon an evaluation of the accounts receivable. This evaluation considers such factors as the age of receivables, the contract terms and the nature of the contracted services.

  Certain ancillary revenues are recorded based on standard charges applicable to patients. Under Medicare, Medicaid and other cost-based reimbursement programs, the provider is reimbursed for services rendered to covered program patients as determined by reimbursement formulas. The differences between established billing rates and the amounts reimbursable by the programs and patient payments are recorded as contractual adjustments and deducted from revenues.

 Inventory

  Inventory is principally comprised of pharmaceutical and medical supplies and is valued at the lower of cost (first-in, first-out method) or market.

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

 Property and equipment

  Property and equipment is stated at cost. The cost of property and equipment is depreciated over the estimated useful lives of the respective assets using primarily the straight-line method. Property and equipment under capital leases is amortized over the lives of the respective leases or over the service lives of the assets. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the assets.

  Normal maintenance and repair costs are charged against income. Major expenditures for renewals and betterment which extend useful lives are capitalized. When property and equipment is sold or otherwise disposed of, the asset accounts and related accumulated depreciation or amortization accounts are relieved, and any gain or loss is included in operations.

  The useful lives of property and equipment for purposes of computing depreciation and amortization are:

       Leasehold improvements........................................ 3-10 Years
       Property and equipment held under capital leases..............  5-7 Years
       Equipment.....................................................    5 Years
       Furniture and fixtures........................................  3-7 Years

 Intangible assets

  The Company evaluates the carrying value of its long-lived assets and identifiable intangibles including, contract rights, excess of cost over net assets acquired and organization costs when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The review includes an assessment of industry factors, contract retentions, cash flow projections and other factors the Company believes are relevant.

 Contract rights

  Contract rights represent the value assigned to management contracts obtained by the Company. Management contracts provide for a management fee in exchange for management, marketing and development services provided to the facilities. Contract rights are being amortized over the term of the related contracts which range from 5 to 10 years.

 Excess of cost over net assets acquired

  The excess of cost over net assets acquired relates to the acquisition of the Company's operating subsidiaries. The excess of cost over net assets acquired is being amortized over the lives of 15 to 20 years.

 Organization costs

  Organization costs incurred in connection with the acquisition or formation of new business activities for the Company are being amortized using the straight-line method over five years.

 Income taxes

  The Company employs the asset and liability method in accounting for income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and net operating loss carryforwards, and are measured using enacted tax rates and laws that are expected to be in effect when the differences are reversed.

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

 Earnings per share

  Both primary and fully diluted earnings per share of common stock and common stock equivalents are computed based on the weighted average number of shares of common stock and common stock equivalents outstanding in each period. For 1996 and 1994, fully diluted loss per share amounts are not computed because they are antidilutive.

  In 1995, Common Stock equivalents include additional shares assuming the exercise of stock options and warrants and Convertible Series A Preferred Stock when their effect is dilutive. The inclusion of additional shares for conversion of Preferred Series A Stock, in primary earnings per share calculations, would have been antidilutive for 1995.

  Net earnings used in the computation of primary earnings per share for 1995 are reduced by Preferred Stock dividend requirements.

  The weighted average number of shares of Common Stock and Common Stock equivalents was determined as follows:

                                                   1996       1995      1994
                                                ---------- ---------- ---------
Primary earnings per share:
  Weighted average common shares outstanding... 13,946,359  9,002,561 6,281,584
  Weighted average Common Stock equivalents
   assuming the exercise of outstanding
   warrants and options........................        --   3,052,180       --
                                                ---------- ---------- ---------
                                                13,946,359 12,054,741 6,281,584
                                                ========== ========== =========
Fully diluted earnings per share:
  Weighted average common shares outstanding...        --   9,002,561       --
  Weighted average Common Stock equivalents
   assuming the exercise of outstanding
   warrants, options and conversion of
   convertible Series A Preferred Stock........        --   4,245,572       --
                                                ---------- ---------- ---------
                                                       --  13,248,133       --
                                                ========== ========== =========

  During 1996, the Company issued Common Stock in connection with the conversion of its 10% Subordinated Convertible Debentures and with the exercise of its Redeemable Common Stock Purchase Warrants. In addition, all of the outstanding 10% Subordinated Convertible Debentures as of December 31, 1996 have subsequently been converted. Had all exercises and conversions occurred on January 1, 1996, the reported primary loss per common share would have been antidilutive.

  During 1995, the Company issued Common Stock in connection with the exercise of its Redeemable Common Stock Purchase Warrants and the conversion of convertible debt during the year. In addition, all of the outstanding Redeemable Common Stock Purchase Warrants as of December 31, 1995 were exercised in 1996. Had all exercises and conversions occurred on January 1, 1995, the reported primary earnings per common and common equivalent share would have decreased $0.02 to $0.27.

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

 Reclassifications

  Certain amounts have been reclassified in 1995 and 1994 to conform with the 1996 presentation.

NOTE 2: SIGNIFICANT CAPITAL STOCK TRANSACTIONS

  During 1996 and 1995, the Company completed a number of Capital Stock transactions. Significant transactions included the following:

  In January 1996, the Company completed the sale of $12,900,000 of its 10% Subordinated Convertible Debentures. The Debentures pay interest in quarterly installments at the rate of 10% per annum. The Debentures are convertible into shares of the Company's Common Stock, with the conversion rate determined by a formula based upon the share price of the Company's Common Stock. Costs associated with the issuance of the Debentures totaled $876,331. Through December 31, 1996, $12,300,000 were converted into a total of 3,815,020 shares of Common Stock.

  On May 31, 1996, Oasis HealthCare, Inc., a long-term care management company located in Chestnut Hill, Massachusetts was merged into the Company's wholly owned subsidiary, OHI Acquisition Corporation. The shareholders of Oasis HealthCare, Inc. received a total of 52,828 shares of Common Stock and $215,050 in cash in exchange for their shares in Oasis HealthCare, Inc. In addition, an amount will be paid to the former shareholders of Oasis HealthCare, Inc. within thirty days of the execution of agreements with respect to any of twelve management contract opportunities specifically identified in the Merger Agreement. Each amount (half of which will be payable in cash and half in Common Stock) will be determined based upon a percentage of the value of each such agreement, the aggregate of which will not exceed $1,500,000. As part of the transaction OHI Acquisition Corporation entered into a five year employment agreement with the former president of Oasis HealthCare, Inc. The name of the subsidiary has been changed to OHI Corporation.

  In January 1995, the Company, through a newly-created subsidiary, Iatros Respiratory Corporation ("IRC"), merged with King Care Respiratory Services, Inc. ("King Care"), with IRC being the surviving entity. King Care, located in Los Angeles, California, manages and provides respiratory therapy services to skilled long-term care facility patients and managed out-patient respiratory therapy programs for acute care hospitals. All of the outstanding shares of King Care were converted into the right to receive 1,000,000 shares of the Company's Common Stock and the right to receive a deferred payment of up to $480,000, plus simple interest on such payment of nine percent (9%) payable in January 2000. The 1,000,000 shares of Common Stock issued by the Company in connection with this transaction were valued at $1,751,250. In 1996, the intangible assets related to this transaction were reviewed for impairment. (See Note 17)

  In April 1995, the Company through its newly-created subsidiary, Iatros Therapy Corporation, acquired the business operations and assets of Physical Therapy and Restorative Care Associates, P.C. and Therapyworks, P.C., a rehabilitation agency and out-patient clinic which provides physical, occupational and speech therapy services in Philadelphia, Pennsylvania. The purchase price of the acquisition totaled $550,000.

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

  In August 1995, the Company, through a newly-created subsidiary, Greenbrier Healthcare Services, Inc. ("Greenbrier") merged with Greenbrier Health Care Management, Inc., with Greenbrier being the surviving entity. Greenbrier serves as the manager of several health care facilities located in Maryland. At the effective date of the merger, the outstanding shares of the Common Stock of Greenbrier Health Care Management, Inc. were converted into the right to receive: (i) 170,000 shares of Common Stock of the Company, (ii) $574,219, and (iii) payments of $100,000 within 30 days after the execution of each of five anticipated management contracts. The 170,000 shares issued by the Company in connection with this transaction were valued at $1,020,000. In 1996, the intangible assets related to this transaction were reviewed for impairment. (See Note 17)

  In September 1995, New Health Management Systems, Inc., a Pennsylvania corporation ("New Health") was merged into NHMS Acquisition Corp. ("NHMS"), a wholly owned subsidiary of the Company, pursuant to an Agreement and Plan of Merger (the "Merger"). At the effective date of the merger, the outstanding shares of New Health were converted into the right to receive (i) 316,667 shares of Common Stock of the Company and (ii) $1,900,000, in cash and (iii) short-term notes payable totaling $500,000. The 316,667 shares issued by the
Company were valued at $   1,900,000. In 1996, the intangible assets related to
this transaction were reviewed for impairment. (See Note 17)

  In November 1995, the Company expended $1,350,000 in connection with acquiring the contract rights to three nursing facilities representing approximately 400 beds located in the Massachusetts market area. Of the amount expended, $710,295 was provided as a long term loan to the corporate owner of the facilities while $639,705 was attributable to acquiring contract rights to the facilities. The contract rights to these facilities secured by the Company included a five year contract commencing on November 1, 1995. The costs associated with acquiring these contract rights are being amortized over the contract term.

NOTE 3: CASH AND CASH EQUIVALENTS

  At December 31, 1996, cash and cash equivalents totals $1,134,125 and includes a certificate of deposit held by a financial institution in the amount of approximately $520,000. This certificate was redeemed in March 1997 and was utilized to satisfy an outstanding credit obligation totaling $516,000 which is included in notes payable, banks, at December 31, 1996.

  Cash and cash equivalents at December 31, 1995 totaled $1,057,505 and was comprised of unrestricted amounts of $682,505 and restricted amounts of $375,000. Restricted cash of $275,000 represented funds received from a third party as security for future payment obligations pursuant to a management subcontract agreement, which was satisfied in the fourth quarter of 1996. The balance of restricted funds totaling $100,000 related to escrowed funds associated with contractual obligations involving the Company's development activities which were satisfied in 1996.

  At December 31, 1995, cash and cash equivalents included two certificates of deposit held by separate financial institutions in amounts aggregating approximately $707,000. These certificates matured in March 1996 and served as collateral for two outstanding credit obligations totaling $691,000 which are included in notes payable, banks at December 31, 1995.

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

NOTE 4: SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

  During 1996, the Company acquired property and equipment and incurred a note payable in the amount of $34,882.

  During 1996, the Company acquired one business, recording excess of cost over net assets acquired of $430,100 in connection with the acquisition. As consideration for the net assets acquired, the Company issued 52,838 shares of Common Stock in the amount of $215,050 to the related parties.

  During 1996, the Company issued 10% Subordinated Convertible Debentures in the amount of $12,900,000. As of December 31, 1996, $12,300,000 of the
Debentures were converted into 3,815,020 shares of Common Stock. Accrued interest on the Debentures converted into Common Stock during 1996 resulted in an increase to Additional Paid-In Capital in the amount of $411,209.

  During 1996 and 1995, annual dividends on shares of Preferred Stock of $160,000 were declared but not paid.

  During 1996, 1995 and 1994, the Company acquired property and equipment under capital leases and incurred capital lease obligations in the amounts of $281,564, $230,822 and $29,000, respectively.

  During 1995, the Company acquired property and equipment from a related party and incurred a note payable in the amount of $112,850.

  During 1995, the Company acquired three businesses, recording excess of cost over net assets acquired of $6,147,030 in connection with the acquisitions. As consideration for the net assets acquired, the Company issued 1,501,000 shares of Common Stock and notes payable in the amount of $1,200,000 to the principals of the acquired companies. Various assets and liabilities were assumed in connection with the acquisitions.

  During 1995, the Company issued 331,438 warrants to purchase shares of Common Stock as compensation to a third party corporation whose principal officer serves on the Company's Board of Directors. In addition, in January 1995, this officer assumed the position of President and Chief Executive Officer of the Company, resulting in the capitalization of organization costs of $410,000.

  During 1995, the Company issued 189,941 shares of Common Stock and 514,941 warrants to purchase shares of Common Stock in connection with the conversion of long-term debt in the amount of $664,795.

  During 1995, the Company incurred a note receivable from a related party in the amount of $240,000 as consideration for accrued payments to be made in the future.

  During 1995, the Company received notes receivable of $650,000 and incurred accrued expenses of $200,000 as a return of property deposits of $450,000. During 1996, the Company offset $200,000 of the notes receivable against the accrued expense due to the termination of the contractual obligation.

NOTE 5: ACCOUNTS RECEIVABLE

  Accounts receivable consists of the following at December 31:

                                                           1996         1995
                                                        -----------  ----------
     Ancillary services................................ $ 4,761,263  $2,275,092
     Management services...............................   2,901,242   1,105,760
     Development services..............................         --    1,000,000
                                                        -----------  ----------
                                                          7,662,505   4,380,852
     Allowance for doubtful accounts...................  (1,774,300)   (143,400)
                                                        -----------  ----------
                                                        $ 5,888,205  $4,237,452
                                                        ===========  ==========

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

NOTE 6: PREPAID EXPENSES AND OTHER CURRENT ASSETS

  Prepaid expenses and other current assets at December 31, 1996 and 1995 include approximately $800,000 and $1,150,000, respectively, of project costs advanced in connection with transactions involving the Company in a development capacity. These amounts include legal and professional as well as financing issue costs which are recoverable upon completion of the property acquisition and project financing or development activity for which such costs were advanced. The Company routinely advances project costs associated with its development services as it deems necessary to secure business prospects and complete transactions.

NOTE 7: PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31:

                                                              1996       1995
                                                           ---------- ----------
     Leasehold improvements............................... $   74,254 $   54,076
     Property and equipment held under capital leases.....    686,236    378,164
     Equipment............................................    826,487    623,568
     Furniture and fixtures...............................    590,858    513,596
                                                           ---------- ----------
                                                            2,177,835  1,569,404
     Less: Accumulated depreciation and amortization......    928,072    604,115
                                                           ---------- ----------
                                                           $1,249,763 $  965,289
                                                           ========== ==========

  Depreciation and amortization expense charged to continuing operations was $347,320, $175,858 and $114,921 in 1996, 1995 and 1994, respectively.
Additionally, depreciation and amortization expense charged to discontinued operations was $159,614 in 1994.

NOTE 8: DEPOSITS

  Deposits at December 31, 1996 include a purchase deposit of $1,000,000 associated with the planned acquisition of a long-term care nursing facility, and a $100,000 deposit on land associated with the future development of a long-term care or assisted living facility.

NOTE 9: NOTES RECEIVABLE

  At December 31, 1996 and 1995, notes receivable result from development, financial advisory, and consulting services which the Company has provided to several long-term care properties. The notes, which are generally formalized as long-term, mature over a period not to exceed ten years, bear simple interest ranging between eight and ten percent per annum and are secured by a mortgage position on the properties to which they relate. Further, the notes are generally subordinated to senior debt and other priority operating obligations associated with the properties.

  During 1995, the Company provided development and marketing services to a third party corporation in the amount of $1,000,000. Payment for such services was made in the form of a promissory note. During 1996, the full amount of this note was written-off.

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

NOTE 10: FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments.

  Cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities are carried at amounts that approximate their fair values because of the short-term maturity of these instruments.

  The Company believes that the carrying value of notes and loans receivable and long-term debt approximates fair value.

NOTE 11: LOANS RECEIVABLE AND OTHER ASSETS

  At December 31, 1996, loans receivable and other assets include $2,329,000 advanced by the Company pursuant to the terms of operating deficits agreements for the operating needs of properties managed by the Company. Such advances generally accrue interest at market rates and are recoverable from permanent financing proceeds anticipated from the properties.

  In addition, other assets include approximately $530,000 representing a loan receivable due from an officer in connection with the merger transaction with King Care Respiratory Services, Inc. The loan accrues interest at 9% and matures in January 2000. The Company expects to partially realize this loan in connection with satisfying its deferred purchase obligation of approximately $240,000 plus accrued interest which is also payable in January 2000. At December 31, 1995, this loan receivable totaled $250,526.

NOTE 12: INCOME TAXES

  The effective income tax rate differs each year from the statutory Federal income tax rate due to graduated Federal income tax rates, state income taxes, utilization of net operating loss carryforwards, certain permanently non-deductible charges to net income and certain temporary differences between the financial and income tax bases. The reconciliation of these differences is as follows:

                                                              1996   1995   1994
                                                              ----   ----   ----
     Federal income tax rate................................. (34)%   34%   (34)%
     State income taxes, net of Federal tax benefit..........  (1)     2    --
     Tax benefit of prior years' net operating losses........ (11)   (75)   (92)
     Deferred tax asset valuation allowance..................  10     19     98
     Writedown of intangible assets, non-deductible for tax..  14    --     --
     Current year provision for doubtful accounts, non-
      deductible for tax in current year.....................   6    --     --
     Other...................................................   6     (2)    (3)
                                                              ---    ---    ---
                                                              (10)%  (22)%  (31)%
                                                              ===    ===    ===

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

  Deferred income taxes arise primarily as a result of differences between the financial and income tax basis of reporting principally for differences in the bases of allowances for doubtful accounts, property and equipment, contract rights, excess of cost over net assets acquired, organization costs and capital lease obligations as well as the effects of future benefits to be realized from net operating losses for financial reporting purposes.

  Deferred tax assets at December 31, 1996 and 1995 are comprised of the following:

                                                          1996         1995
                                                       -----------  ----------
   Deferred tax assets
   Tax benefit of net operating loss carryforwards.... $ 3,159,000  $1,495,000
   Capitalized lease obligations......................         --      114,000
   Allowance for doubtful accounts....................     605,000      49,000
   Organization costs.................................     120,000         --
   Excess of costs over net assets acquired and
    contract rights...................................      15,000         --
   Total deferred tax assets..........................   3,899,000   1,658,000
                                                       -----------  ----------
   Less: valuation allowance..........................  (1,150,000)    (60,000)
   Net deferred tax assets............................   2,749,000   1,598,000
   Deferred tax liabilities Property and equipment....      49,000      42,000
   Excess of cost over net assets acquired............         --       36,000
                                                       -----------  ----------
   Total deferred tax liabilities.....................      49,000      78,000
                                                       -----------  ----------
   Net deferred tax asset............................. $ 2,700,000  $1,520,000
                                                       ===========  ==========

  During 1996, the deferred tax asset valuation allowance increased by $1,090,000, and during 1995, the valuation allowance decreased by $1,633,000.

  At December 31, 1996, the Company has available net operating loss carryforwards for Federal income tax purposes of approximately $8,116,000, which can be offset against future earnings of the Company. These net operating losses expire from 2008 through 2011, and are subject to annual limitations. In addition the Company has available various state net operating loss carryforwards of approximately $5,932,000 at December 31, 1996, which expire from 1997 to 2011.

  The provision for (benefit of) income taxes include:

                                                 1996        1995       1994
                                              -----------  ---------  ---------
     Current:
       State.................................              $ 200,000
     Deferred:
       Federal............................... $(1,030,000)  (820,000) $(526,036)
       State.................................    (150,000)   (50,000)       --
                                              -----------  ---------  ---------
                                              $(1,180,000) $(670,000) $(526,036)
                                              ===========  =========  =========

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

NOTE 13: NOTES PAYABLE, BANKS

                                                                1996     1995
                                                              -------- --------
Note payable to bank, due on demand, bearing interest at the bank's one year certificate of deposit rate plus 1.5% (6%,
 at December 31, 1996),secured by a certificate of deposit..  $516,000 $491,000
Note payable to bank, due on demand, bearing interest at the bank's prime rate plus 1% (9.5% at December 31, 1995),
 secured by accounts receivable, property and equipment;
 satisfied in 1996..........................................       --   150,000
Note payable to bank, due in 1996, bearing interest at the
 bank's prime rate plus 1/2% (9% at December 31, 1995),
 secured by a certificate of deposit; satisfied in 1996.....       --   200,000
Note payable to bank, due on demand, bearing interest at the bank's prime rate plus 1% (9.25% at December 31, 1996),
 secured by accounts receivable and property and equipment..    26,874   38,811
Note payable to bank, due on demand, bearing interest at the bank's prime rate plus 2.5% (10.75% at December 31, 1996),
 secured by accounts receivable and property and equipment..    99,774      --
Note payable to bank, due on demand, bearing interest at the bank's prime rate plus 1.5% (9.75% at December 31, 1996),
 secured by accounts receivable and property and equipment..   150,015      --
                                                              -------- --------
                                                              $792,663 $879,811
                                                              ======== ========

  The weighted average rate of interest charged to the Company during 1996 and 1995 was approximately 9% and 9.5%, respectively.

NOTE 14: ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

  Accrued expenses and other current liabilities reported at December 31, 1996 include accrued legal and professional fees of approximately $400,000 and other current liabilities totaling $454,522.

  Accrued expenses and other liabilities reported at December 31, 1995 include placement fees due to underwriter of $430,000; commissions associated with respiratory services of $285,000; legal and professional costs of $300,000; resident refund obligations of $200,000 and state income taxes payable of $200,000 and other current liabilities totaling $442,661.

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

NOTE 15: LONG-TERM DEBT

                                                              1996      1995
                                                            -------- ----------
Notes payable to third parties, due between 1997 and 1999,
 payable in monthly installments of $2,684, bearing
 interest at approximately 10%, secured by accounts
 receivable and property and equipment..................... $ 43,525 $   69,085
Note payable to a third party, due on demand, bearing
 interest at 8%, unsecured.................................   37,500    250,000
Notes payable to Stockholders, due during 1997, non-
 interest bearing, unsecured...............................  140,812    383,793
Notes payable to a third party, due in 1999, payable in
 monthly installments of $1,139, including interest at the
 banks' prime rate plus 1.5%, (9.75% at December 31, 1996),
 secured by equipment......................................   30,684        --
Notes payable to Stockholders, due 1997 through 2000,
 bearing interest at 8% to 10%, unsecured..................  450,498    894,180
                                                            -------- ----------
                                                             703,019  1,597,058
                                                            ======== ==========
Less current portion.......................................  374,881  1,052,017
                                                            -------- ----------
                                                            $328,138 $  545,041
                                                            ======== ==========

  Annual maturities of long-term debt in the next four years are as follows:

     YEAR ENDING
     DECEMBER 31,                                                        AMOUNT
     ------------                                                       --------
      1997............................................................  $374,881
      1998............................................................    22,225
      1999............................................................    17,975
      2000............................................................   287,938

NOTE 16: LEASES

  The Company leases its executive offices, operating facilities and certain equipment accounted for as operating leases. Rent expense under these leases charged to continuing operations was $823,516, $563,303, and $121,260 for the years ended December 31, 1996, 1995 and 1994, respectively. Additionally, rent expense under these leases charged to discontinued operations was $330,909 in 1994.

  The following represents future minimum rental payments required under operating leases with remaining noncancelable lease terms in excess of one year as of December 31, 1996:

     YEAR ENDING
     DECEMBER 31,                                                       AMOUNT
     ------------                                                     ----------
      1997..........................................................  $  612,974
      1998..........................................................     556,234
      1999..........................................................     388,791
      2000..........................................................     327,036
      2001..........................................................     160,000
                                                                      ----------
                                                                      $2,045,035
                                                                      ==========

  The Company also leases property and equipment under capital leases. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are amortized over the lesser of their related lease terms or their estimated useful lives. Amortization under capital leases charged to continuing operations was $78,688, $48,786 and $11,003 in 1996, 1995 and 1994,
respectively. Additionally, amortization under capital leases charged to discontinued operations was $80,000 in 1994.

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

  The following is a summary of property held under capital leases as of December 31, 1996 and 1995:

                                                                1996     1995
                                                              -------- --------
     Equipment............................................... $686,236 $378,164
     Less: Accumulated amortization..........................  142,645   63,957
                                                              -------- --------
                                                              $543,591 $314,207
                                                              ======== ========

  Minimum future lease payments under capital leases for the three years subsequent to December 31, 1996 are as follows:

     YEAR ENDING
     DECEMBER 31,                                                        AMOUNT
     ------------                                                       --------
      1997............................................................  $289,214
      1998............................................................   198,535
      1999............................................................    58,420
      Total minimum lease payments....................................   546,169
      Less: Amount representing interest..............................    82,687
      Present value of net minimum lease payments.....................   463,482
      Less: current portion...........................................   230,761
                                                                        --------
                                                                        $232,721
                                                                        ========

  Interest rates on capitalized leases range from 9% to 15% and are imputed based upon the lower of the Company's incremental borrowing rate at the inception of each lease or the lessor's implicit rate of return.

NOTE 17: IMPAIRMENT OF INTANGIBLE ASSETS

  In 1995, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). In accordance with SFAS No. 121, the Company is required to analyze the value of its recorded intangible assets on an ongoing basis to determine that the recorded amounts are reasonable and are not impaired. In 1996, the Company determined that the value of its recorded intangible assets had been impaired, based upon historical operating deficits with respect to the related subsidiaries and the uncertainty that the Company will be able to generate sufficient future cash flows to recover the recorded amounts of the intangible assets. The total impairment loss of $6,697,974 which is included in the results of operations for 1996, was determined by evaluating the net realizable value of the intangible assets as of December 31, 1996 based upon the projected results of future operations. Of this total impairment loss, $4,504,476 relates to excess of cost over net assets acquired, $1,233,178 relates to organization costs, and $960,320 relates to contract rights.

NOTE 18: RELATED PARTY TRANSACTIONS

  During 1995 and 1994, the Company had a consulting agreement with a third party corporation whose principal officer serves on the Company's Board of Directors. In addition, in January 1995, this officer assumed the position of President and Chief Executive Officer of the Company. Fees paid during 1995 and 1994 for financial advisory and development services totaled approximately $112,000 and $122,000, respectively. In addition, for services rendered during 1995, this officer was granted Common Stock purchase warrants of the Company as incentive compensation pursuant to this consulting agreement. This consulting agreement was terminated effective December 31, 1995.

  In connection with a private offering of its securities in July 1994, the Company paid $70,000 to the underwriter, as placement agent, and issued warrants to the placement agent to purchase 400,000 shares of the

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

Company's Common Stock for a five year period at an exercise price of $.75 per share. A member of the Company's Board of Directors is an Executive Officer of the placement agent.

  During October 1995, the Company reached a settlement with the principals of prior management involving numerous obligations that existed between the parties. The settlement agreement resulted in payments by the Company to a former principal totaling approximately $533,000. Of this amount, $300,000 represents a prepayment of a consulting agreement with one of prior management's principals which terminates in June 1997.

NOTE 19: COMMITMENTS

  The Company has entered into several executive employment agreements with executive officers, providing for terms ranging between three and five years. Aggregate annual compensation provided by these agreements totals $2,493,150. In addition, certain of these agreements provide options and warrants for the executives to purchase an aggregate of 1,390,000 shares of the Company's Common Stock at prices ranging from $.75 to $2.38 per share.

  During 1996 and 1995, the Company was involved in a number of project financings wherein the Company was contracted to provide development, marketing and management services. In connection therewith, the Company committed to loan working capital as may be required in the form of operating deficit agreements. Aggregate amounts committed to date by the Company relating to project financings total $4,980,000 of which approximately $2,329,000 has been advanced by the Company and approximately $2,651,000 remains outstanding at December 31, 1996.

  In February 1996, the Company had granted a put option exercisable by Courtland Health Care, Inc. for the Company to purchase all of the issued and outstanding shares of Courtland II, Inc., a third party services corporation, for not less than $2,000,000. In anticipation of this service transaction, the Company had entered into a series of service agreements involving several long-term care facilities affiliated with Courtland II, Inc. In December 1996, the Company consummated a termination and settlement agreement with respect to all such service agreements. In addition, the put option purchase granted by the Company has expired.

  In June 1996, the Company agreed to purchase a long-term care facility in Maine with approximately 120 beds and 91 congregate and assisted living units. The purchase price of this facility is $10,800,000. The facility is in proximity to other long-term care facilities currently managed by the Company. Completion of this transaction is pending regulatory approval by the State of Maine.

  In September 1996, the Company agreed to purchase a long-term care facility in Maine with 50 licensed ICF beds, 18 of which are skilled care beds, 84 congregate care apartment units, a 17 ICF licensed bed skilled care unit and a 15 unit child day care center. The purchase price of this facility is $16,200,000. Completion of this transaction is pending regulatory approval by the State of Maine.

  The Company guarantees aggregate debt service relating to approximately $30,000,000 of long-term debt and working capital financing associated with long-term care facilities for which it provides management services on a long-term basis.

NOTE 20: CONTINGENCIES

  The Company is a defendant in certain lawsuits involving third- party creditors whose claims arise from transactions which occurred under prior management. Management believes that it has sufficiently reserved for these claims in its financial statements at December 31, 1996. Management does not believe that the outcome of these matters will have a material adverse affect on the Company's financial position, results of operations or cash flows.

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

  The Company is a defendant in a lawsuit relating to the termination of a former employee for cause under the terms of an employment agreement. The former employee seeks damages alleging that the Company breached its obligations under the employment agreement and a stock option agreement. The Company has denied these allegations and is vigorously defending this action. Further, the Company has filed a counter suit against this individual. Management does not believe that the outcome of this matter will have a material adverse affect on the Company's financial position, results of operations or cash flows.

NOTE 21: PREFERRED STOCK

  On July 25, 1994 in connection with implementing a business plan for redirection, the Company sold 533,333 shares of Series A Senior Convertible Preferred Stock include voting rights, cumulative dividends at $.30 per annum for each share and conversion rights to Common Stock at the conversion price of $3.75 per share. The liquidation preference of each Senior Preferred Convertible share is $3.75 per share plus unpaid dividends, which amounts to $2,390,000 at December 31, 1996. The Company had the option, prior to July 1, 1996, to pay the preferred stock dividends by issuance of Common Stock in lieu of cash. The Company did not exercise their option. At December 31, 1996, dividends in arrears on the 8% Cumulative Series A Senior Convertible Preferred Stock totaled $390,000.

  On July 25, 1994, the Company exchanged 666,667 shares of Common Stock owned by certain stockholders of the Company for 300,000 shares of Series B Preferred Stock. The Series B Preferred Stock is nonvoting and pays no dividends. During 1995, 200,000 shares of the Series B Preferred Stock were redeemed.

NOTE 22: STOCK OPTION PLAN AND COMMON STOCK PURCHASE WARRANTS

  The Company has a Stock Option Plan (the Plan) which provides for the granting of incentive and nonqualified stock options and stock appreciation rights to certain officers, directors, key employees and consultants. Currently, a maximum of 750,000 shares of Common Stock may be issued under the Plan.

  Stock Options are granted at a price not less than 100% of the fair market value of the Common Stock at the date of grant and must be exercised within 10 years from the date of grant, with certain restrictions. Nonqualified Stock Options will be granted on terms determined by the Board of Directors.

  Transactions involving the Plan are summarized as follows:

                                               WEIGHTED              WEIGHTED
                                             AVERAGE PRICE         AVERAGE PRICE
   OPTIONS SHARES                    1996      PER SHARE    1995     PER SHARE
   --------------                  --------  ------------- ------- -------------
   Outstanding January 1..........  688,153      $2.21     688,153     $2.21
   Granted........................   50,000      $1.00         --        --
   Exercised......................      --         --          --        --
   Canceled.......................  (25,000)     $1.50         --        --
   Expired........................ (213,153)     $5.10         --        --
                                   --------      -----     -------     -----
   Outstanding December 31........  500,000      $ .90     688,153     $2.21
                                   ========      =====     =======     =====
   Exercisable December 31........  500,000      $ .90     490,000     $1.10
                                   ========      =====     =======     =====

  The options outstanding on December 31 1996 expire from 1997 through 1998.

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

 Common Stock Purchase Warrants

  In addition to options granted under its Stock Option Plan, the Company has issued Common Stock Purchase Warrants to the public and underwriter in connection with its initial public offering and to officers, directors and employees as compensation for past and future services, all of which are outside of the Stock Option Plan.

 Redeemable Common Stock Purchase Warrants

  The Company, in connection with its initial public offering in 1992, issued Redeemable Common Stock Purchase Warrants for 1,145,000 shares of the Company's Common Stock, with an exercise price of $4.00 and an expiration date of April 21, 1996.

   WARRANTS                                                   1996      1995
   --------                                                 --------  ---------
   Outstanding January 1...................................  184,150  1,145,000
   Exercised...............................................  (52,301)  (960,850)
   Canceled................................................ (131,849)       --
                                                            --------  ---------
   Outstanding December 31.................................      --     184,150
                                                            ========  =========

 Underwriter's Unit Purchase Warrants

  The Company sold to the Underwriter, for a price of $.0001 per Warrant, an amount of warrants (the "Underwriter's Unit Purchase Warrants") equal to 10% of the aggregate number of Units (90,000) in connection with the Company's initial public offering.

                                                                   COMMON STOCK
                                                                     PURCHASE
      UNDERWRITER'S                                                  WARRANTS
      UNIT PURCHASE               EFFECTIVE  EXERCISE   EXERCISE    EXPIRATION
     WARRANTS ISSUED                DATE    PRICE/UNIT PRICE/SHARE     DATE
     ---------------              --------- ---------- ----------- ------------
         90,000..................  4/26/92    $8.70       $5.80      4/20/97

  None of these warrants have been exercised as of December 31, 1996.

  During 1995 and 1994, the Company consummated a series of transactions whereby its securities were sold for less than fair market value. Accordingly, the exercise price of the Underwriter's Unit Purchase Warrants remains at $5.80 per unit, however, the number of shares of Common Stock issuable upon exercise of the warrants has increased from 1.00 to 1.77 shares per warrant. Accordingly, the total Underwriters Unit Purchase Warrants outstanding upon exercise would aggregate 159,300 shares of Common Stock.

 Non-Redeemable Common Stock Purchase Warrants

  During 1994, the Company privately issued Non-Redeemable Common Stock Purchase Warrants for 1,600,000 shares of the Company's Common Stock.

     WARRANTS                                     EFFECTIVE EXERCISE EXPIRATION
      ISSUED                                        DATE     PRICE      DATE
     --------                                     --------- -------- ----------
        800,000..................................  7/25/94   $ .75    7/25/99
        500,000..................................  7/25/94   $1.50    7/25/04
        200,000..................................  7/25/94   $1.00    7/25/99
        100,000..................................  7/25/94   $3.50    7/25/99
      1,600,000

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

  None of these warrants were exercised as of December 31, 1996.

 Private Warrants

  Transactions involving private warrants are summarized as follows:

                                             WEIGHTED                WEIGHTED
                                           AVERAGE PRICE           AVERAGE PRICE
   WARRANTS                       1996       PER SHARE     1995      PER SHARE
   --------                     ---------  ------------- --------- -------------
   Outstanding January 1....... 2,175,375      $5.11       809,086     $7.98
   Granted.....................   730,000      $3.17     1,366,289     $3.41
   Exercised...................  (370,529)     $3.29           --        --
   Canceled....................  (100,000)       --            --        --
                                ---------      -----     ---------     -----
   Outstanding December 31..... 2,434,846      $4.88     2,175,375     $5.11
                                =========      =====     =========     =====
   Exercisable December 31..... 2,370,178      $4.88     2,175,375     $5.11
                                =========      =====     =========     =====

  The warrants outstanding on December 31 1996 expire from 1997 through 2006.

  During 1995, the Company granted as compensation 150,000 warrants to purchase Common Stock of the Company to members of the Company's Board of Directors. These warrants were issued with an exercise price of $.35. In December 1995, 30,000 of these warrants were exercised resulting in a charge to earnings for the quarter ended December 31, 1995 of $75,000. The remaining value attributed to these warrants totals $300,000 and is being amortized over ten years, which is the exercise period of the warrants.

  Under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," the Company is permitted to continue accounting for the issuance of stock options and warrants in accordance with Accounting Principles Board ("APB") Opinion No. 25, which does not require recognition of compensation expense for option and warrant grants unless the exercise price is less than the market price on the date of grant. As a result, the Company has recognized compensation cost for stock options and warrants for 1996 and 1995 of $48,000 and 75,000, respectively. If the Company had recognized compensation cost for the "fair value" of option grants under the provisions of SFAS No. 123, the pro forma financial results for 1996 and 1995 would have differed from the actual results as follows:

                                                            1996         1995
                                                        ------------  ----------
   Net income (loss)
     As reported....................................... $(10,314,561) $3,655,188
     Proforma.......................................... $(10,711,154) $1,184,643
   Earnings (loss) per share
     As reported....................................... $       (.74) $      .29
     Proforma.......................................... $       (.77) $      .09

  The per share weighted average fair value of the stock options and warrants granted during 1996 and 1995 was $3.30 and $7.20, respectively. The fair value was estimated at the date of grant using the Modified Black-Scholes Stock Option Pricing Model with the following average assumptions for 1996 and 1995, respectively: risk free interest rates of approximately 6% for both years; expected volatility factors of 116.2% and 96.9% and expected lives of 3-10 years and 1-10 years and expected dividends rate of 0% for both years.

  Under SFAS 123, the fair value of stock options issued in any given year is expensed as compensation over the vesting period, which for substantially all of the Company's options is three to ten years; therefore, the

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES pro forma net earnings and net earnings per share do not reflect the total compensation cost for options granted in the respective years. Furthermore, the pro forma results only include the effect of options granted in 1996 and 1995; options granted prior to 1995 were not considered.

NOTE 23: RETIREMENT SAVINGS PLAN

  The Company has a savings plan available to substantially all employees, under Section 401(k) of the Internal Revenue Code. The Company's contributions to this plan are discretionary. Employee contributions are generally limited to 10% of their compensation subject to Internal Revenue Code limitations. The Company made no contributions to this plan during the three year period ended December 31, 1996.

NOTE 24: SUBSEQUENT EVENTS

  During March 1997, the Company entered into a ten year lease agreement, including two long-term care facilities located in the Commonwealth of Massachusetts, representing a total of 229 beds. The lease agreement includes a purchase option to acquire the facilities during the lease term for a purchase price totaling $10,000,000. Annualized operating revenue represented by these facilities is projected to be approximately $10,000,000.

  During March 1997, the Company secured a working capital line of credit from a financial institution in the amount of $1,500,000. The line is secured by various notes receivable and management contract rights associated with one of the Company's operating subsidiaries. The line is due on demand and accrues interest at the bank's base rate plus 1% on amounts drawn and outstanding. The Company intends to utilize this financing to support working capital and development activities of its operating subsidiary.

  During March 1997, the Company executed a letter of intent to acquire the stock of a management company having long-term management contracts. This purchase would represent management services revenue for the Company and provide an opportunity for securing ancillary services revenue. The Company is currently performing its due diligence and is seeking to secure purchase financing for the transaction.

NOTE 25: ADOPTION OF NEW ACCOUNTING PRINCIPLES

  The Company will be required to implement Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") in the fourth quarter of 1997. The effects of the implementation of SFAS No. 128 have not been determined.

                    REPORT OF INDEPENDENT CERTIFIED PUBLIC
                  ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors
Iatros Health Network, Inc. and Subsidiaries
Atlanta, Georgia

  We have audited the consolidated financial statements of Iatros Health Network, Inc. and Subsidiaries, referred to in our report dated April 2, 1997. In connection with our audit of these consolidated financial statements, we also have audited the accompanying related financial statement schedule for 1996, 1995 and 1994. In our opinion, such financial statement schedule for 1996, 1995 and 1994, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          /s/ Asher & Company, Ltd.

Philadelphia, Pennsylvania
April 2, 1997

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                  BALANCE   ADDITIONS
                                    AT     CHARGED TO                BALANCE AT
                                 BEGINNING  OPERATING                  END OF
                                  OF YEAR  EXPENSES(1) DEDUCTIONS(2)  YEAR(3)
                                 --------- ----------- ------------- ----------
Year Ended December 31, 1996
Allowance for doubtful accounts
 (deducted from
 accounts receivable)..........  $143,400  $2,036,003    $405,103    $1,774,300
Year Ended December 31, 1995
Allowance for doubtful accounts
 (deducted from
 accounts receivable)..........  $319,183  $   79,217    $255,000    $  143,400
Year Ended December 31, 1994
Allowance for doubtful accounts
 (deducted from
 accounts receivable)..........  $496,566  $  324,120    $501,503    $  319,183

--------
(1) Amounts charged to continuing operations were $2,036,003, $79,217 and $34,332 for 1996, 1995 and 1994, respectively. The amount charged to discontinued operations was $289,788 for 1994.

(2) Amounts deemed to be uncollectible. $501,503 was charged to discontinued operations for 1994.

(3) Included in the allowance for doubtful accounts at December 31, 1994 is a balance related to discontinued operations in the amount of $255,000.

                  IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      JUNE 30, 1997 AND DECEMBER 31, 1996

                                                      JUNE 30,    DECEMBER 31,
                                                        1997          1996
                                                    ------------  ------------
                                                    (UNAUDITED)
                      ASSETS
                      ------
CURRENT ASSETS
  Cash and cash equivalents........................ $    549,429  $  1,134,125
  Accounts receivable, net of allowance for
   doubtful accounts of $2,573,275 and $1,774,300
   in 1997 and 1996, respectively..................    6,751,475     5,888,205
  Notes Receivable.................................          --        200,000
  Inventory........................................      453,380       453,119
  Prepaid expenses and other assets................    1,637,351     1,940,114
  Deferred tax asset...............................          --      2,700,000
                                                    ------------  ------------
    Total current assets...........................    9,391,635    12,315,563
PROPERTY AND EQUIPMENT, net........................    9,699,961     1,249,763
OTHER ASSETS
  Deposits.........................................       59,429     1,208,849
  Restricted cash..................................      435,750           --
  Contract rights, net of accumulated amortization
   of $269,744 and $187,234 in 1997 and 1996,
   respectively....................................      903,304     1,346,052
  Excess of costs over net assets acquired, net of
   accumulated amortization of $482,131 and
   $372,128 in 1997 and 1996, respectively.........    3,079,879     3,885,767
  Notes Receivable.................................    2,773,904     4,423,324
  Organization costs, net of accumulated
   amortization of $71,865 and $37,066 in 1997 and
   1996, respectively..............................      216,590       221,843
  Loans receivable and other assets................    1,446,548     3,344,070
  Deferred tax asset...............................    2,700,000           --
                                                    ------------  ------------
                                                      11,615,404    14,429,905
                                                    ------------  ------------
    Total Assets................................... $ 30,707,000  $ 27,995,231
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
CURRENT LIABILITIES
  Notes payable, banks and other................... $  3,038,960  $    792,663
  Current portion of long-term debt................       10,876       374,881
  Current portion of capital lease obligations.....      197,404       230,761
  Accounts Payable.................................    2,755,172     2,690,260
  Accrued payroll and related liabilities..........      853,174       685,505
  Accrued expenses and other current liabilities...      635,763       854,522
  Preferred stock dividends payable................      470,000       390,000
  Net current liabilities of discontinued
   operations......................................      650,000       500,000
                                                    ------------  ------------
    Total current liabilities......................    8,611,349     6,518,592
LONG-TERM DEBT.....................................    9,585,099       328,138
SUBORDINATED CONVERTIBLE DEBENTURES................          --        600,000
CAPITAL LEASE OBLIGATIONS..........................      248,420       232,721
COMMITMENT AND CONTINGENCIES
                                                    ------------  ------------
                                                      18,444,868     7,679,451
STOCKHOLDERS' EQUITY
  Preferred Stock, $.001 par value, 5,000,000
   shares authorized; Series A, 533,333 shares
   issued and outstanding..........................          533           533
  Series B, 100,000 shares issued and outstanding..          100           100
  Common Stock, $.001 par value, 25,000,000 shares
   authorized; 16,718,608 and 15,931,500 shares
   issued or to be issued and outstanding in 1997
   and 1996, respectively..........................       16,719        15,931
  Additional Paid-In Capital.......................   34,896,631    34,142,970
  Accumulated deficit..............................  (22,651,851)  (13,843,754)
                                                    ------------  ------------
                                                      12,262,132    20,315,780
                                                    ------------  ------------
    Total Liabilities and Stockholders' Equity..... $ 30,707,000  $ 27,995,231
                                                    ============  ============

   The accompanying notes are an integral part of the consolidated financial statements

                  IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                    SIX MONTHS ENDED JUNE 30,
                                                    --------------------------
                                                        1997          1996
                                                    ------------  ------------
Revenue
  Nursing home operations.......................... $  3,693,764  $        --
  Ancillary services...............................    5,631,176     4,190,756
  Management services..............................    4,358,571     4,532,092
  Development services.............................      100,000     5,022,720
                                                    ------------  ------------
                                                      13,783,511    13,745,568
Operating expenses
  Nursing home operations..........................    3,643,076           --
  Ancillary services...............................    5,046,813     4,043,137
  Management services..............................    4,331,242     4,612,980
  General and administrative.......................    2,212,979     1,640,318
                                                    ------------  ------------
                                                      15,234,110    10,296,435
Income/(loss) from operations before other income
 (expenses) and income tax expenses................   (1,450,599)    3,449,133
Other income (expense)
  Interest income..................................      157,360       210,632
  Interest expense.................................     (122,353)     (508,346)
  Depreciation and Amortization....................     (414,822)     (555,318)
  Write-down of assets.............................   (6,742,162)          --
  Other income (expense)...........................     (155,523)       17,009
                                                    ------------  ------------
                                                      (7,277,500)     (836,023)
                                                    ------------  ------------
Income/(loss) from operations before tax expense...   (8,728,099)    2,613,110
Income tax expense.................................          --      1,062,405
                                                    ------------  ------------
Net income (loss).................................. $ (8,728,099) $  1,550,705
                                                    ============  ============
Earnings (loss) per common and common equivalent
 share............................................. $      (0.53) $       0.10
                                                    ------------  ------------
  Net Income (loss)................................ $      (0.53) $       0.10
                                                    ============  ============
Weighted average number of shares of common stock
 and equivalents outstanding......................    16,328,621    14,993,302
                                                    ============  ============

   The accompanying notes are an integral part of the consolidated financial statements

                  IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)

                                                         1997         1996
                                                      -----------  -----------
OPERATING ACTIVITIES
  Net Income (loss).................................. $(8,728,099) $ 1,550,705
  Adjustments to reconcile net income (loss) to net
   cash utilized by operating activities:
    Depreciation and amortization....................     414,822      555,318
    Provision for doubtful accounts..................     411,658          --
    Write-off of uncollectible notes, loans and
     deposits receivable.............................   5,690,608          --
    Write-down of intangible assets..................   1,051,554          --
    Loss on disposal of property and equipment.......      92,114          --
    Deferred taxes...................................         --       937,405
  Changes in (net of disposals):
    Accounts receivable..............................  (1,874,928)  (1,616,281)
    Notes and loans receivable.......................     166,518   (5,342,428)
    Inventory........................................        (261)       7,702
    Prepaid expenses and other current assets........    (197,421)        (335)
    Accounts payable.................................      64,912      675,353
    Accrued expenses and other current liabilities...      98,910     (763,204)
                                                      -----------  -----------
  Net cash utilized by operating activities..........  (2,809,613)  (3,995,765)
INVESTING ACTIVITIES
  Purchase of property and equipment.................  (8,725,252)     (60,910)
  Acquisition of business............................         --      (626,937)
  Acquisition of contracts rights....................         --      (249,634)
  Loans to third parties.............................         --    (1,250,000)
  Deposits, net......................................     139,420     (719,241)
  Restricted cash and cash equivalents...............    (435,750)     150,000
  Organization costs.................................     (29,546)  (1,508,194)
                                                      -----------  -----------
  Net cash utilized by investing activities..........  (9,051,128)  (4,264,916)
FINANCING ACTIVITIES
  Net proceeds from issuance of capital stock and
   other capital contributions.......................     154,449    1,667,499
  Proceeds from issuance of subordinated convertible
   debentures........................................         --    12,900,000
  Fees paid on issuance of debentures................         --      (876,331)
  Short-term borrowings (payments), net..............   2,246,297      (30,985)
  Long-term debt borrowings (payments), net..........   8,892,957     (917,949)
  Payments of capital lease obligations..............     (17,658)     (23,803)
                                                      -----------  -----------
  Net cash provided by financing activities..........  11,276,045   12,718,431
                                                      -----------  -----------
    INCREASE (DECREASE) IN CASH......................    (584,696)   4,457,750
Cash and cash equivalents, beginning of period.......   1,134,125      682,505
                                                      -----------  -----------
Cash and cash equivalents, end of period............. $   549,429  $ 5,140,255
                                                      ===========  ===========

   The accompanying notes are an integral part of the consolidated financial statements

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements is as follows:

 Business

  Iatros Health Network, Inc. and Subsidiaries (the "Company") is a Delaware Corporation organized in June 1988. The Company is engaged in providing services to the long-term care industry. The Company's principal markets include the metropolitan areas of Philadelphia, Pennsylvania; Baltimore, Maryland, and; New England.

 Principles of consolidation

  The consolidated financial statements include the accounts of Iatros Health Network, Inc. and its wholly-owned subsidiaries. All intercompany transactions and accounts have been eliminated in consolidation.

 Cash and cash equivalents

  The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  The Company maintains cash accounts which at times may exceed federally insured limits. The Company has not experienced any losses from maintaining cash accounts in excess of federally insured limits. Management believes that the Company does not have significant credit risk related to its cash accounts.

 Revenue and accounts receivable

  Ancillary services revenue is reported at the estimated net realizable amounts due from residents, third party payors, and others. Management services revenue is reported pursuant to the terms and amounts provided by the associated management service contracts. Development services revenue is generally realized on a fee for service basis recognized upon completion of the service transaction.

  The Company's credit risk with respect to accounts receivable is concentrated in services related to the health care industry, which is highly influenced by governmental regulations. This concentration of credit risk is limited due to the number and types of entities comprising the Company's customer base and their geographic distribution. The Company routinely monitors its exposure to credit losses and maintains an allowance for doubtful accounts.

  The allowance for doubtful accounts is maintained at a level determined to be adequate by management to provide for potential losses based upon an evaluation of the accounts receivable. This evaluation considers such factors as the age of receivables, the contract terms and the nature of the contracted services.

  Certain ancillary revenues are recorded based on standard charges applicable to patients. Under Medicare, Medicaid and other cost-based reimbursement programs, the provider is reimbursed for services rendered to covered program patients as determined by reimbursement formulas. The differences between established billing rates and the amounts reimbursable by the programs and patient payments are recorded as contractual adjustments and deducted from revenues.

 Inventory

  Inventory is principally comprised of pharmaceutical and medical supplies and is valued at the lower of cost (first-in, first-out method) or market.

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES

 Property and equipment

  Property and equipment is stated at cost. The cost of property and equipment is depreciated over the estimated useful lives of the respective assets using primarily the straight-line method. Property and equipment under capital leases is amortized over the lives of the respective leases or over the service lives of the assets. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the assets.

  Normal maintenance and repair costs are charged against income. Major expenditures for renewals and betterment which extend useful lives are capitalized. When property and equipment is sold or otherwise disposed of, the asset accounts and related accumulated depreciation or amortization accounts are relieved, and any gain or loss is included in operations.

  The useful lives of property and equipment for purposes of computing depreciation and amortization are:

     Buildings.......................................................   40 Years
     Leasehold improvements.......................................... 3-10 Years
     Property and equipment held under capital leases................  5-7 Years
     Equipment.......................................................    5 Years
     Furniture and fixtures..........................................  3-7 Years

 Intangible assets

  The Company evaluates the carrying value of its long-lived assets and identifiable intangibles including, contract rights, excess of cost over net assets acquired and organization costs when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The review includes an assessment of industry factors, contract retentions, cash flow projections and other factors the Company believes are relevant.

   Contract rights

    Contract rights represent the value assigned to management contracts obtained by the Company. Management contracts provide for a management fee in exchange for management, marketing and development services provided to the facilities. Contract rights are being amortized over the term of the related contracts which range from 5 to 10 years.

   Excess of cost over net assets acquired

    The excess of cost over net assets acquired relates to the acquisition of the Company's operating subsidiaries. The excess of cost over net assets acquired is being amortized over the lives of 15 to 20 years.

   Organization costs

    Organization costs incurred in connection with the acquisition or formation of new business activities for the Company are being amortized using the straight-line method over five years.

 Income taxes

  The Company employs the asset and liability method in accounting for income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting

                 IATROS HEALTH NETWORK, INC. AND SUBSIDIARIES and tax bases of assets and liabilities and net operating loss carryforwards, and are measured using enacted tax rates and laws that are expected to be in effect when the differences are reversed.

 Earnings per share

  Both primary and fully diluted earnings per share of common stock and common stock equivalents are computed based on the weighted average number of shares of common stock and common stock equivalents outstanding in each period. For 1997, fully diluted loss per share amounts are not computed because they are antidilutive.

  In 1996, Common Stock equivalents include additional shares assuming the exercise of stock options and warrants and Convertible Series A Preferred Stock when their effect is dilutive. The inclusion of additional shares for conversion of Preferred Series A Stock, in primary earnings per share calculations, would have been antidilutive for 1996.

  Net earnings used in the computation of primary earnings per share for 1996 are reduced by Preferred Stock dividend requirements.

  During 1997 and 1996, the Company issued Common Stock in connection with the conversion of its 10% Subordinated Convertible Debentures and with the exercise of its Redeemable Common Stock Purchase Warrants. Had all exercises and conversions occurred on January 1, 1997, the reported primary loss per common share would have been antidilutive.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

 Adoption of New Accounting Principles

  The Company will be required to implement Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") in the fourth quarter of 1997. The effects of the implementation of SFAS No. 128 have not been determined.

NOTE 2: SUBSEQUENT EVENT.

  In September 1997, the Company is in final stages of negotiations with officers and shareholders of two subsidiaries to effect split-offs of these subsidiaries effective July 1, 1997. For the six month period ended June 30, 1997, these two subsidiaries accounted for approximately 8% ($1,130,000) of total revenues, and generated operating losses of approximately $945,000. These divestitures will likely result in a one-time charge to earnings in the 1997 third quarter in an amount that has not yet been determined.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SERIES B PRE-FERRED STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAW-FUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPEC-TUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IM-PLICATION THAT THERE HAS BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PRO-SPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    8
Recent Developments.......................................................   16
Use of Proceeds...........................................................   20
Capitalization............................................................   20
Selected Consolidated Financial and Operating Data........................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   23
The Company...............................................................   31
Organizational Structure..................................................   35
Business and Properties...................................................   36
Policies with Respect to Certain Activities...............................   54
Price Range of Common Stock and Distributions.............................   55
Management................................................................   56
Principal Stockholders of the Company.....................................   61
The Partnership Agreement.................................................   63
Certain Transactions......................................................   64
Description of Series B Preferred Stock...................................   66
Federal Income Tax Considerations.........................................   75
Employee Plans and Individual Retirement Accounts.........................   87
Underwriting..............................................................   90
Experts...................................................................   91
Legal matters.............................................................   91
Available Information.....................................................   91
Glossary..................................................................   92
Index to Financial Statements.............................................  F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               1,200,000 SHARES

                         [LOGO OF G & L REALTY CORP.]

                              G & L REALTY CORP.

                                   % SERIES B
       CUMULATIVE PREFERRED STOCK (LIQUIDATION PREFERENCE $25 PER SHARE)

                               ----------------

                                  PROSPECTUS

                               ----------------

                           SUTRO & CO. INCORPORATED

                      MCDONALD & COMPANY SECURITIES, INC.

                              TUCKER ANTHONY

                               INCORPORATED

                                       , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following expenses will be paid by the Company.

     SEC Registration Fee............................................ $  9,091
     NYSE Listing Application Fee....................................   20,500*
     NASD Fee........................................................    3,500*
     Legal fees and expenses.........................................  200,000*
     Accounting fees and expenses....................................   65,000*
     Transfer agent fees.............................................    5,000*
     Blue sky fees and expenses......................................    1,000*
     Printing expenses...............................................  100,000*
     Miscellaneous...................................................   45,909*
                                                                      --------
       Total......................................................... $450,000*
                                                                      ========

--------
* Estimated

ITEM 31. SALES TO SPECIAL PARTIES

  Not applicable.

ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES

  Prior to April, 1996, Messrs. Milner, Gottlieb and Lebowitz were beneficial owners of 445 LLC, having equity interests of 59.0%, 24.6% and 16.4%, respectively. 445 LLC's primary asset was an office building located at 445 N. Bedford Drive, in Beverly Hills, California. On April 26, 1996, the Company acquired Mr. Milner's interest in 445 LLC for $808,000. On June 14, 1996, 445 LLC completed a tax-deferred exchange transaction whereby it sold the office building and acquired, along with the Operating Partnership as tenants-in-common, the Tustin Properties. Subsequently, 445 LLC redeemed the Company's interest in 445 LLC in exchange for a portion of 445 LLC's interest in the Tustin Properties. On June 28, 1996, 445 LLC contributed its remaining interest in the Tustin Properties to the Operating Partnership in exchange for 39,215 newly issued Units in the Operating Partnership. The new Units were valued at a price of $14.00 per Unit, which reflected a premium of $1.00 over the closing price of a share of the Company's common stock on the date the Company's Board of Directors approved the exchange. The contributed interest in the Tustin Properties was valued according to the price paid by the purchaser of the office building at 445 N. Bedford in connection with the exchange transaction involving the Tustin Properties. The Company believes that the sale of Units to Messrs. Gottlieb and Lebowitz was exempt from registration under the Securities Act pursuant to Section 4(2) and therefore did not file a registration statement for the registration of these Units under the Securities Act.

ITEM 33. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's Articles of Incorporation and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by Maryland law. The Articles of Incorporation also permit the Company to indemnify employees, agents and other persons acting on behalf of or at the request of the Company. The Maryland GCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

  The Maryland GCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that
(i) it is proved that the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Articles of Incorporation contain a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

  The Agreement of Limited Partnership of the Operating Partnership also provides for indemnification of the Company, or any director or officer of the Company, in its capacity as general partner of the Operating Partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Operating Partnership as set forth in the Operating Partnership Agreement.

  The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by the Maryland GCL, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and cover officers and directors under the Company's directors and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Articles of Incorporation and the Bylaws, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights it provides.

ITEM 34. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

  Not applicable.

ITEM 35. FINANCIAL STATEMENTS AND EXHIBITS

  (a) Financial Statements

  See the information set forth on pages F-1 through F-33 in Part I of this Registration Statement. All such information and financial statements are included in the Prospectus.

  (b) The following is a complete list of exhibits filed as part of the Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.

 EXHIBIT
  NUMBER                               DESCRIPTION
 -------                               -----------
  1*      Form of Underwriting Agreement

  3.1(1)  Articles of Amendment and Restatement of the Charter of G&L Realty
          Corp.

  3.2(3)  Amended and Restated Bylaws of G&L Realty Corp.

  4.1(11) Form of Articles Supplementary relating to the Series A Preferred
          Stock

  4.2(11) Form of certificate of Series A Preferred Stock

  4.3*    Form of Articles Supplementary relating to the Series B Preferred
          Stock

  4.4*    Form of certificate of Series B Preferred Stock

  5.1*    Opinion of Piper & Marbury L.L.P. as to the legality of the Offering.

  8.1* Opinion of Gibson, Dunn & Crutcher LLP as to Federal income tax consequences of the Offering.

 10.1(2)  Executive Employment Agreement between G&L Realty Corp. and Daniel M.
          Gottlieb

 10.2(2)  Executive Employment Agreement between G&L Realty Corp. and Steven D.
          Lebowitz

 10.3(2)  Agreement of Limited Partnership of G&L Realty Partnership, L.P.

 10.4(1)  1993 Stock Incentive Plan

 10.5(1) Form of Indemnity Agreement between G&L Realty Corp. and directors and certain officers.

 10.6(1)  Option Agreement for Purchase and Sale of 4955 Van Nuys Boulevard
          ("Sherman Oaks Medical Plaza") by and between G&L Development and
          Arthur Gilbert, as Trustee of the Arthur Gilbert and Rosalinde
          Gilbert 1982 Trust, dated as of October 29, 1993

 10.7(2)  Option Notice with respect to Sherman Oaks Medical Plaza

 10.8(1)  Agreement for Purchase and Sale of Limited Partnership Interests (435
          North Roxbury Drive, Ltd.) between the Selling Partner (as defined therein) and G&L Development, dated as of October 29, 1993

 10.9(1) Agreement for Transfer of Partnership Interests and Other Assets by and between G&L Realty Corp. and Reese Milner, Helen Milner and
          Milner Development Corp., dated as of October 29, 1993

 10.10(1) Nomura Commitment Letter with respect to the Acquisition Facility

 10.11(3) Amended and Restated Mortgage Loan Agreement dated as of January 11,
          1995 among G&L Financing Partnership, L.P., Nomura Asset Capital
          Corporation and Bankers Trust Company of New York

 10.12(1) Office Building Lease I between 405 North Bedford Drive, Ltd. and
          Saint John's Hospital and Health Center dated October 12, 1987

 10.13(1) Office Building Lease II between 405 North Bedford Drive, Ltd. and
          Saint John's Hospital and Health Center dated as of October 12, 1987

 10.14(1) Office Building Lease III between 405 North Bedford Drive, Ltd. and
          Saint John's Hospital and Health Center dated as of December 1, 1987

 10.15(1) Investment Banking and Financial Advisory Agreement between G&L
          Development and Gruntal & Co., Incorporated

 10.16(1) Security Agreement dated as of December 16, 1993 by and between Daniel M. Gottlieb, Steven D. Lebowitz and Milner Investment
          Corporation

 10.17(2) Security Agreement dated as of December 16, 1993 by and between Daniel M. Gottlieb, Steven D. Lebowitz and Reese L. Milner II

 10.18(2) Security Agreement dated as of December 16, 1993 by and between Daniel M. Gottlieb, Steven D. Lebowitz and Reese L. Milner II

 EXHIBIT
  NUMBER                               DESCRIPTION
 -------                               -----------
 10.19(2) Security Agreement dated as of December 16, 1993 by and between
          Daniel M. Gottlieb, Steven D. Lebowitz and Reese L. Milner II, Helen
          Milner, and John Milner, as Trustees of the Milner Trust

 10.20(2) Security Agreement dated as of December 16, 1993 by and between Daniel M. Gottlieb, Steven D. Lebowitz and Reese L. Milner II

 10.21(4) Amended and Restated Mortgage Loan Agreement by and between G&L
          Realty Financing Partnership II, L.P., as Borrower, and Nomura Asset
          Capital Corporation, as Lender, dated as of October 31, 1995

 10.22(4) Revolving Loan Agreement by and between G&L Realty Partnership, L.P.
          and Tokai Bank of California dated as of August 11, 1995

 10.23(4) Property Management Agreement between G&L Realty Financing
          Partnership II, L.P., as owner, and G&L Realty Partnership, L.P., as agent, made August 10, 1995

 10.24(5) Commitment Letter between G&L Realty Partnership, L. P. and Nomura
          Asset Capital Corporation, dated as of September 29, 1995

 10.25(5) Loan and Security Agreement between G&L Realty Partnership, L. P. and
          GMAC Commercial Mortgage Corporation, dated as of December 5, 1995

 10.26(5) Note in the amount of $14,000,000 executed by G&L Realty Partnership,
          L. P. in favor of GMAC Commercial Mortgage Corporation, dated as of December 5, 1995

 10.27(5) Notification and Consent Agreement among G&L Realty Partnership,
          L.P., GMAC Commercial Mortgage Corporation, and Nomura International
          Trust Company, dated as of December 5, 1995

 10.28(5) Assignment of Bond executed by G&L Realty Partnership, L. P., in favor of GMAC Commercial Mortgage Corporation

 10.27(6) Agreement of Purchase and Sale of Membership Interest dated April 26,
          1996, between Milner Investment Corporation and G&L Realty
          Partnership, L.P.

 10.28(7) Agreement for Deed in Lieu of Foreclosure by and among G&L Realty
          Partnership, L.P., a Delaware Limited Partnership, and Loan Asset
          Structured Trust I, a Delaware trust, dated as of May 24, 1996

 10.29(7) Property Management Agreement by and between Loan Asset Structured
          Trust I, a Delaware trust, and G&L Realty Partnership, L.P., a
          Delaware Limited Partnership, dated as of May 24, 1996

 10.30(8) Mortgage Loan Agreement dated as of May 24, 1996 by and between G&L
          Medical Partnership, L.P. as Borrower and Nomura Asset Capital
          Corporation as Lender

 10.31(8) Agreement of Purchase and Sale of Membership Interest dated April 26,
          1996 by and between Milner Investment Corporation as Seller and G&L
          Realty Partnership, L.P. as Buyer

 10.32(8) Letter of Agreement regarding purchase of Tustin Hospital to 445
          North Bedford Drive, LLC from G&L Realty Partnership, L.P., dated
          June 12, 1996

 10.33(8) Redemption Agreement by and between G&L Realty Partnership, L.P. and
          445 Bedford, LLC, dated as of June 27, 1996

 10.34(8) Property Contribution Agreement by and between G&L Realty
          Partnership, L.P. as Purchaser and 445 Bedford, LLC as Seller, dated as of June 28, 1996

 10.35(8) Deed of Trust, Assignment of Rents, Security Agreement and Fixture
          Filing between 445 Bedford, LLC and G&L Realty Partnership, L.P. as tenants in common ("Trustor"), Chicago Title Company ("Trustee"), and
          Tokai Bank of California ("Beneficiary"), made to be effective on June 12, 1996

 10.36(9) Agreement of Purchase and Sale by and between Loan Asset Structured
          Trust I, a Delaware trust ("Seller") and G&L Medical Partnership,
          L.P., a Delaware limited partnership ("Buyer"), dated August 29, 1996

  EXHIBIT
  NUMBER                                DESCRIPTION
  -------                               -----------
 10.37(9)  Grant Deed in which Loan Asset Structured Trust I, a Delaware trust
           ("Grantor"), grants certain real property to G&L Medical
           Partnership, L.P., a Delaware limited partnership ("Grantee"), recorded August 30, 1996

 10.38(10) Limited Liability Company Agreement by and between G&L Realty
           Partnership, L.P., a Delaware limited partnership, and Property
           Acquisition Trust I, a Delaware business trust, for the purpose of creating a limited liability company to be named GLN Capital Co., LLC, dated as of November 25, 1996

 10.39(10) Limited Liability Company Agreement by and between G&L Realty
           Partnership, L.P., a Delaware limited partnership, and PHP
           Healthcare Corporation, a Delaware corporation, for the purpose of creating a limited liability company to be named GL/PHP, LLC, dated as of February 26, 1997

 10.40(10) First Amendment To Limited Liability Company Agreement entered into as of March 31, 1997 by and between G&L Realty Partnership, L.P., a
           Delaware limited partnership, and Property Acquisition Trust I, a
           Delaware business trust, for the purpose of amending that certain
           Limited Liability Company Agreement of GLN Capital Co., LLC dated as of November 25, 1996

 10.41(10) Bond Purchase Agreement dated as of March 31, 1997 by and between
           GLN Capital Co., LLC (as Buyer) and G&L Realty Partnership, L.P. (as
           Seller)

 10.42(11) Option Agreement, dated February 28, 1997, by and among G&L Realty
           Partnership, L.P., GLN Capital Co., LLC and PHP Healthcare
           Corporation

 10.43(12) First Amendment To Revolving Loan Agreement by and between G&L
           Realty Partnership, L.P., a Delaware limited partnership
           ("Borrower") and Tokai Bank of California, a California banking corporation ("Lender"), dated as of May 7, 1997.

 10.44(13) Loan and Security Agreement by GLN Capital Co., LLC, a Delaware limited liability company, and G&L Realty Partnership, L.P., a Delaware limited partnership, dated as of June 1, 1997.

 10.45(14) First Amendment to GL/PHP, LLC Limited Liability Company Agreement by and among G&L Realty Partnership, L.P., a Delaware limited partnership (the "Retiring Manager"), G&L Realty Partnership, L.P., a Delaware limited partnership ("G&L Member"), and G&L Management
           Delaware Corp., a Delaware corporation ("Manager Member"), made as of August 15, 1997.

 10.46(14) Lease Agreement between GL/PHP, a Delaware limited liability company
           (the "Landlord") and Pinnacle Health Enterprises, LLC, a Delaware limited liability company wholly owned by PHP Healthcare
           Corporation, a Delaware corporation (the "Tenant"), dated August 15,
           1997.

 10.47(14) Guaranty of Lease by PHP Healthcare Corporation, a Delaware corporation (the "Guarantor"), dated February 15, 1997.

 10.48(14) Non-Negotiable 8.5% Note Due July 31, 2007 in which G&L Realty
           Partnership, L.P., a Delaware limited partnership (the "Maker"), promises to pay to PHP Healthcare Corporation (the "Payee") the principal sum of $2,000,000.00, dated August 15, 1997.

 10.49(14) Mortgage Note in which GL/PHP, LLC a Delaware limited liablity company (the "Maker") promises to pay to the order of Nomura Asset
           Capital Corporation, a Delaware corporation, the principal sum of $16,000,000.00, dated August 15, 1997.

 10.50(14) Mortgage, Assignment of Leases and Rents and Security Agreement by
           GL/PHP, LLC a Delaware limited liability company (the "Mortgagor") to Nomura Asset Capital Corporation, a Delaware corporation (the
           "Mortgagee"), dated August 15, 1997.

 10.51(14) Assignment of Leases and Rents by GL/PHP, LLC a Delaware limited liability company (the "Assignor") to Nomura Asset Capital
           Corporation, a Delaware corporation (the "Assignee"), dated August
           15, 1997.

  EXHIBIT
  NUMBER                                DESCRIPTION
  -------                               -----------
 10.52(14) Environmental and Hazardous Substance Indemnification Agreement by
           GL/PHP, LLC a Delaware limited liability company (the "Borrower") to
           Nomura Asset Capital Corporation, a Delaware corporation (the
           "Lender"), dated August 15, 1997.

 10.53(16) Purchase and Sale Agreement, dated October 1, 1997, by and between
           Hampden Nursing Homes, Inc. and G&L Senior Care, LLC.

 10.54(16) Lease and Agreement, dated October 1, 1997, by and between G&L
           Hampden, LLC and Hampden Holding Group, Inc.

 10.55(16) Loan Commitment, dated October 23, 1997, by and between G&L Realty
           Partnership, L.P. and Iatros Health Network, Inc.

 10.56(16) Lease and Agreement, dated October 1, 1997, by and between G&L
           Hampden, LLC and Hampden Nursing Homes, Inc.

 10.57(16) Guaranty of Lease, dated October 1, 1997, by Iatros Health Network,
           Inc.

 10.58(16) Limited Liability Company Agreement of G&L Hampden, LLC.

 10.59(16) Loan Agreement by and between Nomura Asset Capital Corporation and
           G&L Hampden, LLC.

 10.60(16) Promissory Note in the amount of $6,000,000.00 given by G&L Hampden, LLC in favor of Nomura Asset Capital Corporation.

 10.61(16) Form of Mortgage, Assignment of Rents, Security Agreement and
           Fixture Filing for each of the 3 Hampden Properties.

 10.62(17) Operating Agreement of AV Medical Associates, LLC, dated as of
           September 25, 1997.

 10.63(17) Real Estate Lease by and between AV Medical Associates, LLC and Hoag
           Memorial Hospital Presbyterian.

 10.64(17) Assignment of Purchase Agreement and Development Management
           Agreement by and between G&L Realty Partnership, L.P., Centrium
           Associates LLC and M&Z Aliso Associates, LLC.

 10.65(17) Amended and Restated Promissory Note in the Amount of $1,934,325.00 given by Hearthside Skilled Nursing Facility, LLC in favor of G&L
           Realty Partnership, L.P.

 10.66(17) Amended and Restated Deed of Trust, Security Agreement, Fixture
           Filing with Assignment of Rents and Agreements, dated as of September 29, 1997, by and between Hearthside Skilled Nursing
           Facility, LLC and G&L Realty Partnership, L.P.

 10.67(17) Amended and Restated Assignment of Leases and Rents, dated as of September 29, 1997, by and between Hearthside Skilled Nursing
           Facility, LLC and G&L Realty Partnership, L.P.

 10.68(17) Promissory Note in the Amount of $2,799,490.00 given by Valley
           Convalescent, LLC in favor of G&L Realty Partnership, L.P.

 10.69(17) Deed of Trust, Security Agreement, Fixture Filing with Assignment of
           Rents and Agreements, dated as of August 29, 1997, by and between Valley Convalescent, LLC and G&L Realty Partnership, L.P.

 10.70(17) Assignment of Leases and Rents, dated as of August 29, 1997, by and between Valley Convalescent, LLC and G&L Realty Partnership, L.P.

 10.71(17) Promissory Note in the amount of $870,000.00 given by Burley Skilled
           Nursing Facility, LLC in favor of G&L Realty Partnership, L.P.

 10.72(17) Deed of Trust, Security Agreement, Fixture Filing with Assignment of
           Rents and Agreements, dated as of September 29, 1997, by and between Burley Skilled Nursing Facility, LLC and G&L Realty Partnership,
           L.P.

  EXHIBIT
  NUMBER                                DESCRIPTION
  -------                               -----------
 10.73(17) Assignment of Leases and Rents, dated as of September 29, 1997, by and between Burley Skilled Nursing Facility, LLC and G&L Realty
           Partnership, L.P.
 10.74(17) Promissory Note in the amount of $115,272.00 given by Valley Living
           Center, LLC in favor of G&L Realty Partnership, L.P.
 10.75(17) Deed of Trust, Security Agreement, Fixture Filing with Assignment of
           Rents and Agreements, dated as of September 29, 1997, by and between
           Valley Living Center, LLC and G&L Realty Partnership, L.P.
 10.76(17) Assignment of Leases and Rents, dated as of September 29, 1997, by and between Valley Living Center, LLC and G&L Realty Partnership,
           L.P.
 12        Computation of ratio of earnings to fixed charges
 21(5)     List of subsidiaries
 23.1*     Consent of Piper & Marbury L.L.P. (included in their opinion filed as Exhibit 5.1)
 23.2*     Consent of Gibson, Dunn & Crutcher LLP (included in their opinion filed as Exhibit 8.1)
 23.3      Consent of Deloitte & Touche LLP, independent public accountants of the Company
 23.4      Consent of Asher & Co. Ltd., independent public accountants of
           Iatros
 24        Power of Attorney (included on pages II-7 and II-8 on the Company's
           Registration Statement
           on Form S-11, filed October 27, 1997)
 27(15)    Financial Data Schedule

--------
  *To be filed by amendment.
 (1) Filed as an exhibit to the Company's Registration Statement on Form S-11 and amendments thereto (File No. 33-68984) and incorporated herein by reference.
 (2) Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.
 (3) Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.
 (4) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 and incorporated herein by reference.
 (5) Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.
 (6) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and incorporated herein by reference.
 (7)Filed as an exhibit to the Company's Form 8-K dated May 24, 1996 and incorporated herein by reference.
 (8) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and incorporated herein by reference.
 (9) Filed as an exhibit to the Company's Form 8-K dated August 30, 1996 and incorporated herein by reference.
(10) Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.
(11) Filed as an exhibit to the Company's Registration Statement on Form S-11 and amendments thereto (File No. 333-24911) and incorporated herein by reference.
(12) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated herein by reference.
(13) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference.
(14) Filed as an exhibit to the Company's Current Report on Form 8-K (filed as of August 15, 1997) and incorporated herein by reference.
(15) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q/A (filed as of October 14, 1997) for the quarter ended June 30, 1997 and incorporated herein by reference.

(16) Filed as an exhibit to the Company's Current Report on Form 8-K (filed as of October 28, 1997) and incorporated herein by reference.

(17) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q (filed as of November 5, 1997) for the quarter ended September 30, 1997 and incorporated herein by reference.

ITEM 36. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matters have been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1993, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on this 5th day of November, 1997.

                                          G & L REALTY CORP.


                                          By: /s/ Steven D. Lebowitz
                                            -----------------------------------

                                                  Steven D. Lebowitz

                                               President, Co-Chairman of the
                                                  Board and Director

                               POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


            SIGNATURE                        Title                   DATE

                                   Chief Executive Officer,
             *                      Co-Chairman of the         November 5, 1997
_________________________________   Board and Director
       DANIEL M. GOTTLIEB           (Principal Executive
                                    Officer)

                                   President, Co-Chairman
 /s/ Steven D. Lebowitz             of the Board and           November 5, 1997
_________________________________   Director
       STEVEN D. LEBOWITZ

                                   Chief Accounting
             *                      Officer, Treasurer and     November 5, 1997
_________________________________   Secretary (Principal
        QUENTIN THOMPSON            Financial and
                                    Accounting Officer)

                                   Director
             *                                                November 5, 1997
_________________________________
        RICHARD L. LESHER



            SIGNATURE                        Title                   DATE

                                   Director
             *                                                 November 5, 1997
_________________________________
       LESLIE D. MICHELSON

                                   Director
             *                                                 November 5, 1997
_________________________________
         REESE L. MILNER

                                   Director
             *                                                 November 5, 1997
_________________________________
        CHARLES P. REILLY

                                   Director
*By: /s/ Steven D. Lebowitz                                    November 5, 1997
_________________________________
    STEVEN D. LEBOWITZ AS
    ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

 EXHIBIT
  NUMBER                               DESCRIPTION
 -------                               -----------
  1*      Form of Underwriting Agreement

  3.1(1)  Articles of Amendment and Restatement of the Charter of G&L Realty
          Corp.

  3.2(3)  Amended and Restated Bylaws of G&L Realty Corp.

  4.1(11) Form of Articles Supplementary relating to the Series A Preferred
          Stock

  4.2(11) Form of certificate of Series A Preferred Stock

  4.3*    Form of Articles Supplementary relating to the Series B Preferred
          Stock

  4.4*    Form of certificate of Series B Preferred Stock

  5.1*    Opinion of Piper & Marbury L.L.P. as to the legality of the Offering.

  8.1* Opinion of Gibson, Dunn & Crutcher LLP as to Federal income tax consequences of the Offering

 10.1(2)  Executive Employment Agreement between G&L Realty Corp. and Daniel M.
          Gottlieb

 10.2(2)  Executive Employment Agreement between G&L Realty Corp. and Steven D.
          Lebowitz

 10.3(2)  Agreement of Limited Partnership of G&L Realty Partnership, L.P.

 10.4(1)  1993 Stock Incentive Plan

 10.5(1) Form of Indemnity Agreement between G&L Realty Corp. and directors and certain officers

 10.6(1)  Option Agreement for Purchase and Sale of 4955 Van Nuys Boulevard
          ("Sherman Oaks Medical Plaza") by and between G&L Development and
          Arthur Gilbert, as Trustee of the Arthur Gilbert and Rosalinde
          Gilbert 1982 Trust, dated as of October 29, 1993

 10.7(2)  Option Notice with respect to Sherman Oaks Medical Plaza

 10.8(1)  Agreement for Purchase and Sale of Limited Partnership Interests (435
          North Roxbury Drive, Ltd.) between the Selling Partner (as defined therein) and G&L Development, dated as of October 29, 1993

 10.9(1) Agreement for Transfer of Partnership Interests and Other Assets by and between G&L Realty Corp. and Reese Milner, Helen Milner and
          Milner Development Corp., dated as of October 29, 1993

 10.10(1) Nomura Commitment Letter with respect to the Acquisition Facility

 10.11(3) Amended and Restated Mortgage Loan Agreement dated as of January 11,
          1995 among G&L Financing Partnership, L.P., Nomura Asset Capital
          Corporation and Bankers Trust Company of New York

 10.12(1) Office Building Lease I between 405 North Bedford Drive, Ltd. and
          Saint John's Hospital and Health Center dated October 12, 1987

 10.13(1) Office Building Lease II between 405 North Bedford Drive, Ltd. and
          Saint John's Hospital and Health Center dated as of October 12, 1987

 10.14(1) Office Building Lease III between 405 North Bedford Drive, Ltd. and
          Saint John's Hospital and Health Center dated as of December 1, 1987

 10.15(1) Investment Banking and Financial Advisory Agreement between G&L
          Development and Gruntal & Co., Incorporated

 10.16(1) Security Agreement dated as of December 16, 1993 by and between Daniel M. Gottlieb, Steven D. Lebowitz and Milner Investment
          Corporation

 10.17(2) Security Agreement dated as of December 16, 1993 by and between Daniel M. Gottlieb, Steven D. Lebowitz and Reese L. Milner II

 10.18(2) Security Agreement dated as of December 16, 1993 by and between Daniel M. Gottlieb, Steven D. Lebowitz and Reese L. Milner II

 EXHIBIT
  NUMBER                               DESCRIPTION
 -------                               -----------
 10.19(2) Security Agreement dated as of December 16, 1993 by and between
          Daniel M. Gottlieb, Steven D. Lebowitz and Reese L. Milner II, Helen
          Milner, and John Milner, as Trustees of the Milner Trust

 10.20(2) Security Agreement dated as of December 16, 1993 by and between Daniel M. Gottlieb, Steven D. Lebowitz and Reese L. Milner II

 10.21(4) Amended and Restated Mortgage Loan Agreement by and between G&L
          Realty Financing Partnership II, L.P., as Borrower, and Nomura Asset
          Capital Corporation, as Lender, dated as of October 31, 1995

 10.22(4) Revolving Loan Agreement by and between G&L Realty Partnership, L.P.
          and Tokai Bank of California dated as of August 11, 1995

 10.23(4) Property Management Agreement between G&L Realty Financing
          Partnership II, L.P., as owner, and G&L Realty Partnership, L.P., as agent, made August 10, 1995

 10.24(5) Commitment Letter between G&L Realty Partnership, L.P. and Nomura
          Asset Capital Corporation, dated as of September 29, 1995

 10.25(5) Loan and Security Agreement between G&L Realty Partnership, L.P. and
          GMAC Commercial Mortgage Corporation, dated as of December 5, 1995

 10.26(5) Note in the amount of $14,000,000 executed by G&L Realty Partnership, L.P. in favor of GMAC Commercial Mortgage Corporation, dated as of December 5, 1995

 10.27(5) Notification and Consent Agreement among G&L Realty Partnership,
          L.P., GMAC Commercial Mortgage Corporation, and Nomura International
          Trust Company, dated as of December 5, 1995

 10.28(5) Assignment of Bond executed by G&L Realty Partnership, L.P., in favor of GMAC Commercial Mortgage Corporation

 10.27(6) Agreement of Purchase and Sale of Membership Interest dated April 26,
          1996, between Milner Investment Corporation and G&L Realty
          Partnership, L.P.

 10.28(7) Agreement for Deed in Lieu of Foreclosure by and among G&L Realty
          Partnership, L.P., a Delaware Limited Partnership, and Loan Asset
          Structured Trust I, a Delaware trust, dated as of May 24, 1996

 10.29(7) Property Management Agreement by and between Loan Asset Structured
          Trust I, a Delaware trust, and G&L Realty Partnership, L.P., a
          Delaware Limited Partnership, dated as of May 24, 1996

 10.30(8) Mortgage Loan Agreement dated as of May 24, 1996 by and between G&L
          Medical Partnership, L.P. as Borrower and Nomura Asset Capital
          Corporation as Lender

 10.31(8) Agreement of Purchase and Sale of Membership Interest dated April 26,
          1996 by and between Milner Investment Corporation as Seller and G&L
          Realty Partnership, L.P. as Buyer

 10.32(8) Letter of Agreement regarding purchase of Tustin Hospital to 445
          North Bedford Drive, LLC from G&L Realty Partnership, L.P., dated
          June 12, 1996

 10.33(8) Redemption Agreement by and between G&L Realty Partnership, L.P. and
          445 Bedford, LLC, dated as of June 27, 1996

 10.34(8) Property Contribution Agreement by and between G&L Realty
          Partnership, L.P. as Purchaser and 445 Bedford, LLC as Seller, dated as of June 28, 1996

 10.35(8) Deed of Trust, Assignment of Rents, Security Agreement and Fixture
          Filing between 445 Bedford, LLC and G&L Realty Partnership, L.P. as tenants in common ("Trustor"), Chicago Title Company ("Trustee"), and
          Tokai Bank of California ("Beneficiary"), made to be effective on June 12, 1996

 10.36(9) Agreement of Purchase and Sale by and between Loan Asset Structured
          Trust I, a Delaware trust ("Seller") and G&L Medical Partnership,
          L.P., a Delaware limited partnership ("Buyer"), dated August 29, 1996

  EXHIBIT
  NUMBER                                DESCRIPTION
  -------                               -----------
 10.37(9)  Grant Deed in which Loan Asset Structured Trust I, a Delaware trust
           ("Grantor"), grants certain real property to G&L Medical
           Partnership, L.P., a Delaware limited partnership ("Grantee"), recorded August 30, 1996

 10.38(10) Limited Liability Company Agreement by and between G&L Realty
           Partnership, L.P., a Delaware limited partnership, and Property
           Acquisition Trust I, a Delaware business trust, for the purpose of creating a limited liability company to be named GLN Capital Co., LLC, dated as of November 25, 1996

 10.39(10) Limited Liability Company Agreement by and between G&L Realty
           Partnership, L.P., a Delaware limited partnership, and PHP
           Healthcare Corporation, a Delaware corporation, for the purpose of creating a limited liability company to be named GL/PHP, LLC, dated as of February 26, 1997

 10.40(10) First Amendment To Limited Liability Company Agreement entered into as of March 31, 1997 by and between G&L Realty Partnership, L.P., a
           Delaware limited partnership, and Property Acquisition Trust I, a
           Delaware business trust, for the purpose of amending that certain
           Limited Liability Company Agreement of GLN Capital Co., LLC dated as of November 25, 1996

 10.41(10) Bond Purchase Agreement dated as of March 31, 1997 by and between
           GLN Capital Co., LLC (as Buyer) and G&L Realty Partnership, L.P. (as
           Seller)

 10.42(11) Option Agreement, dated as of February 28, 1997, by and among G&L
           Realty Partnership, L.P., GLN Capital Co., LLC and PHP Healthcare
           Corporation

 10.43(12) First Amendment To Revolving Loan Agreement by and between G&L
           Realty Partnership, L.P., a Delaware limited partnership
           ("Borrower") and Tokai Bank of California, a California banking corporation ("Lender"), dated as of May 7, 1997.

 10.44(13) Loan and Security Agreement by GLN Capital Co., LLC, a Delaware limited liability company, and G&L Realty Partnership, L.P., a Delaware limited partnership, dated as of June 1, 1997.

 10.45(14) First Amendment to GL/PHP, LLC Limited Liability Company Agreement by and among G&L Realty Partnership, L.P., a Delaware limited partnership (the "Retiring Manager"), G&L Realty Partnership, L.P., a Delaware limited partnership ("G&L Member"), and G&L Management
           Delaware Corp., a Delaware corporation ("Manager Member"), made as of August 15, 1997.

 10.46(14) Lease Agreement between GL/PHP, a Delaware limited liability company
           (the "Landlord") and Pinnacle Health Enterprises, LLC, a Delaware limited liability company wholly owned by PHP Healthcare
           Corporation, a Delaware corporation (the "Tenant"), dated August 15,
           1997.

 10.47(14) Guaranty of Lease by PHP Healthcare Corporation, a Delaware corporation (the "Guarantor"), dated February 15, 1997.

 10.48(14) Non-Negotiable 8.5% Note Due July 31, 2007 in which G&L Realty
           Partnership, L.P., a Delaware limited partnership (the "Maker"), promises to pay to PHP Healthcare Corporation (the "Payee") the principal sum of $2,000,000.00, dated August 15, 1997.

 10.49(14) Mortgage Note in which GL/PHP, LLC a Delaware limited liability company (the "Maker") promises to pay to the order of Nomura Asset
           Capital Corporation, a Delaware corporation, the principal sum of $16,000,000.00, dated August 15, 1997.

 10.50(14) Mortgage, Assignment of Leases and Rents and Security Agreement by
           GL/PHP, LLC a Delaware limited liability company (the "Mortgagor") to Nomura Asset Capital Corporation, a Delaware corporation (the
           "Mortgagee"), dated August 15, 1997.

 10.51(14) Assignment of Leases and Rents by GL/PHP, LLC a Delaware limited liability company (the "Assignor") to Nomura Asset Capital
           Corporation, a Delaware corporation (the "Assignee"), dated August
           15, 1997.

  EXHIBIT
  NUMBER                                DESCRIPTION
  -------                               -----------
 10.52(14) Environmental and Hazardous Substance Indemnification Agreement by
           GL/PHP, LLC a Delaware limited liability company (the "Borrower") to
           Nomura Asset Capital Corporation, a Delaware corporation (the
           "Lender"), dated August 15, 1997.

 10.53(16) Purchase and Sale Agreement, dated October 1, 1997, by and between
           Hampden Nursing Homes, Inc. and G&L Senior Care, LLC.

 10.54(16) Lease and Agreement, dated October 1, 1997, by and between G&L
           Hampden, LLC and Hampden Holding Group, Inc.

 10.55(16) Loan Commitment, dated October 23, 1997, by and between G&L Realty
           Partnership, L.P. and Iatros Health Network, Inc.

 10.56(16) Lease and Agreement, dated October 1, 1997, by and between G&L
           Hampden, LLC and Hampden Nursing Homes, Inc.

 10.57(16) Guaranty of Lease, dated October 1, 1997, by Iatros Health Network,
           Inc.

 10.58(16) Limited Liability Company Agreement of G&L Hampden, LLC.

 10.59(16) Loan Agreement by and between Nomura Asset Capital Corporation and
           G&L Hampden, LLC.

 10.60(16) Promissory Note in the amount of $6,000,000.00 given by G&L Hampden, LLC in favor of Nomura Asset Capital Corporation.

 10.61(16) Form of Mortgage, Assignment of Rents, Security Agreement and
           Fixture Filing for each of the 3 Hampden Properties.

 10.62(17) Operating Agreement of AV Medical Associates, LLC, dated as of
           September 25, 1997.

 10.63(17) Real Estate Lease by and between AV Medical Associates, LLC and Hoag
           Memorial Hospital Presbyterian.

 10.64(17) Assignment of Purchase Agreement and Development Management
           Agreement by and between G&L Realty Partnership, L.P., Centrium
           Associates LLC and M&Z Aliso Associates, LLC.

 10.65(17) Amended and Restated Promissory Note in the Amount of $1,934,325.00 given by Hearthside Skilled Nursing Facility, LLC in favor of G&L
           Realty Partnership, L.P.

 10.66(17) Amended and Restated Deed of Trust, Security Agreement, Fixture
           Filing with Assignment of Rents and Agreements, dated as of September 29, 1997, by and between Hearthside Skilled Nursing
           Facility, LLC and G&L Realty Partnership, L.P.

 10.67(17) Amended and Restated Assignment of Leases and Rents, dated as of September 29, 1997, by and between Hearthside Skilled Nursing
           Facility, LLC and G&L Realty Partnership, L.P.

 10.68(17) Promissory Note in the Amount of $2,799,490.00 given by Valley
           Convalescent, LLC in favor of G&L Realty Partnership, L.P.

 10.69(17) Deed of Trust, Security Agreement, Fixture Filing with Assignment of
           Rents and Agreements, dated as of August 29, 1997, by and between Valley Convalescent, LLC and G&L Realty Partnership, L.P.

 10.70(17) Assignment of Leases and Rents, dated as of August 29, 1997, by and between Valley Convalescent, LLC and G&L Realty Partnership, L.P.

 10.71(17) Promissory Note in the amount of $870,000.00 given by Burley Skilled
           Nursing Facility, LLC in favor of G&L Realty Partnership, L.P.

 10.72(17) Deed of Trust, Security Agreement, Fixture Filing with Assignment of
           Rents and Agreements, dated as of September 29, 1997, by and between Burley Skilled Nursing Facility, LLC and G&L Realty Partnership,
           L.P.

  EXHIBIT
  NUMBER                                DESCRIPTION
  -------                               -----------
 10.73(17) Assignment of Leases and Rents, dated as of September 29, 1997, by and between Burley Skilled Nursing Facility, LLC and G&L Realty
           Partnership, L.P.
 10.74(17) Promissory Note in the amount of $115,272.00 given by Valley Living
           Center, LLC in favor of G&L Realty Partnership, L.P.
 10.75(17) Deed of Trust, Security Agreement, Fixture Filing with Assignment of
           Rents and Agreements, dated as of September 29, 1997, by and between
           Valley Living Center, LLC and G&L Realty Partnership, L.P.
 10.76(17) Assignment of Leases and Rents, dated as of September 29, 1997, by and between Valley Living Center, LLC and G&L Realty Partnership,
           L.P.
 12        Computation of ratio of earnings to fixed charges
 21(5)     List of subsidiaries
 23.1*     Consent of Piper & Marbury L.L.P. (included in their opinion filed as Exhibit 5.1)
 23.2*     Consent of Gibson, Dunn & Crutcher LLP (included in their opinion filed as Exhibit 8.1)
 23.3      Consent of Deloitte & Touche LLP, independent public accountants to the Company
 23.4      Consent of Asher & Co. Ltd., independent public accountants of
           Iatros
 24        Power of Attorney (included on pages II-7 and II-8 on the Company's
           Registration Statement
           on Form S-11, filed October 27, 1997)
 27(13)    Financial Data Schedule

--------
  *To be filed by amendment.
 (1) Filed as an exhibit to the Company's Registration Statement on Form S-11 and amendments thereto (File No. 33-68984) and incorporated herein by reference.
 (2) Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.
 (3) Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.
 (4) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 and incorporated herein by reference.
 (5) Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.
 (6) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and incorporated herein by reference.
 (7) Filed as an exhibit to the Company's Form 8-K dated May 24, 1996 and incorporated herein by reference.
 (8) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and incorporated herein by reference.
 (9) Filed as an exhibit to the Company's Form 8-K dated August 30, 1996 and incorporated herein by reference.
(10) Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.
(11) Filed as an exhibit to the Company's Registration Statement on Form S-11 and amendments thereto (File No. 333-24911) and incorporated herein by reference.
(12) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated herein by reference.
(13) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference.
(14) Filed as an exhibit to the Company's Current Report on Form 8-K (filed as of August 15, 1997) and incorporated herein by reference.
(15) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q/A (filed as of October 14, 1997) for the quarter ended June 30, 1997 and incorporated herein by reference.

(16) Filed as an exhibit to the Company's Current Report on Form 8-K (filed as of October 28, 1997) and incorporated herein by reference.

(17) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q (filed as of November 5, 1997) for the quarter ended September 30, 1997 and incorporated herein by reference.